As filed with the Securities and Exchange Commission on March 21, 2006
Registration No. 333-127918

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Goodyear Tire & Rubber Company
(Exact Name of Registrant as Specified in Its Charter)

Ohio	3011	34-0253240
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1144 East Market Street
Akron, Ohio 44316-0001
(330) 796-2121
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
C. Thomas Harvie, Esq.
Senior Vice President, General Counsel and Secretary
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
(330) 796-2121
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Leonard Chazen, Esq.
Covington & Burling
1330 Avenue of the Americas
New York, NY 10019
(212) 841-1000

      Approximate date of commencement of proposed sales to the public: From time to time after this registration statement becomes effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

The information in this prospectus is not complete and may be changed. The selling security holders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 21, 2006
PROSPECTUS
$350,000,000
THE GOODYEAR TIRE & RUBBER COMPANY
4.00% Convertible Senior Notes due June 15, 2034
and Shares of Common Stock Issuable Upon Conversion of the Senior Notes

        This prospectus covers resales by selling security holders identified herein of our 4.00% convertible senior notes due June 15, 2034 and shares of our common stock into which the notes are convertible. We will not receive any proceeds from the resale of the notes or the shares of common stock hereunder.
      The notes will mature on June 15, 2034. You may convert your notes into shares of our common stock at a conversion rate of 83.0703 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain events), which is equivalent to a conversion price of approximately $12.04 per share, under the following circumstances: (1) during specified periods, if the closing sale price of our common stock reaches, or the trading price of the notes falls below, specified levels described in this prospectus; (2) if we call the notes for redemption; (3) if specified corporate transactions occur; or (4) if a fundamental change occurs. Upon conversion, we may at our option choose to deliver, in lieu of our common stock, cash or a combination of cash and common stock as described in this prospectus.
      We will pay interest on the notes on June 15 and December 15 of each year. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.
      On or after June 20, 2008, we have the option to redeem all or a portion of the notes that have not been previously converted at redemption prices set forth in this prospectus. On June 15 of each of 2011, 2014, 2019, 2024 and 2029, or upon a designated event as described in this prospectus, you have the option to require us to repurchase all or a portion of your notes at 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase, plus, in the case of certain designated events as described in this prospectus, a make-whole premium determined as described in this prospectus.
      The notes will be evidenced by a global note deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global note will be shown on, and transfers thereon will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.
      The notes are senior, unsecured obligations that rank equally with our existing and future unsecured and unsubordinated indebtedness. See “Description of Notes — Ranking.”
      Prior to this offering, the notes have been eligible for trading on The PORTALsm Market of the National Association of Securities Dealers, Inc. Notes sold by means of this prospectus are not expected to remain eligible for trading on The PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq Stock Market.
      Our common stock trades on the New York Stock Exchange under the symbol “GT.” The last reported sales price on March 20, 2006 was $13.70 per share.
       See “Risk Factors” on page 7 of this prospectus to read about factors you should consider before purchasing the notes or our common stock.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     .

      YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OR SOLICITING A PURCHASE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION.

Forward-Looking Information — Safe Harbor Statement
      Certain information set forth herein (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•	although we recorded net income in 2004 and 2005, we cannot provide assurance that we will be able to achieve or sustain future profitability. Our future profitability is dependent upon, among other things, our ability to continue to successfully implement our turnaround strategy for our North American Tire segment;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•	our pension plans are significantly underfunded and our required contributions to those plans are substantial. Proposed U.S. legislation affecting pension plan funding could result in the need for additional cash payments by us into our U.S. pension plans and increase the insurance premiums we pay to the Pension Benefit Guaranty Corporation;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	continued pricing pressures from vehicle manufacturers may materially adversely affect our business;

•	our financial position, results of operations and liquidity could be materially adversely affected if we experience a labor strike, work stoppage or other similar difficulty;

•	pending litigation relating to our 2003 restatement could have a material adverse effect on our financial condition;

•	an ongoing SEC investigation regarding our accounting restatement could materially adversely affect us;

•	our long-term ability to meet current obligations and to repay maturing indebtedness, is dependent on our ability to access capital markets in the future and to improve our operating results;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities and the indenture governing our senior secured notes could have a material adverse effect on our liquidity and our operations;

•	our secured credit facilities limit the amount of capital expenditures that we may make;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we may incur significant costs in connection with product liability and other tort claims;

•	our reserves for product liability and other tort claims and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we may be required to deposit cash collateral to support an appeal bond if we are subject to a significant adverse judgment, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results;

•	the terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd. (SRI) provide for certain exit rights available to SRI in 2009 or thereafter, upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s interest in certain of our joint venture alliances (which include much of our operations in Europe);

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•	we may be impacted by economic and supply disruptions associated with global events including war, acts of terror, civil obstructions and natural disasters.
      It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

Additional Information
      We have filed with the SEC a registration statement on Form S-1 under the Securities Act, to register the notes offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits and the schedules to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.
      Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
      We file and furnish annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or through our web site at www.goodyear.com. We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it to be part of this prospectus.

Summary
      The following summary contains basic information about this offering. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included in this prospectus. You should carefully consider the information contained in the entire prospectus, including the information set forth under the heading “Risk Factors” in this prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-looking Information — Safe Harbor Statement.”
      In this prospectus, “Goodyear,” “Company,” “we,” “us,” and “our” refer to The Goodyear Tire & Rubber Company and its subsidiaries on a consolidated basis, except as otherwise indicated.
The Company
      We are one of the world’s leading manufacturers of tires and rubber products, engaging in operations in most regions of the world. Our 2005 net sales were $19.7 billion and our net income for 2005 was $228 million. Together with our U.S. and international subsidiaries and joint ventures, we develop, manufacture, market and distribute tires for most applications. We also manufacture and market several lines of power transmission belts, hoses and other rubber products for the transportation industry and various industrial and chemical markets, and rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate more than 1,800 tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our products in more than 100 facilities in 29 countries, and we have marketing operations in almost every country around the world. We employ approximately 80,000 associates worldwide.
Recent Developments
New Product Introductions
      In 2005, we continued our transformation to a market-driven, consumer-focused company with the introduction in North America of the Fortera featuring TripleTred Technology, a premium SUV tire incorporating the same technology we introduced with the successful launch of our Assurance line of tires in 2004. In Europe, we introduced two new high performance winter tires, the Goodyear Ultra Grip 7 and Dunlop SP Winter Sport 3D, both of which have received highly favorable consumer reviews.
      In February 2006, we released our newest Goodyear brand product for North America, the Eagle featuring ResponsEdge Technology. The ResponsEdge features an asymmetrical construction and tread that combine to provide a smooth and comfortable ride from the inboard side of the tire and ultra-high performance type grip from the outer edge of the tire. The ResponsEdge is the latest example of our ability to rapidly bring to market technologically sophisticated products designed to meet consumer demand.
Sale of Assets of North American Farm Tire Business
      On December 28, 2005, we completed the previously announced sale of our North America farm tire assets to Titan Tire Corporation, a subsidiary of Titan International, Inc. The sale included our farm tire manufacturing plant, property and equipment in Freeport, Ill., and inventories. It also included a licensing agreement with Titan to pay a royalty to manufacture and sell Goodyear branded farm tires in North America. We received $100 million from Titan for the assets and recorded a loss in the fourth quarter of approximately $73 million on the sale, primarily related to pension and retiree medical costs.
Acquisition of South Pacific Tyres
      In January 2006, we acquired Ansell Limited’s interest in our South Pacific Tyres (SPT) joint ventures in both Australia and New Zealand. We now own 100% of both of these operations. In connection with the acquisition we paid Ansell approximately $40 million for its 50% ownership and repaid approximately $50 million of outstanding loans from Ansell to SPT. SPT has approximately 4,000 associates. SPT’s results have been consolidated in our financial statements since January 2004.

Conversion Period for $350 Million of 4% Convertible Notes due 2034
      The notes are now convertible at the option of the holders and will remain convertible through March 31, 2006, the last day of the current fiscal quarter. The notes became convertible because the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading-day period ending on January 17, 2006 (the 11th trading day of the current fiscal quarter) was greater than 120 percent of the conversion price in effect on such day. The notes were previously convertible during the third and fourth quarters of 2005 for the same reasons, although no conversions have occurred to date. If all outstanding notes are surrendered for conversion, the aggregate number of shares of common stock issued would be approximately 29 million. The notes could be convertible after March 31, 2006 if the sale price condition is met in any future fiscal quarter or if any of the other conditions to conversion set forth in the indenture governing the notes are met.
Our Principal Executive Offices
      We are an Ohio corporation, organized in 1898. Our principal executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is (330) 796-2121.

The Notes
      The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus.

Issuer	The Goodyear Tire & Rubber Company, an Ohio corporation.

Notes	$350,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2034.

Issue Price	100% of the principal amount of each note, plus accrued interest, if any, from July 2, 2004.

Maturity	June 15, 2034 unless earlier redeemed, repurchased or converted.

Ranking	The notes are our senior, unsecured obligations and rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. At December 31, 2005, our consolidated senior secured indebtedness, including capital leases, totaled approximately $3.0 billion and our consolidated senior unsecured indebtedness totaled approximately $2.4 billion. The notes are not guaranteed by any of our subsidiaries and, accordingly, the notes are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. At December 31, 2005, the total subsidiary liabilities, including guarantees of our indebtedness, was approximately $8.2 billion.

Make Whole Premium	If a “fundamental change” that is a “change of control” (each as defined below under “Description of the Notes — Designated Event Permits Holders to Require Us to Purchase Notes”) becomes effective on or prior to June 15, 2011, holders of notes will be entitled to a make whole premium upon the repurchase of notes as described below under “Description of the Notes — Designated Event Permits Holders to Require Us to Purchase Notes” and upon the conversion of notes as described below under “Description of the Notes — Conversion in Connection with a Fundamental Change.” We may satisfy the make whole premium solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which shares of our common stock have been converted in connection with the change of control. The amount of the make whole premium, if any, will be based on the “stock price” (as defined below under “Description of the Notes — Determination of Make Whole Premium”) and the effective date of the fundamental change. A description of how the make whole premium will be determined and tables illustrating the make whole premium that would apply in different circumstances is provided under “Description of the Notes — Determination of Make Whole Premium.” Holders will not be entitled to the make whole premium if the stock price is less than $9.26 (subject to adjustment).

Interest	4.00% per year on the principal amount, payable semiannually in arrears on each June 15 and December 15.

Conversion Rights	The notes are convertible at the option of the holder, prior to the close of business on the maturity date, under any of the following circumstances:

•	on any business day in any fiscal quarter commencing prior to the maturity date, if the last reported sale price of our common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the 11th trading day of such fiscal quarter is greater than 120% of the applicable conversion price per share of our common stock on such 11th trading day; or

•	on any business day after June 15, 2029 and through the business day immediately preceding the maturity date, if the last reported sale price of our common stock on any trading date after June 15, 2029 is greater than 120% of the applicable conversion price per share of our common stock on such trading day; or

•	at any time prior to June 15, 2029, during the five consecutive business day period following any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that trading period was less than 98% of the product of the last reported sale price of our common stock on such corresponding trading day and the applicable conversion rate;

•	if we have called the notes for redemption; or

•	upon the occurrence of specified corporate events described under “Description of the Notes — Conversion upon Specified Corporate Transactions” and “— Conversion in Connection with a Fundamental Change.”

For each $1,000 original principal amount of notes surrendered for conversion, you will receive 83.0703 shares of our common stock. This represents an initial conversion price of approximately $12.04 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons, but it will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid interest upon conversion of a note.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. See “Description of the Notes — Conversion Rights.”

Redemption of Notes at Our Option	On or after June 20, 2008, we may redeem for cash all or a portion of the notes at any time, upon not less than 30 nor more than 60 days’ prior notice, at redemption prices described in this prospectus, plus accrued but unpaid interest to but excluding the redemption date. See “Description of the Notes — Optional Redemption.”

Purchase of Notes at Your Option	Holders of the notes will have the right to require us to purchase all or a portion of their notes on each June 15 of 2011, 2014, 2019, 2024 and 2029, each of which we refer to as a purchase date. In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to but excluding the purchase date. See “Description of the Notes — Purchase of Notes by Us at the Option of the Holders.”

Purchase of Notes Upon a Designated Event	If we undergo a “designated event,” (as defined below under “Description of Notes — Designated Event Permits Holders to Require Us to Purchase Notes”) holders will have the right, at their option, to require us to purchase all of their notes or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The purchase price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the designated event repurchase date, plus, in the case of a fundamental change that is a change of control, a make whole premium, if any, as described above. See “Description of the Notes — Designated Event Permits Holders to Require Us to Purchase Notes.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes or the common stock issuable upon conversion thereof.

Events of Default	The following will be events of default under the indenture for the notes:

•	we fail to pay principal of, or premium (if any) on, any of the notes when due at maturity, upon redemption, required repurchase or otherwise;

•	we fail to pay interest on the notes when due and payable and that default continues for a period of 30 days;

•	we fail to convert notes into shares of common stock upon exercise of a holder’s conversion right and that default continues for a period of 10 days;

•	we fail to comply with or observe in any material respect any of the other covenants or agreements in the indenture for 60 days after written notice;

•	we fail to pay any indebtedness (other than indebtedness owing to the Company or a significant subsidiary) within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

•	the rendering of any final nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $50.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a significant subsidiary if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment;

•	we fail to give notice of the right to require us to repurchase notes following the occurrence of a designated event within the time required to give such notice; and

•	certain events of bankruptcy, insolvency or reorganization affecting the Company or a significant subsidiary. See “Description of the Notes — Events of Default and Remedies.”

Book Entry Form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interest in any of the notes are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated notes, except in limited circumstances. See “Book-Entry System.”

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. Our common stock is traded on the New York Stock Exchange under the symbol “GT.”

Risk Factors
      You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. Any of the events discussed in the risk factors below may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment.
Risks Relating to Our Business

It is uncertain whether we will successfully implement the turnaround strategy for our North American Tire segment.
      We are in the process of implementing a turnaround strategy for our North American Tire Segment. Based in part on successes in implementing this strategy, North American Tire had positive segment operating income in 2004 and 2005, after recording operating losses in the previous two years. Additional progress in implementing the turnaround strategy is needed, however, to enable the North American Tire business segment to continue to achieve and maintain profitability.
      The ability of the North American Tire Segment to achieve and maintain profitability may be hampered by trends that continue to negatively affect the business, including industry overcapacity, which limits pricing power, increased competition from low-cost manufacturers and uncertain economic conditions in the United States. In addition, our North American Tire Segment has been, and may continue to be negatively affected by higher than expected raw materials and energy costs, weakness in the domestic auto industry, as well as the continuing burden of legacy pension and postretirement benefit costs. The success of our turnaround strategy is dependent, in part, on our ability to address and manage these costs as well as the costs associated with operating our manufacturing facilities in North America and to implement productivity improvements in these facilities.
      The success of the turnaround strategy is also dependent on North American Tire’s ability to continue to improve the proportion, or mix, of higher margin tires it sells. In order to continue this improvement, North American Tire must be successful in marketing and selling products that offer higher margins such as the Assurance and Fortera lines of tires and in developing additional higher margin tires that achieve broad market acceptance. Other initiatives that may impact our turnaround effort include our ability to successfully expand into the truck service business and to continue our selective fitment strategy with our OE customers.
      We cannot assure that our turnaround strategy will be successful. If our turnaround strategy is not successful, we may not be able to achieve or sustain future profitability, which would impair our ability to meet our debt and other obligations and would otherwise negatively affect our financial condition and operations.

We face significant global competition and our market share could decline.
      New tires are sold under highly competitive conditions throughout the world. We compete with other tire manufacturers on the basis of product design, performance, price, reputation, warranty terms, customer service and consumer convenience. On a worldwide basis, we have two major competitors, Bridgestone (based in Japan) and Michelin (based in France), that dominate the markets of the countries in which they are based and are aggressively seeking to maintain or improve their respective shares of the North American, European, Latin American and other world tire markets. Other significant competitors include Continental, Cooper Tire, Pirelli, Toyo, Yokohama, Kumho, Hankook and various regional tire manufacturers. Our competitors produce significant numbers of tires in low-cost markets. We are limited by our master contract with the United Steelworkers (USW) in our ability to shift production of certain products from U.S. facilities to low-cost markets and our credit agreements limit the amount of capital expenditures we may make. Our ability to compete successfully will depend, in significant part, on our ability to reduce costs by such means as reduction of excess capacity, leveraging global purchasing, improving productivity, elimination of redundancies and increasing production at low-cost supply sources. If we are unable to compete successfully, our market share may decline, materially adversely affecting our results of operations and financial condition.

Our pension plans are significantly underfunded and our required contributions to these plans are expected to increase.
      The unfunded amount of the projected benefit obligation for our U.S. and non-U.S. pension plans was $2 billion and $1 billion at December 31, 2005, respectively. Our funding obligations for our U.S. plans are governed by the Employee Retirement Income Security Act of 1974, or ERISA. In 2005, we met or exceeded our required funding obligations for these plans under ERISA. Estimates of the amount and timing of our future funding obligations are based on various assumptions. These include assumptions concerning, among other things, the actual and projected market performance of the pension plan assets; interest rates on long-term obligations; statutory requirements; and demographic data for pension plan participants. The amount and timing of our future funding obligations also depend on whether we elect to make contributions to the pension plans in excess of those required under ERISA, as such voluntary contributions could reduce or defer our future funding obligations.
      At the end of 2005, interest rate relief measures relating to the calculation of pension funding obligations expired. Since new legislation has not yet been enacted, the interest rate reverted to a 30-year U.S. Treasury bond basis beginning in 2006 and we estimate that we will be required to contribute approximately $700 million to $750 million to our domestic pension plans in 2006 under this basis. If new legislation is enacted in 2006, we expect that the interest rate used for 2006 will be based on a corporate bond basis. Using an estimate of these rates would result in estimated required contributions to our domestic pension plans in 2006 of $550 million to $600 million. For more information on the calculation of our estimated domestic pension plan contributions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Commitments and Contingent Liabilities.” The anticipated funding obligations under our pension plans for 2007 and thereafter cannot be reasonably estimated at this time because of the current uncertainty around pension reform legislation. Pension reform legislation before Congress would replace the interest rate used to calculate pension funding obligations starting in 2007, require more rapid funding of underfunded plans, restrict the use of techniques that reduce funding volatility, and limit pension increases in underfunded plans. In addition, Congress has recently passed legislation increasing the insurance premiums charged by the Pension Benefit Guaranty Corporation. It is not possible to predict whether Congress will adopt pension reform legislation, or what form any final legislation might take. If legislation similar to the pending bills were enacted, it could materially increase our pension funding obligations and insurance premiums, and could limit our ability to negotiate pension increases for our union-represented employees. Nevertheless, we presently expect that our funding obligations under our pension plans in 2007 and subsequent years will be substantial and could have a material adverse impact on our liquidity.

Higher raw material and energy costs may materially adversely affect our operating results and financial condition.
      Raw material costs increased significantly over the past few years driven by increases in costs of oil and natural rubber. Market conditions may prevent us from passing these increased costs on to our customers through timely price increases. Additionally, higher raw material costs around the world may continue to hinder our ability to fully realize our turnaround strategy. As a result, higher raw material and energy costs could result in declining margins and operating results.

Continued pricing pressures from vehicle manufacturers may materially adversely affect our business.
      Approximately 28% of the tires we sell are sold to vehicle manufacturers for mounting as OE. Pricing pressure from vehicle manufacturers has been a characteristic of the tire industry in recent years. Many vehicle manufacturers have policies of seeking price reductions each year. Although we have taken steps to reduce costs and resist price reductions, current and future price reductions could materially adversely impact our sales and profit margins. If we are unable to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may result in declining margins and operating results.

If we fail to extend or renegotiate our primary collective bargaining contracts with our labor unions as they expire from time to time, or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially adversely affected.
      We are a party to collective bargaining contracts with our labor unions, which represent a significant number of our employees. In particular, our master collective bargaining agreement with the USW covers approximately 13,600 employees in the United States at December 31, 2005 and expires in July 2006. Although we believe that our relations with our employees are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time. If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our unions arise, or if our unionized workers engage in a strike or other work stoppage, we could incur higher labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business, financial position and results of operations.

Pending litigation relating to our 2003 restatement could have a material adverse effect on our financial position, cash flows and results of operation.
      At least 36 lawsuits were filed against us and certain of our current or former officers or directors following our October 2003 announcement regarding the restatement of our previously issued financial results. These actions have been consolidated into three separate actions in the United States District Court for the Northern District of Ohio. We intend to vigorously defend these lawsuits. However, we cannot currently predict or determine the outcome or resolution of these proceedings or the timing for their resolution, or reasonably estimate the amount, or potential range, of possible loss, if any. In addition to any damages that we may suffer, our management’s efforts and attention may be diverted from our ordinary business operations in order to address these claims. The final resolution of these lawsuits could have a material adverse effect on our financial position, cash flows and results of operation.

An ongoing SEC investigation regarding our accounting restatement could materially adversely affect us.
      Following our October 2003 announcement regarding the restatement of our previously issued financial results, the SEC advised us that it had initiated an informal inquiry into the facts and circumstances related to the restatement. On February 5, 2004, the SEC advised us that it had approved the issuance of a formal order of investigation. On August 16, 2005, we announced that we had received a “Wells Notice” from the SEC indicating that the staff of the SEC intends to recommend that a civil or administrative enforcement action be brought against us for alleged violations of the Securities Exchange Act of 1934, relating to the maintenance of books, records and internal accounting controls, the establishment of disclosure controls and procedures, and periodic SEC filing requirements. The alleged violations relate to the account reconciliation matters giving rise to our initial decision to restate in October 2003. We have also been informed that Wells Notices have been issued to a former chief financial officer and a former chief accounting officer of ours. We continue to cooperate with the SEC regarding this matter. We are unable to predict the outcome of this process, and an unfavorable outcome could harm our reputation and our business.

Our long-term ability to meet our obligations and to repay maturing indebtedness is dependent on our ability to access capital markets in the future and to improve our operating results.
      The adequacy of our liquidity depends on our ability to achieve an appropriate combination of operating improvements, financing from third parties, access to capital markets and asset sales. Although we completed a major refinancing of our senior secured credit facilities on April 8, 2005, issued $400 million in Senior unsecured notes in June 2005, and repaid our 6 3/8% Euro Notes due 2005 upon maturity on June 6, 2005, we may undertake additional financing actions in the capital markets in order to ensure that our future liquidity requirements are addressed. These actions may include the issuance of additional equity.

      Our access to the capital markets cannot be assured and is dependent on, among other things, the degree of success we have implementing our North American Tire turnaround strategy. See “— It is uncertain whether we will successfully implement the turnaround strategy for our North American Tire segment.” Future liquidity requirements also may make it necessary for us to incur additional debt. A substantial portion of our assets is subject to liens securing our indebtedness. As a result, we are limited in our ability to pledge our remaining assets as security for additional secured indebtedness. Our failure to access the capital markets or incur additional debt in the future could have a material adverse effect on our liquidity and operations, and could require us to consider further measures, including deferring planned capital expenditures, reducing discretionary spending, selling additional assets and restructuring existing debt.

We have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health.
      We have a substantial amount of debt. As of December 31, 2005, our debt (including capital leases) on a consolidated basis was approximately $5.4 billion. Our substantial amount of debt and other obligations could have important consequences. For example, it could:

•	Make it more difficult for us to satisfy our obligations;

•	Impair our ability to obtain financing in the future for working capital, capital expenditures, research and development, acquisitions or general corporate requirements;

•	Increase our vulnerability to general adverse economic and industry conditions;

•	Limit our ability to use operating cash flow in other areas of our business because we would need to dedicate a substantial portion of these funds for payments on our indebtedness;

•	Limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	Place us at a competitive disadvantage compared to our competitors that have less debt.
      The agreements governing our debt, including our credit agreements, limit, but do not prohibit, us from incurring additional debt and we may incur a significant amount of additional debt in the future, including additional secured debt. If new debt is added to our current debt levels, our ability to satisfy our debt obligations may become more limited.
      Our ability to make scheduled payments on, or to refinance, our debt and other obligations will depend on our financial and operating performance, which, in turn, is subject to our ability to implement our turnaround strategy, prevailing economic conditions and certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service and other obligations, including required pension contributions, we may be forced to reduce or delay expansion plans and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient to pay our debt obligations when they become due. We cannot assure you that we would be able to dispose of material assets or operations or restructure our debt or other obligations if necessary or, even if we were able to take such actions, that we could do so on terms that were acceptable to us.

Any failure to be in compliance with any material provision or covenant of our debt instruments could have a material adverse effect on our liquidity and operations.
      The indentures and other agreements governing our secured credit facilities and secured notes and our other outstanding indebtedness impose significant operating and financial restrictions on us. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These restrictions limit our ability to, among other things:

•	Incur additional indebtedness and issue preferred stock;

•	Pay dividends and other distributions with respect to our capital stock or repurchase our capital stock or make other restricted payments;

•	Enter into transactions with affiliates;

•	Create or incur liens to secure debt;

•	Make certain investments;

•	Enter into sale/leaseback transactions;

•	Sell or otherwise transfer or dispose of assets;

•	Incur dividend or other payment restrictions affecting certain subsidiaries;

•	Use proceeds from the sale of certain assets; and

•	Engage in certain mergers or consolidations and transfers of substantially all assets.
      Our ability to comply with these covenants may be affected by events beyond our control, and unanticipated events could require us to seek waivers or amendments of covenants or alternative sources of financing or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained, or if obtained, would be on terms acceptable to us.
      Our first lien credit facility and European term loan and revolving credit facility require us to maintain certain specified thresholds of Consolidated EBITDA to Consolidated Interest Expense (as defined in each of the facilities). In addition, under these facilities, we are required not to permit our ratio of Consolidated Net Secured Indebtedness (net of cash in excess of $400 million) to Consolidated EBITDA to be greater than certain specified thresholds. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict capital activities.
      A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements, including the financial covenants in our secured credit facilities, could result in an event of default under those agreements. Such a default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, and/or to declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they have to provide us with further funds. If any of these events occur, we cannot assure you that we will have sufficient funds available to pay in full the total amount of obligations that become due as a result of any such acceleration, or that we will be able to find additional or alternative financing to refinance any such accelerated obligations. Even if we obtain additional or alternative financing, we cannot assure you that it would be on terms that would be acceptable to us. Finally, we have agreed with the USW that if we do not remain in compliance with our prevailing principal bank financial covenants, we will seek a substantial private equity investment. Any such investor or investors could exercise influence over the management of our business and may have interests that conflict with the interests of our other investors.
      We cannot assure you that we will be able to remain in compliance with the covenants to which we are subject in the future and, if we fail to do so, that we will be able to obtain waivers from our lenders or amend the covenants.

Our capital expenditures may not be adequate to maintain our competitive position.
      Our capital expenditures are limited by our liquidity and capital resources and restrictions in our credit agreements. The amount Goodyear has available for capital spending is limited by the need to pay its other expenses and to maintain adequate cash reserves and borrowing capacity to meet unexpected demands that may arise. In addition, our credit facilities limit the amount of capital expenditures that we may make to $700 million in each year through 2010. The amounts of permitted capital expenditures may be increased with the proceeds of equity issuances. In addition, unused capital expenditures may be carried over into the next year. In 2005, capital expenditures as defined in our borrowing agreements totaled $621 million and are expected to increase to approximately $665 million in 2006. Capital expenditures as defined in our borrowing agreements do not include capitalized software and include non-cash capital lease transactions and, accordingly, differ from capital expenditures reported in our Consolidated Statements of Cash Flows. We believe that our ratio of capital expenditures to sales is lower than the comparable ratio for our principal competitors.
      Productivity improvements through process re-engineering, design efficiency and manufacturing cost improvements may be required to offset potential increases in labor and raw material costs and competitive price pressures. In addition, as part of our strategy to increase the percentage of tires sold in higher cost markets that are produced at our lower-cost production facilities, we may need to modernize or expand certain of those facilities. If we are unable to make sufficient capital expenditures, or to maximize the efficiency of the capital expenditures we do make, we may be unable to achieve productivity improvements, which may harm our competitive position.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
      Certain of our borrowings, primarily borrowings under our credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, which would require us to use more of our available cash to service our indebtedness. There can be no assurance that we will be able to enter into swap agreements or other hedging arrangements in the future, or that existing or future hedging arrangements will offset increases in interest rates. At December 31, 2005, we had $2,764 million of variable rate debt outstanding.

We may incur significant costs in connection with asbestos claims.
      We are among many defendants named in legal proceedings involving claims of individuals relating to alleged exposure to asbestos. At December 31, 2005, approximately 125,500 claims were pending against us alleging various asbestos-related personal injuries purported to have resulted from alleged exposure to asbestos in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past or to asbestos in certain of our facilities. We expect that additional claims will be brought against us in the future. Our ultimate liability with respect to such pending and unasserted claims is subject to various uncertainties, including the following:

•	the number of claims that are brought in the future;

•	the costs of defending and settling these claims;

•	the risk of insolvencies among our insurance carriers;

•	the possibility that adverse jury verdicts could require us to pay damages in amounts greater than the amounts for which we have historically settled claims;

•	the risk of changes in the litigation environment or Federal and state law governing the compensation of asbestos claimants; and

•	the risk that the bankruptcies of other asbestos defendants may increase our costs.
      Because of the uncertainties related to such claims, it is possible that we may incur a material amount in excess of our current reserve for such claims. In addition, if any of the foregoing risks were to materialize, the resulting costs could have a material adverse impact on our liquidity, financial position and results of operations in future periods.

We may be required to deposit cash collateral to support an appeal bond if we are subject to a significant adverse judgment, which may have a material adverse effect on our liquidity.
      We are subject to various legal proceedings. If we wish to appeal any future adverse judgment in any of these proceedings, we may be required to post an appeal bond with the relevant court. We may be required to issue a letter of credit to the surety posting the bond. We may issue up to an aggregate of $700 million in letters of credit under our $1.5 billion U.S. first lien credit facility. As of December 31, 2005, we had $499 million in letters of credit issued under this facility. If we are subject to a significant adverse judgment and do not have sufficient availability under our credit facilities to issue a letter of credit to support an appeal bond, we may be required to pay down borrowings under the facilities or deposit cash collateral in order to stay the enforcement of the judgment pending an appeal. A significant deposit of cash collateral may have a material adverse effect on our liquidity. If we are unable to post cash collateral, we may be unable to stay enforcement of the judgment.

We are subject to extensive government regulations that may materially adversely affect our operating results.
      We are subject to regulation by the Department of Transportation and by the National Highway Traffic Safety Administration, or NHTSA, which have established various standards and regulations applicable to tires sold in the United States and tires sold in a foreign country that are identical or substantially similar to tires sold in the United States. NHTSA has the authority to order the recall of automotive products, including tires, having safety-related defects. NHTSA’s regulatory authority was expanded in November 2000 as a result of the enactment of the Transportation Recall Enhancement, Accountability, and Documentation Act, or TREAD Act. The TREAD Act imposes numerous requirements with respect to the early warning reporting of warranty claims, property damage claims, and bodily injury and fatality claims and also requires tire manufacturers, among other things, to conform with revised and more rigorous tire testing standards, once the revised standards are implemented. Compliance with the TREAD Act regulations will increase the cost of producing and distributing tires in the United States. In addition, while we believe that our tires are free from design and manufacturing defects, it is possible that a recall of our tires, under the TREAD Act or otherwise, could occur in the future. A substantial recall could have a material adverse effect on our reputation, operating results and financial position. Compliance with these and other Federal, state and local laws and regulations in the future may require a material increase in our capital expenditures and could materially adversely affect the Company’s earnings and competitive position.

Our international operations have certain risks that may materially adversely affect our operating results.
      Goodyear has manufacturing and distribution facilities throughout the world. The international operations are subject to certain inherent risks, including:

•	exposure to local economic conditions;

•	adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations and insurrections;

•	adverse currency exchange controls;

•	restrictions on the withdrawal of foreign investment and earnings;

•	withholding taxes and restrictions on the withdrawal of foreign investment and earnings;

•	labor regulations;

•	expropriations of property;

•	the potential instability of foreign governments;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	export and import restrictions; and

•	other changes in laws or government policies.
      The likelihood of such occurrences and their potential effect on Goodyear vary from country to country and are unpredictable. Certain regions, including Latin America and Asia, are inherently more economically and politically volatile and as a result, our business units that operate in these regions could be subject to significant fluctuations in sales and operating income from quarter to quarter. Because a significant percentage of our operating income in recent years has come from these regions, adverse fluctuations in the operating results in these regions could have a disproportionate impact on our results of operations in future periods.

We have foreign currency translation and transaction risks that may materially adversely affect our operating results.
      The financial condition and results of operations of certain of our operating entities are reported in various foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our financial statements. As a result, the appreciation of the U.S. dollar against these foreign currencies has a negative impact on our reported sales and operating margin (and conversely, the depreciation of the U.S. dollar against these foreign currencies has a positive impact). For the fiscal year ended December 31, 2005, we estimate that foreign currency translation favorably impacted sales and segment operating income by approximately $210 million and $95 million, respectively, compared to the prior year. The volatility of currency exchange rates may materially adversely affect our operating results.

The terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd. (“SRI”) provide for certain exit rights available to SRI upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s interest in certain of their joint venture alliances.
      In 1999, we entered into a global alliance with SRI. Under the global alliance agreements, we acquired 75%, and SRI owned 25%, of Goodyear Dunlop Tires Europe B.V., which concurrently with the transaction acquired substantially all of SRI’s tire businesses in Europe and most of Goodyear’s tire businesses in Europe. We also acquired 75%, and SRI acquired 25%, of Goodyear Dunlop Tires North America, Ltd., a holding company that purchased SRI’s tire manufacturing operations in North America and certain of its primarily OE-related tire sales and distribution operations. In addition, we also acquired 25% of the capital stock of two newly-formed tire companies in Japan, as well as 51% of the capital stock of a newly-formed technology company and 80% of the capital stock of a newly-formed global purchasing company. SRI owns the balance of the capital stock in each of these companies. Under the Umbrella Agreement between us and SRI, SRI has the right to require us to purchase from SRI its ownership interests in the European and North American joint ventures in September 2009 if certain triggering events have occurred. In addition, the occurrence of certain other events enumerated in the Umbrella Agreement, including certain bankruptcy events or changes in control of Goodyear, could provide SRI with the right to require us to repurchase these interests immediately. While we have not done any current valuation of these businesses, our cost of acquiring an interest in these businesses in 1999 was approximately $1.2 billion. Any payment required to be made to SRI pursuant to an exit under the terms of the global alliance agreements could be substantial. We cannot assure you that our operating performance, cash flow and capital resources would be sufficient to make such a payment or, if we were able to make the payment, that there would be sufficient funds remaining to satisfy our other obligations. The withdrawal of SRI from the global alliance could also have other adverse effects on our business.

If we are unable to attract and retain key personnel our business could be materially adversely affected.
      Our business substantially depends on the continued service of key members of our management. The loss of the services of a significant number of members of our management could have a material adverse effect on our business. Our future success will also depend on our ability to attract and retain highly skilled personnel, such as engineering, marketing and senior management professionals. Competition for these employees is intense, and we could experience difficulty from time to time in hiring and retaining the personnel necessary to support our business. If we do not succeed in retaining our current employees and attracting new high quality employees, our business could be materially adversely affected.
Risks Relating to the Notes

The notes are unsecured and rank pari passu with our other senior debt; the notes are effectively subordinated to our secured debt and structurally subordinated to all liabilities of our subsidiaries.
      The notes rank pari passu with other senior debt of Goodyear, including our trade payables. The notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. At December 31, 2005, we had approximately $5.4 billion of total debt (including capital leases) on a consolidated basis, $3.0 billion of which is senior secured debt.
      Furthermore, our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. Holders of notes will not have any claims as a creditor against our subsidiaries. As a result, the notes will be structurally subordinated to all liabilities of our subsidiaries. Therefore, in the event of any bankruptcy, liquidation or reorganization of any subsidiary, the rights of the holders of the notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. At December 31, 2005, the total subsidiary liabilities, including guarantees of our indebtedness, was approximately $8.2 billion.

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors and our stock price may be volatile and could decline substantially.
      Because the notes are convertible into shares of our common stock, the market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. From the beginning of 2002 to December 31, 2005, the reported high and low sales prices for our common stock ranged from a low of $3.35 per share to a high of $28.31 per share. The market price of our common stock will likely continue to fluctuate in response to factors including those listed elsewhere in this “Risk Factors” section, under the caption “Forward-looking Information — Safe Harbor Statement” and the following, many of which are beyond our control:

•	quarterly fluctuations in our operating and financial results;

•	changes in financial estimates and recommendations by financial analysts;

•	sales by investors who view notes as more attractive means for equity participation and hedging or arbitrage activity;

•	fluctuations in the stock price and operating results of our competitors;

•	our credit rating with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	other financing activity in which we may engage;

•	our financial condition, financial performance and future prospects;

•	the global threat of terrorism; and

•	the overall condition of the financial markets and the economy.

      The stock markets in general, including the New York Stock Exchange, have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our notes and our common stock.

The make whole premium on notes converted in connection with, or tendered for purchase upon, a change of control may not adequately compensate the holder for the lost option time value of notes.
      If a fundamental change that constitutes a change of control occurs on or prior to June 15, 2011, holders of notes will be entitled to a make whole premium in respect of notes converted in connection with, or (in certain circumstances) tendered for purchase upon, the change of control. The amount of the make whole premium will be determined based on the date on which the change of control becomes effective and the price paid per share of our common stock in the transaction constituting the change of control, as described below under “Description of the Notes — Determination of Make Whole Premium”.
      While the make whole premium is designed to compensate the holder of notes for the lost option time value of notes as a result of a change of control, the amount of the make whole premium is only an approximation of the lost value and may not adequately compensate the holder for such loss. In addition, if a change of control occurs after June 15, 2011 or if the price paid per share in the transaction constituting the change of control is less than $9.26 (subject to adjustment), no make whole premium entitlement will arise.

Conversion of the notes will dilute the ownership interests of existing stockholders.
      The conversion of some or all of the notes will dilute the ownership interest of our existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants which could depress the price of our common stock.

We may be unable to repay or repurchase the notes.
      At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, holders of the notes will have the right to require us to repurchase all or a portion of their notes on each June 15 of 2011, 2014, 2019, 2024 and 2029 or if a designated event, as defined in the indenture, occurs. See “Description of the Notes — Purchase of Notes by Us at the Option of the Holders” and “— Designated Event Permits Holders to Require Us to Purchase Notes.” A designated event would likely constitute an event of default and result in the acceleration of the maturity of our existing credit facilities. In addition, the repurchase of the notes upon a designated event may constitute an event of default under our then-existing debt instruments. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the principal amount at maturity or the repurchase price in cash with respect to any notes tendered by holders for repurchase on any of these dates or upon a designated event. In addition, restrictions in our then-existing credit facilities or other indebtedness may not allow us to repay or repurchase the notes. Our failure to repay or repurchase the notes when required would result in an event of default with respect to the notes. Any such default, in turn, may cause a default under the terms of our other debt.

The notes are not protected by restrictive covenants.
      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. The indenture also contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us, except to the extent described under “Description of the Notes — Designated Event Permits Holders to Require Us to Purchase Notes.”

Shares eligible for public sale after this offering could adversely affect our stock price and in turn the market price of the notes.
      The future sale of a substantial number of our shares of common stock in the public market, or the perception that such sales could occur, could significantly reduce our stock price which, in turn, could adversely affect the market price of the notes. It could also make it more difficult for us to raise funds through equity offerings in the future.

An active trading market may not develop for the notes.
      We do not intend to list the notes on any securities exchange. As a result, we cannot ensure that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially and adversely affected and could trade at prices that may be lower than the initial offering price of the notes.
      In addition, the liquidity of the trading market for the notes, if any, and the market price quoted for the notes may be adversely affected by changes in interest rates in the market for comparable securities and by changes in our financial performance or prospects, as well as by declines in the prices of securities, or the financial performance or prospects of, similar companies.

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note is convertible.
      The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
      If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion or required repurchase of your notes. For example, in the event that an amendment is proposed to our Code of Regulations or Articles of Incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

The conversion rate of the notes may not be adjusted for all dilutive events.
      The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Notes — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

Our corporate structure may materially adversely affect our ability to meet our debt service obligations under the notes.
      A significant portion of our consolidated assets is held by our subsidiaries. We have manufacturing and/or sales operations in most countries in the world, often through subsidiary companies. Our cash flow and our ability to service our debt, including the notes, depends on the results of operations of these subsidiaries and upon the ability of these subsidiaries to make distributions of cash to us, whether in the form of dividends, loans or otherwise. In recent years, our foreign subsidiaries have been a significant source of cash flow for our business. In certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive governmental regulations and there may be adverse tax consequences to such transfers. In addition, our debt instruments in certain cases place limitations on the ability of our subsidiaries to make distributions of cash to us. While the indenture limits our ability to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, these limitations are subject to a number of significant exceptions, and we are generally permitted to enter into such instruments in connection with financing our foreign subsidiaries.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
      Our Articles of Incorporation and Code of Regulations authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock which the notes are convertible into thereby adversely affecting the value of the notes. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock which the notes are convertible into, thereby adversely affecting the value of the notes.

Provisions of Ohio law and provisions in our Articles of Incorporation and Code of Regulations could delay or prevent a change in control of us, even if that change would be beneficial to our stockholders.
      We are incorporated under the laws of the State of Ohio. Ohio law imposes some restrictions on mergers and other business combinations between us and holders of 10% or more of our outstanding common stock. In addition, provisions in our Articles of Incorporation and Code of Regulations may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of Goodyear that is not approved by our board of directors, even if such combination would be beneficial to our stockholders. Since the notes are convertible into our common stock this could adversely affect the value of the notes.

Use of Proceeds
      The selling holders will receive all of the net proceeds of the resale of the notes and our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the resale of any of these securities.
Consolidated Ratio of Earnings to Fixed Charges
      The following table sets forth our consolidated ratio of earnings to fixed charges for each of the last five years.

Year Ended December 31,

2005	2004	2003		2002	2001

2.05	1.72	—	(1)	1.16	—	(2)

(1)	Earnings for the year ended December 31, 2003 were inadequate to cover fixed charges. The coverage deficiency was $641.7 million.

(2)	Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $271.2 million.
      For purposes of calculating our ratio of earnings to fixed charges:
      Earnings consist of income (loss) before income taxes plus (i) amortization of previously capitalized interest, (ii) minority interest in net income of consolidated subsidiaries with fixed charges, (iii) proportionate share of fixed charges of investees accounted for by the equity method, and (iv) proportionate share of net loss of investees accounted for by the equity method, less (i) capitalized interest, (ii) minority interest in net loss of consolidated subsidiaries, and (iii) undistributed proportionate share of net income of investees accounted for by the equity method.
      Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt discount, premium or expense, (iii) the interest portion of rental expense, and (iv) proportionate share of fixed charges of investees accounted for by the equity method.
Selected Financial Data

	Year Ended December 31,

	2005	2004	2003	2002	2001
(In millions, except per share amounts)
Net Sales	$19,723	$18,353	$15,102	$13,828	$14,140
Income (Loss) before Cumulative Effect of Accounting Change	$239	$115	$(807)	$(1,247)	$(255)
Cumulative Effect of Accounting Change	(11)	—	—	—	—

Net Income (Loss)	$228	$115	$(807)	$(1,247)	$(255)

Net Income (Loss) Per Share — Basic
Income (Loss) before Cumulative Effect of Accounting Change	$1.36	$0.65	$(4.61)	$(7.47)	$(1.59)
Cumulative Effect of Accounting Change	(0.06)	—	—	—	—

Net Income (Loss) Per Share — Basic	$1.30	$0.65	$(4.61)	$(7.47)	$(1.59)

	Year Ended December 31,

	2005	2004	2003	2002	2001
(In millions, except per share amounts)
Net Income (Loss) Per Share — Diluted
Income (Loss) before Cumulative Effect of Accounting Change	$1.21	$0.63	$(4.61)	$(7.47)	$(1.59)
Cumulative Effect of Accounting Change	(0.05)	—	—	—	—

Net Income (Loss) Per Share — Diluted	$1.16	$0.63	$(4.61)	$(7.47)	$(1.59)

Dividends Per Share	$—	$—	$—	$0.48	$1.02
Total Assets	15,627	16,101	14,285	12,461	13,565
Long Term Debt and Capital Leases due Within One Year	448	1,010	114	370	110
Long Term Debt and Capital Leases	4,742	4,443	4,826	2,990	3,203
Shareholders’ Equity (Deficit)	73	74	(33)	221	2,597

(1)	Refer to “Principles of Consolidation” in the Note to the Consolidated Financial Statements No. 1, Accounting Policies, included herein.

(2)	Net Income in 2005 included net after-tax charges of $68 million, or $0.33 per share-diluted, due to reductions in production resulting from the impact of hurricanes, fire loss recovery, favorable settlements with certain chemical suppliers, rationalizations, receipt of insurance proceeds for an environmental insurance settlement, general and product liability — discontinued products, asset sales, write-off of debt fees, the cumulative effect of adopting FIN 47, and the impact of certain tax adjustments.

(3)	Net sales in 2004 increased $1 billion resulting from the consolidation of two businesses in accordance with FASB Interpretation No. 46R (revised December 2003) “Consolidation of Variable Interest Entities” (FIN 46R). Net Income in 2004 included net after-tax charges of $154 million, or $0.80 per share-diluted, for rationalizations and related accelerated depreciation, general and product liability-discontinued products, insurance fire loss deductibles, external professional fees associated with an accounting investigation, and asset sales. Net income in 2004 also included net after-tax benefits of $239 million, or $1.24 per share-diluted, from an environmental insurance settlement, net favorable tax adjustments and a favorable lawsuit settlement.

(4)	Net Loss in 2003 included net after-tax charges of $516 million, or $2.93 per share-diluted, for rationalizations, general and product liability-discontinued products, accelerated depreciation and asset write-offs, net favorable tax adjustments, and an unfavorable settlement of a lawsuit. In addition, we recorded account reconciliation adjustments related to Engineered Products in the restatements totaling $19 million or $0.11 per share in 2003.

(5)	Net Loss in 2002 included net after-tax charges of $24 million, or $0.14 per share-diluted, for general and product liability — discontinued products, asset sales, rationalizations, and the write-off of a miscellaneous investment. Net loss in 2002 also included a non-cash charge of $1.2 billion, or $7.31 per share-diluted, to establish a valuation allowance against net federal and state deferred tax assets.

(6)	Net Loss in 2001 included net after-tax charges of $187 million, or $1.18 per share-diluted, for rationalizations, asset sales, general and product liability — discontinued products, rationalization costs at an equity affiliate and costs related to a tire replacement program.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
(All per share amounts are diluted)
Overview
      The Goodyear Tire & Rubber Company is one of the world’s leading manufacturers of tires and rubber products with one of the most recognizable brand names in the world. We have a broad global footprint with 102 manufacturing facilities in 29 countries. We operate our business through six operating segments: North American Tire; European Union Tire; Eastern Europe, Middle East and Africa Tire (“Eastern Europe Tire”); Latin American Tire; Asia Pacific Tire; and Engineered Products.
      Since 2003 we have been implementing a turnaround strategy aimed at cost reductions, productivity improvements, capital structure improvements and new product developments. Throughout 2005 we continued to make progress on this strategy. In 2005 we recorded net income of $228 million compared to net income of $115 million in the comparable period of 2004. In addition, in 2005 our total segment operating income increased to nearly $1.2 billion from $946 million in 2004, reflecting an increase in segment operating income in all five of our tire segments. Total segment operating margin also improved to 5.9% in 2005 from 5.2% in 2004. See “Results of Operations — Segment Information” for additional information. Although segment operating margin in North American Tire also improved in 2005 to 1.8% from 0.9% in 2004, segment operating margin for North American Tire continues to lag behind that of our other tire segments. The improvement was driven by our strategy to focus on the higher value replacement market and being more selective in the OE market, strong performance of high performance and premium branded tires, our ability to recover higher raw material costs through pricing actions and the results of our cost reduction programs. To extend and enhance our turnaround strategy, in September 2005 we announced additional cost reduction initiatives we plan to implement over the next several years. The initiatives include reducing our high-cost manufacturing capacity by between 8 percent and 12 percent resulting in anticipated annual savings of between $100 million and $150 million. In connection with the reduction in manufacturing capacity, we anticipate incurring cash restructuring charges of approximately $150 million to $250 million over the next three years.
      In 2005, we continued our transformation to a market-driven, consumer-focused company with the introduction in North America of the Fortera featuring TripleTred Technology, a premium SUV tire incorporating the same technology we introduced with the successful launch of our Assurance line of tires in 2004. In Europe, we introduced two new high performance winter tires, the Goodyear Ultra Grip 7 and Dunlop SP Winter Sport 3D, both of which have received highly favorable consumer reviews.
      We also continued to make progress on our capital structure improvement plan in 2005 with the completion of three asset dispositions: (i) the sale of our Indonesian natural rubber plantation at a sale price of approximately $70 million, (ii) the sale of our Wingtack adhesive resin business in which we received approximately $55 million in cash and retained about $10 million in working capital, and (iii) the sale of the assets of our North American farm tire business to Titan International for approximately $100 million. We also announced that we are exploring the possible sale of our Engineered Products business. We also successfully lengthened a significant portion of our debt maturities with the refinancing of our primary credit facilities in April 2005. While these and other activities have improved our liquidity position, we continue to review potential divestitures of other non-core assets and other financing options, including the issuance of additional equity.
      As a result of our focus on the higher margin replacement products, in 2005 we estimate that we had a slight increase in share of sales of replacement tires compared to 2004. In the OE market we estimate that our share of sales increased primarily as a result of gains in our international markets. In 2006, we estimate that industry volume for OE and replacement tires in the European Union will be flat. In North America, we estimate volume growth of about 5% for commercial OE tires and a slight decrease in volume for consumer OE tires. We also anticipate approximately 2% of growth in industry volume in both consumer and commercial replacement tires.

      While our operating results continued to improve in 2005, we continue to face several challenges, including rising raw material costs (for the full year 2005 raw material costs increased approximately 11% compared to 2004), currency fluctuations, increasing competition from low-cost manufacturers, a high level of debt and significant pension funding requirements, including domestic pension funding obligations in 2006 of as much as $750 million. Subject to the outcome of pending legislation, our domestic pension obligations are expected to peak in 2006. However, we anticipate being subject to significant required pension funding obligations in 2007 and beyond. Our ability to successfully implement our turnaround strategy will depend, in large part, on our ability to address and manage these challenges. In the fourth quarter of 2005, our segment operating income declined slightly compared to the prior year. This reduction was primarily due to the impact of the hurricanes, higher than expected raw material costs and production adjustments to reduce tire inventories, particularly in Europe and Latin America.
      In the fall of 2005, we implemented temporary reductions in production at our North American Tire facilities due to disruptions in the supply of certain raw materials resulting from the impact of Hurricanes Katrina and Rita. The hurricanes had an adverse impact of approximately $31 million on our results of operations in 2005 ($21 million of which related to the fourth quarter) primarily reflecting the unabsorbed fixed costs related to the temporary closures of our chemical plants on the Texas Gulf Coast and production cuts at our North American Tire plants as well as the impairment of certain assets, and loss of inventories.
      Out-of-period adjustments totaled $8 million in after-tax income in the fourth quarter of 2005 and primarily related to income taxes. Of this amount, $3 million relates to prior quarters of 2005. For the year ended December 31, 2005 we recorded approximately $3 million in net after-tax expense relating to prior periods.
      We remain subject to a Securities and Exchange Commission (SEC) investigation into the facts and circumstances surrounding the restatement of our historical financial statements. In connection with this investigation, we received a “Wells Notice” from the staff of the SEC in August 2005. The Wells Notice is described more fully under the heading “Legal Proceedings” in this Prospectus. Also as described in Item 9A of the Form 10-K for the year ended December 31, 2005, we remediated two material weaknesses in our internal control over financial reporting and have determined that our internal control over financial reporting was effective as of December 31, 2005.
      Beginning in 2006 we will be working with the United Steelworkers of America (“USW”) to extend or renegotiate the master collective bargaining agreement that covers approximately 13,600 employees in the United States and expires in July 2006. The outcome of these collective bargaining negotiations cannot presently be determined. If we are unable to reach an agreement with the USW regarding the terms of a collective bargaining agreement, we may be subject to work interruptions or stoppages that could have a material adverse impact on our consolidated results of operations, financial positions and liquidity.
      Our results of operations, financial position and liquidity could be adversely affected in future periods by loss of market share or lower demand in the replacement market or the OE industry, which would result in lower levels of plant utilization and an increase in unit costs. Also, we could experience higher raw material and energy costs in future periods. These costs, if incurred, may not be recoverable due to pricing pressures present in today’s highly competitive market and we may not be able to continue improving our product mix. Our future results of operations are also dependent on our ability to (i) successfully implement cost reduction programs to address, among other things, higher wage and benefit costs, and (ii) where necessary, reduce excess manufacturing capacity. We are unable to predict future currency fluctuations. Sales and earnings in future periods would be unfavorably impacted if the U.S. dollar strengthens against various foreign currencies, or if economic conditions deteriorate in the economies in which we operate. Continued volatile economic conditions or changes in government policies in emerging markets could adversely affect sales and earnings in future periods. We may also be impacted by economic disruptions associated with global events including natural disasters, war, acts of terror and civil obstructions. For additional factors that may impact our business and results of operations please see the information set forth under the heading “Risk Factors” in this prospectus.

Results of Operations — Consolidated

(All per share amounts are diluted)
2005 Compared to 2004
Net Sales
      Net sales in 2005 were $19.7 billion, increasing $1.4 billion or 7% compared to 2004. Net income of $228 million, or $1.16 per share, was recorded in 2005 compared to net income of $115 million, or $0.63 per share in 2004.
      Net sales in 2005 for our tire segments were impacted favorably by price and product mix by approximately $737 million, primarily related to price increases to offset higher raw material costs, higher volume of approximately $186 million and foreign currency translation of approximately $175 million. Sales also increased approximately $158 million due to improvements in the Engineered Products Division, primarily related to improved price and product mix of $65 million, increased volume of $59 million and foreign currency translation of $35 million.
      The following table presents our tire unit sales for the periods indicated:

	Year Ended December 31,

	2005	2004	% Change
(In millions of tires)
Replacement Units
North American Tire (U.S. and Canada)	71.2	70.8	0.5%
International	90.8	88.8	2.2%

Total	162.0	159.6	1.5%

OE Units
North American Tire (U.S. and Canada)	30.7	31.7	(3.3)%
International	33.7	32.0	5.5%

Total	64.4	63.7	1.1%

Goodyear worldwide tire units	226.4	223.3	1.4%

      Worldwide replacement unit sales in 2005 increased from 2004 due primarily to improvements in European Union Tire. OE unit sales in 2005 increased from 2004 due primarily to improvements in Asia Pacific Tire, Latin American Tire and Eastern Europe Tire.
Cost of Goods Sold
      Cost of goods sold (CGS) was $15.8 billion in 2005, an increase of $1.1 billion, or 7% compared to the 2004 period. CGS decreased to 80.0% of sales in 2005 compared to 80.1% in 2004. CGS for our tire segments in 2005 increased due to higher raw material costs of approximately $526 million, higher volume of approximately $146 million, product mix-related manufacturing cost increases of approximately $141 million and foreign currency translation of approximately $71 million. Partially offsetting these increases were decreased costs of $37 million from rationalization activities and $42 million of lower other post-employment benefit costs (OPEB). Also included in these costs were $21 million of hurricane related expenses. CGS also increased by $168 million in the Engineered Products Division primarily related to higher conversion costs of $33 million, increased raw material costs of $30 million, increased foreign currency translation of $28 million, higher volume of $26 million and $21 million of mix.
      Research and development expenditures are expensed in CGS as incurred and were $365 million in 2005, compared to $364 million in 2004. Research and development expenditures in 2006 are expected to be approximately $360 million to $370 million.

Selling, Administrative and General Expense
      Selling, administrative and general expense (SAG) was $2.9 billion in 2005, an increase of $42 million or 1% compared to 2004. SAG in 2005 was 14.6% of sales, compared to 15.4% in 2004. The increase in our tire segments was driven primarily by wage and benefits expenses that increased by nearly $46 million, which included an OPEB savings of $11 million, when compared to 2004. Foreign currency translation, primarily in Latin American Tire, increased SAG in 2005 by approximately $14 million. In addition, SAG increased by $16 million due to our acquisition and consolidation of the remaining 50% interest of a Swedish retail subsidiary during the third quarter of 2004. $10 million of costs related to hurricanes also impacted SAG in 2005. SAG in 2005 included expenses for professional fees associated with the restatement and SEC investigation as well as costs for Sarbanes-Oxley compliance. These costs decreased $26 million and $11 million, respectively from 2004 levels. In addition, rationalization activities decreased SAG by $8 million.
Interest Expense
      Interest expense increased by $42 million in 2005 from $369 million in 2004, primarily as a result of higher average interest rates, debt levels and interest penalties. We expect interest expense to increase in 2006 primarily due to higher interest rates.
Other (Income) and Expense
      Other (income) and expense was $70 million of expense in 2005, an increase of $47 million compared to $23 million of expense in 2004. Income from settlements with certain insurance companies related to environmental insurance coverage decreased $128 million in 2005 from 2004. General and product liability-discontinued product expense decreased $44 million from 2004 primarily due to $32 million of insurance settlements received in 2005. 2005 also included greater net losses on asset sales of $32 million, primarily due to the $73 million loss on the sale of the Farm Tire business in North American Tire. These factors were partially offset by insurance recoveries in 2005 related to fire losses experienced in 2004 at company facilities in Germany, France and Thailand, which reduced expenses by $26 million from 2004. Interest income increased $25 million in 2005 due to higher average cash balances and higher interest rates, and income from equity in earnings of affiliates increased by $3 million in 2005. Expense from financing fees and financial instruments decreased $8 million compared to 2004.
      For further information, refer to the Note to the Consolidated Financial Statements No. 3, Other (Income) and Expense, included herein.
Income Taxes
      For 2005, we recorded tax expense of $250 million on income before income taxes and cumulative effect of accounting change and minority interest in net income of subsidiaries of $584 million. For 2004, we recorded tax expense of $208 million on income before income taxes and minority interest in net income of subsidiaries of $381 million.
      The difference between our effective tax rate and the U.S. statutory rate was due primarily to our continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets.
      Income tax expense in 2005 and 2004 includes net favorable tax adjustments totaling $27 million and $60 million, respectively. These adjustments related primarily to the release of certain foreign valuation allowances for 2005 and primarily for the settlement of prior years’ tax liabilities in 2004.
      The American Job Creation Act of 2004 (the Act) was signed into law in October 2004 and replaces an export incentive with a deduction from domestic manufacturing income. As we are both an exporter and a domestic manufacturer and in a U.S. tax loss position, this change did not have a material impact on our income tax provision for 2005. It also provided for a special one-time tax deduction of 85% of certain foreign earnings that were repatriated no later than 2005. We evaluated the effects of this provision in light of our 2005 U.S. loss position and determined not to repatriate under the provisions of the Act as it would not provide a tax benefit to us.

      The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is probable that our positions will be sustained when challenged by the taxing authorities. As of December 31, 2005, we had not recognized tax benefits of approximately $157 million ($118 million net of minority interest in net income of subsidiaries) relating to the reorganization of certain legal entities in 2001, which is the subject of a tax examination that could be settled in 2006. Pursuant to the reorganization, our tax payments have been reduced by approximately $67 million through December 31, 2005. Should the ultimate outcome be unfavorable, we would be required to make a cash payment, with interest, for all tax benefits claimed as of that date.
      For further information, refer to the Note to the Consolidated Financial Statements No. 13, Income Taxes, included herein.
Rationalization Activity
      To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess capacity, eliminating redundancies and reducing costs. We recorded net rationalization costs of $11 million in 2005 and $56 million in 2004.

2005
      Rationalization charges in 2005 consisted of manufacturing associate reductions, retail store reductions, IT associate reductions, and a sales function reorganization in European Union Tire; manufacturing and administrative associate reductions in Eastern Europe Tire; sales, marketing, and research and development associate reductions in Engineered Products; and manufacturing and corporate support group associate reductions in North American Tire.
      For 2005, $11 million of net charges were recorded, which included $29 million of new rationalization charges. The charges were partially offset by $18 million of reversals of rationalization charges no longer needed for their originally-intended purposes. The $18 million of reversals consisted of $11 million of associate-related costs for plans initiated in 2004 and 2003, and $7 million primarily for non-cancelable leases that were exited during the first quarter related to plans initiated in 2001 and earlier. The $29 million of new charges primarily represented associate-related costs and consist of $26 million for plans initiated in 2005 and $3 million for plans initiated in 2004 and 2003. Approximately 900 associates will be released under the programs initiated in 2005, of which approximately 425 were released by December 31, 2005.
      In 2005, $35 million was incurred primarily for associate severance payments, $1 million for cash pension settlement benefit costs, $1 million for non-cash pension and postretirement special termination benefit costs, and $8 million was incurred primarily for non-cancelable lease costs.
      The accrual balance of $34 million at December 31, 2005 includes approximately $10 million related to long-term non-cancelable lease costs and approximately $24 million of employee severance and other costs that are expected to be substantially utilized within the next twelve months.

2004
      2004 rationalization activities consisted primarily of warehouse, manufacturing and sales and marketing associate reductions in Engineered Products, a farm tire manufacturing consolidation in European Union Tire, administrative associate reductions in North American Tire, European Union Tire and corporate functional groups, and manufacturing sales and research and development associate reductions in North American Tire. In fiscal year 2004, net charges were recorded totaling $56 million. The net charges included reversals of $39 million related to reserves from rationalization actions no longer needed for their originally-intended purpose, and new charges of $95 million. Included in the $95 million of new charges was $77 million for plans initiated in 2004. Approximately 1,165 associates will be released under programs initiated in 2004, of which approximately 1,085 have been released to date (445 in 2005 and 640 in 2004). The costs of the 2004 actions consisted of $40 million related to future cash outflows, primarily for associate severance costs, including $32 million in non-cash pension curtailments and postretirement benefit costs and $5 million of non-cancelable lease costs and other exit costs. Costs in 2004 also included $16 million related to plans initiated in 2003, consisting of $14 million for non-cancelable lease costs and other exit costs and $2 million of associate severance costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $35 million and lower leasehold and other exit costs of $4 million. Of the $35 million of associate severance cost reversals, $12 million related to previously-approved plans in Engineered Products that were reorganized into the 2004 warehouse, manufacturing, and sales and marketing associate reductions.

General
      In 2006, we estimate savings of approximately $39 million (approximately $25 million in CGS and approximately $14 million in SAG) for plans initiated in 2005. The savings realized in 2005 for the 2005 plans totaled approximately $4 million. We estimate that CGS and SAG were reduced in 2005 by approximately $19 million and $26 million, respectively, as a result of the implementation of the 2004 plans. 2005 savings related to 2004 rationalization activities did not achieve expected levels primarily due to plan changes and implementation delays.
      For further information, refer to the Note to the Consolidated Financial Statements No. 2, Costs Associated with Rationalization Programs, included herein.
Cumulative Effect of Accounting Change
      We adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143) on December 31, 2005. FIN 47 requires that the fair value of a liability for an asset retirement obligation (ARO) be recognized in the period in which it is incurred and the settlement date is estimable, and is capitalized as part of the carrying amount of the related tangible long-lived asset. Our AROs are primarily associated with the cost of removal and disposal of asbestos.
      Upon adoption of FIN 47, on December 31, 2005, we recognized a non-cash cumulative effect charge of approximately $11 million, net of taxes and minority interest of $3 million.
2004 compared to 2003
Net Sales
      Net sales in 2004 were $18.4 billion, an increase of $3.3 billion compared to 2003. Net income of $115 million, or $0.63 per share, was recorded in 2004. A net loss of $807 million, or $4.61 per share, was recorded in 2003. The 2004 net sales increase was primarily related to the consolidation of two affiliates deemed to be variable interest entities, SPT and Tire & Wheels Assemblies (T&WA), in January 2004. The consolidation of these businesses increased net sales in 2004 by approximately $1.2 billion. Additionally, in our tire segments improved price and product mix improvements, primarily in North American Tire, increased 2004 net sales by approximately $762 million. Higher unit volume in North American Tire, Latin American Tire, Eastern Europe Tire and European Union Tire had a favorable impact on 2004 net sales of approximately $412 million. Currency translation, mainly in Europe, favorably affected 2004 net sales by approximately $507 million. Sales also increased approximately $267 million due to improvements in the Engineered Products Division, primarily related to improved volume of $194 million, price and product mix of $37 million and currency translation of approximately $35 million.

      The following table presents our tire unit sales for the periods indicated:

	Year Ended December 31,

	2004	2003	% Change
(In millions of tires)
Replacement Units
North American Tire (U.S. and Canada)	70.8	68.6	3.2%
International	88.8	82.0	8.3%

Total	159.6	150.6	6.0%

OE Units
North American Tire (U.S. and Canada)	31.7	32.6	(2.6)%
International	32.0	30.3	5.4%

Total	63.7	62.9	1.2%

Goodyear worldwide tire units	223.3	213.5	4.6%

      Worldwide replacement unit sales in 2004 increased from 2003, due primarily to the consolidation of SPT and improvement in North American Tire, Latin American Tire and Eastern Europe Tire. OE unit sales in 2004 increased from 2003 due primarily to the consolidation of SPT and improvement in Eastern Europe Tire, Latin American Tire and European Union Tire.
Cost of Goods Sold
      Cost of goods sold (CGS) was $14.7 billion in 2004, an increase of $2.2 billion compared to 2003. CGS was 80.1% of sales in 2004, compared to 82.7% in 2003. CGS in 2004 increased by approximately $1.0 billion due to the previously mentioned consolidation of SPT and T&WA in accordance with FIN 46R. CGS for our tire segments in 2004 increased by approximately $310 million in 2004 due to higher volume and approximately $382 million due to currency translation, primarily in Europe. Manufacturing costs related to changes in product mix increased 2004 CGS by approximately $175 million. In addition, 2004 raw material costs increased by approximately $268 million, although conversion costs were flat. Savings from rationalization programs totaling approximately $107 million favorably affected CGS in 2004. CGS in 2004 also includes a fourth quarter benefit of approximately $23 million resulting from a settlement with certain suppliers of various raw materials. CGS also increased $183 million in the Engineered Products Division primarily related to higher volume of $119 million and translation of $27 million.
      Research and development expenditures were $364 million in 2004, compared to $339 million in 2003.
Selling, Administrative and General Expense
      Selling, administrative and general expense (SAG) was $2.8 billion in 2004, an increase of $0.5 billion compared to 2003. SAG in 2004 was 15.4% of sales, compared to 15.7% in 2003. SAG increased by approximately $200 million in 2004 due to the previously mentioned consolidation of SPT and T&WA in accordance with FIN 46R. SAG in 2004 included expenses of approximately $30 million for professional fees associated with the restatement and SEC investigation, and approximately $25 million for Sarbanes-Oxley compliance. Currency translation, in our tire segments, primarily in Europe, increased SAG in 2004 by approximately $98 million. Advertising expenses were approximately $46 million higher due in part to the launch of the Assurance tire in North America, and wage and benefit costs rose by approximately $46 million. SAG in 2004 benefited from approximately $28 million in savings from rationalization programs.
Interest Expense
      Interest expense in 2004 was $369 million, an increase of $73 million compared to $296 million in 2003. Interest expense increased in 2004 from 2003 due to higher average debt levels, higher average interest rates and the April 1, 2003 restructuring and refinancing of our credit facilities.

Other (Income) and Expense
      Other (income) and expense was $23 million of expense in 2004, a decrease of $294 million compared to $317 million of expense in 2003. The decrease in expense was primarily due to settlements with certain insurance companies related to environmental insurance coverage which provided additional income of $157 million in 2004. General and product liability-discontinued product net expense in 2004 related to Entran II decreased $138 million and net expense from asbestos claims increased by $53 million. Expense from insurance fire deductible in 2004 was $12 million related to fires in 2004 at company facilities in Germany, France and Thailand. Net loss on asset sales decreased $21 million in 2004, primarily related to a loss of $18 million on the sale of 20,833,000 shares of common stock of Sumitomo Rubber Industries, Ltd. in 2003. Equity in earnings of affiliates increased $23 million in 2004, primarily due to improved results at Rubbernetwork.com and the consolidation of SPT. Our share of losses at SPT was included in 2003 in Equity in earnings of affiliates.
Income Taxes
      For 2004, we recorded tax expense of $208 million on income before income taxes and minority interest in net income of subsidiaries of $381 million. For 2003, we recorded tax expense of $117 million on a loss before income taxes and minority interest in net income of subsidiaries of $657 million.
      The difference between our effective tax rate and the U.S. statutory rate was due primarily to our continuing to maintain a full valuation allowance against our net U.S. Federal and state deferred tax assets.
      Income tax expense in 2004 includes net favorable tax adjustments totaling $60 million. These adjustments related primarily to the settlement of prior years’ tax liabilities.
Rationalization Activity
      To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess capacity, eliminating redundancies and reducing costs. We recorded net rationalization costs of $56 million in 2004 and $291 million in 2003.

2004
      2004 rationalization activities consisted primarily of warehouse, manufacturing and sales and marketing associate reductions in Engineered Products, a farm tire manufacturing consolidation in European Union Tire, administrative associate reductions in North American Tire, European Union Tire and corporate functional groups, and manufacturing, sales and research and development associate reductions in North American Tire. In fiscal year 2004, net charges were recorded totaling $56 million. The net charges included reversals of $39 million related to reserves from rationalization actions no longer needed for their originally-intended purpose, and new charges of $95 million. Included in the $95 million of new charges were $77 million for plans initiated in 2004. Approximately 1,165 associates will be released under programs initiated in 2004, of which approximately 1,085 associates have been released to date (445 in 2005 and 640 in 2004). The costs of the 2004 actions consisted of $40 million related to future cash outflows, primarily for associate severance costs, including $32 million in non-cash pension curtailments and postretirement benefit costs and $5 million of non-cancelable lease costs and other exit costs. Costs in 2004 also included $16 million related to plans initiated in 2003, consisting of $14 million for non-cancelable lease costs and other exit costs and $2 million of associate severance costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $35 million and lower leasehold and other exit costs of $4 million. Of the $35 million of associate severance cost reversals, $12 million related to previously-approved plans in Engineered Products that were reorganized into the 2004 warehouse, manufacturing, and sales and marketing associate reductions.

2003
      In 2003, net charges were recorded totaling $291 million. The net charges included reversals of $16 million related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $307 million. The 2003 rationalization actions consisted of manufacturing, research and development, administrative and retail consolidations in North America, Europe and Latin America. Of the $307 million of new charges, $175 million related to future cash outflows, primarily associate severance costs, and $132 million related primarily to non-cash special termination benefits and pension and retiree benefit curtailments. Approximately 4,300 associates have been released under the programs initiated in 2003, of which approximately 100 were exited in 2005, approximately 1,500 were exited during 2004 and approximately 2,700 were exited in 2003. The reversals are primarily the result of lower than initially estimated associate-related payments of approximately $12 million, favorable sublease contract signings in the European Union of approximately $3 million and lower contract termination costs in the United States of approximately $1 million.
      As part of the 2003 rationalization program, we closed our Huntsville, Alabama tire facility in the fourth quarter of 2003. Of the $307 million of new rationalization charges in 2003, approximately $138 million related to the Huntsville closure and were primarily for associate-related costs, including severance, special termination benefits and pension and retiree benefit curtailments. The Huntsville closure also resulted in charges to CGS of approximately $35 million for asset impairments and $85 million for accelerated depreciation and the write-off of spare parts. In addition, 2003 CGS included charges totaling approximately $8 million to write-off construction in progress related to the research and development rationalization plan, and approximately $5 million for accelerated depreciation on equipment taken out of service at European Union Tire’s facility in Wolverhampton, England.
Recently Issued Accounting Pronouncements
      The FASB has issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS 151). The provisions of SFAS 151 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the International Accounting Standards Board (IASB) related to inventory costs, in particular, the treatment of abnormal idle facility expense, freight, handling costs and spoilage. SFAS 151 requires that these costs be recognized as current period charges regardless of the extent to which they are considered abnormal. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We early adopted SFAS 151 in 2005. The adoption of SFAS 151 did not have a significant impact on our results of operations or financial position.
      The FASB has issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) which replaced SFAS 123 and superseded Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the provisions of SFAS 123R, companies are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. On April 14, 2005, the SEC approved a delay to the effective date of SFAS 123R. Under the new SEC rule, SFAS 123R is effective for annual periods that begin after June 15, 2005. SFAS 123R applies to all awards granted, modified, repurchased or cancelled by us after December 31, 2005 and to unvested awards at the date of adoption. We will adopt SFAS 123R in the first quarter of 2006. In 2006, we will recognize approximately $15 million in expense for stock options, which were previously not expensed under APB 25.
      The FASB issued FSP FAS 123R-2, “Practical Accommodation to the Application of Grant Date as Defined in FAS 123R” (FSP 123R-2) in October 2005. FSP 123R-2 provides guidance on the application of grant date as defined in SFAS No. 123R. In accordance with this standard, a grant date of an award exists if a) the award is a unilateral grant and b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. We will adopt this standard when we adopt SFAS 123R, and it is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154). SFAS 154 is a replacement of Accounting Principles Board No. 20, “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. We will adopt this pronouncement beginning in fiscal year 2006.
      In June 2005, the FASB staff issued FASB Staff Position 143-1 “Accounting for Electronic Equipment Waste Obligations” (FSP 143-1) to address the accounting for obligations associated with the Directive 2002/96/ EC on Waste Electrical and Electronic Equipment (the “Directive”) adopted by the European Union (EU). The Directive effectively obligates a commercial user to incur costs associated with the retirement of a specified asset that qualifies as historical waste equipment. The commercial user should apply the provisions of SFAS 143 and FIN 47. FSP 143-1 shall be applied the later of the first reporting period ending after June 8, 2005 or the date of the adoption of the law by the applicable EU-member country. We adopted the FSP at certain of our European operations where applicable legislation was adopted. The impact of the adoption on the consolidated financial statements was not significant.
Critical Accounting Policies
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Actual results could differ from those estimates. Significant estimates include:

•	general and product liability and other litigation,

•	workers’ compensation,

•	recoverability of goodwill and other intangible assets,

•	deferred tax asset valuation allowance and uncertain income tax positions, and

•	pension and other postretirement benefits.
      On an ongoing basis, management reviews its estimates, based on currently available information. Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.
      General and Product Liability and Other Litigation. General and product liability and other recorded litigation liabilities are recorded based on management’s analysis that a loss arising from these matters is probable. If the loss can be reasonably estimated, we record the amount of the estimated loss. If the loss is estimated using a range and no point within the range is more probable than another, we record the minimum amount in the range. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Loss ranges are based upon the specific facts of each claim or class of claim and were determined after review by counsel. Court rulings on our cases or similar cases could impact our assessment of the probability and estimate of our loss, which could have an impact on our reported results of operations, financial position and liquidity. We record insurance recovery receivables related to our litigation claims when it is probable we will receive reimbursement from the insurer. Specifically, we are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos 1) in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or 2) in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts.

      We engage an independent asbestos valuation firm to review our existing reserves for pending claims, provide a reasonable estimate of the liability associated with unasserted asbestos claims, and determine our receivables from probable insurance recoveries.
      A significant assumption in our estimated liability is that it represents our estimated liability through 2009, which represents the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or changed circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. We had recorded liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $104 million at December 31, 2005 and $119 million at December 31, 2004. The portion of the liability associated with unasserted asbestos claims and related defense costs was $31 million at December 31, 2005 and $38 million at December 31, 2004. At December 31, 2005, our liability with respect to asserted claims and related defense costs was $73 million, compared to $81 million at December 31, 2004.
      We maintain primary insurance coverage under coverage-in-place agreements as well as excess liability insurance with respect to asbestos liabilities. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery. This determination is based on consultation with our outside legal counsel and giving consideration to relevant factors, including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts.
      The valuation firm also assisted us in valuing receivables recorded for probable insurance recoveries. Based upon the model employed by the valuation firm, as of December 31, 2005, (i) we had recorded a receivable related to asbestos claims of $53 million, compared to $108 million at December 31, 2004, and (ii) we expect that approximately 50% of asbestos claim related losses would be recoverable up to our accessible policy limits. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. Of this amount, $9 million was included in Current Assets as part of Accounts and Notes receivable at December 31, 2005 and 2004.
      In addition to our asbestos claims, we are a defendant in various lawsuits related to our Entran II rubber hose product. During 2004, we entered into a settlement agreement to address a substantial portion of our Entran II liabilities. The claims associated with the plaintiffs that opted not to participate in the settlement will be evaluated in a manner consistent with our other litigation claims. We had recorded liabilities related to Entran II claims totaling $248 million at December 31, 2005 and $307 million at December 31, 2004.
      Workers’ Compensation. We recorded liabilities, on a discounted basis, totaling $250 million and $231 million for anticipated costs related to workers’ compensation at December 31, 2005 and 2004, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically update our loss development factors based on actuarial analyses. At December 31, 2005, the liability was discounted using the risk-free rate of return.
      For further information on general and product liability and other litigation, environmental matters and workers’ compensation, refer to the Note to the Consolidated Financial Statements No. 17, Commitments and Contingent Liabilities, included herein.
      Recovery of Goodwill and Other Intangible Assets. Generally accepted accounting principles do not permit goodwill or other intangible assets with indefinite lives to be amortized. Rather, these assets must be tested annually for impairment. The impairment testing would have to be performed more frequently than on an annual basis as a result of the occurrence of a potential indicator of impairment.
      For purposes of our annual impairment testing, which is conducted during the third quarter each year, we determine the estimated fair values of our reporting units using a valuation methodology based upon an

EBITDA multiple using comparable companies in the global automotive industry sector. The EBITDA multiple is adjusted if necessary to reflect local market conditions and recent transactions. The EBITDA of the reporting units are adjusted to exclude certain non-recurring or unusual items and corporate charges. EBITDA is based upon a combination of historical and forecasted results. Significant decreases in EBITDA in future periods could be an indication of a potential impairment. Additionally, valuation multiples in the global automotive industry sector would have to decline in excess of 50% to indicate a potential goodwill impairment.
      Goodwill totaled $637 million and other intangible assets with indefinite lives totaled $110 million at December 31, 2005. We completed our 2005 annual valuation during the third quarter of 2005. The valuation indicated that there was no impairment of goodwill or other intangible assets with indefinite lives.
      Deferred Tax Asset Valuation Allowance and Uncertain Income Tax Positions. At December 31, 2005 and 2004, we had valuation allowances aggregating $2 billion against all of our net Federal and state and some of our foreign net deferred tax assets.
      The valuation allowance was calculated in accordance with the provisions of SFAS 109 which requires an assessment of both negative and positive evidence when measuring the need for a valuation allowance. In accordance with SFAS 109, evidence, such as operating results during the most recent three-year period, is given more weight than our expectations of future profitability, which are inherently uncertain. Our losses in the U.S., and certain foreign locations in recent periods represented sufficient negative evidence to require a full valuation allowance against our net Federal, state and certain of our foreign deferred tax assets under SFAS 109. We intend to maintain a valuation allowance against our net deferred tax assets until sufficient positive evidence exists to support realization of such assets.
      The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is probable that our positions will be sustained when challenged by the taxing authorities. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective tax rate in a given period could be materially affected. An unfavorable tax settlement would require use of our cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.
      Pensions and Other Postretirement Benefits. Our recorded liability for pensions and postretirement benefits other than pensions is based on a number of assumptions, including:

•	life expectancies,

•	retirement rates,

•	discount rates,

•	long term rates of return on plan assets,

•	future compensation levels,

•	future health care costs, and

•	maximum company-covered benefit costs.
      Certain of these assumptions are determined with the assistance of outside actuaries. Assumptions about life expectancies, retirement rates, future compensation levels and future health care costs are based on past experience and anticipated future trends, including an assumption about inflation. The discount rate for our U.S. plans is derived from a portfolio of corporate bonds from issuers rated AA- or higher by Standard & Poor’s as of December 31 and is reviewed annually. The total cash flows provided by the portfolio are similar to the timing of our expected benefit payment cash flows. The long term rate of return on plan assets is based on the compound annualized return of our U.S. pension fund over periods of 15 years or more, asset class return expectations and long term inflation. These assumptions are regularly reviewed and revised when appropriate, and changes in one or more of them could affect the amount of our recorded net expenses for these benefits. Other assumptions involving demographic factors such as retirement age, mortality and turnover are evaluated periodically and are updated to reflect our experience and expectations for the future. If the actual experience differs from expectations, our financial position, results of operations and liquidity in future periods could be affected.
      The discount rate used in determining the total liability for our U.S. pension and postretirement plans was 5.50% at December 31, 2005, compared to 5.75% at December 31, 2004 and 6.25% for December 31, 2003. The decrease in the rate was due primarily to lower interest rates on long term highly rated corporate bonds. As a result, interest cost included in our net periodic pension cost decreased to $294 million in 2005, compared to $300 million in 2004 and $295 million in 2003. Interest cost included in our worldwide net periodic postretirement benefit cost was $149 million in 2005, compared to $188 million in 2004 and $174 million in 2003. Interest cost was lower in 2005 as a result of the reduction in the postretirement liability due to Medicare Part D. The weighted average remaining service period for employees covered by our U.S. plans is approximately 13 years.
      The following table presents the sensitivity of our U.S. projected pension benefit obligation, accumulated other postretirement obligation, shareholders’ equity, and 2006 expense to the indicated increase/decrease in key assumptions:

		+/ - Change at December 31, 2005

	Change	PBO/ABO	Equity	2006 Expense
(Dollars in millions)
Pensions:
Assumption:
Discount rate	+/- 0.5%	$340	$340	$30
Actual return on assets	+/- 1.0%	N/A	30	5
Estimated return on assets	+/- 1.0%	N/A	N/A	34
Postretirement Benefits:
Assumption:
Discount rate	+/- 0.5%	$103	N/A	$2
Health care cost trends — total cost	+/- 1.0%	11	N/A	1
      The continuous decline in U.S. discount rates, have largely contributed to an unrecognized actuarial loss of $1,646 million in our U.S. pension plans as of December 31, 2005. For purposes of determining 2005 U.S. net periodic pension expense, our funded status was such that we recognized $86 million of the unrecognized actuarial loss in 2005. We will recognize approximately $95 million of unrecognized actuarial losses in 2006. Given no change to the assumptions at our December 31, 2005 measurement, actuarial loss recognition will remain at an amount near that to be recognized in 2006 over the next few years before it begins to gradually decline.
      The actual rate of return on our U.S. pension fund was 8.5%, 12.1% and 23.5% in 2005, 2004 and 2003, respectively, as compared to the expected rate of return of 8.5%.
      This decline in U.S. discount rates also produced a large portion of the unrecognized actuarial loss of $355 million in our worldwide postretirement plans as of December 31, 2005. The unrecognized actuarial loss decreased from 2004 primarily due to a gain from the recognition of Medicare Part D. For purposes of determining 2005 worldwide net periodic postretirement cost, we recognized $10 million of the unrecognized actuarial loss in 2005. We will recognize approximately $13 million of unrecognized actuarial losses in 2006. If our future experience is consistent with our assumptions as of December 31, 2005, actuarial loss recognition will gradually decline from the 2006 levels.
      For further information on pensions and postretirement benefits, refer to the Note to the Consolidated Financial Statements No. 12, Pensions, Other Postretirement Benefits and Savings Plans, included herein.

Results of Operations — Segment Information
      Segment information reflects our strategic business units (SBUs), which are organized to meet customer requirements and global competition. The Tire business is managed on a regional basis. Engineered Products is managed on a global basis.
      Effective January 1, 2005 our former Chemical Products Segment was integrated into North American Tire. Intercompany sales from Chemical Products to other segments are no longer reflected in our segment sales. In addition, segment operating income from intercompany sales from Chemical Products to other segments is no longer reflected in our total segment operating income.
      Results of operations are measured based on net sales to unaffiliated customers and segment operating income. Segment operating income includes transfers to other SBUs. Segment operating income is computed as follows: Net Sales less CGS (excluding accelerated depreciation charges and asset impairment charges) and SAG (including certain allocated corporate administrative expenses). Segment operating income also includes equity in (earnings) losses of most unconsolidated affiliates. Equity in (earnings) losses of certain unconsolidated affiliates, including SPT (in 2003) and Rubbernetwork.com, are not included in segment operating income. Segment operating income does not include rationalization charges (credits) and certain other items. Segment assets include those assets under the management of the SBU.
      Total segment operating income was nearly $1.2 billion in 2005, $946 million in 2004 and $419 million in 2003. Total segment operating margin (segment operating income divided by segment sales) in 2005 was 5.9%, compared to 5.2% in 2004 and 2.8% in 2003.
      Management believes that total segment operating income is useful because it represents the aggregate value of income created by our SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBUs’ segment operating income, as determined in accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Refer to the Note to the Consolidated Financial Statements No. 15, Business Segments, included herein, for further information and for a reconciliation of total segment operating income to Income (Loss) before Income Taxes and Cumulative Effect of Accounting Change.
North American Tire

	Year Ended December 31,

	2005	2004	2003
(In millions)
Tire Units	101.9	102.5	101.2
Net Sales	$9,091	$8,569	$7,279
Operating Income (Loss)	167	74	(103)
Operating Margin	1.8%	0.9%	(1.4)%

2005 Compared to 2004
      North American Tire unit sales in 2005 decreased 0.6 million units or 0.6% from 2004. Replacement unit sales in 2005 increased 0.4 million units or 0.5% from 2004. OE volume in 2005 decreased 1.0 million units or 3.3% from 2004 due primarily to a slowdown in the automotive industry that resulted in lower levels of vehicle production and our selective fitment strategy in the consumer OE business.
      Net sales in 2005 increased $522 million or 6% from 2004. Net sales in 2005 increased approximately $353 million due primarily to price increases to offset higher raw material costs and improved mix resulting from our strategy to focus on the higher value consumer replacement market and greater selectivity in the consumer OE market. Also, positively impacting sales in the period was a growth in other tire related businesses including T&WA, our consolidated affiliate, of approximately $167 million, as well as translation of $33 million. The improvements were offset by a decrease in volume of approximately $31 million.
      Operating income in 2005 increased $93 million or 126% compared to 2004. The improvement was due to our tire business’ improved price and product mix of approximately $244 million, driven by factors described above, lower conversion costs of $85 million, primarily related to the implementation of cost reduction initiatives resulting in productivity improvements, lower other post-employment benefit costs (OPEB) costs and rationalization activities, and lower segment SAG costs of approximately $8 million. The decrease is SAG costs was primarily related to lower OPEB and lower general and product liability expenses, partially offset by higher wage and benefit costs. Also positively impacting our operating income was an approximate $46 million improvement in the earnings of our retail, external chemicals and other tire related businesses. The 2005 period was unfavorably impacted by increased raw material costs of approximately $283 million in our tire business and $25 million of costs associated with the hurricanes.
      In connection with our master contract with the USW, employees represented by the USW did not receive service credit under the U.S. hourly pension plan for a two year period ended October 2005. As a result, pension expense was reduced in 2005 and 2004 by approximately $43 million and $44 million, respectively.
      Operating income did not include net rationalization charges (credits) totaling $(8) million in 2005 and $9 million in 2004. In addition, operating income did not include losses on asset sales of $43 million in 2005 and $13 million in 2004.

2004 Compared to 2003
      North American Tire unit sales in 2004 increased 1.3 million units or 1.3% from 2003. Replacement unit sales in 2004 increased 2.2 million units or 3.2% from 2003. OE volume in 2004 decreased 0.9 million units or 2.6% from 2003. Replacement unit volume in 2004 increased from 2003 due primarily to higher sales of Goodyear brand tires. OE unit sales in 2004 decreased from 2003 due primarily to a slowdown in the automotive industry that resulted in lower levels of vehicle production and our selective fitment strategy in the consumer OE business.
      Net sales in 2004 increased $1.3 billion or 18% from 2003. Net sales in 2004 increased $524 million from 2003 due to the consolidation of T&WA in January 2004 in accordance with FIN 46. Sales were also favorably affected by approximately $312 million resulting from favorable price and product mix, due primarily to strong sales of Goodyear brand consumer tires and commercial tires. In addition, net sales benefited by approximately $271 million due to increased volume, mainly in the commercial OE and consumer replacement and retail markets. External chemical sales increased approximately $189 million primarily from increased price and improved volume.
      Operating income in 2004 increased $177 million or 172% from 2003. Operating income in 2004 rose from 2003 due primarily to improvements in price and product mix of approximately $201 million, primarily in the consumer and commercial replacement markets. In addition, operating income benefited by approximately $65 million from increased volume, primarily in the consumer replacement, commercial OE and retail markets. Operating income was favorably affected by savings from rationalization programs totaling approximately $78 million. Operating income in 2004 was unfavorably impacted by increased raw material costs of approximately $99 million and higher transportation costs of $32 million. SAG in 2004 was approximately $58 million higher than in 2003, due in part to increased advertising costs of approximately $25 million and increased compensation and benefits costs of approximately $12 million. External chemical operating income improved approximately $14 million due to improved price and product mix and higher volume.
      Operating income did not include net rationalization charges totaling $9 million in 2004 and $192 million in 2003. In addition, operating income did not include losses on asset sales of $13 million in 2004 and $4 million in 2003.

European Union Tire

	Year Ended December 31,

	2005	2004	2003
(In millions)
Tire Units	64.3	62.8	62.3
Net Sales	$4,676	$4,476	$3,922
Operating Income	317	253	130
Operating Margin	6.8%	5.7%	3.3%

2005 Compared to 2004
      European Union Tire Segment unit sales in 2005 increased 1.5 million units or 2.4% from 2004. Replacement unit sales increased 2.1 million units or 5.0% due primarily to share gains in the consumer market. OE volume decreased 0.6 million units or 3.4% due to overall softness in markets in the region.
      Net sales in 2005 increased $200 million or 4% from 2004. The increase was due primarily to price and product mix of approximately $214 million, driven by price increases to offset higher raw material costs and a favorable mix toward the consumer replacement and commercial markets. Also contributing to the sales increase was a volume increase of approximately $95 million, largely due to increases in the consumer replacement market. This improvement was partially offset by the lower sales in other tire related businesses of $62 million, primarily due to the closure and sale of retail locations, and unfavorable currency translation totaling approximately $43 million.
      Operating income in 2005 increased $64 million or 25% compared to 2004 due to improvements in price and product mix of approximately $145 million driven by price increases to offset higher raw material costs and the continued shift towards high performance, ultra-high performance and commercial tires. Also positively impacting operating income was higher volume of $23 million. Operating income was adversely affected by higher raw material costs of approximately $60 million, higher pension costs in the United Kingdom of $23 million, primarily due to a lower discount rate, and higher SAG expenses of approximately $18 million, primarily related to higher distribution and advertising expenses.
      Operating income did not include net rationalization charges totaling $8 million in 2005 and $23 million in 2004. In addition, operating income did not include gains on asset sales of $5 million in 2005 and $6 million in 2004.
      European Union Tire’s results are highly dependent upon the German market, which accounted for 38% of European Union Tire’s net sales in 2005. Accordingly, results of operations in Germany will have a significant impact on European Union Tire’s future performance.

2004 Compared to 2003
      European Union Tire unit sales in 2004 increased 0.5 million units or 0.8% from 2003. Replacement unit sales in 2004 approximated 2003 levels, reflecting product shortages, especially in the first half of 2004. OE volume in 2004 increased 0.5 million units or 2.4% from 2003, due primarily to increased sales of consumer tires and improved conditions in the commercial market.
      Net sales in 2004 increased $554 million or 14% from 2003. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $382 million from currency translation, mainly from the Euro. Net sales rose by approximately $130 million due to improved price and product mix, due primarily to price increases and a shift in mix towards higher priced premium brands. Additionally, higher OE volume increased 2004 net sales by approximately $41 million.
      Operating income in 2004 increased $123 million or 95% from 2003. Operating income in 2004 rose from 2003 due primarily to improvements in price and product mix of approximately $135 million. In addition, higher sales volume benefited operating income by approximately $9 million, and higher production and productivity improvements increased 2004 operating income by approximately $4 million. Savings from rationalization actions benefited operating income by approximately $47 million. Operating income rose by approximately $13 million from currency translation. Operating income was adversely impacted by higher raw material costs totaling approximately $42 million. SAG rose by approximately $39 million, due primarily to higher selling and advertising expenses related to premium brand tires.
      Operating income did not include net rationalization charges totaling $23 million in 2004 and $54 million in 2003. In addition, operating income did not include (gains) losses on asset sales of $(6) million in 2004 and $1 million in 2003.
Eastern Europe, Middle East and Africa Tire

	Year Ended December 31,

	2005	2004	2003
(In millions)
Tire Units	19.7	18.9	17.9
Net Sales	$1,437	$1,279	$1,073
Operating Income	198	194	147
Operating Margin	13.8%	15.2%	13.7%

2005 Compared to 2004
      Eastern Europe, Middle East and Africa Tire unit sales in 2005 increased 0.8 million units or 4.5% from 2004 primarily related to increased OE unit sales of 0.4 million or 13.9% primarily due to growth in the automotive industry in South Africa. Replacement units sales increased 0.4 million units or 2.4% driven by growth in emerging markets.
      Net sales in 2005 increased by $158 million, or 12% compared to 2004 mainly due to price increases to recover higher raw material costs and favorable product mix due to continued growth of high performance tires and premium brands of approximately $60 million, favorable translation of $42 million, increased volume of approximately $37 million, mainly in emerging markets, as well as increased South African retail sales of approximately $15 million.
      Operating income in 2005 increased by $4 million, or 2% from 2004. Operating income in 2005 was favorably impacted by price and product mix of approximately $39 million due to factors described above, improved volume of approximately $16 million primarily in emerging markets, foreign currency translation of approximately $16 million and improvement in other tire related businesses of $4 million. Negatively impacting operating income were higher raw material costs of approximately $40 million, higher conversion costs of approximately $18 million primarily related to production adjustments in certain markets to reduce inventory levels. Higher SAG costs also negatively impacted operating income by $15 million, primarily due to increased selling activity in emerging markets.
      Operating income did not include net rationalization charges totaling $9 million in 2005 and $4 million in 2004. In addition, operating income did not include losses on asset sales of $1 million in 2005.

2004 Compared to 2003
      Eastern Europe, Middle East and Africa Tire unit sales in 2004 increased 1.0 million units or 5.2% from 2003. Replacement unit sales in 2004 increased 0.6 million units or 4.0% from 2003 due primarily to growth in emerging markets. OE volume in 2004 increased 0.4 million units or 10.7% from 2003 due primarily to growth in the automotive industry in Turkey and South Africa.
      Net sales in 2004 increased $206 million or 19% from 2003. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $102 million from currency translation. In addition, net sales rose by approximately $97 million on improved price and mix. Higher overall volume, mainly due to growth in emerging markets and improved economic conditions, increased net sales by $41 million. Negative results in our South African retail business adversely impacted net sales by approximately $32 million.
      Operating income in 2004 increased $47 million or 32% from 2003. Operating income in 2004 rose from 2003 due primarily to a benefit of approximately $62 million resulting from price increases and a shift in mix toward high performance tires. Operating income increased by approximately $16 million on higher volume, and by approximately $11 million from the favorable effect of currency translation. Operating income was adversely impacted by higher raw material and conversion costs totaling approximately $28 million. In addition, SAG expense was approximately $16 million higher resulting primarily from increased selling activity in growing and emerging markets.
      Operating income did not include net rationalization charges totaling $4 million in 2004.
Latin American Tire

	Year Ended December 31,

	2005	2004	2003
(In millions)
Tire Units	20.4	19.6	18.7
Net Sales	$1,466	$1,245	$1,041
Operating Income	295	251	149
Operating Margin	20.1%	20.2%	14.3%

2005 Compared to 2004
      Latin American Tire unit sales in 2005 increased 0.8 million units or 4.5% compared to 2004 primarily due to an increase in OE volume of 0.8 million units or 18.9%. OE volume increased as a result of strong growth in Latin American vehicle exports to Europe, Africa and North America. Replacement unit sales remained relatively flat, in line with a relatively flat replacement market in Latin America.
      Net sales in 2005 increased $221 million, or 18% compared to 2004. Net sales increased in 2005 due to the favorable impact of currency translation, mainly in Brazil, of approximately $117 million, favorable price and product mix of approximately $61 million, and increased volume of approximately $54 million. These increases were partially offset by a reduction in sales of other tire related businesses of $15 million.
      Operating income in 2005 increased $44 million, or 18% compared to 2004. Operating income was favorably impacted by approximately $87 million primarily due to improved price, approximately $66 million from the favorable impact of currency translation, and $16 million due to increased volumes. Increased raw material costs of approximately $93 million, higher conversion costs and SAG expenses of approximately $21 million and $8 million, respectively, due primarily to higher compensation costs, negatively impacted operating income as compared to 2004. The reduction in sales of other tire related businesses reduced operating income by approximately $7 million.
      Operating income did not include net rationalization credits totaling $2 million in 2004. In addition, operating income did not include gains on asset sales of $1 million in 2005.
      Latin American Tire’s results are highly dependent upon the Brazilian market, which accounted for 44% of Latin American Tire’s net sales in 2005. Accordingly, results of operations in Brazil will have a significant impact on Latin American Tire’s future performance. Moreover, given Latin American Tire’s significant contribution to our operating income, significant fluctuations in their sales, operating income or operating margins may have disproportionate impact on our consolidated results of operations.

2004 Compared to 2003
      Latin American Tire unit sales in 2004 increased 0.9 million units or 5.0% from 2003. Replacement unit sales in 2004 increased 0.8 million units or 5.3% from 2003 due primarily to improved commercial and consumer demand. OE volume in 2004 increased 0.1 million units or 3.9% from 2003 reflecting improved commercial volume.
      Net sales in 2004 increased $204 million or 20% from 2003. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $134 million from price increases and improved product mix in the replacement market. Net sales rose by approximately $60 million on higher volume and approximately $7 million from currency translation.

      Operating income in 2004 increased $102 million or 68% from 2003. Operating income in 2004 increased from 2003 due primarily to a benefit of approximately $126 million from improved price and product mix in the replacement market. Operating income benefited by approximately $13 million from higher volume and $5 million from savings from rationalization programs. Operating income was adversely impacted by higher raw material and conversion costs totaling approximately $41 million and approximately $2 million from currency translation. In addition, SAG expense rose by approximately $11 million, due primarily to increased wages and benefits and advertising expenses.
      Operating income did not include net rationalization charges (credits) totaling $(2) million in 2004 and $10 million in 2003. In addition, operating income did not include gains on asset sales of $2 million in 2003.
Asia Pacific Tire

	Year Ended December 31,

	2005	2004	2003
(In millions)
Tire Units	20.1	19.5	13.4
Net Sales	$1,423	$1,312	$582
Operating Income	84	60	49
Operating Margin	5.9%	4.6%	8.4%

2005 Compared to 2004
      Asia Pacific Tire unit sales in 2005 increased 0.6 million units or 2.5% compared to 2004. OE volume increased 1.2 million units or 20.9% mainly due to improvements in the Chinese OE market. Replacement units decreased 0.6 million units or 4.0% driven by increased competition with low cost imports.
      Net sales in 2005 increased $111 million or 8% from 2004 due to favorable price and product mix of approximately $49 million, driven by price increases to offset higher raw material costs, and to favorable price in our off-the-road business in response to strong market demand. Also favorably impacting sales was currency translation of approximately $26 million and volume of approximately $31 million.
      Operating income in 2005 increased $24 million or 40% from 2004 due primarily to improved price and product mix of approximately $60 million, driven by factors described above, non-recurring FIN 46 related charges of approximately $7 million in 2004, and lower research and development costs of $5 million. Also positively impacting income for the period was increased volume of approximately $6 million and a $4 million increase in other tire related businesses. These were offset in part by raw material cost increases of $50 million and higher SAG costs of $8 million due primarily to development of our branded retail and global sourcing infrastructure in China.
      Operating income did not include net rationalization credits totaling $2 million in 2005.
      See Note to the Consolidated Financial Statements No. 21, Subsequent Events, included herein, for a discussion of the acquisition of the remaining interest in SPT in January 2006.

2004 Compared to 2003
      Asia Pacific Tire unit sales in 2004 increased 6.1 million units or 45.5% from 2003. Replacement unit sales in 2004 increased 5.4 million units or 60.0% from 2003. OE volume in 2004 increased 0.7 million units or 15.6% from 2003. Unit sales in 2004 increased by 5.5 million replacement units and 0.8 million OE units due to the consolidation of SPT, as discussed below. Excluding the impact of SPT, replacement unit volume increased slightly, and OE volume decreased due primarily to lower consumer volume.
      Effective January 1, 2004, Asia Pacific Tire includes the operations of South Pacific Tyres, an Australian Partnership, and South Pacific Tyres N.Z. Limited, a New Zealand company (together, “SPT”), joint ventures 50% owned by Goodyear and 50% owned by Ansell Ltd. SPT sells Goodyear brand, Dunlop brand and other house and private brand tires through its chain of retail stores, commercial tire centers and independent dealers.

      Net sales in 2004 increased $730 million or 125% from 2003. Net sales in 2004 increased from 2003 due primarily to the consolidation of SPT, which benefited 2004 sales by $707 million. Net sales also rose by approximately $32 million due to improved price and product mix, but were adversely impacted by lower volume, excluding SPT, of $18 million.
      Operating income in 2004 increased $11 million or 22% from 2003. Operating income in 2004 increased from 2003 due primarily to a benefit of approximately $25 million from price increases and improved product mix, and a reduction in conversion costs of approximately $4 million. Operating income was adversely impacted by higher raw material costs totaling approximately $22 million and approximately $3 million from lower volume. In addition, SAG expenses rose by approximately $6 million. The consolidation of SPT increased Asia Pacific Tire operating income by approximately $12 million in 2004; however, it reduced operating margin to 4.6% in 2004 from 8.4% in 2003.
      Operating income did not include gains on asset sales of $2 million in 2003.
Engineered Products

	Year Ended December 31,

	2005	2004	2003
(In millions)
Net Sales	$1,630	$1,472	$1,205
Operating Income	103	114	47
Operating Margin	6.3%	7.7%	3.9%

2005 Compared to 2004
      Engineered Products sales increased $158 million, or 11% in 2005 compared to 2004 levels due to improved price and product mix of approximately $65 million, increased volume of approximately $59 million, and favorable currency translation of approximately $35 million. The growth in net sales was driven by an increase in Industrial sales of approximately $144 million compared to 2004, primarily due to strong industry demand from petrochemical and mining customers. Replacement product sales increased by approximately $16 million compared to 2004 primarily due to increased market penetration. As anticipated, sales of Military products declined by approximately $13 million compared to 2004.
      Operating income in 2005 decreased $11 million, or 10% compared to 2004 due primarily to increased conversion costs of approximately $33 million, related to the decline in our military business and OE production shifts to Mexico. Also negatively impacting operating income were increased raw material costs of approximately $30 million, higher SAG expenses of approximately $13 million due primarily to increased compensation, consulting expense, and bad debt expense and higher freight costs of approximately $11 million as a result of higher fuel costs. Partially offsetting these higher raw material and conversion costs were price and product mix improvements of approximately $44 million and increased volume of approximately $33 million.
      Operating income did not include net rationalization charges totaling $4 million in 2005 and $23 million in 2004. In addition, operating income did not include gains on asset sales of $3 million in 2004.

2004 Compared to 2003
      Engineered Products sales increased $267 million or 22% in 2004 from 2003 due to improved volume of approximately $194 million and improved price and product mix of approximately $37 million. This growth in revenue was led by strong sales in Military and Industrial products. Net sales also rose by approximately $35 million due to currency translation.
      Operating income in 2004 increased $67 million or 143% from 2003. Increased Military and Industrial volume contributed approximately $75 million to the improved profitability. Operating income also reflected savings from rationalization programs of approximately $24 million. SAG was approximately $18 million higher and conversion costs rose approximately $10 million compared to 2003. Operating income in 2003 was adversely impacted by charges totaling approximately $19 million related to account reconciliation adjustments in the restatement reported in our 2003 Form 10-K.
      Operating income did not include net rationalization charges totaling $23 million in 2004 and $29 million in 2003. In addition, operating income did not include (gains) losses on asset sales of $(3) million in 2004 and $6 million in 2003.
Liquidity and Capital Resources
      At December 31, 2005, we had $2,178 million in cash and cash equivalents as well as $1,677 million of unused availability under our various credit agreements, compared to $1,968 million and $1,116 million, respectively, at December 31, 2004. Cash and cash equivalents do not include restricted cash. Restricted cash primarily consists of Goodyear contributions made related to the settlement of the Entran II litigation and proceeds received pursuant to insurance settlements. In addition, we will, from time to time, maintain balances on deposit at various financial institutions as collateral for borrowings incurred by various subsidiaries, as well as cash deposited in support of trade agreements and performance bonds. At December 31, 2005, cash balances totaling $231 million were subject to such restrictions, compared to $152 million at December 31, 2004. The increase was primarily due to the receipt of insurance settlements subject to restrictions.
      Our ability to service our debt depends in part on the results of operations of our subsidiaries and upon the ability of our subsidiaries to make distributions of cash to various other entities in our consolidated group, whether in the form of dividends, loans or otherwise. In recent years, our foreign subsidiaries have been a significant source of cash flow. In certain countries where we operate, transfers of funds into or out of such countries by way of dividends, loans or advances are generally or periodically subject to various restrictive governmental regulations. In addition, certain of our credit agreements and other debt instruments restrict the ability of foreign subsidiaries to make distributions of cash. At December 31, 2005, approximately $236 million of net assets were subject to such restrictions, compared to approximately $221 million at December 31, 2004.
Operating Activities
      Cash flows from operations for 2005 of $885 million increased $100 million compared to $785 million in 2004. Cash flows from operations in 2004 of $785 million increased $1,054 million compared to cash used in operations of $269 million in 2003. Improvements in operating cash flows are primarily attributable to improved operating results. Net income increased by $113 million as compared to 2004 and 2004 net income increased by $922 million as compared to 2003. In 2005 and 2004 we received proceeds from insurance settlements of $228 million and $175 million, respectively, which also contributed to the improvement in operating cash flows. Partially offsetting these improvements were increases in pension contributions of $261 million in 2005 and $149 million in 2004. Cash flows from operating activities in 2004 and 2003 included net outflows of $118 million and $840 million, respectively, due to the termination of our accounts receivable securitization program. In 2004, we terminated certain of our off-balance sheet account receivable securitization programs in Europe and in 2003 we terminated our domestic accounts receivable securitization program.
Investing Activities
      Net cash used in investing activities was $440 million during 2005, compared to $651 million in 2004 and $290 million in 2003. Capital expenditures were $634 million, $529 million and $405 million in 2005, 2004 and 2003, respectively. Capital expenditures in 2005 of approximately $128 million were used on projects to increase capacity, approximately $173 million were used to improve productivity and quality and approximately $333 million were used for tire molds and various other projects. Major investments in fiscal year 2005 focused on growth in the Latin American Tire and Asia Pacific Tire Segments with several manufacturing improvements in the North American Tire Segment. Capital expenditures are expected to be approximately $720 million in 2006. This amount includes expenditures for capitalized software of approximately $55 million, which are included in capital expenditures in our Consolidated Statements of Cash Flows; however, are not treated as capital expenditures under our credit agreements. We expect to spend $65 million for projects to increase capacity, $250 million for productivity and quality improvements, and $350 million for tire molds, maintenance and other activities. During 2005, we revised the classification for certain items, including changes in restricted cash, in our Consolidated Statements of Cash Flows. Restricted cash is now presented as an investing activity. The revised classifications have also been reflected in the comparative prior year amounts for purposes of consistency.
      At December 31, 2005, we had binding commitments for raw materials and investments in land, buildings and equipment of $1,288 million, and off-balance-sheet financial guarantees written and other commitments totaling $11 million.
      Cash provided by asset dispositions in 2005 was $257 million, primarily from asset sales in the North American Tire Segment, including net proceeds from the sales of our North American Farm Tire business of $100 million, our Sumatran rubber plantation, of approximately $70 million and our Wingtack adhesive resin business of $55 million. Cash used for asset acquisitions was $62 million in 2004. In June 2004, we exercised our call option and a subsidiary in Luxembourg purchased the remaining 20% of outstanding shares that it did not already own of Sava Tires d.o.o. (Sava Tires), a joint venture tire manufacturing company in Kranj, Slovenia, for $52 million. On July 13, 2004, we purchased the remaining 50% ownership interest that we did not already own of Däckia, a tire retail group in Sweden, for $10 million. During 2003, cash flows from asset sales of $104 million included net proceeds of $83 million for the sale of 20.8 million shares of SRI. Cash used for asset acquisitions in 2003 included the purchase of Arkansas Best Corporation’s 19% ownership interest in Wingfoot Commercial Tire Systems, LLC (“Wingfoot”) for $71 million. Wingfoot was a joint venture company formed by Goodyear and Arkansas Best Corporation to sell and service commercial truck tires, provide retread services and conduct related business.
Financing Activities
      Net cash provided by (used in) financing activities was $(175) million in 2005, compared to $250 in 2004 and $1,121 million in 2003. Consolidated debt and our ratio of debt to debt and equity follows:

	December 31,

	2005	2004	2003
(In millions)
Consolidated debt	$5,423	$5,680	$5,087
Debt to debt and equity	98.7%	98.7%	100.7%
      Consolidated debt decreased in 2005 compared to 2004 due primarily to a net repayment of debt of $63 million in conjunction with our April 8, 2005 refinancing, the issuance of $400 million in senior notes due in 2015 and the repayment of our 6 3/8% Euro Notes due in 2005. Consolidated debt increased in 2004 from 2003 due primarily to the net issuance of debt of $328 million in connection with certain financing actions in 2004 including the completion of a $350 million convertible senior notes offering, the completion of the pan-European accounts receivable securitization facility and the consolidation of VIEs as defined by FIN 46. A net issuance of debt of $1,220 million in 2003 was due primarily to the April 1, 2003 restructuring and refinancing of our credit facilities, including the termination of our domestic off-balance sheet accounts receivable securitization program.
Credit Sources
      In aggregate, we had committed and uncommitted credit facilities of $7,527 million available at December 31, 2005, of which $1,677 million were unused, compared to $7,295 million available at December 31, 2004, of which $1,116 million were unused.

$650 Million Senior Secured Notes
      On March 12, 2004, we completed a private offering of $650 million of senior secured notes, consisting of $450 million of 11% senior secured notes due 2011 and $200 million of floating rate notes due 2011, which accrue interest at LIBOR plus 8%. The proceeds of the notes were used to prepay the remaining outstanding amount under the then-existing U.S. term loan facility, permanently reduce commitments under the then-existing revolving credit facility by $70 million, and for general corporate purposes. The notes are guaranteed by the same subsidiaries that guarantee our $1.5 billion first lien credit facility. The notes are secured by perfected third-priority liens on the same collateral securing those facilities.
      We have the right to redeem the fixed rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 105.5%, 102.75%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. We may also redeem the fixed rate notes prior to March 1, 2008 at a redemption price equal to 100% of the principal amount plus a make-whole premium. We have the right to redeem the floating rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 104.0%, 102.0%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. In addition, prior to March 1, 2007, we have the right to redeem up to 35% of the fixed and floating rate notes with net cash proceeds from one or more public equity offerings. The redemption price would be 111% for the fixed rate notes and 100% plus the then-applicable floating rate for the floating rate notes, plus accrued and unpaid interest to the redemption date.
      The Indenture for the senior secured notes contains restrictions on our operations, including limitations on:

•	incurring additional indebtedness or liens,

•	paying dividends, making distributions and stock repurchases,

•	making investments,

•	selling assets, and

•	merging and consolidating.
      In the event that the senior secured notes have a rating equal to or greater than Baa3 from Moody’s and BBB-from Standard and Poor’s, a number of those restrictions will not apply, for so long as those credit ratings are maintained.

$350 Million Convertible Senior Note Offering
      On July 2, 2004, we completed an offering of $350 million aggregate principal amount of 4% Convertible Senior Notes due June 15, 2034. The notes are convertible into shares of our common stock initially at a conversion rate of 83.07 shares of common stock per $1,000 principal amount of notes, which is equal to an initial conversion price of $12.04 per share. The proceeds from the notes were used to repay temporarily a revolving credit facility and for working capital purposes.

$400 Million Senior Notes Offering
      On June 23, 2005, we completed an offering of $400 million aggregate principal amount of 9% Senior Notes due 2015 in a transaction under Rule 144A and Regulation S of the Securities Act of 1933. The senior notes are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our senior secured credit facilities. The guarantees are unsecured. The proceeds were used to repay $200 million in borrowings under our U.S. first lien revolving credit facility, and to replace $190 million of the cash, that we used to pay the $488 million principal amount of our 6 3/8% Euro Notes due 2005 at maturity on June 6, 2005. The remainder of the proceeds was used for general corporate purposes. In conjunction with the debt issuance, we paid fees of approximately $10 million, which will be amortized over the term of the senior notes.
      The Indenture governing the senior notes limits our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to significant exceptions and qualifications. For example, if the senior notes are assigned an investment grade rating by Moody’s and S&P and no default has occurred or is continuing, certain covenants will be suspended.

April 8, 2005 Refinancing
      On April 8, 2005 we completed a refinancing in which we replaced approximately $3.28 billion of credit facilities with new facilities aggregating $3.65 billion. The new facilities consist of:

•	a $1.5 billion first lien credit facility due April 30, 2010 (consisting of a $1.0 billion revolving facility and a $500 million deposit-funded facility);

•	a $1.2 billion second lien term loan facility due April 30, 2010;

•	the Euro equivalent of approximately $650 million in credit facilities for Goodyear Dunlop Tires Europe B.V. (“GDTE”) due April 30, 2010 (consisting of approximately $450 million in revolving facilities and approximately $200 million in term loan facilities); and

•	a $300 million third lien term loan facility due March 1, 2011.
      In connection with the refinancing, we paid down and retired the following facilities:

•	our $1.3 billion asset-based credit facility, due March 2006 (the $800 million term loan portion of this facility was fully drawn prior to the refinancing);

•	our $650 million asset-based term loan facility, due March 2006 (this facility was fully drawn prior to the refinancing);

•	our $680 million deposit-funded credit facility due September 2007 (there were $492 million of letters of credit outstanding under this facility prior to the refinancing); and

•	our $650 million senior secured European facilities due April 2005 (the $400 million term loan portion of this facility was fully drawn prior to the refinancing).
      In conjunction with the refinancing, we paid fees of approximately $57 million. In addition, we paid approximately $20 million of termination fees associated with the replaced facilities. We recognized approximately $47 million of expense in the second quarter to write-off fees associated with the refinancing, including approximately $30 million of previously unamortized fees related to the replaced facilities. The remaining fees are being amortized over the term of the new facilities. The new facilities have customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2004.

$1.5 Billion First Lien Credit Facility
      The $1.5 billion first lien credit facility consists of a $1.0 billion revolving facility and a $500 million deposit-funded facility. Our obligations under these facilities are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. Our obligations under this facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in a variety of collateral.
      With respect to the deposit-funded facility, the lenders deposited the entire $500 million of the facility in an account held by the administrative agent, and those funds are used to support letters of credit or borrowings on a revolving basis, in each case subject to customary conditions. The full amount of the deposit-funded facility is available for the issuance of letters of credit or for revolving loans. As of December 31, 2005, there were $499 million of letters of credit issued under the deposit-funded facility and no borrowings under the revolving facility.

$1.2 Billion Second Lien Term Loan Facility
      Our obligations under this facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. and are secured by second priority security interests in the same collateral securing the $1.5 billion first lien credit facility. As of December 31, 2005 this facility was fully drawn.

$300 Million Third Lien Secured Term Loan Facility
      Our obligations under this facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. and are secured by third priority security interests in the same collateral securing the $1.5 billion first lien credit facility (however, the facility is not secured by any of the manufacturing facilities that secure the first and second lien facilities). As of December 31, 2005, this facility was fully drawn.

Euro Equivalent of $650 Million (€505 Million) Senior Secured European Credit Facilities
      These facilities consist of (i) a €195 million European revolving credit facility, (ii) an additional €155 million German revolving credit facility, and (iii) €155 million of German term loan facilities. We secure the U.S. facilities described above and provide unsecured guarantees to support these facilities. GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of subsidiary guarantors under the related guarantees are secured by a variety of collateral. As of December 31, 2005, there were $4 million of letters of credit issued under the European revolving credit facility, $183 million was drawn under the German term loan facilities and there were no borrowings under the German or European revolving credit facilities.
      For a description of the collateral securing the above facilities as well as the covenants applicable to them, please refer to the Note to the Consolidated Financial Statements No. 10, Financing Arrangements and Derivative Financial Instruments, included herein.

Consolidated EBITDA (per Credit Agreements)
      Under our primary credit facilities we are not permitted to fall below a ratio of 2.00 to 1.00 of Consolidated EBITDA to Consolidated Interest Expense (as such terms are defined in each of the relevant credit facilities) for any period of four consecutive fiscal quarters. In addition, our ratio of Consolidated Net Secured Indebtedness to Consolidated EBITDA (as such terms are defined in each of the relevant credit facilities) is not permitted to be greater than 3.50 to 1.00 at any time.
      Consolidated EBITDA is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure under our debt covenants. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. Our failure to comply with the financial covenants in our credit facilities could have a material adverse effect on our liquidity and operations. Accordingly, we believe that the presentation of Consolidated EBITDA will provide investors with information needed to assess our ability to continue to comply with these covenants.

      The following table presents the calculation of EBITDA and Consolidated EBITDA for the periods indicated. Other companies may calculate similarly titled measures differently than we do. Certain line items are presented as defined in the primary credit facilities and do not reflect amounts as presented in the Consolidated Statements of Operations.

	Year Ended December 31,

	2005	2004	2003
(In millions)
Net Income (Loss)	$228	$115	$(807)
Consolidated Interest Expense	411	369	296
U.S. and Foreign Taxes on Income	250	208	117
Depreciation and Amortization Expense	630	629	692
Cumulative Effect of Accounting Change	11	—	—

EBITDA	1,530	1,321	298
Credit Agreement Adjustments:
Other (Income) and Expense	70	1	343
Minority Interest in Net Income (Loss) of Subsidiaries	95	58	33
Consolidated Interest Expense Adjustment	5	11	18
Non-cash Non-recurring Items	—	—	55
Rationalizations	11	56	291
Less Excess Cash Rationalization Charges	—	—	(13	)(1)

Consolidated EBITDA	$1,711	$1,447	$1,025

(1)	“Excess Cash Rationalization Charges” is defined in our credit facilities, for the year ended December 31, 2003, only contemplates cash expenditures with respect to rationalization charges recorded on the Consolidated Statements of Operations after April 1, 2003.

Other Foreign Credit Facilities
      At December 31, 2005, we had short-term committed and uncommitted bank credit arrangements totaling $415 million, of which $182 million were unused, compared to $413 million and $192 million at December 31, 2004. The continued availability of these arrangements is at the discretion of the relevant lender, and a portion of these arrangements may be terminated at any time.

International Accounts Receivable Securitization Facilities (On-Balance-Sheet)
      On December 10, 2004, GDTE and certain of its subsidiaries entered into a new five-year pan-European accounts receivable securitization facility. The facility provides €275 million of funding and is subject to customary annual renewal of back-up liquidity lines.
      As of December 31, 2005, the amount available and fully utilized under this program was $324 million compared to $225 million as of December 31, 2004.
      In addition to the pan-European accounts receivable securitization facility discussed above, SPT and other subsidiaries in Australia have accounts receivable programs totaling $67 million and $63 million at December 31, 2005 and December 31, 2004, respectively.

International Accounts Receivable Securitization Facilities (Off-Balance-Sheet)
      Various international subsidiaries sold certain of their trade receivables under off-balance sheet programs during 2005 and 2004. The receivable financing programs of these international subsidiaries did not utilize an SPE. At December 31, 2005 and 2004, the value in U.S. dollars available to and utilized by these international subsidiaries was $3 million and $5 million, respectively.

Registration Obligations
      We are a party to three registration rights agreements in connection with the following transactions: (i) the March 2004 issuance of $650 million of senior secured notes due 2011 (consisting of $450 million of 11% senior secured notes and $200 million of senior secured floating rate notes), (ii) the July 2004 issuance of $350 million of 4% convertible senior notes due 2034, and (iii) the June 2005 issuance of $400 million of 9% senior notes due 2015.
      The registration rights agreement for the convertible notes required us to pay additional interest to investors since we did not file a registration statement to register the convertible notes by November 7, 2004. Additional interest was paid to investors at a rate of 0.25% per year for the first 90 days following November 7, 2004 and 0.50% per year thereafter, until December 13, 2005, when a registration statement on Form S-1 registering the convertible notes was declared effective. Following the effectiveness of the registration statement, the additional interest ceased to accrue on the convertible notes. On January 31, 2006, we suspended the use of the prospectus for the convertible notes in order to update the registration statement of which that prospectus formed a part to reflect certain expected financial results for the fourth quarter of 2005 as well as the year ended December 31, 2005. A post-effective amendment to the registration statement did not become effective prior to or on the 30th day of such suspension. Accordingly, pursuant to the terms of the registration rights agreement for the convertible notes, we will be obligated to pay additional interest to investors at a rate of 0.25% per year for the period from March 2, 2006 until March      , 2006, the date that the registration statement of which this prospectus forms a part became effective.
      On December 22, 2005, we completed an exchange offer related to the $450 million of 11% senior secured notes due in 2011 and $200 million of senior secured floating rate notes due in 2011. The registration rights agreement with respect to these notes required us to pay additional interest to investors since a registered exchange offer was not completed by December 7, 2004. The additional interest payable to investors increased in increments and reached a maximum of 2% per year immediately prior to the completion of the exchange offer. Following the completion of the exchange offer, the additional interest of 2% on the notes ceased to accrue and, pursuant to the terms of the registration rights agreement, additional interest of 0.25% per year began to accrue on the notes and will continue to accrue until payment in full of the principal amount of the notes.
      On January 12, 2006, we completed an exchange offer related to the $400 million of 9% senior notes due in 2015.

Credit Ratings
      Our credit ratings as of the date of this report are presented below:

	S&P	Moody’s

$1.5 Billion First Lien Credit Facility	BB	Ba3
$1.2 Billion Second Lien Term Loan Facility	B+	B2
$300 Million Third Lien Secured Term Loan Facility	B-	B3
European Facilities	B+	B1
$650 Million Senior Secured Notes due 2011	B-	B3
Corporate Rating (implied)	B+	B1
Senior Unsecured Debt	B-	—
Outlook	Stable	Stable
      Although we do not request ratings from Fitch, the rating agency rates our secured debt facilities (ranging from B+ to B- depending on facility) and our unsecured debt (“CCC+”).
      As a result of these ratings and other related events, we believe that our access to capital markets may be limited. Unless our debt credit ratings and operating performance improve, our access to the credit markets in the future may be limited. Moreover, a reduction in our credit ratings would further increase the cost of any financing initiatives we may pursue.
      A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.
Potential Future Financings
      In addition to our previous financing activities, we plan to undertake additional financing actions in the capital markets in order to ensure that our future liquidity requirements are addressed. These actions may include the issuance of additional equity.
      Because of our debt ratings, operating performance over the past few years and other factors, access to the capital markets cannot be assured. Our ongoing ability to access the capital markets is also dependent on the degree of success we have implementing our North American Tire turnaround strategy. Successful implementation of the turnaround strategy is also crucial to ensuring that we have sufficient cash flow from operations to meet our obligations. While we have made progress in implementing the turnaround strategy, there is no assurance that our progress will continue, or that we will be able to sustain any future progress to a degree sufficient to maintain access to capital markets and meet liquidity requirements. As a result, failure to complete the turnaround strategy successfully could have a material adverse effect on our financial position, results of operations and liquidity.
      Future liquidity requirements also may make it necessary for us to incur additional debt. However, a substantial portion of our assets is already subject to liens securing our indebtedness. As a result, we are limited in our ability to pledge our remaining assets as security for additional secured indebtedness. In addition, no assurance can be given as to our ability to raise additional unsecured debt.
Dividends
      On February 4, 2003, we announced that we eliminated our quarterly cash dividend. The dividend reduction was approved by the Board of Directors in order to conserve cash. Under our primary credit facilities we are permitted to pay dividends on our common stock of $10 million or less in any fiscal year. This limit increases to $50 million in any fiscal year if Moody’s senior (implied) rating and Standard & Poor’s (S&P) corporate rating improve to Ba2 or better and BB or better, respectively.
Asset Dispositions
      In 2005, we completed the sale of our natural rubber plantation in Indonesia at a sales price of approximately $70 million. We also completed the sale of our Wingtack adhesive resins business to Sartomer Company, Inc. in 2005. We received approximately $55 million in cash proceeds and retained approximately $10 million in working capital in connection with the Wingtack sale. In connection with the transaction, we recorded a gain of approximately $24 million on the sale. We may also receive additional consideration over the next three years ($5 million per year, $15 million aggregate) based on future operating performance of the Wingtack business. In 2005 we also completed the sale of assets of our North American farm tire business to Titan International for approximately $100 million. In connection with the transaction, we recorded a loss of approximately $73 million in the fourth quarter of 2005, primarily related to pension and retiree medical costs. Also, we have announced that we are exploring the possible sale of our Engineered Products business. Engineered Products manufactures and markets engineered rubber products for industrial, military, consumer and transportation OE end-users. We continue to evaluate our portfolio of businesses and, where appropriate, may pursue additional dispositions of non-core assets. Refer to the Note to the Consolidated Financial Statements No. 20, Asset Dispositions, included herein.

Commitments and Contingent Liabilities
Contractual Obligations
      The following table presents our contractual obligations and commitments to make future payments as of December 31, 2005:

	Payment Due by Period as of December 31, 2005

							After
	Total	1st Year	2nd Year	3rd Year	4th Year	5th Year	5 Years
(In millions)
Long Term Debt(1)	$5,347	$674	$329	$102	$327	$1,385	$2,530
Capital Lease Obligations(2)	107	13	12	12	12	12	46
Interest Payments(3)	2,387	389	344	332	330	249	743
Operating Leases(4)	1,471	315	254	193	145	109	455
Pension Benefits(5)	838	838	(5)	(5)	(5)	(5)	(5)
Other Post Retirement Benefits(6)	2,204	254	250	245	236	227	992
Workers Compensation(7)	334	86	43	32	23	17	133
Binding Commitments(8)	1,288	1,020	51	32	30	26	129

	$13,976	$3,589	$1,283	$948	$1,103	$2,025	$5,028

(1)	Long term debt payments include notes payable and reflect long term debt maturities as of December 31, 2005.

(2)	The present value of capital lease obligations is $76 million.

(3)	These amounts represent future interest payments related to our existing debt obligations based on fixed and variable interest rates specified in the associated debt agreements. Payments related to variable debt are based on the six-month LIBOR rate at December 31, 2005 plus the specified margin in the associated debt agreements for each period presented. The amounts provided relate only to existing debt obligations and do not assume the refinancing or replacement of such debt.

(4)	Operating lease obligations have not been reduced by minimum sublease rentals of $51 million, $42 million, $33 million, $24 million, $15 million, and $20 million in each of the periods above, respectively, for a total of $185 million. Payments, net of minimum sublease rentals, total $1,286 million. The present value of the net operating lease payments is $893 million. The operating leases relate to, among other things, computers and office equipment, real estate and miscellaneous other assets. No asset is leased from any related party.

(5)	The obligation related to pension benefits is actuarially determined and is reflective of obligations as of December 31, 2005. Although subject to change, the amount set forth in the table represents the midpoint of our estimated minimum funding requirements in 2006 for domestic defined benefit pension plans under current ERISA law, and the midpoint of our expected contributions to our funded non-U.S. pension plans in 2006. The expected contributions are based upon a number of assumptions, including, an ERISA liability interest rate of 5.08% for 2006.

At the end of 2005, the interest relief rate measures used for pension funding calculations expired. Since new legislation has not yet been enacted, the interest rate has reverted to a 30-year U.S. Treasury bond basis beginning in 2006. Under this basis, we estimate that we will be required to contribute approximately $700 million to $750 million to our domestic pension plans in 2006, as reflected in the table above. If new legislation is enacted in 2006, we expect the interest rate used for 2006 will be based on a Corporate bond basis. Using an estimate of these rates would result in estimated U.S. contributions during 2006 in the range of $550 million to $600 million. We are not able to reasonably estimate our future required contributions beyond 2006 due to uncertainties regarding significant assumptions involved in estimating future required contributions to our defined benefit pension plans, including:

•	interest rate levels,

•	the amount and timing of asset returns,

•	what, if any, changes may occur in pending pension funding legislation, and

•	how contributions in excess of the minimum requirements could impact the amounts and timing of future contributions.

Subject to the outcome of pending legislation, our domestic pension obligations are expected to peak in 2006. However, we anticipate being subject to significant required pension funding obligations in 2007 and beyond.

(6)	The payments presented above are expected payments for the next 10 years. The payments for other postretirement benefits reflect the estimated benefit payments of the plans using the provisions currently in effect. Under the relevant summary plan descriptions or plan documents we have the right to modify or terminate the plans. The obligation related to other postretirement benefits is actuarially determined on an annual basis. The estimated payments have been reduced to reflect the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

(7)	The payments for workers’ compensation obligations are based upon recent historical payment patterns on claims. The present value of anticipated claims payments for workers’ compensation is $250 million.

(8)	Binding commitments are for our normal operations and are related primarily to obligations to acquire land, buildings and equipment. In addition, binding commitments includes obligations to purchase raw materials through short term supply contracts at fixed prices or at formula prices related to market prices or negotiated prices.
      Additional other long-term liabilities include items such as income taxes, general and product liabilities, environmental liabilities and miscellaneous other long-term liabilities. These other liabilities are not contractual obligations by nature. We cannot, with any degree of reliability, determine the years in which these liabilities might ultimately be settled. Accordingly, these other long-term liabilities are not included in the above table.
      In addition, the following contingent contractual obligations, the amounts of which cannot be estimated, are not included in the table above:

•	The terms and conditions of our global alliance with Sumitomo as set forth in the Umbrella Agreement between Sumitomo and us provide for certain minority exit rights available to Sumitomo commencing in 2009. In addition, the occurrence of certain other events enumerated in the Umbrella Agreement, including certain bankruptcy events or changes in control of us, could trigger a right of Sumitomo to require us to purchase these interests immediately. Sumitomo’s exit rights, in the unlikely event of exercise, could require us to make a substantial payment to acquire Sumitomo’s interest in the alliance.

•	Pursuant to certain long term agreements, we shall purchase minimum amounts of a raw material at an agreed upon base price that is subject to quarterly adjustments for changes in raw material costs, natural gas costs, and market price adjustments.
      We do not engage in the trading of commodity contracts or any related derivative contracts. We generally purchase raw materials and energy through short-term, intermediate and long term supply contracts at fixed prices or at formula prices related to market prices or negotiated prices. We may, however, from time to time, enter into contracts to hedge our energy costs.

Off-Balance Sheet Arrangements
      An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has:

•	made guarantees,

•	retained or held a contingent interest in transferred assets,

•	undertaken an obligation under certain derivative instruments, or

•	undertaken any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.
      We have also entered into certain arrangements under which we have provided guarantees, as follows:

	Amount of Commitment Expiration per Period

	Total	1st Year	2nd Year	3rd Year	4th Year	5th Year	Thereafter
(In millions)
Customer Financing Guarantees	$8	$3	$—	$1	$2	$—	$2
Affiliate Financing Guarantees	2	—	—	2	—	—	—
Other Guarantees	1	1	—	—	—	—	—

Off-Balance Sheet Arrangements	$11	$4	$—	$3	$2	$—	$2

      For further information about guarantees, refer to the Note to the Consolidated Financial Statements No. 17, Commitments and Contingent Liabilities, included herein.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
      We continuously monitor our fixed and floating rate debt mix. Within defined limitations, we manage the mix using refinancing and unleveraged interest rate swaps. We will enter into fixed and floating interest rate swaps to alter our exposure to the impact of changing interest rates on consolidated results of operations and future cash outflows for interest. Fixed rate swaps are used to reduce our risk of increased interest costs during periods of rising interest rates, and are normally designated as cash flow hedges. Floating rate swaps are used to convert the fixed rates of long-term borrowings into short-term variable rates, and are normally designated as fair value hedges. Interest rate swap contracts are thus used to separate interest rate risk management from debt funding decisions. At December 31, 2005, the interest rates on 49% of our debt were fixed by either the nature of the obligation or through the interest rate swap contracts, compared to 50% at December 31, 2004. We also have from time to time entered into interest rate lock contracts to hedge the risk-free component of anticipated debt issuances. As a result of credit ratings actions and other related events, our access to these instruments may be limited.

      The following table presents information on interest rate swap contracts at December 31:

	2005	2004
(Dollars in millions)
Fixed Rate Contracts:
Notional principal amount	$—	$15
Pay fixed rate	—	5.94%
Receive variable Australian Bank Bill Rate	—	5.43%
Average years to maturity	—	0.50
Fair value	$—	$—
Pro forma fair value	—	—
Floating Rate Contracts:
Notional principal amount	$200	$200
Pay variable LIBOR	6.27%	4.31%
Receive fixed rate	6.63%	6.63%
Average years to maturity	0.92	1.92
Fair value — asset	$—	$6
Pro forma fair value — asset	—	5
      The pro forma fair value assumes a 10% increase in variable market interest rates at December 31 of each year, and reflects the estimated fair value of contracts outstanding at that date under that assumption.
      Weighted average interest rate swap contract information follows:

	2005	2004	2003
(Dollars in millions)
Fixed Rate Contracts:
Notional principal amount	$7	$96	$325
Pay fixed rate	5.94%	5.14%	5.00%
Receive variable LIBOR	5.66%	1.86%	1.24%
Floating Rate Contracts:
Notional principal amount	$200	$200	$207
Pay variable LIBOR	4.92%	3.27%	3.03%
Receive fixed rate	6.63%	6.63%	6.63%
      The following table presents information about long term fixed rate debt, including capital leases, at December 31:

	2005	2004
(In millions)
Carrying amount — liability	$2,847	$3,055
Fair value — liability	3,119	3,388
Pro forma fair value — liability	3,203	3,467
      The pro forma information assumes a 100 basis point decrease in market interest rates at December 31 of each year, and reflects the estimated fair value of fixed rate debt outstanding at that date under that assumption. The sensitivity of our interest rate contracts and fixed rate debt to changes in interest rates was determined with a valuation model based upon net modified duration analysis. The model assumes a parallel shift in the yield curve. The precision of the model decreases as the assumed change in interest rates increases.
Foreign Currency Exchange Risk
      We enter into foreign currency contracts in order to reduce the impact of changes in foreign exchange rates on consolidated results of operations and future foreign currency-denominated cash flows. These contracts reduce exposure to currency movements affecting existing foreign currency-denominated assets, liabilities, firm commitments and forecasted transactions resulting primarily from trade receivables and payables, equipment acquisitions, intercompany loans and royalty agreements and forecasted purchases and sales. In addition, the principal and interest on our Swiss franc bonds due 2006 is hedged by currency swap agreements, as were €100 million of the 6 3/8% Euro Notes until they matured in June 2005.
      Contracts hedging the Swiss franc bonds are designated as cash flow hedges, as were contracts hedging €100 million of the 6 3/8% Euro Notes until they matured in June 2005. Contracts hedging short-term trade receivables and payables normally have no hedging designation.
      The following table presents foreign currency contract information at December 31:

	2005	2004
(In millions)
Fair value — asset	$40	$102
Pro forma decrease in fair value	(47)	(71)
Contract maturities	1/06-10/19	1/05-10/19
      We were not a party to any foreign currency option contracts at December 31, 2005 or 2004.
      The pro forma change in fair value assumes a 10% decrease in foreign exchange rates at December 31 of each year, and reflects the estimated change in the fair value of contracts outstanding at that date under that assumption. The sensitivity of our foreign currency positions to changes in exchange rates was determined using current market pricing models.
      Fair values are recognized on the Consolidated Balance Sheets at December 31 as follows:

	2005	2004
(In millions)
Asset (liability):
Swiss franc swap — current	$38	$—
Swiss franc swap — long term	—	60
Euro swaps — current	—	46
Other — current asset	3	4
Other — long term assets	2	1
Other — current liability	(1)	(6)
Other — long term liability	(2)	(3)
      For further information on interest rate contracts and foreign currency contracts, refer to the Note to the Consolidated Financial Statements No. 10, Financing Arrangements and Derivative Financial Instruments, included herein.

Business
      We are one of the world’s leading manufacturers of tires and rubber products, engaging in operations in most regions of the world. Our 2005 net sales were $19.7 billion and our net income for 2005 was $228 million. Together with our U.S. and international subsidiaries and joint ventures, we develop, manufacture, market and distribute tires for most applications. We also manufacture and market several lines of power transmission belts, hoses and other rubber products for the transportation industry and various industrial and chemical markets, and rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate more than 1,800 tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our products in more than 100 facilities in 29 countries, and we have marketing operations in almost every country around the world. We employ approximately 80,000 associates worldwide.
General Segment Information
      Our operating segments are North American Tire; European Union Tire; Eastern Europe, Middle East and Africa Tire (“Eastern Europe Tire”) (formerly known as “Eastern Europe, Africa and Middle East Tire”); Latin American Tire; Asia Pacific Tire (collectively, the “Tire Segments”); and Engineered Products.
Financial Information About Our Segments
      Financial information related to our operating segments for the three year period ended December 31, 2005 appears in the Note to the Financial Statements No. 15, Business Segments, included herein.
General Information Regarding Tire Segments
      Our principal business is the development, manufacture, distribution and sale of tires and related products and services worldwide. We manufacture and market numerous lines of rubber tires for:

•	automobiles

•	trucks

•	buses

•	aircraft

•	motorcycles

•	farm implements

•	earthmoving equipment

•	industrial equipment

•	various other applications.
      In each case our tires are offered for sale to vehicle manufacturers for mounting as original equipment (“OE”) and in replacement markets worldwide. We manufacture and sell tires under the Goodyear-brand, the Dunlop-brand, the Kelly-brand, the Fulda-brand, the Debica-brand, the Sava-brand and various other Goodyear owned “house” brands, and the private-label brands of certain customers. In certain markets we also:

•	retread truck, aircraft and heavy equipment tires,

•	manufacture and sell tread rubber and other tire retreading materials,

•	provide automotive repair services and miscellaneous other products and services, and

•	manufacture and sell flaps for truck tires and other types of tires.

      The principal products of the Tire Segments are new tires for most applications. Approximately 78.2% of our consolidated sales in 2005 were of new tires, compared to 77.6% in 2004 and 78.3% in 2003. The percentages of each Tire Segment’s sales attributable to new tires during the periods indicated were:

	Year Ended December 31,

Sales of New Tires By	2005	2004	2003

North American Tire	87.8%	87.9%	86.3%
European Union Tire	89.5	87.4	89.2
Eastern Europe Tire	95.0	94.6	94.1
Latin American Tire	92.2	92.5	91.1
Asia Pacific Tire	80.7	82.2	97.7
      Each Tire Segment exports tires to other Tire Segments. The financial results of each Tire Segment exclude sales of tires exported to other Tire Segments, but include operating income derived from such transactions. The financial results of each Tire Segment include sales and operating income derived from the sale of tires imported from other Tire Segments. Sales to unaffiliated customers are attributed to the Tire Segment that makes the sale to the unaffiliated customer.
      Goodyear does not include motorcycle, all terrain vehicle or consigned tires in reporting tire unit sales.
      Tire unit sales for each Tire Segment and for Goodyear worldwide during the periods indicated were:
Goodyear’s Annual Tire Unit Sales

	Year Ended December 31,

	2005	2004	2003
(In millions of tires)
North American Tire	101.9	102.5	101.2
European Union Tire	64.3	62.8	62.3
Eastern Europe Tire	19.7	18.9	17.9
Latin American Tire	20.4	19.6	18.7
Asia Pacific Tire	20.1	19.5	13.4

Goodyear worldwide tire units	226.4	223.3	213.5
      Our worldwide tire unit sales in the replacement and OE markets during the periods indicated were:
Goodyear Worldwide Annual Tire Unit Sales — Replacement and OE

	Year Ended December 31,

	2005	2004	2003
(In millions of tires)
Replacement tire units	162.0	159.6	150.6
OE tire units	64.4	63.7	62.9

Goodyear worldwide tire units	226.4	223.3	213.5
      Worldwide replacement unit sales in 2005 increased from 2004 due primarily to improvements in European Union Tire. OE unit sales in 2005 increased from 2004 due primarily to improvements in Asia Pacific Tire, Latin American Tire and Eastern Europe Tire. Worldwide replacement unit sales in 2004 increased from 2003, due primarily to the consolidation of SPT and improvement in North American Tire, Latin American Tire and Eastern Europe Tire. OE unit sales in 2004 increased from 2003 due primarily to the consolidation of SPT and improvement in Eastern Europe Tire, Latin American Tire and European Union Tire. For further information regarding the consolidation of SPT effective January 1, 2004, refer to the Note to the Consolidated Financial Statements No. 7, Investments, included herein.
      New tires are sold under highly competitive conditions throughout the world. On a worldwide basis, we have two major competitors: Bridgestone (based in Japan) and Michelin (based in France). Other significant competitors include Continental, Cooper, Pirelli, Toyo, Yokohama, Kumho, Hankook and various regional tire manufacturers.
      We compete with other tire manufacturers on the basis of product design, performance, price, reputation, warranty terms, customer service and consumer convenience. Goodyear brand and Dunlop brand tires enjoy a high recognition factor and have a reputation for performance, quality and value. Kelly brand, Debica brand, Sava brand and various other house brand tire lines offered by us, and tires manufactured and sold by us to private brand customers, compete primarily on the basis of value and price.
      We do not consider our tire businesses to be seasonal to any significant degree. A significant inventory of new tires is maintained in order to optimize production schedules consistent with anticipated demand and assure prompt delivery to customers, especially “just in time” deliveries of tires or tire and wheel assemblies to OE manufacturers. Notwithstanding, tire inventory levels are designed to minimize working capital requirements.
North American Tire
      North American Tire, our largest segment in terms of revenue, develops, manufactures, distributes and sells tires and related products and services in the United States and Canada. North American Tire manufactures tires in nine plants in the United States and three plants in Canada. Certain Dunlop brand related businesses of North American Tire are conducted by Goodyear Dunlop Tires North America, Ltd., which is 75% owned by Goodyear and 25% owned by Sumitomo Rubber Industries, Ltd.
      Tires. North American Tire manufactures and sells tires for automobiles, trucks, motorcycles, buses, earthmoving equipment, commercial and military aviation and industrial equipment and for various other applications.
      Goodyear brand radial passenger tire lines sold in North America include Assurance with ComforTred Technology for the luxury market, Assurance with TripleTred Technology with broad market appeal, Eagle high performance and run-flat extended mobility technology (EMT) tires. Dunlop brand radial passenger tire lines sold in North America include SP Sport performance tires. The major lines of Goodyear brand radial tires offered in the United States and Canada for sport utility vehicles and light trucks are Wrangler and Fortera including Fortera featuring TripleTred Technology and SilentArmor Technology. Goodyear also offers Dunlop brand radials for light trucks such as the Rover and Grandtrek lines. North American Tire also manufactures and sells several lines of Kelly brand, other house brands and several lines of private brand radial passenger tires in the United States and Canada.
      A full line of Goodyear brand all-steel cord and belt construction medium radial truck tires, the Unisteel series, is manufactured and sold for various applications, including line haul highway use and off-road service. In addition, various lines of Dunlop brand, Kelly brand, other house and private brand radial truck tires are sold in the United States and Canada.

Related Products and Services
      North American Tire also:

•	retreads truck, aviation and heavy equipment tires, primarily as a service to its commercial customers,

•	manufactures tread rubber and other tire retreading materials for trucks, heavy equipment and aviation,

•	provides automotive maintenance and repair services at approximately 780 owned retail outlets,

•	provides trucking fleets with new tires, retreads, mechanical service, preventative maintenance and roadside assistance from 170 Goodyear operated Wingfoot Commercial Centers,

•	sells automotive repair and maintenance items, automotive equipment and accessories and other items to dealers and consumers,

•	sells chemical products to Goodyear’s other business segments and to unaffiliated customers, and

•	provides miscellaneous other products and services.
Markets and Other Information
      North American Tire distributes and sells tires throughout the United States and Canada. Tire unit sales to OE customers and to replacement customers served by North American Tire during the periods indicated were:
North American Tire Unit Sales — Replacement and OE

	Year Ended December 31,

	2005	2004	2003
(In millions of tires)
Replacement tire units	71.2	70.8	68.6
OE tire units	30.7	31.7	32.6

Total tire units	101.9	102.5	101.2
      North American Tire is a major supplier of tires to most manufacturers of automobiles, motorcycles, trucks and aircraft that have production facilities located in North America. Our 2005 unit sales in the North American OE channel decreased compared to 2004 and 2003 due to a slowdown in the automotive industry and our selective fitment strategy in the consumer OE business.
      Goodyear brand, Dunlop brand and Kelly brand tires are sold in the United States and Canada through several channels of distribution. The principal channel for Goodyear brand tires is a large network of independent dealers. Goodyear brand, Dunlop brand and Kelly brand tires are also sold to numerous national and regional retail marketing firms in the United States. North American Tire also operates approximately 970 retail outlets (including auto service centers, commercial tire and service centers and leased space in department stores) under the Goodyear name or under the Wingfoot Commercial Tire Systems, Allied or Just Tires trade styles. Several lines of house brand tires and private and associate brand tires are sold to independent dealers, national and regional wholesale marketing organizations and various other retail marketers.
      Automotive parts, automotive maintenance and repair services and associated merchandise are sold under highly competitive conditions in the United States and Canada through retail outlets operated by North American Tire.
      North American Tire periodically offers various financing and extended payment programs to certain of its replacement tire customers. We do not believe these programs, when considered in the aggregate, require a significant amount of working capital relative to the volume of sales involved, and they are consistent with prevailing tire industry practices.
      We are subject to regulation by the National Highway Traffic Safety Administration (“NHTSA”), which has established various standards and regulations applicable to tires sold in the United States for highway use. NHTSA has the authority to order the recall of automotive products, including tires, having safety defects related to motor vehicle safety. In addition, the Transportation Recall Enhancement, Accountability, and Documentation Act (the “TREAD Act”) imposes numerous requirements with respect to tire recalls. The TREAD Act also requires tire manufacturers to, among other things, remedy tire safety defects without charge for five years and conform with revised and more rigorous tire standards, once the revised standards are implemented.
European Union Tire
      European Union Tire, our second largest segment in terms of revenue, develops, manufactures, distributes and sells tires for automobiles, motorcycles, trucks, farm implements and construction equipment in Western Europe, exports tires to other regions of the world and provides related products and services. European Union Tire manufactures tires in 12 plants in England, France, Germany and Luxembourg.

Substantially all of the operations and assets of European Union Tire are owned and operated by Goodyear Dunlop Tires Europe B.V., a 75% owned subsidiary of Goodyear. European Union Tire:

•	manufactures and sells Goodyear brand, Dunlop brand and Fulda brand and other house brand passenger, truck, motorcycle, farm and heavy equipment tires,

•	sells Debica brand and Sava brand passenger, truck and farm tires manufactured by the Eastern Europe Tire Segment,

•	sells new, and manufactures and sells retreaded aviation tires,

•	provides various retreading and related services for truck and heavy equipment tires, primarily for its commercial truck tire customers,

•	offers automotive repair services at owned retail outlets, and

•	provides miscellaneous related products and services.
Markets and Other Information
      European Union Tire distributes and sells tires throughout Western Europe. Tire unit sales to OE customers and in the replacement markets served by European Union Tire during the periods indicated were:
European Union Tire Unit Sales — Replacement and OE

	Year Ended December 31,

	2005	2004	2003
(In millions of tires)
Replacement tire units	46.0	43.9	43.9
OE tire units	18.3	18.9	18.4

Total tire units	64.3	62.8	62.3
      European Union Tire is a significant supplier of tires to most manufacturers of automobiles, trucks and farm and construction equipment located in Western Europe.
      European Union Tire’s primary competitor in Western Europe is Michelin. Other significant competitors include Continental, Bridgestone, Pirelli, several regional tire producers and imports from other regions, primarily Eastern Europe and Asia.
      Goodyear brand and Dunlop brand tires are sold in several replacement markets served by European Union Tire through various channels of distribution, principally independent multi brand tire dealers. In some markets, Goodyear brand tires, as well as Dunlop brand, Fulda brand, Debica brand and Sava brand tires, are distributed through independent dealers, regional distributors and retail outlets, of which approximately 295 are owned by Goodyear.
Eastern Europe, Middle East and Africa Tire
      Our Eastern Europe, Middle East and Africa Tire segment (“Eastern Europe Tire”) manufactures and sells passenger, truck, farm, bicycle and construction equipment tires in Eastern Europe, the Middle East and Africa. Eastern Europe Tire manufactures tires in six plants in Poland, Slovenia, Turkey, Morocco and South Africa. Eastern Europe Tire:

•	maintains sales operations in most countries in Eastern Europe (including Russia), the Middle East and Africa,

•	exports tires for sale in Western Europe, North America and other regions of the world,

•	provides related products and services in certain markets,

•	manufactures and sells Goodyear brand, Kelly brand, Debica brand, Sava brand and Fulda brand tires and sells Dunlop brand tires manufactured by European Union Tire,

•	sells new and retreaded aviation tires,

•	provides various retreading and related services for truck and heavy equipment tires,

•	sells automotive parts and accessories, and

•	provides automotive repair services at owned retail outlets.
Markets and Other Information
      Eastern Europe Tire distributes and sells tires in most countries in Eastern Europe, the Middle East and Africa. Tire unit sales to OE customers and in the replacement markets served by Eastern Europe Tire during the periods indicated were:
Eastern Europe Tire Unit Sales — Replacement and OE

	Year Ended December 31,

	2005	2004	2003
(In millions of tires)
Replacement tire units	15.8	15.4	14.8
OE tire units	3.9	3.5	3.1

Total tire units	19.7	18.9	17.9
      Eastern Europe Tire has a significant share of each of the markets it serves and is a significant supplier of tires to manufacturers of automobiles, trucks, and farm and construction equipment in Morocco, Poland, South Africa and Turkey. Its major competitors are Michelin, Bridgestone, Continental and Pirelli. Other competition includes regional and local tire producers and imports from other regions, primarily Asia.
      Goodyear brand tires are sold by Eastern Europe Tire in the various replacement markets primarily through independent tire dealers and wholesalers who sell several brands of tires. In some countries, Goodyear brand, Dunlop brand, Kelly brand, Fulda brand, Debica brand and Sava brand tires are sold through regional distributors and multi brand dealers. In the Middle East and most of Africa, tires are sold primarily to regional distributors for resale to independent dealers. In South Africa and sub-Saharan Africa, tires are also sold through a chain of approximately 160 retail stores operated by Goodyear primarily under the trade name Trentyre.
Latin American Tire
      Our Latin American Tire segment manufactures and sells automobile, truck and farm tires throughout Central and South America and in Mexico, sells tires to various export markets, retreads and sells commercial truck, aviation and heavy equipment tires, and provides other products and services. Latin American Tire manufactures tires in six facilities in Brazil, Chile, Colombia, Peru and Venezuela.
      Latin American Tire manufactures and sells several lines of passenger, light and medium truck and farm tires. Latin American Tire also:

•	manufactures and sells pre-cured treads for truck and heavy equipment tires,

•	retreads, and provides various materials and related services for retreading, truck, aviation and heavy equipment tires,

•	manufactures other products, including off-the-road tires,

•	manufactures and sells new aviation tires, and

•	provides miscellaneous other products and services.

Markets and Other Information
      Latin American Tire distributes and sells tires in most countries in Latin America. Tire sales to OE customers and in the replacement markets served by Latin American Tire during the periods indicated were:
Latin American Tire Unit Sales — Replacement and OE

	Year Ended December 31,

	2005	2004	2003
(In millions of tires)
Replacement tire units	15.0	15.0	14.2
OE tire units	5.4	4.6	4.5

Total tire units	20.4	19.6	18.7
Asia Pacific Tire
      Our Asia Pacific Tire segment manufactures and sells tires for automobiles, light and medium trucks, farm and construction equipment and aviation throughout the Asia Pacific markets. Asia Pacific Tire manufactures tires in 11 plants in Australia, China, India, Indonesia, Japan, Malaysia, New Zealand, the Philippines, Taiwan and Thailand. Asia Pacific Tire also:

•	retreads truck and aviation tires,

•	manufactures tread rubber and other tire retreading materials from truck and aviation tires, and

•	provides automotive maintenance and repair services at company owned retail outlets.
      Effective January 1, 2004, Asia Pacific Tire includes the operations of South Pacific Tyres, an Australian Partnership, and South Pacific Tyres N.Z. Limited, a New Zealand company (together, “SPT”), joint ventures 50% owned by Goodyear and 50% owned by Ansell Ltd. SPT is the largest tire manufacturer in Australia and New Zealand, with two tire manufacturing plants and 15 retread plants. SPT sells Goodyear brand, Dunlop brand and other house and private brand tires through its chain of approximately 415 retail stores, commercial tire centers and independent dealers. In January 2006, Goodyear completed the purchase of Ansell’s interests in SPT resulting in SPT becoming a wholly-owned subsidiary of Goodyear. For further information about SPT, refer to the Notes to the Consolidated Financial Statements No. 7, Investments, No. 15, Business Segments and No. 21, Subsequent Events.
Markets and Other Information
      Asia Pacific Tire distributes and sells tires in most countries in the Asia Pacific region. Tire sales to OE customers and in the replacement markets served by Asia Pacific Tire during the periods indicated were:
Asia Pacific Tire Unit Sales — Replacement and OE

	Year Ended December 31,

	2005	2004	2003
(In millions of tires)
Replacement tire units	13.9	14.5	9.1
OE tire units	6.2	5.0	4.3

Total tire units	20.1	19.5	13.4
      Unit sales in 2004 increased by 5.5 million replacement units and 0.8 million OE units due to the consolidation of SPT, which occurred on January 1, 2004.

Engineered Products
      Our Engineered Products segment develops, manufactures, distributes and sells numerous rubber and thermoplastic products worldwide. The products and services offered by Engineered Products include:

•	belts and hoses for motor vehicles,

•	conveyor and power transmission belts,

•	air, water, steam, hydraulic, petroleum, fuel, chemical and materials handling hose for industrial applications,

•	rubber track for agricultural and construction equipment,

•	anti-vibration products,

•	tank tracks, and

•	miscellaneous products and services.
      Engineered Products manufactures products at 8 plants in the United States and 22 plants in Australia, Brazil, Canada, Chile, China, France, Mexico, Slovenia, South Africa and Venezuela.
Markets and Other Information
      Engineered Products sells its products to the military, manufacturers of vehicles and various industrial products and to independent wholesale distributors. Numerous major firms participate in the various markets served by Engineered Products. There are several suppliers of automotive belts and hose products, air springs, engine mounts and other rubber components for motor vehicles. Engineered Products is a significant supplier of these products, and is also a leading supplier of conveyor and power transmission belts and industrial hose products. The principal competitors of Engineered Products include Dana, Mark IV, Gates, Bridgestone, Conti-Tech, Trelleborg, Tokai/ DTR, Unipoly and Habasit.
      These markets are highly competitive, with quality, service and price all being significant factors to most customers. Engineered Products believes its products are considered to be of high quality and are competitive in price and performance.
General Business Information
Sources and Availability of Raw Materials
      The principal raw materials used by Goodyear are synthetic and natural rubber. We purchase all of our requirements for natural rubber in the world market. Synthetic rubber typically accounts for slightly more than half of all rubber consumed by us on an annual basis. Our plants located in Beaumont, and Houston, Texas, supply the major portion of our synthetic rubber requirements in North America. We purchase a significant amount of our synthetic rubber requirements outside North America from third parties.
      We use nylon and polyester yarns, substantial quantities of which are processed in our textile mills. Significant quantities of steel wire are used for radial tires, a portion of which we produce. Other important raw materials we use are carbon black, pigments, chemicals and bead wire. Substantially all of these raw materials are purchased from independent suppliers, except for certain chemicals we manufacture. We purchase most raw materials in significant quantities from several suppliers, except in those instances where only one or a few qualified sources are available. We anticipate the continued availability of all raw materials we will require during 2006, subject to spot shortages and unexpected disruptions caused by natural disasters such as hurricanes and other similar events.
      Substantial quantities of hydrocarbon-based chemicals and fuels are used in the production of tires and other rubber products, synthetic rubber, latex and other products. Supplies of chemicals and fuels have been and are expected to continue to be available to us in quantities sufficient to satisfy our anticipated requirements, subject to spot shortages.
      In the fall of 2005, we implemented temporary reductions in production at our North American Tire facilities due to disruptions in the supply of carbon black and other raw materials resulting from the impact of Hurricanes Katrina and Rita. The hurricanes had an adverse impact of approximately $31 million on our results of operations in 2005 ($21 million of which related to the fourth quarter) primarily reflecting the unabsorbed fixed costs related to the temporary closures of our Houston and Beaumont chemical plants on the Texas Gulf Coast and reductions in production at our North American Tire plants, as well as the impairment of certain assets and loss of inventory.
Patents and Trademarks
      We own approximately 2,588 product, process and equipment patents issued by the United States Patent Office and approximately 5,827 patents issued or granted in other countries around the world. We also have licenses under numerous patents of others. We have approximately 638 applications for United States patents pending and approximately 4,042 patent applications on file in other countries around the world. While such patents, patent applications and licenses as a group are important, we do not consider any patent, patent application or license, or any related group of them, to be of such importance that the loss or expiration thereof would materially affect Goodyear or any business segment.
      We own or control or use approximately 1,717 different trademarks, including several using the word “Goodyear” or the word “Dunlop.” Approximately 9,973 registrations and 1,434 pending applications worldwide protect these trademarks. While such trademarks as a group are important, the only trademarks we consider material to our business, or to the business of any of our segments, are those using the word “Goodyear”, and with respect to certain of our international business segments, those using the word “Dunlop.” We believe our trademarks are valid and most are of unlimited duration as long as they are adequately protected and appropriately used.
Backlog
      Our backlog of orders is not considered material to, or a significant factor in, evaluating and understanding any of our business segments or our businesses considered as a whole.
Research and Development
      Our direct and indirect expenditures on research, development and certain engineering activities relating to the design, development and significant modification of new and existing products and services and the formulation and design of new, and significant improvements to existing, manufacturing processes and equipment during the periods indicated were:

	Year Ended December 31,

	2005	2004	2003
(In millions)
Research and development expenditures	$365	$364	$339
      These amounts were expensed as incurred.
Employees
      At December 31, 2005, we employed approximately 80,000 people throughout the world, including approximately 32,000 persons in the United States. Approximately 13,600 of our employees in the United States were covered by a master collective bargaining agreement, dated August 20, 2003, with the United Steelworkers, A.F.L.-C.I.O.-C.L.C. (“USW”), which expires on July 22, 2006. In addition, approximately 1,800 of our employees in the United States were covered by other contracts with the USW and various other unions. Unions represent the major portion of our employees in Europe, Latin America and Asia.

Compliance with Environmental Regulations
      We are subject to extensive regulation under environmental and occupational health and safety laws and regulations. These laws and regulations relate to, among other things, air emissions, discharges to surface and underground waters and the generation, handling, storage, transportation and disposal of waste materials and hazardous substances. We have several continuing programs designed to ensure compliance with federal, state and local environmental and occupational safety and health laws and regulations. We expect capital expenditures for pollution control facilities and occupational safety and health projects will be approximately $27 million during 2006 and approximately $29 million during 2007.
      We expended approximately $62 million during 2005, and expect to expend approximately $64 million during 2006 and 2007 to maintain and operate our pollution control facilities and conduct our other environmental activities, including the control and disposal of hazardous substances. These expenditures are expected to be sufficient to comply with existing environmental laws and regulations and are not expected to have a material adverse effect on our competitive position.
      In the future we may incur increased costs and additional charges associated with environmental compliance and cleanup projects necessitated by the identification of new waste sites, the impact of new environmental laws and regulatory standards, or the availability of new technologies. Compliance with federal, state and local environmental laws and regulations in the future may require a material increase in our capital expenditures and could adversely affect our earnings and competitive position.
Information About International Operations
      We engage in manufacturing and/or sales operations in most countries in the world, often through subsidiary companies. We have manufacturing operations in the United States and 28 other countries. Most of our international manufacturing operations are engaged in the production of tires. Several engineered rubber products and certain other products are also manufactured in plants located outside the United States. Financial information related to our geographic areas for the three year period ended December 31, 2005 appears in the Note to the Consolidated Financial Statements No. 18, Business Segments, included herein.
      In addition to the ordinary risks of the marketplace, in some countries our operations are affected by price controls, import controls, labor regulations, tariffs, extreme inflation and/or fluctuations in currency values. Furthermore, in certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive government regulations.
Properties
      We manufacture our products in 102 manufacturing facilities located around the world. There are 30 plants in the United States and 72 plants in 28 other countries.
North American Tire Manufacturing Facilities. North American Tire owns (or leases with the right to purchase at a nominal price) and operates 25 manufacturing facilities in the United States and Canada, including:

•	12 tire plants (9 in the United States and 3 in Canada),

•	1 steel tire wire cord plant,

•	4 chemical plants,

•	1 tire mold plant,

•	2 textile mills,

•	3 tire retread plants, and

•	2 aviation retread plants.

      These facilities have floor space aggregating approximately 25.9 million square feet.
European Union Tire Manufacturing Facilities. European Union Tire owns and operates 18 manufacturing facilities in 5 countries, including:

•	12 tire plants,

•	1 tire fabric processing facility,

•	1 steel tire wire cord plant,

•	1 tire mold and tire manufacturing machines facility,

•	1 tire retread plant,

•	1 aviation retread plant, and

•	1 mix plant.
      These facilities have floor space aggregating approximately 14.6 million square feet.
Eastern Europe, Middle East And Africa Tire Manufacturing Facilities. Eastern Europe Tire owns and operates 6 tire plants in 5 countries. These facilities have floor space aggregating approximately 7.6 million square feet.
Latin American Tire Manufacturing Facilities. Latin American Tire owns and operates 10 manufacturing facilities in 5 countries including:

•	6 tire plants,

•	1 textile mill,

•	1 tire retread plant,

•	1 aviation retread plant, and

•	1 mold plant.
      These facilities have floor space aggregating approximately 5.6 million square feet.
Asia Pacific Tire Manufacturing Facilities. Asia Pacific Tire (including SPT) owns and operates 11 tire plants in 10 countries, including 2 aviation retread plants. These facilities have floor space aggregating approximately 6.3 million square feet.
Engineered Products Manufacturing Facilities. Engineered Products owns (or leases with the right to purchase at a nominal price) 30 facilities, 8 located within the United States and 22 international locations throughout 10 other countries. These facilities have floor space aggregating approximately 6.1 million square feet. Certain facilities manufacture more than one group of products. The facilities include:
In the United States, Mexico and Canada —
• 7 hose products plants
• 3 conveyor belting plants
• 3 molded rubber products plants
• 3 power transmission products plants
• 1 air springs plant
In Latin America —
• 1 air springs plant
• 3 hose products plants
• 1 power transmission products plant
• 1 conveyor belt plant
• 1 textile mill
• 1 film plant

In Europe —
• 1 air springs plant
• 1 power transmission products plant
In Asia Pacific —
• 1 conveyor belting plant
• 1 hose products plant
In Africa —
• 1 conveyor belting and power transmission products plant
Plant Utilization. Our worldwide tire capacity utilization rate was approximately 86% during 2005, compared to approximately 88% during 2004 and 2003, respectively. We expect to have production capacity sufficient to satisfy presently anticipated demand for our tires and other products.
Other Facilities. We also own and operate four research and development facilities and technical centers, and four tire proving grounds. We also operate approximately 1,850 retail outlets for the sale of our tires to consumers, approximately 65 tire retreading facilities and approximately 195 warehouse distribution facilities. Substantially all of these facilities are leased. We do not consider any one of these leased properties to be material to our operations. For additional information regarding leased properties, refer to the Notes to the Consolidated Financial Statements No. 8, Properties and Plants and No. 9, Leased Assets, included herein.
Legal Proceedings
Heatway Litigation and Settlement
      On June 4, 2004, we entered into an amended settlement agreement in Galanti et al. v. Goodyear (Case No. 03-209, United States District Court, District of New Jersey) that was intended to address the claims arising out of a number of Federal, state and Canadian actions filed against us involving a rubber hose product, Entran II, that we supplied from 1989 to 1993 to Chiles Power Supply, Inc. (d/b/a Heatway Systems), a designer and seller of hydronic radiant heating systems in the United States. Heating systems using Entran II are typically attached or embedded in either indoor flooring or outdoor pavement, and use Entran II hose as a conduit to circulate warm fluid as a source of heat.
      On October 19, 2004, the Galanti court gave final approval to the amended settlement. As a result, we made $100 million of cash contributions to a settlement fund through 2005. We will make additional payments of $15 million, $15 million and $20 million in 2006, 2007 and 2008, respectively. In addition to these annual payments, we contributed approximately $174 million received from insurance contributions to a settlement fund pursuant to the terms of the settlement agreement. We do not expect to receive any additional insurance reimbursements for Entran II related matters.
      Approximately 41 sites ultimately opted-out of the settlement. Nine of these sites are the subject of the one case pending against us that has yet to go to trial, Bloom et al. v. Goodyear (Case No. 05-CV-1317, United States District Court for the District of Colorado). A portion of the remaining 32 opt-outs may file actions against us in the future. Although any liability resulting from Bloom, the remaining opt-outs or the three actions described below will not be covered by the amended settlement, we will be entitled to assert a proxy claim against the settlement fund for the payment such claimant would have been entitled to under the amended settlement.

•	Malek, et al. v. Goodyear (Case No. 02-B-1172, United States District Court for the District of Colorado), a case involving 25 homesites, in which a federal jury awarded the plaintiffs aggregate damages of $8.1 million of which 40% was allocated to us. Subsequent to the jury verdict, an additional $4.8 million in prejudgment interest was awarded to the plaintiffs, all of which was allocated to us.

•	Holmes v. Goodyear (Case No. 98CV268-A, District Court, Pitkin County, Colorado), a case involving one site in which the jury awarded the plaintiff $633,000 in damages, of which the jury allocated 20% to us. The plaintiff was also awarded $368,000 in prejudgment interest and costs, all of which was allocated to us.

•	Cross Mountain Ranch, LP v. Goodyear (Case No. 04CV105, District Court, Routt County, Colorado), a case involving one site in which a jury awarded the plaintiff approximately $450,000 in damages. No decision has been made with respect to the amount, if any, of prejudgment interest to be awarded to the plaintiff.
      During 2005, we reached resolution of Goodyear v. Vista Resorts, Inc. (Case No. 02CA1690, Colorado Court of Appeals), an action involving five homesites. After exhausting our appeals in Vista, we paid the plaintiffs $25.6 million in satisfaction of the judgment. This liability was not covered by the amended settlement.
      We also remain subject to the following two actions:

•	Sumerel et al. v. Goodyear et al. (Case No. 02CA1997, Colorado Court of Appeals), a case involving six sites in which a judgment was entered against us in the amount of $1.3 million plus interest and costs; and

•	Loughridge v. Goodyear and Chiles Power Supply, Inc. (Case No. 98-B-1302, United States District Court for the District of Colorado), a case in which a federal jury awarded 34 homeowners aggregate damages of $8.2 million, 50% of which was allocated to us. The plaintiffs were also awarded an additional $5.7 million in prejudgment interest, all of which was allocated to us. On March 20, 2006, the United States Court of Appeals for the Tenth Circuit denied Goodyear’s petition for rehearing, effectively terminating the litigation with respect to all but two of the Loughridge homeowners. The Court of Appeals also ruled that two homeowners whose claims had been rejected by the trial court were entitled to a new trial.

      Any liability arising out of Sumerel or Loughridge will not be covered by the amended settlement nor will we be entitled to assert a proxy claim against the settlement fund for amounts (if any) paid to plaintiffs in these actions.
      We are pursuing appeals of Malek, Holmes and Sumerel and may appeal Cross Mountain Ranch. We expect that except for liabilities associated with these four cases, Vista, Bloom, Loughridge and the remaining sites that have opted-out of the amended settlement, our liability with respect to Entran II matters has been addressed by the amended settlement.
      The ultimate cost of disposing of Entran II claims is dependent upon a number of factors, including our ability to resolve claims not subject to the amended settlement (including the cases in which we have received adverse judgments), the extent to which the liability, if any, associated with such a claim may be offset by our ability to assert a proxy claim against the settlement fund and whether or not claimants opting-out of the amended settlement pursue claims against us in the future.
Japan Investigation
      On June 17, 2004, we became aware that the Japan Fair Trade Commission had commenced an investigation into alleged unfair business practices by several tire manufacturers and distributors in Japan that supply tires to the Japan National Defense Agency. One of the companies investigated was Goodyear Wingfoot KK, a subsidiary of ours. In January 2006, Goodyear Wingfoot KK was assessed a fine of approximately $37,000 by the Japan Fair Trade Commission as a result of the investigation.
SEC Investigation
      On October 22, 2003, we announced that we would restate our financial results for the years ended 1998 through 2002 and for the first and second quarters of 2003. Following this announcement, the SEC advised us that they had initiated an informal inquiry into the facts and circumstances related to the restatement. On February 5, 2004, the SEC advised us that it had approved the issuance of a formal order of investigation. The order authorized an investigation into possible violations of the securities laws related to the restatement and previous public filings. On August 16, 2005, we announced that we had received a “Wells Notice” from the staff of the SEC. The Wells Notice states that the SEC staff intends to recommend that a civil or administrative enforcement action be brought against us for alleged violations of provisions of the Securities Exchange Act of 1934 relating to the maintenance of books, records and internal accounting controls, the establishment of disclosure controls and procedures, and the periodic SEC filing requirements, as set forth in Sections 13(a) and 13(b)(2)(A) and (B) of the Act and SEC Rules 12b-20, 13a-13 and 13a-15(a). The alleged violations relate to the account reconciliation matters giving rise to our initial decision to restate in October 2003. We have also been informed that Wells Notices have been issued to a former chief financial officer and a former chief accounting officer of ours. We continue to cooperate with the SEC in connection with this matter, the outcome of which cannot be predicted at this time.
Securities Litigation
      On October 23, 2003, following the announcement of the restatement, a purported class action lawsuit was filed against us in the United States District Court for the Northern District of Ohio on behalf of purchasers of Goodyear common stock alleging violations of the federal securities laws. After that date, a total of 20 of these purported class actions were filed against us in that court. These lawsuits name as defendants several of Goodyear’s present or former officers and directors, including Goodyear’s current chief executive officer, Robert J. Keegan, Goodyear’s current chief financial officer, Richard J. Kramer, and Goodyear’s former chief financial officer, Robert W. Tieken, and allege, among other things, that Goodyear and the other named defendants violated federal securities laws by artificially inflating and maintaining the market price of Goodyear’s securities. Five derivative lawsuits were also filed by purported shareholders on behalf of Goodyear in the United States District Court for the Northern District of Ohio and two similar derivative lawsuits originally filed in the Court of Common Pleas for Summit County, Ohio were removed to federal court. The derivative actions are against present and former directors, Goodyear’s present and former chief executive officers and Goodyear’s former chief financial officer and allege, among other things, breach of fiduciary duty and corporate waste arising out of the same events and circumstances upon which the securities class actions are based. The plaintiffs in the federal derivative actions also allege violations of Section 304 of the Sarbanes-Oxley Act of 2002, by certain of the named defendants. Finally, at least 11 lawsuits have been filed in the United States District Court for the Northern District of Ohio against Goodyear, The Northern Trust Company, and current and/or former officers of Goodyear asserting breach of fiduciary claims under the Employee Retirement Income Security Act (ERISA) on behalf of a putative class of participants in Goodyear’s Employee Savings Plan for Bargaining Unit Employees and Goodyear’s Savings Plan for Salaried Employees. The plaintiffs’ claims in these actions arise out of the same events and circumstances upon which the securities class actions and derivative actions are based. All of these actions have been consolidated into three separate actions before the Honorable Judge John Adams in the United States District Court for the Northern District of Ohio. On June 28 and July 16, 2004, amended complaints were filed in each of the three consolidated actions. The amended complaint in the purported ERISA class action added certain current and former directors and associates of Goodyear as additional defendants and the Northern Trust Company was subsequently dismissed without prejudice from this action. On November 15, 2004, the defendants filed motions to dismiss all three consolidated cases and the Court is considering these motions. While Goodyear believes these claims are without merit and intends to vigorously defend them, it is unable to predict their outcome.
Asbestos Litigation
      We are currently one of several (typically 50 to 80) defendants in civil actions involving approximately 125,500 claimants (as of December 31, 2005) relating to their alleged exposure to materials containing asbestos in products manufactured by us or asbestos materials at our facilities. These cases are pending in various state courts, including primarily courts in California, Florida, Illinois, Maryland, Michigan, Mississippi, New York, Ohio, Pennsylvania, Texas and West Virginia, and in certain federal courts relating to the plaintiffs’ alleged exposure to materials containing asbestos. We manufactured, among other things, rubber coated asbestos sheet gasket materials from 1914 through 1973 and aircraft brake assemblies containing asbestos materials prior to 1987. Some of the claimants are independent contractors or their employees who allege exposure to asbestos while working at certain of our facilities. It is expected that in a substantial portion of these cases there will be no evidence of exposure to a Goodyear manufactured product containing asbestos or asbestos in Goodyear facilities. The amount expended by us and our insurers on defense and claim resolution was approximately $22 million during 2005. The plaintiffs in the pending cases allege that they were exposed to asbestos and, as a result of such exposure suffer from various respiratory diseases, including in some cases mesothelioma and lung cancer. The plaintiffs are seeking unspecified actual and punitive damages and other relief.
Engineered Products Antitrust Investigation
      The Antitrust Division of the United States Department of Justice is conducting a grand jury investigation concerning the closure of a portion of our Bowmanville, Ontario conveyor belting plant announced in October 2003. In that connection, the Division has sought documents and other information from us and several associates. The plant was part of our Engineered Products division and originally employed approximately 120 people. Although we do not believe that we have violated the antitrust laws, we are cooperating with the Department of Justice.
DOE Facility Litigation
      On June 7, 1990, a civil action, Teresa Boggs, et al. v. Divested Atomic Corporation, et al. (Case No. C-1-90-450), was filed in the United States District Court for the Southern District of Ohio by Teresa Boggs and certain other named plaintiffs on behalf of themselves and a putative class comprised of certain other persons who resided near the Portsmouth Uranium Enrichment Complex, a facility owned by the United States Department of Energy located in Pike County, Ohio (the “DOE Plant”), against Divested Atomic Corporation (“DAC”), the successor by merger of Goodyear Atomic Corporation (“GAC”), Goodyear, and Lockheed Martin Energy Systems (“LMES”). GAC operated the DOE Plant for several years pursuant to a series of contracts with the DOE until LMES assumed operation of the DOE Plant on November 16, 1986. The plaintiffs allege that the operators of the DOE Plant contaminated certain areas near the DOE Plant with radioactive and/or other hazardous materials causing property damage and emotional distress. Plaintiffs claim $300 million in compensatory damages, $300 million in punitive damages and unspecified amounts for medical monitoring and cleanup costs. This civil action is no longer a class action as a result of rulings of the District Court decertifying the class. On June 8, 1998, a civil action, Adkins, et al. v. Divested Atomic Corporation, et al. (Case No. C2 98-595), was filed in the United States District Court for the Southern District of Ohio, Eastern Division, against DAC, Goodyear and LMES on behalf of approximately 276 persons who currently reside, or in the past resided, near the DOE Plant. The plaintiffs allege, on behalf of themselves and a putative class of all persons who were residents, property owners or lessees of property subject to alleged windborne particulates and water run-off from the DOE Plant, that DAC (and, therefore, Goodyear) and LMES in their operation of the Portsmouth DOE Plant (i) negligently contaminated, and are strictly liable for contaminating, the plaintiffs and their property with allegedly toxic substances, (ii) have in the past maintained, and are continuing to maintain, a private nuisance, (iii) have committed, and continue to commit, trespass, and (iv) violated the Comprehensive Environmental Response, Compensation and Liability Act of 1980. The plaintiffs are seeking $30 million in actual damages, $300 million in punitive damages, other unspecified legal and equitable remedies, costs, expenses and attorney’s fees.
Notice of Violation
      In November 2005, the Texas Commission on Environmental Quality (“TCEQ”) notified Goodyear that it was pursuing an enforcement action in connection with alleged violations of state air emission standards at Goodyear’s Beaumont, Texas chemical facility. The violations are alleged to have occurred between November 2003 and June 2005. TCEQ is seeking a penalty of approximately $350,000. Goodyear is currently negotiating a resolution of this matter with the TCEQ.

Other Matters
      In addition to the legal proceedings described above, various other legal actions, claims and governmental investigations and proceedings covering a wide range of matters are pending against us, including claims and proceedings relating to several waste disposal sites that have been identified by the United States Environmental Protection Agency and similar agencies of various States for remedial investigation and cleanup, which sites were allegedly used by us in the past for the disposal of industrial waste materials. Based on available information, we do not consider any such action, claim, investigation or proceeding to be material, within the meaning of that term as used in Item 103 of Regulation S-K and the instructions thereto. For additional information regarding our legal proceedings, refer to the Note to the Consolidated Financial Statements No. 17, Commitments and Contingent Liabilities, included herein.
Supplementary Data
      The supplementary data specified by Item 302 of Regulation S-K as it relates to quarterly data is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management
Directors and Executive Officers
      Set forth below are the names and ages of all of the members of the Board of Directors and executive officers of Goodyear as of the date of this prospectus, all positions with Goodyear presently held by each such person and the positions held by, and principal areas of responsibility of, each such person during the last five years.
      The Board of Directors is classified into three classes of directors: Class I, Class II and Class III. At each annual meeting of shareholders, directors of one class are elected, on a rotating basis, to three year terms, to serve as the successors to the directors of the same class whose terms expire at that annual meeting. The current terms of the Class I, Class II and Class III Directors will expire at the 2008, 2007 and 2006 annual meetings, respectively.
      Each executive officer is elected by Goodyear’s Board of Directors at its annual meeting to a term of one year or until his or her successor is duly elected, except in those instances where the person is elected at other than an annual meeting, in which event such person’s term will expire at the next annual meeting.

Name	Age	Position(s) Held

Robert J. Keegan	58	Chairman of the Board, Chief Executive Officer and President
Jonathan D. Rich	50	President, North American Tire
Arthur de Bok	43	President, European Union Tire
Jarro F. Kaplan	58	President, Eastern Europe, Middle East and Africa Business
Eduardo A. Fortunato	52	President, Latin America Region
Pierre Cohade	44	President, Asia Pacific Region
Timothy R. Toppen	50	President, Engineered Products
Lawrence D. Mason	45	President, North American Tire Consumer Business
Richard J. Kramer	42	Executive Vice President and Chief Financial Officer
Joseph M. Gingo	61	Executive Vice President, Quality Systems and Chief Technical Officer
C. Thomas Harvie	62	Senior Vice President, General Counsel and Secretary
Charles L. Sinclair	54	Senior Vice President, Global Communications
Christopher W. Clark	54	Senior Vice President, Global Sourcing
Kathleen T. Geier	49	Senior Vice President, Human Resources
Darren R. Wells	40	Senior Vice President, Business Development and Treasurer
Thomas A. Connell	57	Vice President and Controller
Donald D. Harper	59	Vice President
William M. Hopkins	61	Vice President
Isabel H. Jasinowski	57	Vice President
Gary A. Miller	59	Vice President
James C. Boland	66	Director
John G. Breen	71	Director
Gary D. Forsee	55	Director
William J. Hudson, Jr.	71	Director

Name	Age	Position(s) Held

Steven A. Minter	67	Director
Denise M. Morrison	52	Director
Rodney O’Neal	52	Director
Shirley D. Peterson	64	Director
Thomas H. Weidemeyer	58	Director
Michael R. Wessel	46	Director
      Robert J. Keegan, Chairman, President and Chief Executive Officer. Mr. Keegan joined Goodyear on October 1, 2000. He was elected President and Chief Operating Officer and a Director of the Company on October 3, 2000, and President and Chief Executive Officer of the Company effective January 1, 2003. Effective June 30, 2003, he became Chairman. He is the principal executive officer of the Company. Prior to joining Goodyear, Mr. Keegan held various marketing, finance and managerial positions at Eastman Kodak Company from 1972 through September 2000, including Vice President from July 1997 to October 1998, Senior Vice President from October 1998 to July 2000 and Executive Vice President from July 2000 to September 2000. Mr. Keegan is a Class II director.
      Jonathan D. Rich, President, North American Tire. Mr. Rich joined Goodyear in September 2000 and was elected President, Chemical Division on August 7, 2001, serving as the executive officer responsible for Goodyear’s chemical products operations worldwide. Effective December 1, 2002, Mr. Rich was appointed, and on December 3, 2002 he was elected President, North American Tire and is the executive officer responsible for Goodyear’s tire operations in the United States and Canada. Prior to joining Goodyear, Mr. Rich was technical director of GE Bayer Silicones in Leverkusen, Germany. He also served in various managerial posts with GE Corporate R&D and GE Silicones, units of the General Electric Company from 1986 to 1998.
      Arthur de Bok, President, European Union Business. On September 16, 2005, Mr. de Bok was appointed president, European Union Business and was elected to that position on October 4, 2005. After joining Goodyear on December 31, 2001, Mr. de Bok served in various managerial positions in Goodyear’s European operations. Prior to joining Goodyear, Mr. de Bok served in various marketing and managerial posts for The Procter & Gamble Company from 1989 to 2001. Mr. de Bok is the executive officer responsible for Goodyear’s tire operations in Western Europe.
      Jarro F. Kaplan, President, Eastern Europe, Middle East and Africa Business. Mr. Kaplan served in various development and sales and marketing managerial posts until he was appointed Managing Director of Goodyear Turkey in 1993 and thereafter Managing Director of Goodyear Great Britain Limited in 1996. He was appointed Managing Director of Deutsche Goodyear in 1999. On May 7, 2001, Mr. Kaplan was elected President, Eastern Europe, Middle East and Africa Business and is the executive officer responsible for Goodyear’s tire operations in Eastern Europe, the Middle East and Africa. Goodyear employee since 1969.
      Eduardo A. Fortunato, President, Latin American Region. Mr. Fortunato served in various international managerial, sales and marketing posts with Goodyear until he was elected President and Managing Director of Goodyear Brazil in 2000. On November 4, 2003, Mr. Fortunato was elected President, Latin American Region. Mr. Fortunato is the executive officer responsible for Goodyear’s tire operations in Mexico, Central America and South America. Goodyear employee since 1975.
      Pierre Cohade, President, Asia Pacific Region. Mr. Cohade joined Goodyear in October, 2004 and was elected President Asia Pacific Region on October 5, 2004. Mr. Cohade is the executive officer responsible for Goodyear’s tire operations in Asia, Australia and the Western Pacific. Prior to joining Goodyear, Mr. Cohade served in various finance and managerial posts with the Eastman Kodak Company from 1985 to 2001, including chairman of Eastman Kodak’s Europe, Africa, Middle East and Russian Region from 2001 to 2003. From February 2003 to April 2004, Mr. Cohade served as the Executive Vice President of Groupe Danone’s beverage division.

      Timothy R. Toppen, President, Engineered Products. Mr. Toppen served in various research, technology and marketing posts until April 1, 1997 when he was appointed Director of Research and Development for Engineered Products. Mr. Toppen was elected President, Chemical Division, on August 1, 2000, serving in that office until he was elected President, Engineered Products on August 7, 2001. Mr. Toppen is the executive officer responsible for Goodyear’s Engineered Products operations worldwide. Goodyear employee since 1978.
      Lawrence D. Mason, President, Consumer Tires, North American Tires. Mr. Mason joined Goodyear on October 7, 2003 and was elected President, North American Tire Consumer Business effective October 13, 2003. Mr. Mason is the executive officer responsible for the business activities of Goodyear’s tire consumer business in North America. Prior to joining Goodyear, Mr. Mason was employed by Huhtamaki — Americas as Division President of North American Foodservice and Retail Consumer Products from 2002 to 2003. From 1983 to 2001, Mr. Mason served in various sales and managerial posts with The Procter & Gamble Company.
      Richard J. Kramer, Executive Vice President and Chief Financial Officer. Mr. Kramer joined Goodyear on March 6, 2000, when he was appointed a Vice President for corporate finance. On April 10, 2000, Mr. Kramer was elected Vice President-Corporate Finance, serving in that capacity as the Company’s principal accounting officer until August 6, 2002, when he was elected Vice President, Finance — North American Tire. Effective August 28, 2003 he was appointed, and on October 7, 2003 he was elected, Senior Vice President, Strategic Planning and Restructuring. He was elected Executive Vice President and Chief Financial Officer on June 1, 2004. Mr. Kramer is the principal financial officer of the Company. Prior to joining Goodyear, Mr. Kramer was an associate of PricewaterhouseCoopers LLP for 13 years, including two years as a partner.
      Joseph M. Gingo, Executive Vice President, Quality Systems and Chief Technical Officer. Mr. Gingo served in various research and development and managerial posts until November 5, 1996, when he was elected a Vice President, responsible for Goodyear’s operations in Asia, Australia and the western Pacific. On September 1, 1998, Mr. Gingo was placed on special assignment with the office of the Chairman of the Board. From December 1, 1998 to June 30, 1999, Mr. Gingo served as the Vice President responsible for Goodyear’s worldwide Engineered Products operations. Effective July 1, 1999 to June 1, 2003, Mr. Gingo served as Senior Vice President, Technology and Global Products Planning. On June 2, 2003, Mr. Gingo was elected Executive Vice President, Quality Systems and Chief Technical Officer. Mr. Gingo is the executive officer responsible for Goodyear’s research and tire technology development and product planning operations worldwide. Goodyear employee since 1966.
      C. Thomas Harvie, Senior Vice President, General Counsel and Secretary. Mr. Harvie joined Goodyear on July 1, 1995, when he was elected a Vice President and the General Counsel. Effective July 1, 1999, Mr. Harvie was appointed, and on August 3, 1999 he was elected, Senior Vice President and General Counsel. He was elected Senior Vice President, General Counsel and Secretary effective June 16, 2000. Mr. Harvie is the chief legal officer and is the executive officer responsible for the government relations and real estate activities of Goodyear.
      Charles L. Sinclair, Senior Vice President, Global Communications. Mr. Sinclair served in various public relations and communications positions until 2002, when he was named Vice President, Public Relations and Communications for North American Tire. Effective June 16, 2003, he was appointed, and on August 5, 2003, he was elected Senior Vice President, Global Communications. Mr. Sinclair is the executive officer responsible for Goodyear’s worldwide communications activities. Goodyear employee since 1984.
      Christopher W. Clark, Senior Vice President, Global Sourcing. Mr. Clark served in various managerial and financial posts until October 1, 1996, when he was appointed managing director of P.T. Goodyear Indonesia Tbk, a subsidiary of Goodyear. On September 1, 1998, he was appointed managing director of Goodyear do Brasil Produtos de Borracha Ltda, a subsidiary of Goodyear. On August 1, 2000, he was elected President, Latin America Tire. On November 4, 2003, Mr. Clark was named Senior Vice President, Global Sourcing. Mr. Clark is the executive officer responsible for coordinating Goodyear’s supply activities worldwide. Goodyear employee since 1973.

      Kathleen T. Geier, Senior Vice President, Human Resources. Ms. Geier served in various managerial and human resources posts until July 1, 2002 when she was appointed and later elected, Senior Vice President, Human Resources. Ms. Geier is the executive officer responsible for Goodyear’s human resources activities worldwide. Goodyear employee since 1978.
      Darren R. Wells, Senior Vice President, Business Development and Treasurer. Mr. Wells joined Goodyear on August 1, 2002 and was elected Vice President and Treasurer on August 6, 2002. On May 11, 2005, Mr. Wells was named Senior Vice President, Business Development and Treasurer. Mr. Wells is the executive officer responsible for Goodyear’s treasury operations, risk management and pension asset management activities as well as its worldwide business development activities. Prior to joining Goodyear, Mr. Wells served in various financial posts with Ford Motor Company units from 1989 to 2000 and was the Assistant Treasurer of Visteon Corporation from 2000 to July 2002.
      Thomas A. Connell, Vice President and Controller. Mr. Connell joined Goodyear on September 1, 2003 and was elected Vice President and Controller on October 7, 2003. Mr. Connell serves as Goodyear’s principal accounting officer. Prior to joining Goodyear, Mr. Connell served in various financial positions with TRW Inc. from 1979 to June 2003, most recently as its Vice President and corporate controller. From 1970 to 1979, Mr. Connell was an audit supervisor with the accounting firm of Ernst & Whinney.
      Donald D. Harper, Vice President. Mr. Harper served in various organizational effectiveness and human resources posts until June 1996, when he was appointed Vice President of Human Resources Planning, Development and Change. Effective December 1, 2003, Mr. Harper has served as the Vice President, Human Resources, North America Shared Services. Mr. Harper was elected a Vice President effective December 1, 1998 and is the executive officer responsible for corporate human resources activities in North America. Goodyear employee since 1968.
      William M. Hopkins, Vice President. Mr. Hopkins served in various tire technology and managerial posts until appointed Director of Tire Technology for North American Tire effective June 1, 1996. He was elected a Vice President effective May 19, 1998. He served as the executive officer responsible for Goodyear’s worldwide tire technology activities until August 1, 1999. Since August 1, 1999, Mr. Hopkins has served as the executive officer responsible for Goodyear’s worldwide product marketing and technology planning activities. Goodyear employee since 1967.
      Isabel H. Jasinowski, Vice President. Ms. Jasinowski served in various government relations posts until she was appointed Vice President of Government Relations in 1995. On April 2, 2001, Ms. Jasinowski was elected Vice President, Government Relations, serving as the executive officer primarily responsible for Goodyear’s governmental relations and public policy activities. Goodyear employee since 1981.
      Gary A. Miller, Vice President. Mr. Miller served in various management and research and development posts until he was elected a Vice President effective November 1, 1992. Mr. Miller was elected Purchasing and Chief Procurement Officer in May 2003. He is the executive officer primarily responsible for Goodyear’s purchasing operations worldwide. Goodyear employee since 1967.
      James C. Boland, Director. Mr. Boland was the President and Chief Executive Officer of Cavs/ Gund Arena Company (the Cleveland Cavaliers professional basketball team and Gund Arena) from 1998 to December 31, 2002. He became Vice Chairman of that organization on January 1, 2003, which, following a change in ownership, was renamed the Cavaliers Operating Company, LLC. Prior to his retirement from Ernst & Young in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm’s Management Committee. Mr. Boland is a director of Invacare Corporation and The Sherwin-Williams Company.
      John G. Breen, Director. Mr. Breen was the Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company from January 15, 1979 to October 25, 1999, when he retired as Chief Executive Officer. He served as Chairman of the Board of The Sherwin-Williams Company until April 26, 2000, when he retired. He is a director of The Stanley Works.

      Gary D. Forsee, Director. Mr. Forsee has served as Sprint Nextel’s President and Chief Executive Officer since the merger of Sprint and Nextel in August 2005. Mr. Forsee previously served as Sprint Corp.’s Chief Executive Officer from March 2003 to August 2005 and as its Chairman of the Board from May 2003 to August 2005. Prior to joining Sprint, Mr. Forsee served as the Vice Chairman-Domestic Operations of BellSouth Corporation from December 2001 to February 2003, and held other managerial positions at BellSouth from September 1999 to December 2001. Prior to joining BellSouth, Mr. Forsee was President and Chief Executive Officer of Global One, a global telecommunications joint venture, from January 1998 to July 1999.
      William J. Hudson, Jr., Director. Mr. Hudson was the President and Chief Executive Officer of AMP, Incorporated from January 1, 1993 to August 10, 1998. Mr. Hudson served as the Vice Chairman of AMP, Incorporated from August 10, 1998 to April 30, 1999. Mr. Hudson is a member of the Executive Committee of the United States Council for International Business.
      Steven A. Minter, Director. Mr. Minter was the President and Executive Director of The Cleveland Foundation, Cleveland, Ohio, from January 1, 1984 to June 30, 2003, when he retired. Since September 1, 2003, Mr. Minter has served as a part-time Executive-in-Residence at Cleveland State University. Mr. Minter is a director of KeyCorp.
      Denise M. Morrison, Director. Ms. Morrison has served as the President of the Campbell USA Soup, Sauce and Beverage division of The Campbell Soup Company since June 2005. From April 2003 to June 2005 she served as Campbell Soup’s President of Global Sales and Chief Customer Officer. She has been a Senior Vice President of Campbell Soup since April 2003. Prior to joining Campbell Soup, Ms. Morrison served in various managerial positions at Kraft Foods, including as Executive Vice President/ General Manager of the Snacks Division from October 2001 to March 2003 and the Confections Division from January 2001 to September 2001. Ms. Morrison also served in various managerial positions at Nabisco Inc. from 1995 to 2000 and at Nestle USA from 1984 to 1995.
      Rodney O’Neal, Director. Mr. O’Neal has served in various managerial positions at Delphi Corporation since 1999 and has served as the President and Chief Operating Officer since January 7, 2005, when he was also elected to Delphi’s Board of Directors. Mr. O’Neal also served in various managerial and engineering positions at General Motors Corporation from 1976 to 1999, including Vice President of General Motors and President of Delphi Interior Systems prior to Delphi’s separation from General Motors.
      Shirley D. Peterson, Director. Mrs. Peterson was President of Hood College from 1995-2000. From 1989 to 1993 she served in the U.S. Government, first appointed by the President as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of the Internal Revenue Service. She was also a partner in the law firm of Steptoe & Johnson LLP where she served a total of 22 years from 1969 to 1989 and from 1993 to 1994. Mrs. Peterson is also a director of AK Steel Corp., Champion Enterprises Federal-Mogul Corp., Wolverine Worldwide, Inc. and is an independent trustee for Scudder Mutual Funds.
      Thomas H. Weidemeyer, Director. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world’s largest transportation company, since January 2001, and President of UPS Airlines since June 1994. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and in 1994 was elected its President and Chief Operating Officer. Mr. Weidemeyer became Manager of the Air Group and a member of the Management Committee that same year. In 1998 he was elected as a Director and he became Chief Operating Officer of United Parcel Service, Inc. in 2001. Mr. Weidemeyer is also a director of NRG Energy, Inc. and Waste Management, Inc.
      Michael R. Wessel, Director. Mr. Wessel is an attorney with almost 30 years experience as a policy and international trade advisor in Washington, D.C. In 1977 as a staff assistant to Richard Gephardt, he advised government officials on a wide range of domestic and international issues, and in 1984 he was named legislative director. In 1989, he became the policy director and in 1991 he was named general counsel for the

Congressman. Mr. Wessel also served as a key economic and trade policy advisor for Gephardt’s presidential campaigns in 1987-88 and 2003-04, as well as John Kerry’s campaign in 2004. He was a senior policy advisor for the Clinton/ Gore Transition Office in 1992 and 1993.
Compensation of Directors
      Goodyear directors who are not officers or employees of Goodyear or any of its subsidiaries receive, as compensation for their services as a director, $17,500 per calendar quarter. The Presiding Director receives an additional $13,750 per calendar quarter. The chairperson of the Audit Committee receives an additional $3,750 per calendar quarter and the chairpersons of all other committees receive an additional $1,250 per calendar quarter. Any director who attends more than 24 board and committee meetings will receive $1,700 for each additional meeting attended ($1,000 if the meeting is attended by telephone). Travel and lodging expenses incurred in attending board and committee meetings are paid by Goodyear. A director who is also an officer or an employee of Goodyear or any of its subsidiaries does not receive additional compensation for his or her services as a director.
      Directors who are not current or former employees of Goodyear or its subsidiaries participate in the Outside Directors’ Equity Participation Plan (the “Directors’ Equity Plan”). The Directors’ Equity Plan is intended to further align the interests of directors with the interests of shareholders by making part of each director’s compensation dependent on the value and appreciation over time of the Common Stock.
      Under the Directors’ Equity Plan, on the first business day of each calendar quarter each eligible director who has been a director for the entire preceding calendar quarter will have $20,000 accrued to his or her plan account. Amounts accrued are converted into units equivalent in value to shares of Common Stock at the fair market value of the Common Stock on the accrual date. The units will receive dividend equivalents at the same rate as the Common Stock, which dividends will also be converted into units in the same manner. The Directors’ Equity Plan also permits each participant to annually elect to have 25%, 50%, 75% or 100% of his or her retainer and meeting fees deferred and converted into share equivalents on substantially the same basis.
      A participating director is entitled to benefits under the Directors’ Equity Plan after leaving the Board of Directors unless the Board of Directors elects to deny or reduce benefits. Benefits may not be denied or reduced if, prior to leaving the Board of Directors, the director either (i) attained the age of 70 with at least five years of Board service or (ii) attained the age of 65 with at least ten years of Board service. The units will be converted to a dollar value at the price of the Common Stock on the later of the first business day of the seventh month following the month during which the participant ceases to be a director and the fifth business day of the year next following the year during which the participant ceased to be a director. Such amounts earned and vested prior to January 1, 2005 will be paid in ten annual installments or, at the discretion of the Compensation Committee, in a lump sum or in fewer than ten installments beginning on the fifth business day following the conversion from units to a dollar value. Amounts earned and vested after December 31, 2004 will be paid out in a lump sum on the fifth business day following the conversion from units to dollar value. Amounts in Plan accounts will earn interest from the date converted to a dollar value until paid at a rate one percent higher than the prevailing yield on United States Treasury securities having a ten-year maturity on the conversion date.
      The units accrued to the accounts of the participating directors under the Directors’ Equity Plan at January 31, 2006 are set forth in the “Deferred Share Equivalent Units” column of the Beneficial Ownership of Directors and Management table set forth under the heading “Security Ownership of Certain Beneficial Owners and Management.”
      Goodyear also sponsors a Directors’ Charitable Award Program funded by life insurance policies owned by Goodyear on the lives of pairs of directors. Goodyear donates $1 million per director to one or more qualifying charitable organizations recommended by each director after both of the paired directors are deceased. Assuming current tax laws remain in effect, Goodyear will recover the cost of the program over time with the proceeds of the insurance policies purchased. Directors derive no financial benefit from the program. This program is not available to directors elected after October 1, 2005.

Compensation of Executive Officers
Summary of Compensation
      The table below sets forth information regarding the compensation of the Chief Executive Officer of Goodyear and the persons who were, at December 31, 2005, the other four most highly compensated executive officers of Goodyear (the “Named Officers”) for services in all capacities to Goodyear and its subsidiaries during 2005, 2004 and 2003.

					Long Term Compensation

					Awards		Payouts
	Annual Compensation
						Securities
				Other		Underlying	Long Term	All
				Annual	Restricted	Options/	Incentive	Other
				Compen-	Stock	SARs	Plan	Compen-
			Bonus	sation	Award(s)	(Number	Payouts	sation
		Salary	(Dollars)	(Dollars)	(Dollars)	of	(Dollars)	(Dollars)
Name and Principal Position	Year	(Dollars)	(1)	(2)	(3)	Shares)	(4)	(5)

Robert J. Keegan	2005	$1,083,333	$3,000,000	$52,615	—	413,859	$1,181,540	$—
Chairman of the Board,	2004	1,050,000	2,600,000		—	261,548	472,113	1,000,000
Chief Executive Officer	2003	1,000,000	509,200	—	—	200,000	—	—
and President(6)
Richard J. Kramer	2005	452,400	660,000		—	82,192	104,369	—
Executive Vice President and	2004	378,750	587,704	—	—	47,861	78,686	500,000
Chief Financial Officer(7)	2003	300,000	50,496	—	—	41,600	—	—
Jonathan D. Rich	2005	436,800	654,500		—	54,598	263,877	—
President, North American	2004	420,000	680,000	—	—	52,000	55,080	500,000
Tire(8)	2003	345,000	63,476	—	—	45,000	—	—
C. Thomas Harvie	2005	441,067	580,000	—	—	67,020	236,308	—
Senior Vice President,	2004	431,000	560,000	—	—	49,087	157,371	200,000
General Counsel and	2003	415,000	175,000	—	—	42,700	—	—
Secretary
Joseph M. Gingo	2005	372,333	520,000	—	—	24,894	137,846	—
Executive Vice President	2004	362,083	500,000	—	—	25,600	91,800	150,000
Quality Systems and Chief	2003	344,250	111,692	—	—	24,000	—	—
Technical Officer(9)

Notes to Summary Compensation Table:

(1)	Represents amounts awarded under the Performance Recognition Plan. The entire amount of the award to Mr. Rich in 2005 was deferred in stock units pursuant to the Deferred Compensation Plan for Executives. Amounts deferred are included in the amounts shown on the table.

(2)	The amount reported for Mr. Keegan in 2005 includes $37,194 for home security system installation and monitoring expenses.

(3)	No restricted stock was awarded or issued by the Company to any Named Officer during 2005, 2004 or 2003. On August 6, 2002, Mr. Kramer purchased 10,000 shares of Common Stock for a purchase price of $.01 per share that were subject to transfer and other restrictions and to Goodyear’s option to repurchase under specified circumstances through August 6, 2005. The market value of the shares at the date of grant was $15.55, and Mr. Kramer received all dividends paid on the Common Stock. Although the three-year period during which the shares were restricted from transfer lapsed on August 6, 2005, restrictions on the transfer of the shares will remain in effect until such time as the Company determines it is able to deduct the value of the shares under Section 162(m) of the Internal Revenue Code.

(4)	The payouts for 2005 relate to performance equity units granted on December 3, 2002 (the “2005 Units”), and the payouts for 2004 relate to performance equity units granted on December 3, 2001 and August 6, 2002 (the “2004 Units”). Amounts earned were determined by the extent to which the performance goals related to the units were achieved during the three year performance period applicable to the grant. The performance measure for 50% of each unit was based on Goodyear’s average annual return on invested capital and the other 50% was based on Goodyear’s total shareholder return relative to a peer group consisting of the firms included in the S&P Auto Parts & Equipment Index. Payouts ranging from 0% to 150% of the units granted could have been earned. Amounts earned for both the 2005 Units and 2004 Units were determined based on Goodyear’s average annual total shareholder return (potential payouts ranged from 30% of the units if the total shareholder return equaled or exceeded the 30th percentile of the peer group to 75% of the units if Goodyear’s total shareholder return during the relevant performance period equaled or exceeded the 75th percentile of the peer group) and its return on the invested capital (with respect to the 2005 Units, potential payouts ranging from 35% of the units if a 12.4% average annual return were achieved to 75% of the units if a 18.4% average annual return were achieved, and with respect to the 2004 Units, potential payouts ranging from 35% of the units if a 7.6% average annual return were achieved to 75% of the units if a 13.6% average annual return were achieved) during the performance period. With respect to the 2005 Units, as a result of the achievement of the target levels during the three year performance period ending December 30, 2005, each participant earned 112.85% of the units granted. The value of each unit, $17.45, was based on the average of the high and low sale price of the Common Stock on December 31, 2005. With respect to the 2004 Units, as a result of the achievement of the target levels during the three year performance period ending December 31, 2004, each participant earned 89.64% of the units granted. The value of each unit, $14.63, was based on the average of the high and low sale price of the Common Stock on December 31, 2004. Payouts with respect to both the 2005 Units and 2004 Units were made 50% in cash and 50% in shares of Common Stock.

(5)	All Other Compensation for each Named Officer in 2004 consists of the guaranteed payout related to grants to the Named Officers under the Executive Performance Plan (the “EP Plan”). This payout will only be made if the Named Officer remains an employee of Goodyear through December 31, 2006.

(6)	Mr. Keegan became a Goodyear employee on October 1, 2000 and served as President and Chief Operating Officer from October 3, 2000 until he was elected the President and Chief Executive Officer effective January 1, 2003. Mr. Keegan became Chairman of the Board effective June 30, 2003.

(7)	Mr. Kramer has served as Executive Vice President and Chief Financial Officer since June of 2004. He previously served as Vice President-Corporate Finance from March 2000 to July 2002, Vice President, Finance-North American Tire from July 2002 to August 2003 and Senior Vice President, Strategic Planning and Restructuring from September 2003 to June 2004.

(8)	Mr. Rich has served as President of North American Tire since December of 2002. He previously served as President of Chemical Products.

(9)	Mr. Gingo has served as Executive Vice President, Quality Systems and Chief Technology Officer since June 2003. He previously served as Senior Vice President, Technology and Global Products Planning, from July 1999 to June 2003.

Option/ SAR Grants in 2005
      The table below shows all grants of stock options and SARs during 2005 to the Named Officers. Ordinarily, Stock Options and SARs are granted annually in December of each year.

	Individual Grants
						Potential Realizable Value
	Number of Securities		% of Total			at Assumed Annual Rates of
	Underlying		Options/	Exercise		Stock Price Appreciation for
	Options/SARs		SARs	or		Option Term
	Granted		Granted to	Base Price		(Dollars)(3)
	(Number of		Employees	(Dollars per	Expiration
Name	Shares)(1)		in 2005	Share)(2)	Date	5%	10%

Robert J. Keegan	250,000		12.32%	$17.15	12/6/2015	$2,697,500	$6,832,500
	33,134	*	1.63%	13.62	12/2/2013	215,371	516,228
	25,103	*	1.24%	13.62	12/3/2012	139,071	324,331
	48,941	*	2.41%	17.18	12/9/2014	463,471	1,141,794
	32,559	*	1.60%	17.18	12/2/2013	266,984	639,784
	24,122	*	1.19%	17.18	12/3/2012	168,613	393,189
Richard J. Kramer	52,000		2.56%	17.15	12/6/2015	561,080	1,421,160
	2,668	*	0.13%	13.83	12/3/2012	15,021	35,004
	6,822	*	0.34%	13.83	12/2/2013	45,025	107,924
	8,961	*	0.44%	17.35	12/9/2014	85,757	211,121
	6,117	*	0.30%	17.35	12/2/2013	50,649	121,361
	3,253	*	0.16%	17.35	8/6/2012	22,966	53,544
	2,371	*	0.12%	17.35	12/3/2012	16,739	39,027
Jonathan D. Rich	44,000		2.17%	17.15	12/6/2015	474,760	1,202,520
	3,775	*	0.19%	13.36	12/2/2013	24,085	57,682
	6,823	*	0.34%	17.35	12/2/2013	56,494	135,368
C. Thomas Harvie	37,000		1.82%	17.15	12/6/2015	399,230	1,011,210
	7,127	*	0.35%	13.36	12/2/2013	45,470	108,901
	10,117	*	0.50%	17.35	12/3/2012	71,426	166,526
	6,497	*	0.32%	17.35	12/9/2014	62,176	153,069
	6,279	*	0.31%	17.35	12/2/2013	51,990	124,575
Joseph M. Gingo	21,000		1.03%	17.15	12/6/2015	226,590	573,930
	3,894	*	0.19%	14.12	12/2/2013	26,246	62,888

*	Reinvestment option. See description of reinvestment options in footnote 1 below.
Notes to Option/ SAR Grants Table:

(1)	On December 6, 2005, stock options in respect of an aggregate of 1,605,936 shares of Common Stock were granted to 836 persons, including the Named Officers. All shares in the table above are the subject of non-qualified stock options. Each stock option will vest at the rate of 25% per annum. Each unexercised stock option terminates automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until its expiration date, and (b) in the event of the death of the optionee more than six months after the grant thereof, each stock option will become exercisable and remain exercisable for up to three years after the date of death of the optionee. Each option also includes the right to the automatic grant of a new option (a “reinvestment option”) for that number of shares tendered in the exercise of the original stock option. The reinvestment option will be granted on, and will have an exercise price equal to the fair market value of the Common Stock on the date of the exercise of the original stock option and will be subject to the same terms and conditions as the original stock option except for the exercise price and the reinvestment option feature. In addition, all reinvestment options vest one year from the date of grant. The following reinvestment options were granted during 2005: Mr. Keegan, two grants of 33,134, and 25,103 shares on March 22, 2005, and three grants of 48,941, 32,559, and 24,122 shares on December 13, 2005; Mr. Kramer, 2,668 and 6,822 shares on March 18, 2005, and four grants of 8,961, 6,117, 3,253 and 2,371 shares on December 20, 2005; Mr. Rich, 3,775 shares on March 30, 2005, and 6,823 shares on December 20, 2005; Mr. Harvie, 7,127 shares on March 30, 2005, and three grants of 10,117, 6,497, and 6,279 shares on December 20, 2005; Mr. Gingo, 3,894 shares on May 20, 2005.

(2)	The exercise price of each stock option is equal to 100% of the per share fair market value of the Common Stock on the date granted. The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the market value on the date of exercise.

(3)	The dollar amounts shown reflect calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. No economic benefit to the optionees is possible without an increase in price of the Common Stock, which will benefit all shareholders commensurately.

Option/ SAR 2005 Exercises and Year-End Values
      The table below sets forth certain information regarding option and SAR exercises during 2005, and the value of options/ SARs held at December 31, 2005, by the Named Officers.

			Number of Securities
			Underlying
			Unexercised		Value of Unexercised
	Shares		Options/SARs at		In-the-Money Options/SARs
	Acquired		December 31, 2005		at December 31, 2005
	on Exercise	Value	(Number of Shares)		(Dollars)(2)
	(Number	Realized
Name	of Shares)	(Dollars)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Keegan	228,250	$1,641,726	448,548	723,609	$184,706	$2,530,786
Richard J. Kramer	43,050	290,961	63,611	143,242	23,484	288,603
Jonathan D. Rich	17,254	159,298	57,396	122,348	295,370	511,085
C. Thomas Harvie	45,350	371,476	154,837	128,620	44,415	495,127
Joseph M. Gingo	6,000	43,860	107,700	60,594	221,836	279,772
Note to Option/ SAR Exercises and Year-End Values Table:

(1)	In accordance with the Company’s 2002 Performance Plan, the Named Officers delivered previously owned shares in payment of the exercise price with respect to each option exercised in 2005.

(2)	Determined using $17.38 per share, the closing price of the Common Stock on December 30, 2005, as reported on the New York Stock Exchange Composite Transactions tape.
Long Term Incentive Awards
      During 2005, the Company did not make any long-term incentive plan awards to any Named Officer. Accordingly, the Long Term Incentive Plan awards table is omitted.
Other Compensation Plan Information
Performance Recognition Plan
      Approximately 696 key employees, including all executive officers of Goodyear, will participate in the Performance Recognition Plan of Goodyear (the “Performance Plan”) for plan year 2006. On December 6, 2005, the Compensation Committee selected the participants, established the respective target bonuses for non-officers, and, on February 21, 2006, approved the performance measurements and target bonuses for officers. Awards in respect of plan year 2006 will be made in 2007 based on each participant’s level of achievement of his or her goals, the Chief Executive Officer’s (or, in the case of participants who are not officers, other officers’ of Goodyear) evaluation of the extent of the participant’s contribution to Goodyear, and the Committee’s determination of the amount available for payment to the relevant group of participants. Awards, if any, are generally paid in cash, although executive officers may elect to defer all or a portion of their award in the form of cash or stock units. If deferred in the form of stock units, the Company will match 20% of the amount deferred. The stock units are converted to shares of common stock and paid to the participant on the first business day of the third year following the end of the plan year under which the award was earned. Target bonuses under the Performance Plan have been established for calendar year 2006 as follows: Mr. Keegan, $1,700,000; Mr. Kramer, $470,000; Mr. Rich, $400,000; Mr. Harvie, $290,000; and Mr. Gingo, $260,000 and all participants (696 persons as a group), approximately $30 million.
Executive Performance Plan
      On December 1, 2003, the Compensation Committee established the Executive Performance Plan (the “EP Plan”). The purpose of the EP Plan is to provide long-term incentive compensation opportunities to attract, retain and reward key personnel and to motivate key personnel to achieve business objectives. Upon the attainment of performance goals established by the Committee, participants will be eligible to receive a cash award at the end of the performance period subject to adjustment and approval by the Committee. Grants under the EP Plan have a three year performance period and payment on each unit may range between $0 and $200, depending upon the attainment of the performance criteria and assuming the recipient remains in the continuous employ of the Company through the performance period. For grants made in 2003, the performance criteria for the performance period is based 50% on net income and 50% on total cash flow. For grants made in 2004, the performance criteria for the performance period is based 50% on net income and 50% on total cash flow, net debt. No grants were made in 2005 to the Named Officers.
Savings Plan
      Goodyear sponsors the Employee Savings Plan for Salaried Employees (the “Savings Plan”). An eligible employee, including officers, may contribute 1% to 50% of his or her compensation to the Savings Plan, subject to an annual contribution ceiling ($15,000 in 2006). Savings Plan participants who are age 50 or older and contributing at the maximum plan limits or at the annual contribution ceiling are entitled to make “catch-up” contributions annually up to a specified amount ($5,000 in 2006). Contributions to the Savings Plan are not included in the current taxable income of the employee pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. Employee contributions are invested, at the direction of the participant, in any one or more of the fifteen available funds and/or in mutual funds under a self directed account.
      Prior to January 1, 2003, Goodyear matched at a 50% rate each dollar contributed by a participating employee up to a maximum of the lesser of (i) 6% of the participant’s annual compensation or (ii) legally imposed limits. Goodyear contributions were invested by the Savings Plan trustee in shares of Common Stock. Goodyear suspended the matching program effective January 1, 2003.
      Eligible employees hired after January 1, 2005 will not participate in the pension plan described below, but will receive company contributions to their Savings Plan accounts in an amount equal to 5% of compensation up to the Social Security wage base ($94,200 in 2006), plus 11.2% of compensation in excess of the wage base. The maximum company contribution for any individual in 2006 is $18,800.
Severance Plan
      The Goodyear Employee Severance Plan (the “Severance Plan”), adopted on February 14, 1989, provides that, if a full-time salaried employee of Goodyear or any of the domestic subsidiaries (who participates in the Salaried Pension Plan) with at least one year of service is involuntarily terminated (as defined in the Severance Plan) within two years following a change in control, the employee is entitled to severance pay, either in a lump sum or, at the employee’s election, on a regular salary payroll interval basis.

      The severance pay will equal the sum of (a) two weeks’ pay for each full year of service with Goodyear and its subsidiaries and (b) one month’s pay for each $12,000 of total annual compensation (the base salary rate in effect at the date of termination, plus all incentive compensation received during the twelve months prior to his or her separation). Severance pay may not exceed two times the employee’s total annual compensation.
      In addition, medical benefits and basic life insurance coverage will be provided to each employee on the same basis as in effect prior to his or her separation for a period of weeks equal to the number of weeks of severance pay. A change in control is deemed to occur upon the acquisition of 35% or more of the Common Stock by any “acquiring person” or any change in the composition of the Board of Directors of Goodyear with the effect that a majority of the directors are not “continuing directors.”
      If the Named Officers had been involuntarily terminated as of December 31, 2005 (following a change in control), the amount of severance pay due would have been: Mr. Keegan $8,344,226; Mr. Kramer $2,236,620; Mr. Rich $2,360,560; Mr. Harvie $2,326,942; Mr. Gingo $1,935,600. In addition, Mr. Keegan’s employment agreement provides that in the event he is subject to any excise taxes resulting from a severance payment under a change in control, he be paid an additional amount sufficient to cover the amount of any excise or related taxes imposed.
      The Company also follows general guidelines for providing severance benefits to executive officers of the Company whose employment terminates prior to retirement, and under appropriate circumstances. Executive officers eligible for such benefits typically receive a separation allowance based on individual circumstances, including length of service, in an amount generally equivalent to 6 to 18 months of base salary plus an amount based on the individual’s target bonus then in effect over an equivalent period. The separation allowance may be paid in a single lump sum or in installments. The Company may also provide limited outplacement and personal financial planning services to eligible executive officers following their termination.
Deferred Compensation Plan
      Goodyear’s Deferred Compensation Plan for Executives provides that an eligible employee may elect to defer all or a portion of his or her Performance Plan award and/or annual salary by making a timely deferral election. Several deferral period options are available. All amounts deferred earn amounts equivalent to the returns on one or more of five reference investment funds, as selected by the participant. The plan was amended in 2002 to eliminate a provision that required the automatic deferral of any cash compensation earned which, if paid as and when due, would not be deductible by Goodyear for federal income tax purposes by reason of Section 162(m) of the Code.
Retirement Benefits
      Goodyear maintains a Salaried Pension Plan (the “Pension Plan”), a defined benefit plan qualified under the Code, in which many salaried employees, including most executive officers, hired prior to January 1, 2005 participate. The Pension Plan permits any eligible employee to make monthly optional contributions of 1% of the first $47,100 of compensation and 2% on compensation between $47,100 and $220,000 in 2006. The Code limits the maximum amount of earnings that may be used in calculating benefits under the Pension Plan, which limit is $220,000 for 2006. The Pension Plan provides benefits to participants who have at least five years of service upon any termination of employment. Under the Pension Plan, benefits payable to a participant who retires prior to age 65 are subject to a reduction for each full month of retirement before age 65.
      Goodyear also maintains a Supplementary Pension Plan (the “Supplementary Plan”), a non-qualified plan partially funded by a Rabbi Trust which provides additional retirement benefits to certain officers. The Supplementary Plan provides pension benefits to participants who have at least 30 years of service or have ten years of service and are age 55 or older. Under the Supplementary Plan, benefits payable to a participant who retires prior to age 62 are subject to a reduction for each month of retirement before age 62.
      Participants may elect a lump sum payment of benefits under the Supplementary Plan (the “Pension Plans”) for benefits accrued and vested prior to January 1, 2005, subject to the approval of the Company’s ERISA appeals committee in respect of benefits under the Supplementary Plan. For benefits accrued or vested after December 31, 2004, a lump sum will be the default form of payment; however, these benefits cannot be distributed prior to six months after separation of service.
      Goodyear maintains a non-qualified unfunded Excess Benefit Plan which pays an additional pension benefit over that paid under the Pension Plan if a participant does not meet the eligibility requirements of the Supplementary Plan. The additional benefit is equal to the amount a participant would have received from the Pension Plan but does not because of the limitations imposed by the Code. These limitations set a maximum level of compensation that can be considered in determining benefits under the Pension Plan (currently $220,000) and a maximum allowable annual benefit ($175,000 for 2006). Distribution of amounts earned and vested prior to January 1, 2005 will be paid out in the same manner as the Pension Plan unless otherwise elected by the participant at least 12 months prior to termination or severance. Distributions for amounts earned or vested after December 31, 2004 will be paid out in a lump sum six months after termination of service.
      The table below shows estimated annual benefits payable at selected earnings levels assuming retirement on July 1, 2006 at age 65 after selected periods of service. The pension benefit amounts shown include the maximum benefits obtainable and assume payments are made on a five year certain and life annuity basis and are not subject to any deduction for social security or any other offsets. Pension benefits are based on the retiree’s highest average annual earnings, consisting of salary and awards under the Performance Recognition Plan, for any five calendar years out of the ten years immediately preceding his or her retirement (assuming full participation in the contributory feature of the Pension Plan).
      Earnings covered by the Pension Plans are substantially equivalent to the sum of the amounts set forth under the “Salary” and “Bonus” columns of the Summary Compensation Table. The years of credited service used to determine the amounts in the table for the Named Officers are: Mr. Keegan, 34 years; Mr. Kramer, 14 years; Mr. Rich, 5 years; Mr. Harvie, 30 years; and Mr. Gingo, 39 years. As described below in “Employment Agreement,” Mr. Keegan’s years of credited service include his years of service with Eastman Kodak Company. Mr. Kramer and Mr. Harvie’s years of credited service also include their years of service with their respective prior employers. The benefits paid to Mr. Keegan, Mr. Kramer and Mr. Harvie under the Pension Plans will be reduced by amounts they are entitled to receive under the pension plans maintained by their prior employers.

5 Year Average	Estimated annual benefits upon retirement for years of service indicated.
Annual
Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years

$250,000	$50,180	$68,637	$86,709	$98,663	$110,571	$118,113
500,000	105,180	143,637	181,709	206,163	230,571	245,613
750,000	160,180	218,637	276,709	313,663	350,571	373,113
1,000,000	215,180	293,637	371,709	421,163	470,571	500,613
1,250,000	270,180	368,637	466,709	528,663	590,571	628,113
1,500,000	325,180	443,637	561,709	636,163	710,571	755,613
1,750,000	380,180	518,637	656,709	743,663	830,571	883,113
2,000,000	435,180	593,637	751,709	851,163	950,571	1,010,613
2,500,000	545,180	743,637	941,709	1,066,163	1,190,571	1,265,613
3,000,000	655,180	893,637	1,131,709	1,281,163	1,430,571	1,520,613
3,500,000	765,180	1,043,637	1,321,709	1,496,163	1,670,571	1,775,613
4,000,000	875,180	1,193,637	1,511,709	1,711,163	1,910,571	2,030,613
Compensation Committee Interlocks and Insider Participation
      During fiscal year 2005, the Compensation Committee consisted of the following directors: John G. Breen (chair), James C. Boland, Gary D. Forsee, William J. Hudson, Jr. and Denise M. Morrison. None of

our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been our employee.
Employment Agreement
      Mr. Keegan and Goodyear entered into an agreement, dated September 11, 2000, which provided, among other things, for the employment of Mr. Keegan as President and Chief Operating Officer. The agreement provided for an initial salary of $800,000. Mr. Keegan was also granted a stock option for 250,000 shares of common stock on October 3, 2000, at an exercise price of $18.25 per share and 50,000 shares of restricted stock, the restrictions on which lapsed on October 3, 2002. The agreement also established Mr. Keegan’s participation in the Company’s Performance Recognition Plan as well as Goodyear’s equity-based incentive compensation programs.
      Mr. Keegan will also receive a total pension benefit from Goodyear equal to what he would have earned under Goodyear’s pension plans if his service with Goodyear were equal to the total of his service with Goodyear and Eastman Kodak Company less the amount received under the Eastman Kodak pension plan. He also receives the same non-salary benefits generally made available to Goodyear executive officers.
      Mr. Keegan’s agreement was supplemented on February 3, 2004 to provide for the payment of severance compensation to Mr. Keegan upon the termination of his employment with Goodyear under the circumstances outlined in the supplemental agreement. If paid, the severance compensation would consist of (i) two times the sum of Mr. Keegan’s annual base salary and target bonus then in effect, plus (ii) the pro rata portion of Mr. Keegan’s target bonus for the then current fiscal year. In the event that severance compensation is paid to Mr. Keegan under the agreement, the agreement restricts Mr. Keegan from participating in any business that competes with Goodyear for a period of two years. The term of the supplemental agreement is from February 3, 2004 to February 28, 2009. If Mr. Keegan’s employment was terminated as of December 31, 2005 and the supplemental agreement was in effect at that time, the amount of severance due Mr. Keegan would have been $6,700,000. This amount would not be payable if Mr. Keegan received benefits under the previously described Severance Plan.

Security Ownership of Certain Beneficial Owners and Management
      The firms identified in the table below have reported that they beneficially owned at December 31, 2005 more than 5% of the outstanding shares of the Common Stock as follows:

	Shares of Common		Percent of Common
Name and Address	Stock Beneficially		Stock Outstanding
of Beneficial Owner	Owned		Beneficially Owned

Brandes Investment Partners, L.P.
11988 El Camino Real, Suite 500
San Diego, California 92130	26,665,275	(1)	15.1%
State Street Bank and Trust Company, acting in various fiduciary capacities
225 Franklin Street
Boston, Massachusetts 02110	10,477,102	(2)	5.9%
Impala Asset Management LLC
134 Main Street
New Canaan, Connecticut 06840	9,853,400	(3)	5.6%
LSV Asset Management
1 N. Wacker Drive, Suite 4000
Chicago, Illinois 60606	9,701,500	(4)	5.5%
Merrill Lynch & Co., Inc., on behalf of
Merrill Lynch Investment Managers
World Financial Center, North Tower
250 Vesey Street
New York, New York 10381	9,576,933	(5)	5.4%
Mellon Financial Corporation and related reporting persons
One Mellon Center
Pittsburgh, Pennsylvania 15258	8,883,179	(6)	5.0%
Notes:

(1)	Shared dispositive power in respect of 26,665,275 shares and shared voting power in respect of 22,321,996 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(2)	Sole voting and shared dispositive power in respect of 10,477,102 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006.

(3)	Shared voting and dispositive power in respect of 9,853,400 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006.

(4)	Sole dispositive power in respect of 9,528,200 shares and sole voting power in respect of 6,730,400 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006.

(5)	Shared voting and dispositive power in respect of 9,576,933 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2006. Ownership of the shares is disclaimed pursuant to Section 13d-4 of the Securities Exchange Act of 1934.

(6)	Sole voting and shared voting power in respect of 3,203,464 and 66,900 shares, respectively, and sole dispositive and shared dispositive power in respect of 8,533,526 and 309,156 shares, respectively, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2006.

      In addition, The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, has indicated that as of February 16, 2006 it held 28,663,522 shares, or approximately 16.2% of the outstanding shares, of Common Stock, including 16,483,106 shares, or approximately 9.3% of the outstanding shares, of Common Stock held as the trustee of four employee savings plans sponsored by Goodyear and certain subsidiaries.
      On January 31, 2006, each of our directors, each of the executive officers named below and all of our directors and executive officers as a group beneficially owned the number of shares of Common Stock set forth in the table below.

	Beneficial Ownership at January 31, 2006 (1)

			Shares of
	Shares of Common		Common Stock	Shares of Common
	Stock Owned		Held in Savings	Stock Subject to	Deferred Share		Percent of
Name	Directly (2)		Plan (3)	Exercisable Options (4)	Equivalent Units		Class

James C. Boland	3,000		-0-	-0-	17,769	(11)	*
John G. Breen	200	(5)	-0-	-0-	48,178	(11)	*
Gary D. Forsee	1,000		-0-	-0-	24,623	(11)	*
Joseph M. Gingo	8,889	(6)	863	102,100	2,707	(12)	*
C. Thomas Harvie	29,858		1,075	150,964	-0-		*
William J. Hudson, Jr	5,000		-0-	-0-	36,849	(11)	*
Robert J. Keegan	152,160	(7)	433	506,785	-0-		*
Richard J. Kramer	38,000	(8)	209	73,101	455	(12)	*
Steven A. Minter	3,580		-0-	-0-	29,848	(11)	*
Denise M. Morrison	1,100		-0-	-0-	3,740	(11)	*
Rodney O’Neal	-0-		-0-	-0-	9,754	(11)	*
Shirley D. Peterson	-0-		-0-	-0-	7,852	(11)	*
Jonathan D. Rich	26,272	(9)	3,211	61,171	-0-		*
Thomas H. Weidemeyer	1,000		-0-	-0-	5,054	(11)	*
Michael R. Wessel	-0-		-0-	-0-	-0-		*
All directors, the Named Officers and all other executive officers as a group (30 persons)	404,653	(10)	17,614	1,569,576	192,530		1.1

* Less than 1%
Notes:

(1)	The number of shares indicated as beneficially owned by each of the directors and named executive officers, and the 1,991,843 shares of Common Stock indicated as beneficially owned by all directors and officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.

(2)	Unless otherwise indicated in a subsequent note, each person named and each member of the group has sole voting and investment power with respect to the shares of Common Stock shown.

(3)	Shares held in trust under Goodyear’s Employee Savings Plan for Salaried Employees.

(4)	Shares which may be acquired upon the exercise of options which are exercisable prior to April 3, 2006 under Goodyear’s 2002 Performance Plan (the “2002 Plan”), Goodyear’s 1997 Performance Incentive Plan (the “1997 Plan”) and the 1989 Goodyear Performance and Equity Incentive Plan (the “1989 Plan”).

(5)	Shares acquired by Mr. Breen pursuant to Goodyear’s 1994 Restricted Stock Award Plan for Non-employee Directors, which shares are subject to certain restrictions.

(6)	Includes 2,284 shares owned by his spouse.

(7)	Includes 13,000 shares owned by his spouse.

(8)	Includes 10,000 shares acquired under the 2002 Plan and a Restricted Stock Purchase Agreement, which shares are subject to the Company’s repurchase option and certain restrictions on transfer.

(9)	Includes 1,000 shares owned jointly by Mr. Rich and his spouse.

(10)	Includes 371,038 shares owned of record and beneficially or owned beneficially through a nominee, and 33,615 shares held by or jointly with family members of certain directors and executive officers.

(11)	Deferred units, each equivalent to a hypothetical share of Common Stock, accrued to accounts of the director under Goodyear’s Outside Directors’ Equity Participation Plan, payable in cash following retirement from the Board of Directors. See “Directors’ Compensation.”

(12)	Units, each equivalent to a hypothetical share of Common Stock, deferred pursuant to performance awards earned under the 2002 Plan, 1997 Plan and the 1989 Plan and receivable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer.

Selling Security Holders
      We originally issued the notes to Goldman, Sachs & Co., Deutsche Bank Securities Inc. and, J.P. Morgan Securities Inc. as initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers resold the notes in transactions exempt from the registration requirements of the Securities Act in reliance on Rule 144A under the Securities Act to persons reasonably believed by them to be qualified institutional buyers.
      The selling security holders identified below, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes of such selling security holder described below and the common stock into which such notes are convertible. Any selling security holder may also elect not to sell any notes or common stock issuable upon conversion of the notes held by it. Certain selling security holders identified below may already have sold, transferred or disposed of all or a portion of their notes or shares of common stock issuable upon conversion of the notes since the date on which they provided the information regarding their ownership of those securities included in this prospectus and other selling security holders identified below may have purchased such notes or shares of common stock issuable upon conversion of such notes. Only those notes and shares of common stock issuable upon conversion of the notes listed below or in any supplement hereto may be offered for resale by the selling holders pursuant to this prospectus.
      The following table sets forth recent information with respect to the selling security holders of the notes and the number of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus. We prepared this table based on information supplied to us by or on behalf of the selling holders. Because the selling security holders may offer all or only some portion of the notes or the common stock listed in the table, no estimate can be given as to the amount of those securities that will be held by the selling holders upon termination of any sales.

	Aggregate			Shares of
	Principal			Common Stock
	Amount of Notes	Shares of		Beneficially
	Beneficially	Common Stock	Shares of	Owned After
	Owned and	Beneficially	Common Stock	Completion of
Selling Holder	Offered	Owned(1)	Offered	the Offering(2)

AHFP Context(3)	300,000	24,921	24,921	0
Allstate Insurance Company(4)	750,000	72,803	62,303	10,500
Altma Fund Sicav Plc in respect of The Grafton Sub Fund(5)	400,000	33,228	33,228	0
Aristeia International Limited(6)	23,750,000	1,972,920	1,972,920	0
Aristeia Partners LP(7)	1,550,000	128,759	128,759	0
Citigroup Global Markets Inc.	8,063,000	669,796	669,796	0
CNH CA Master Account, L.P.(8)	17,750,000	1,474,498	1,474,498	0
Context Convertible Arbitrage Fund, LP(3)	1,850,000	153,680	153,680	0
Context Convertible Arbitrage Offshore, LTD(3)	5,350,000	444,426	444,426	0
Credit Suisse Europe LTD(9)	8,000,000	664,562	664,562	0
DBAG London(10)	45,000,000	3,738,164	3,738,164	0
D.E. Shaw Valence Portfolios, L.L.C(11)	37,500,000	2,699,785	2,699,785	0
Deutsche Bank Securities Inc.	13,600,000	1,129,756	1,129,756	0
Ellington Overseas Partners, Ltd.(12)	1,000,000	83,070	83,070	0
Galleon Explorers Partners, L.P.(13)	32,000	2,658	2,658	0
Galleon Explorers Offshore, Ltd.(13)	128,000	10,633	10,633	0
Goldman, Sachs & Co.	64,278,000	5,339,593	5,339,593	0
Grace Convertible Arbitrage Fund, Ltd.(14)	2,000,000	166,141	166,141	0
HBMC LLC(15)	2,500,000	207,676	207,676	0
Highbridge International LLC(16)	20,000,000	1,661,406	1,661,406	0
HSBC Investments (USA) Inc. A/ C HSBC Multi-Strategy Arbitrage Fund	1,000,000	83,070	83,070	0

	Aggregate			Shares of
	Principal			Common Stock
	Amount of Notes	Shares of		Beneficially
	Beneficially	Common Stock	Shares of	Owned After
	Owned and	Beneficially	Common Stock	Completion of
Selling Holder	Offered	Owned(1)	Offered	the Offering(2)

Institutional Benchmarks Series (Master Feeder) Limited in Respect of Electra Series c/o Quatro Fund(17)	250,000	20,768	20,768	0
KBC Financial Products, Cayman Islands, Ltd.(18)	15,000,000	1,246,055	1,246,055	0
KBC Financial Products USA, Inc.(18)	4,000,000	415,352	415,352	0
Lehman Brothers Inc.	2,000,000	166,141	166,141	0
Lyxor/ Context Fund LTD(3)	1,050,000	87,224	87,224	0
McMahan Securities Co. L.P.(19)	500,000	41,535	41,535	0
Morgan Stanley Convertible Securities Trust(20)	600,000	49,842	49,842	0
National Bank of Canada(3)	850,000	70,609	70,609	0
National Benefit Life Insurance Company(21)	4,000	332	332	0
Northern Income Equity Fund	6,000,000	498,422	498,422	0
Primerica Life Insurance Company(21)	38,000	3,157	3,157	0
Quattro Fund Ltd.(22)	4,500,000	373,816	373,816	0
Quattro Multistrategy Masterfund LP(22)	250,000	20,768	20,768	0
Radcliffe SPC, Ltd.(23)	24,600,000	2,043,529	2,043,529	0
Sage Capital Management, LLC(24)	2,300,000	191,062	191,062	0
Shepard Investments International, Ltd.(25)	7,500,000	750,627	623,027	127,600
Stark International(25)	2,500,000	207,676	207,676	0
UBS O’Connor LLC F/ B/ O O’Connor Global Convertible Arbitrage Master Limited	1,500,000	124,605	124,605	0
UFJ International PLC	100,000	8,307	8,307	0
Vicis Capital Master Fund(26)	1,000,000	83,070	83,070	0
Whitebox Diversified Convertible Arbitrage Partners L.P.(27)	1,000,000	83,070	83,070	0

(1)	The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 83.0703 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(2)	Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(3)	Michael Rosen and William Fertig exercise voting or investment control over the notes owned by this selling security holder.

(4)	Allstate Insurance Company is a wholly-owned subsidiary of The Allstate Corporation.

(5)	Michael Rosen and William Fertig exercise voting or investment control over the notes owned by this selling security holder.

(6)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Franscella and Bill Techar.

(7)	Aristeia Advisors LLC is the investment manager for Aristeia Trading Partners LP. Aristeia Advisors LLC is jointly owned by Robert H. Lynch Jr., Kevin Toner, Anthony Franscella and Bill Techar.

(8)	CNH Partners, LLC is the investment advisor of the selling security holder with respect to the notes owned by this selling holder and has sole voting and dispositive power over the notes. The Investment Principals for the investment advisor are Robert Krail, Mark Mitchell and Todd Palvino.

(9)	Gerry Murtagh exercises voting or investment control over the notes owned by this selling security holder.

(10)	This selling security holder is a wholly-owned subsidiary of Deutsche Bank Securities Inc.

(11)	D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling shareholder. Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D.E. Shaw & Co. L.P.’s behalf.

(12)	Ellington Management Group, LLC is the investment adviser of this selling security holder. Michael Vranos, as principal of Ellington Management Group, LLC, exercises voting or investment control over the notes owned by this selling security holder. Mr. Vranos disclaims beneficial ownership over the notes offered by this selling security holder except to the extent of any indirect ownership interest he may have in such notes through his economic participation in this selling security holder.

(13)	Raj Rajaratnam exercises voting or investment control over the notes owned by this selling security holder.

(14)	Bradford Whitmore and Michael Brailov exercise voting or investment control over the notes owned by this selling security holder.

(15)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of HBMC LLC (“HBMC”) and consequently has voting control and investment discretion over securities held by HBMC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HMBC.

(16)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HCC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(17)	Gary Crowdek exercises voting or investment control over the notes owned by this selling security holder.

(18)	Alex Bezjian, Darren Carter, Jason Cuevas, Damir Delic, Luke Edwards, Jeff Engelberg, Dennis Fitzgerald, Thomas Korossy, Liming Kwan, Dan Lerner, Daniel McAloon, Brian Murphy, Eric Needleman, Timothy Quarnstrom, David Ricciardi, Quincy Scott, Rupen Soultanian, Mark Sullivan, John Tonzola, Tim Vaughan, Vincenzo Vigliotti, Richard Winter and Brandon Yarckin exercise voting or investment control over the notes owned by this selling security holder.

(19)	The executive committee that exercises voting or investment control over the notes owned by this selling security holder consists of Ronald Fertig, Jay Glassman, Joe Dwyer, D. Bruce McMahon, Scott Dillinger and Norman Ziegleb.

(20)	This selling security holder is a wholly-owned subsidiary of Morgan Stanley.

(21)	This selling security holder is a wholly-owned subsidiary of Citigroup, Inc.

(22)	Andrew Kaplan, Brian Swain and Louis Napoli exercise voting or investment control over the notes owned by this selling security holder.

(23)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(24)	Peter deLisser exercises voting or investment control over the notes owned by this selling security holder.

(25)	Michael A. Roth and Brian J. Stark exercise voting or investment control over the notes owned by this selling security holder.

(26)	John Succo, Sky Lucas and Shad Stastney exercise voting or investment control over the notes owned by this selling security holder.

(27)	Andrew Redleaf exercises voting or investment control over the notes owned by this selling security holder.

Plan of Distribution
      The notes and the common stock issuable upon conversion of the notes may be offered and sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may from time to time offer those securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders or the purchasers of the securities for whom they act as agents. The selling security holders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.
      The securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the securities may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on exchanges or in the over-the-counter market;

•	through the writing and exercise of options; or

•	through the settlement of short sales.
      In connection with the sale of the notes and the underlying common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities.
      At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling security holders, the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.
      To comply with the securities laws of some jurisdictions, if applicable, the securities will be offered or sold in some jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or any exemption from registration or qualification is available and is complied with.
      The selling security holders and any other person participating in the distribution of securities will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations under the Securities Exchange Act, including, without limitation, Regulation M of the Securities Exchange Act, which may limit the timing of purchases and sales of any of the offered securities by the selling security holders and any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular offered securities being distributed. Compliance with the Securities Exchange Act, as described in this paragraph, may affect the marketability of the offered securities and the ability of any person or entity to engage with respect to the offered securities.

      Broker-dealers or agents who participate in the sale of the notes and the underlying common stock will be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. The following selling security holders are underwriters within the meaning of the Securities Act: Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., Goldman, Sachs & Co., KBC Financial Products USA, Inc., Lehman Brothers Inc. and McMahon Securities Co., L.P. None of the selling security holders who are affiliates of broker-dealers, other than the initial purchasers, purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.
      Pursuant to a registration rights agreement, we have borne all fees and expenses incurred in connection with the registration of the notes and the common stock issuable upon conversion of the notes, except that selling security holders will pay all broker’s commissions and underwriting discounts and commissions, if any, in connection with any sales effected pursuant to this prospectus. The registration rights agreement provides that we will indemnify the selling security holders against some civil liabilities, including some liabilities under the Securities Act or the Securities Exchange Act or otherwise, or alternatively the selling security holders will be entitled to contribution in connection with those liabilities.

Description of the Notes
      The notes were issued under an indenture dated as of July 2, 2004, between us and Wells Fargo Bank, N.A., as trustee, which we refer to in this prospectus as the indenture. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.
      The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.
      For purposes of this description, references to “the Company,” “Goodyear,” “we,” “our” and “us” refer only to The Goodyear Tire & Rubber Company and not to any of its subsidiaries.
General
      The Notes:

•	are general unsecured obligations of Goodyear and rank equally in right of payment with all of our other existing and future unsubordinated unsecured debt and prior to all of our subordinated debt;

•	are issued in an aggregate principal amount of $350 million;

•	will mature on June 15, 2034, unless earlier converted, purchased by us (whether at your option or upon a designated event (as defined below)) or redeemed;

•	accrue interest at a rate of 4.00% per year payable in cash on each June 15 and December 15, beginning December 15, 2004;

•	were issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form;

•	are redeemable by us for cash, at our option, in whole or in part beginning on June 20, 2008 at the redemption prices set forth below under “— Optional Redemption”, plus accrued and unpaid interest (including liquidated damages, if any) to but excluding the redemption date;

•	are subject to repurchase by us for cash at the option of the holder on June 15 of 2011, 2014, 2019, 2024 and 2029, or upon a designated event; and

•	in the case of certain designated events, will entitle holders to a make whole premium upon the repurchase of notes as described below under “— Designated Event Permits Holders to Require Us to Purchase Notes” and upon the conversion of notes as described below under “— Conversion in Connection with a Fundamental Change”.
      You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your notes into our common stock initially at a conversion rate of 83.0703 shares of common stock per $1,000 principal amount of notes (subject to adjustment as described below). This conversion rate is equivalent to an initial conversion price of approximately $12.04 per share of common stock. Upon conversion of a note, you will receive only shares of our common stock and a cash payment to account for fractional shares. In lieu of delivering common stock upon conversion of all or any portion of the notes, we may elect to pay holders surrendering notes for conversion cash or any combination of cash and common stock as described herein. See “— Conversion Rights.”
      If any interest payment date, maturity date, redemption date, purchase date or repurchase date (including upon the occurrence of a designated event as described below) falls on a day that is not a business day, the required payment of principal, premium (if any) and interest will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date, purchase date or repurchase date (including upon the occurrence of a designated event as described below), as the case may be, to that next succeeding business day. The term “business day” means, with respect to any note, any day other than Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.
      We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, securing our debt or issuing or repurchasing our securities.
      You are not afforded protection in the event of a highly leveraged transaction, or a change of control of us under the indenture, except to the extent described below under the caption “— Designated Event Permits Holders to Require Us to Purchase Notes” and “— Conversion in Connection with a Fundamental Change.”
      We do not intend to list the notes for trading on any national security exchange or on the Nasdaq Stock Market.
      When we refer to “common stock,” we mean the common stock, without par value, of The Goodyear Tire & Rubber Company.
Additional Notes
      We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and the interest accrued prior to the issue date of the additional notes. Any such additional notes will be fungible with the notes offered hereby and will have the same CUSIP numbers as the notes offered hereby. The notes offered by this prospectus and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture, including with respect to waivers, amendments, redemptions and offers to purchase. No additional notes may be issued if any event of default has occurred with respect to the notes.
Ranking
      The notes are our general unsecured obligations and rank senior in right of payment to all existing and future debt that is expressly subordinated in right of payment to the notes. The notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations from the notes only after all debt secured by such assets has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.
      The indenture under which the notes were issued does not limit us or our subsidiaries from incurring additional indebtedness.
      As of December 31, 2005, we had approximately $4.5 billion of indebtedness (including capital leases) outstanding, of which $2.3 billion was senior secured indebtedness. None of our subsidiaries will guarantee our obligations under the notes. As such, the notes are structurally subordinated to all liabilities of our subsidiaries, which are distinct legal entities having no legal obligation to pay any amounts pursuant to the notes or to make funds available therefor. At December 31, 2005, the total subsidiary liabilities, including guarantees of our indebtedness, was approximately $8.2 billion, which would effectively rank senior to the notes.

Interest
      The notes accrue interest at a rate of 4.00% per annum from the most recent interest payment date to which interest has been paid or duly provided for on the unregistered notes, and any accrued and unpaid interest (including liquidated damages, if any) will be payable semi-annually in arrears on June 15 and December 15 of each year. Interest will be paid to the person in whose name a note is registered at the close of business on the June 1 or December 1 (any of which we refer to as a “record date”) immediately preceding the relevant interest payment date. However, in the case of a note redeemed by us at our option or repurchased upon the occurrence of a designated event, as described below, during the period from the applicable record date to, but excluding, the next succeeding interest payment date, accrued interest (including liquidated damages, if any) will be payable to the holder of the note redeemed or repurchased, and we will not be required to pay interest on such interest payment date in respect of any such note (or portion thereof). Interest is be computed on the basis of a 360-day year comprised of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. Interest payments for the notes include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding the related interest payment date or date of maturity, as the case may be.
Conversion Rights
      Subject to the conditions and during the periods described below, prior to the close of business on the maturity date of the notes (subject to prior redemption or repayment), you may convert all or some of your notes into shares of our common stock initially at a conversion rate of 83.0703 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $12.04 per share of common stock. The conversion rate in effect at any given time will be subject to adjustment as described below. A note for which a holder has delivered a purchase notice or a notice requiring us to repurchase such note upon a designated event may be surrendered for conversion only if such notice is withdrawn three business days prior to the repurchase date and in accordance with the indenture. You may convert fewer than all of your notes so long as the notes converted are an integral multiple of $1,000 principal amount.
      Upon conversion, you will not receive any payment of interest (including liquidated damages, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates and you were the record holder on such record date, or unless included in the payment of a make whole premium (if any). We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares. Our delivery to you of the full number of shares of our common stock into which a note is convertible, or cash or a combination of cash and shares of common stock, including any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	all accrued but unpaid interest (including liquidated damages, if any).
      As a result, accrued but unpaid interest (including liquidated damages, if any) will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to you of receiving our common stock upon conversion. See “Certain United States Federal Income Tax Considerations.”
      Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest (including liquidated damages, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including liquidated damages, if any) payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a designated event repurchase date that is after a record date and on or prior to the next interest payment date, or (3) to the extent of any overdue interest (including liquidated damages, if any) if any overdue interest exists at the time of conversion with respect to such note.
      In the event any holder exercises its right to require us to purchase any notes on any purchase date, such holder’s conversion right with respect to such notes will terminate on the close of business on the relevant purchase date, unless we default on the payment due upon purchase of such notes or the holder elects to withdraw the submission of election to have such notes purchased. See “— Purchase of Notes by Us at the Option of the Holders.” In the event any holder exercises its right to require us to repurchase any notes upon a designated event, such holder’s conversion right with respect to such notes will terminate on the close of business on the designated event purchase date, unless we default on the payment due upon repurchase of such notes or the holder elects to withdraw the submission of election to have such notes repurchased. See “— Designated Event Permits Holders to Require Us to Purchase Notes.”
      To convert your note into common stock you must do the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
      The conversion date will be the date on which the note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. If your interest is a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note. The note will be deemed to have been converted immediately prior to the close of business on the conversion date. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.
      Except as described below under “— Conversion in Connection with a Fundamental Change,” if you surrender your notes for conversion, we will have the right to deliver cash, shares of our common stock, or a combination of cash and shares of our common stock. We will inform the holders through the trustee no later than two trading days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of delivery of shares of common, unless we have already informed holders of our election in connection with our optional redemption of the notes as described below under “— Optional Redemption.” If we elect to deliver all of such payment in shares of common stock, the shares of common stock will be delivered through the trustee no later than the fifth trading day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of common stock, will be made to holders surrendering notes no later than the 15th trading day following the conversion date. If an event of default, as described below under “— Events of Default and Remedies” (other than a default in a cash payment upon conversion of the notes) has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares).
      If we elect to satisfy the entire conversion obligation with shares of our common stock, we will deliver to the holders a number of shares equal to (1) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (2) the applicable conversion rate.

      If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holders cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (2) the applicable conversion rate, and

•	the average of the last reported sale prices (as defined below) of our common stock for the ten consecutive trading days beginning on the third day after the conversion date (the “cash settlement averaging period”).
      If we elect to satisfy a fixed amount (but not all) of the conversion obligation per $1,000 principal amount of notes in cash, we will deliver to you (x) such fixed amount per $1,000 principal amount of notes (the “cash amount”) and (y) a number of shares of our common stock per $1,000 principal amount of notes equal to the sum, for each trading day of the cash settlement averaging period, of the greater of:

•	zero; and

•	a number of shares determined by the following formula:
(last reported sale price of our common stock on such trading day X applicable conversion rate) — the cash amount last reported sale price of our common stock on such trading day X number of trading days in the cash settlement averaging period
      We are not required to issue fractional shares of common stock upon conversion of notes and, in each case, in lieu of such fractional shares, we will pay a cash adjustment based upon the last reported sale price of our common stock during the trading day immediately preceding the conversion date.
      Our ability to pay holders cash in lieu of shares of common stock upon a conversion of the notes is prohibited under our existing credit facilities (the latest of which currently expires in March 2006) and may be prohibited or limited in the future by the terms of our borrowing agreements in effect from time to time. At any time prior to maturity, we may at our option elect, by notice to the trustee and the holders of the notes, that upon conversion of the notes at any time following the date of such notice, we shall be required to deliver cash in an amount at least equal to the principal amount of the notes converted. If we make this election, we will also be required to deliver cash only in connection with any principal value conversion pursuant to the trading price condition.
Conversion upon Satisfaction of Sale Price Condition
      You may surrender your notes for conversion into our common stock: (1) on any business day in any fiscal quarter commencing prior to the maturity date of the notes (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the eleventh trading day of such fiscal quarter is greater than 120% of the applicable conversion price per share of our common stock on such eleventh trading day (initially 120% of $12.04, or $14.45, which we refer to as the conversion trigger price) and (2) on any business day after June 15, 2029 (through the business day immediately prior to the maturity of the notes) if the last reported sale price of our common stock on any trading date after June 15, 2029 is greater than 120% of the applicable conversion trigger price. Upon surrender of notes for conversion, we will have the right to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock.
      The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last reported bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, we will determine the “last reported sale price” on the basis we consider appropriate.
Conversion Based on Trading Price of the Notes
      You also may surrender your notes for conversion during the five consecutive business day period following any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes for each day of that trading period, as determined following a request by a holder of notes in accordance with the procedures described below, was less than 98% of the product of the last reported sale price of our common stock on such corresponding trading day and the applicable conversion rate (the “trading price condition”). Upon surrender of notes for conversion, we will have the right to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock.
      Notwithstanding the foregoing paragraph, if, on the date of any conversion pursuant to the trading price condition that is on or after June 15, 2029, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% but less than 120% of the conversion price, then holders surrendering notes for conversion will receive, in lieu of shares of our common stock (or cash or a combination of cash and shares of our common stock) based on the then applicable conversion rate, an amount in cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of the notes being converted, plus accrued and unpaid interest (including liquidated damages, if any), as of the conversion date (a “principal value conversion”). Any common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the average of the last reported sale price of our common stock for a five trading day period starting on the third trading day following the conversion date of the notes.
      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee (or another conversion agent obtained by us) for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least three such bids cannot be reasonably obtained by the trustee (or another conversion agent obtained by us), but two such bids are obtained by the trustee (or another conversion agent obtained by us), then the average of the two bids shall be used, and if only one bid can be reasonably obtained by the trustee (or another conversion agent obtained by us), such one bid shall be used. If the trustee (or another conversion agent obtained by us) cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from an independent nationally recognized securities dealer on any date, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes on such date, then the trading price of the notes on such date will be deemed to be less than 98% of (a) the last reported sale price of our common stock on such date multiplied by (b) the conversion rate of the notes on the date of determination.
      In connection with any conversion upon satisfaction of the above trading price condition, the trustee (or other conversion agent appointed by us) shall have no obligation to determine the trading price of the notes unless we have requested such determination. We will have no obligation to make that request unless a holder of notes provides us with reasonable evidence that the trading price of the notes may be less than 98% of the last reported sale price of our common stock multiplied by the applicable conversion rate. At such time, we shall instruct the trustee or conversion agent, as the case may be, to determine the trading price of the notes beginning on the next trading day and on each successive trading day until, and only until, the trading price per $1,000 principal amount of notes on a trading day is greater than or equal to 98% of the average last reported sale prices of our common stock multiplied by the applicable conversion rate.

Conversion upon Notice of Redemption
      If we call any or all of the notes for redemption, you may surrender any of your notes that have been called for redemption for conversion at any time prior to the close of business on the second business day prior to the redemption date; provided that if we elect to redeem less than all of the notes, only those notes called for redemption may be converted. Upon surrender of notes for conversion after a redemption call, we will have the right to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock. We will give notice of our election to pay cash in lieu of common stock in the notice of redemption.
Conversion upon Specified Corporate Transactions
      If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. If the distribution does not take place, no notes surrendered for conversion will be converted.
Conversion in Connection with a Fundamental Change
      We must give notice to all record holders and to the trustee at least 10 trading days prior to the anticipated effective date of a fundamental change (as defined below). We must also give notice to all record holders and to the trustee that such fundamental change has become effective within the five trading day period after the date such fundamental change becomes effective. You may surrender your notes for conversion at any time during the period from the opening of business on the date we give notice of the anticipated effective date of the fundamental change to the close of business on the 10th trading day from and including the date of our notice (the “effective date notice”) that such fundamental change has become effective, or, if later, the related repurchase date, if any, for that fundamental change.
      If you convert your notes in connection with a fundamental change, you will receive

•	if you are entitled to the make whole premium, an amount determined as set forth below under “— Determination of the Make Whole Premium” which will be payable on the repurchase date for the notes after a certain fundamental change as described under “— Designated Event Permits Holders to Require Us to Purchase Notes” and an amount equal to any accrued but unpaid cash interest to, but excluding, the conversion date, which interest will be payable in cash; plus

•	the number of shares of our common stock (or cash or a combination of cash and common stock, as described above) into which your notes are convertible (if you surrender your notes for conversion prior to the record date for receiving distributions in connection with the fundamental change or, if earlier, the effective time of the fundamental change) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of shares of our common stock into which your notes were convertible immediately prior to the transaction (if you surrender your notes for conversion after such record date or effective time, as the case may be).

Conversion Rate Adjustments
      The conversion rate (as well as the stock price (as defined below) used to determine the make whole premium described under “— Determination of the Make Whole Premium”) will be adjusted as described below, except that we will not make any adjustments to the conversion rate (or the stock price used to determine the make whole premium) if holders of the notes participate in any of the transactions described below.
      (1) If we issue shares of our common stock as a dividend or distribution on our common stock, or if we effect a stock split or stock combination, the conversion rate will be adjusted based on the following formula:

OS(1)
CR(1)	=	CR(o	)	×
OS(o)
      where,

CR(o)	=	the conversion rate in effect immediately prior to such event
CR(1)	=	the conversion rate in effect immediately after such event
OS(o)	=	the number of shares of our common stock outstanding immediately prior to such event
OS(1)	=	the number of shares of our common stock outstanding immediately prior to such event plus the total number of shares constituting such dividend or distribution
      (2) If we issue to all or substantially all holders of our common stock any rights, warrants or options entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the last reported sale price of our common stock on the trading day immediately preceding the day on which such issuance is announced, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration):

OS(o) + X
CR(1)	=	CR(o)	×
OS(o) + Y
      where,

CR(o)	=	the conversion rate in effect immediately prior to such event
CR(1)	=	the conversion rate in effect immediately after such event
OS(o)	=	the number of shares of our common stock outstanding immediately prior to such event
X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants or options
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the record date for the issuance of such rights, warrants or options
      (3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, warrants, options or securities referred to in clause (1) or (2) above; and

•	dividends or distributions in cash referred to in clause (4) below;
      then the conversion rate will be adjusted based on the following formula:

SP(O)
CR(1)	=	CR(o)	×
SP(O) - FMV
      where,

CR(o)	=	the conversion rate in effect immediately prior to such distribution
CR(1)	=	the conversion rate in effect immediately after such distribution
SP(o)	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the ex dividend date for such distribution
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex dividend date for such distribution
      With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

FMV + MP(o)
CR(1)	=	CR(o)	×
MP(o)
      where,

CR(o)	=	the conversion rate in effect immediately prior to such distribution
CR(1)	=	the conversion rate in effect immediately after such distribution
FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 trading days after the effective date of the spin-off
MP(o)	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off
      (4) If we make cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

SP(o)
CR(1)	=	CR(o)	×
SP(o) - C
      where,

CR(o)	=	the conversion rate in effect immediately prior to the record date for such distribution
CR(1)	=	the conversion rate in effect immediately after the ex dividend date for such distribution
SP(o)	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the ex dividend date of such distribution
C	=	the amount in cash per share we distribute to holders of our common stock

      (5) If we or any of our subsidiaries purchase shares of our common stock pursuant to a tender offer or exchange offer which involves an aggregate consideration that exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer, the conversion rate will be increased based on the following formula:

AC + (SP(1) × OS(1))
CR(1)	=	CR(o)	×
SP(1) × OS(o)
      where,

CR(o)	=	the conversion rate in effect on the date such tender offer or exchange offer expires
CR(1)	=	the conversion rate in effect on the day next succeeding the date such tender offer or exchange offer expires
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for all shares of common stock that the Company or one of its subsidiaries purchases in the tender offer or exchange offer
OS(o)	=	the number of shares of our common stock outstanding immediately prior to the date such tender offer or exchange offer expires
OS(1)	=	the number of shares of our common stock outstanding immediately after the date such tender offer or exchange offer expires
SP(1)	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days commencing on the trading day next succeeding the date such tender offer or exchange offer expires
      If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.
      Notwithstanding the foregoing, in the event of an adjustment pursuant to clauses (4) or (5) above, in no event will the conversion rate exceed 107.9914, subject to adjustment pursuant to clauses (1), (2) and (3) above.
      To the extent that we adopt any stockholder rights plan, upon conversion of the notes into our common stock, you will receive, in addition to our common stock, the rights under the rights plan unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets or property as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
      No adjustment to the conversion rate or the ability of a holder of a note to convert will be made if the holder will otherwise participate in the distribution without conversion solely as a holder of a note.
      Except as stated herein, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.
      In particular, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including liquidated damages, if any).
      Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.
      We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days (or such longer period as may be required by law) if our Board of Directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase common stock in connection with a dividend or distribution of stock (or rights to acquire stock) or similar event.
      Holders of the notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Certain United States Federal Income Tax Considerations.”
Exchange in Lieu of Conversion
      When you surrender the notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, a number of shares of our common stock equal to the applicable conversion rate, plus cash for any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof. If the designated institution accepts any such notes, it will deliver the appropriate number of shares of our common stock to the conversion agent and the conversion agent will deliver those shares to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following determination of the applicable stock price, convert the notes and deliver cash, shares of our common stock or a combination of cash and shares of our common stock as described under “— Conversion Rights.”
      Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for exchange, we will convert those notes into shares of our common stock, cash, or a combination of cash and shares of our common stock, as described under “— Conversion Rights.”
      We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.
Optional Redemption
      Prior to June 20, 2008, the notes will not be redeemable. On or after June 20, 2008, we may redeem for cash all or a portion of the notes at any time at the declining redemption prices below, plus any accrued and unpaid interest (including liquidated damages, if any) to but excluding the redemption date. We will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. If the redemption date is an interest payment date, interest (including liquidated damages, if any) shall be paid on such interest payment date to the record holder on the relevant record date. The redemption price, expressed as a percentage of the principal amount of the notes to be redeemed, is as follows for the following periods:

Redemption
Period	Price

Beginning June 20, 2008 and ending on June 14, 2009	101.714%
Beginning June 15, 2009 and ending on June 14, 2010	101.143%
Beginning June 15, 2010 and ending on June 14, 2011	100.571%
Beginning June 15, 2011 and thereafter	100.000%
      Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. We will give notice of our election to pay cash in lieu of shares of common stock upon a conversion in the notice of redemption.
      If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.
      If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.
      We may not redeem the notes if we have failed to pay any interest on the notes (including liquidated damages, if any) and such failure to pay is continuing.
Purchase of Notes by Us at the Option of the Holders
      Holders have the right to require us to purchase for cash all or a portion of their notes on June 15 of 2011, 2014, 2019, 2024 and 2029 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the third business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes.
      The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest (including liquidated damages, if any) to, but excluding, the purchase date.
      On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the purchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to purchase their notes.
      On or prior to the date we provide such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.
      The purchase notice given by each holder electing to require us to purchase notes shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

•	if certificated notes have been issued, the certificate numbers of the notes;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
      If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.
      You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.
      If the notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.
      You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).
      Our ability to pay holders cash may be prohibited or limited in the future by the terms of our borrowing agreements in effect from time to time. Although we may become obligated to purchase any outstanding notes on a purchase date, we may not have sufficient funds to pay the purchase price on that purchase date.
      We may not purchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes other than an event of default that is cured by the payment of the repurchase price of the notes.
Designated Event Permits Holders to Require Us to Purchase Notes
      If a designated event occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. We will pay a designated event repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including liquidated damages, if any) to but excluding the designated event repurchase date, plus, in the case of a fundamental change that is a change of control (as defined below), a make whole premium, if any, determined as described below under “— Determination of the Make Whole Premium.”
      A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading”; provided that a fundamental change occurring on or prior to June 15, 2011, will not be a designated event unless the transaction or event resulting in such fundamental change also constitutes a “change of control”.
      A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration that is not at least 90% (excluding cash payments for fractional shares) common shares, common stock or American depositary shares that are (i) listed on, or immediately after the transaction or event will be listed on, the New York Stock Exchange or a United States national securities exchange; or (ii) approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.
      A “change of control” will be deemed to have occurred at the time any of the following occurs after the notes are originally issued:

(1) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than us, our subsidiaries or any of our or their employee benefit plans files a Schedule TO, Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity entitled to vote generally in the election of directors; or

(2) consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of the Company’s common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of the voting stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change of control.
      A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on the Nasdaq National Market or another established automated over-the-counter trading market in the United States, and no American depositary shares or similar instruments for such common stock are so listed or approved for listing in the United States.
      On or before the fifth trading day after the occurrence of a designated event, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a designated event;

•	the date of the designated event;

•	the last date on which a holder may exercise the repurchase right;

•	the designated event repurchase price;

•	the designated event repurchase date;

•	the name and address of the paying agent and conversion agent;

•	the conversion price and any adjustments to the conversion price;

•	that the notes with respect to which a designated event repurchase notice has been given by the holder may be converted, if permitted under the terms of the indenture, only if the holder withdraws the designated event repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
      In connection with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.
      To exercise the repurchase right, you must deliver, on or before the close of business on the third business day immediately preceding the designated event repurchase date, subject to extension to comply with applicable law, a written repurchase notice and the form entitled “Form of Designated Event Repurchase

Election” on the reverse side of the notes duly completed, to the paying agent. Your repurchase election must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
      If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.
      You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the designated event repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase election.
      If the notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.
      You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase election to receive payment of the designated event repurchase price. We will be required to repurchase the notes no later than 35 days after the day of our notice of the occurrence of the relevant designated event subject to extension to comply with applicable law. You will receive payment of the designated event repurchase price promptly following the later of the designated event repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the designated event repurchase price of the notes on the business day following the designated event repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the designated event repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).
      The repurchase rights of the holders could discourage a potential acquirer of us. The designated event repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
      The term designated event is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a designated event may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
      The definition of designated event includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
      No notes may be repurchased at the option of holders (other than through the issuance of shares of common stock and cash in lieu of fractional shares) upon a designated event if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the designated event repurchase price of the notes.

      If a designated event were to occur, we may not have enough funds to pay the designated event repurchase price in cash. See “Risk Factors — We May be Unable to Repay or Repurchase the Notes.” If we fail to repurchase the notes when required following a designated event, we will be in default under the indenture. Under our existing credit facilities, the occurrence of certain types of designated events would be an event of default and allow the lenders to accelerate the debt under that facility. This could result in an event of default under the notes. See “— Events of Default and Remedies.” In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.
      Our obligation to make a repurchase upon a designated event will be satisfied if a third party makes the designated event repurchase offer in a manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a designated event repurchase offer made by us, purchases all notes properly tendered and not withdrawn under the designated event repurchase offer and otherwise complies with its obligations in connection therewith.
Determination of Make Whole Premium
      If a fundamental change that constitutes a change of control becomes effective on or prior to June 15, 2011, holders of notes will be entitled to a make whole premium upon the repurchase of notes as described above under “— Designated Event Permits Holders to Require Us to Purchase Notes” and upon the conversion of notes as described above under “— Conversion in Connection with a Fundamental Change.”
      Holders will not be entitled to the make whole premium if the “stock price” (as defined below) is less than $9.26 (subject to adjustment).
      The make whole premium will be a percentage of the original principal amount of the notes being purchased or converted. The make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective and the stock price.
      For these purposes, the price paid per share of our common stock in the transaction constituting the fundamental change, or “stock price”, will be determined as follows:

•	if holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share; and

•	otherwise, the stock price will be the average of the last reported sale price of our common stock on the 10 trading days up to but not including the effective date of such transaction.
      We may satisfy the make whole premium solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which shares of our common stock have been converted in connection with the fundamental change. If holders of our common stock have the right to elect the form of consideration received in a fundamental change, then for purposes of the foregoing the consideration into which a share of our common stock has been converted shall be deemed to equal the aggregate consideration distributed in respect of all shares of our common stock divided by the total number of shares of our common stock participating in the distribution.
      The value of the shares of our common stock, or other consideration to be received, for purposes of determining the number of shares to be issued, or other consideration to be delivered, in respect of the make whole premium will be calculated as follows:

•	in the case of a fundamental change in which all or substantially all of the shares of our common stock have been converted as of the effective date into the right to receive securities or other assets or property, then the value of the shares of our common stock will equal the value of the consideration paid per share, with the consideration valued as follows:

•	securities that are traded on an United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on 98% of the average last reported sale price on the 10 trading days prior to but excluding the repurchase date,

•	other securities, assets or property (other than cash) which holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally recognized investment banks selected by the trustee, and

•	100% of any cash; and

•	in all other cases, the value of our shares of common stock will equal 98% of the average last reported sale price on the 10 trading days prior to but excluding the repurchase date.
      Notwithstanding the foregoing, in no event shall the value of the shares of our common stock be less than 50% of the stock price used to determine the amount of the make whole premium.
      The stock prices set forth in the first row of the first following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately before that adjustment of the conversion rate of the notes multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.
      The table below sets forth the additional premiums prior to June 20, 2008 (table in percentages).

	Stock Price

Effective Date of Fundamental Change	$9.26	$10.00	$11.00	$12.00	$13.00	$15.00	$20.00	$50.00	$100.00

July 2, 2004	0.0	4.6	10.9	17.4	16.4	14.0	9.3	0.6	0.0
June 15, 2005	0.0	2.4	8.8	15.4	14.6	11.5	7.8	0.4	0.0
June 15, 2006	0.0	1.0	6.9	13.4	11.9	9.5	5.3	0.4	0.0
June 15, 2007	0.0	0.5	4.5	10.5	9.3	6.0	2.9	0.4	0.0
June 19, 2008	0.0	1.7	1.7	1.7	1.7	1.7	1.7	1.7	0.0
      The exact stock price and repurchase dates may not be set forth on the table; in which case, if the stock price is:

•	between two stock price amounts on the table or the repurchase date is between two dates on the table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

•	more than $100.00 per share (subject to adjustment), no make whole premium will be paid; and

•	less than the last reported sale price of our common stock on the date of pricing (subject to adjustment), no make whole premium will be paid.
      The table below sets forth the additional premiums on or after June 20, 2008 (table in percentages):

Make Whole
Effective Date of Fundamental Change	Premiums

Beginning June 20, 2008 and ending on June 14, 2009	1.7%
Beginning June 15, 2009 and ending on June 14, 2010	1.1%
Beginning June 15, 2010 and ending on June 15, 2011	0.6%

Merger and Consolidation
      We will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets to, any person, unless:

(1) the resulting, surviving or transferee person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, if form satisfactory to the trustee, all the obligations of the company under the notes and the indenture;

(2) immediately after giving effect to such transaction, no default will have occurred and be continuing; and

(3) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.
      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the company under the indenture, and the predecessor company, other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the notes.
      Notwithstanding the foregoing, we may merge with an affiliate incorporated solely for the purpose of reincorporating the company in another jurisdiction to realize tax or other benefits.
Events of Default and Remedies
      An event of default is defined in the indenture as being:

(1) a default in payment of the principal of, or premium (if any) on, any of the notes when due at maturity, upon redemption, required repurchase or otherwise;

(2) a default in any payment of interest (including liquidated damages, if any) on any note when due and payable and continued for 30 days;

(3) a default for 10 days in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

(4) a failure to comply with or observe in any material respect any other covenant or agreement in respect of the notes contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5) the failure by the Company or any significant subsidiary (as defined in Rule 1-02 of Regulation S-X) to pay any indebtedness (other than indebtedness owing to the Company or a significant subsidiary) within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

(6) the rendering of any final nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $50.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a significant subsidiary (as defined in Rule 1-02 of Regulation S-X) if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment;

(7) a failure to give notice of the right to require us to repurchase notes following the occurrence of a designated event within the time required to give such notice; or

(8) certain events of bankruptcy, insolvency or reorganization affecting the Company or a significant subsidiary.

      A default under clauses (5) and (6) will not constitute an event of default until the trustee notifies the Company or the holders of at least 25% in principal amount of the outstanding notes notify the Company and the trustee of the default and the Company does not cure such default within the time specified in clauses (5) or (6) hereof after receipt of such notice.
      If an event of default (other than an event of default specified in clause (8) above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may declare the unpaid principal of, and accrued and unpaid interest (including liquidated damages, if any) on, all the notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest (including liquidated damages, if any), will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in clause (8) above occurs, all unpaid principal of, and accrued and unpaid interest (including liquidated damages, if any) on, the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.
      However, if we cure all defaults, except the nonpayment of principal or interest (including liquidated damages, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.
      Payments of principal or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.
      The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.
      No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including liquidated damages, if any) on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to institute proceedings in respect of such event of default;

•	the holder has offered reasonable indemnity to the trustee against any costs, expenses or liabilities of the trustee;

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes.
      The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest (including liquidated damages, if any) on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.
      A default in the payment of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a default under our credit facilities or other indebtedness.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the amount of notes whose holders must consent to an amendment;

•	reduce the stated rate of or extend the stated time for payment of interest (including liquidated damages, if any) on any note;

•	reduce the principal of or extend the stated maturity of any note;

•	affect our obligation to redeem any notes on a redemption date in a manner adverse to such holders;

•	affect our obligation to repurchase any note at the option of the holder in a manner adverse to such holders;

•	affect our obligation to repurchase any note upon a designated event in a manner adverse to such holders;

•	reduce the amount payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased;

•	make the principal or interest on any note payable in money other than that stated in the note;

•	impair the right of a holder to convert any note or reduce the number of shares of common stock or any other property receivable upon conversion;

•	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

•	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.
      Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture;

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	modify the restrictions on, and procedures for, resale and other transfers of shares pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect.

      The holders of a majority in principal amount of the outstanding notes may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment of principal or interest on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.
Satisfaction and Discharge of the Indenture
      The indenture will generally cease to be of any further effect with respect to the notes, if:

•	we have delivered to the trustee for cancellation all outstanding notes (with certain limited exceptions); or

•	all notes not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any repurchase date (including upon the occurrence of a designated event), or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash and/or our common stock (as applicable under the terms of the indenture) sufficient to pay all the outstanding notes, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.
Calculations in Respect of the Notes
      Unless otherwise specified, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, the amount of accrued interest (including liquidated damages, if any) payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Limitations of Claims of Bankruptcy
      If a bankruptcy proceeding is commenced in respect of the company, the claim of a holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note together with any unpaid cash interest that has accrued from the date of issue to the commencement of the proceeding.
Governing Law
      The indenture provides that the notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.
Form, Exchange, Registration and Transfer
      We issued the notes in fully registered form, without interest coupons, in denominations of $1,000 principal amount and integral multiples thereof. We will not charge a service fee for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.
      If the notes become certificated, the notes will be exchangeable for other notes, for the same total principal amount and for the same terms but in different authorized denominations, in accordance with the indenture. Also, holders may present certificated notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.
      We have initially appointed the trustee as security registrar for the notes and holders may present notes for conversion, registration of transfer and exchange at the Corporate Trust Office of the trustee in the City of

New York. We may at any time rescind that designation or approve a change in the location through which any such security registrar acts. We are required to maintain an office or agency for transfer and exchanges in each place of payment. We may at any time designate additional registrars for the notes.
      The registered holder of a note will be treated as the owner of it for all purposes.
Payment and Paying Agent
      We will maintain an office in the Borough of Manhattan, The City of New York, which shall initially be an office of the agent of the trustee, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount of notes in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.
Notices
      Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.
Reports
      We are required to file with the trustee and the SEC, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act is required to be filed with the trustee within 15 days after it is so required to be filed with the SEC.
The Trustee
      We have appointed Wells Fargo Bank, N.A., the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.
No Recourse Against Others
      None of our directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.
      Anyone who receives this prospectus may obtain a copy of the indenture, without charge, by writing to The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316.

Book-Entry System
      Notes were issued in the form of global notes held in book-entry form. We deposited the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
      Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global notes to such persons may be limited.
      Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of global notes, Cede & Co. for all purposes will be considered the sole holder of such global notes. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.
      We will pay interest on and the redemption price and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.
      In order to ensure that DTC’s nominee will timely exercise a right conferred by the notes, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify DTC of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in the notes in order to ascertain the deadline for ensuring that timely notice will be delivered to DTC.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, or the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, we may at any time and in our sole discretion determine not to have notes represented by global notes and in such event will issue certificates in definitive form in exchange for the global notes.

Description of Capital Stock
      This section contains a description of our common stock. The following description is based on our Amended Articles of Incorporation, as amended (“Articles of Incorporation”), our Code of Regulations, as amended (“Code of Regulations”) and applicable provisions of Ohio law. The summary is not complete. Our Articles of Incorporation and Code of Regulations are filed as exhibits to this registration statement on Form S-1. You should read our Articles of Incorporation and Code of Regulations for the provisions that are important to you.
      Our authorized capital stock consists of:

•	300,000,000 shares of common stock, without par value; and

•	50,000,000 shares of preferred stock, issuable in series.
      At December 31, 2005, there were 176,509,751 shares of common stock issued and an additional 19,158,917 outstanding and issued shares of common stock which we hold as treasury shares. No shares of preferred stock were issued or outstanding at December 31, 2005. The outstanding shares of our common stock are listed on the New York Stock Exchange. Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.
Common Stock

Voting Rights
      Each share of our common stock is entitled to one vote per share on each matter (other than the election of directors) voted upon by shareholders, subject to the rights of the holders of shares of preferred stock, if any, that may be outstanding.
      Except as may otherwise be required by our Articles of Incorporation, our Code of Regulations or Ohio law in respect of certain matters, the affirmative vote of at least a majority of the shares of common stock outstanding on the record date is required for any proposal to be adopted. Various matters, including the approval of certain transactions and certain amendments to the Articles of Incorporation or Code of Regulations, require the affirmative vote of the holder of two-thirds (2/3) of the shares of common stock outstanding.
      In voting for the election of directors, each share is entitled to one vote for each director to be elected. In the election of directors, the candidates for directorships to be filled receiving the most votes will be elected. Any holder of shares of common stock may request that voting for the election of directors be cumulative. In voting cumulatively, as a shareholder you may give any one candidate for director a number of votes equal to the number of directors to be elected multiplied by the number of shares you are entitled to vote, or you may distribute your votes on the same principle among two or more candidates as you desire.
      If any shares of a series of preferred stock are outstanding and if six quarterly dividends thereon have not been paid as provided by the terms of that outstanding series of preferred stock, then the holders of the preferred stock have the right to elect, as a class, two members of our board of directors, which rights continue until the dividend payment default is cured. In addition, the separate affirmative vote or consent of the holders of any outstanding preferred stock may be required to authorize certain corporate actions, including mergers and certain amendments to our Articles of Incorporation.

Dividend Rights
      The holders of shares of our common stock are entitled to receive dividends and other distributions if, as and when declared by our board of directors, out of funds legally available for that purpose. These rights are subject to any preferential rights and any sinking fund, redemption or repurchase rights of any outstanding shares of preferred stock. We are not permitted to pay dividends to holders of our common stock if we have not paid or provided for the dividends, if any, fixed with respect to any outstanding shares of preferred stock.

In addition, under our restructured credit facilities we are prohibited from paying dividends on our common stock.

Liability for Calls and Assessments
      The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preemptive Rights
      Holders of shares of our common stock do not have preemptive rights or conversion rights as to additional issuances of shares of our common stock or of securities convertible into, or entitling the holder to purchase, shares of our common stock.

Liquidation Rights
      If Goodyear is voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of preferred stock.

Other Information
      Holders of shares of our common stock have no conversion, redemption or call rights related to their shares. We may, pursuant to action authorized by our board of directors, offer to repurchase or otherwise reacquire shares of our common stock, but we may not redeem issued and outstanding shares.
Policy Regarding Shareholder Rights Plans
      Until recently, we had a shareholder rights plan that would have resulted in substantial dilution to a person or group that attempted to acquire us on terms not approved by our board of directors. Our board of directors terminated our shareholder rights plan effective as of June 1, 2004. The board of directors has also agreed to the following policy, which is set forth in our corporate governance guidelines, with respect to the future adoption of a rights plan:

•	if we ever were to adopt a rights plan, the board of directors would seek prior shareholder approval of the plan unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt a plan before obtaining shareholder approval; and

•	if a rights plan is adopted without prior shareholder approval, the plan must either be ratified by shareholders or must expire within one year.
Certain Provisions of Ohio Law and Goodyear’s Articles of Incorporation and Code of Regulations
      There are statutory provisions of Ohio law and provisions in our Articles of Incorporation and Code of Regulations that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of Goodyear, including transactions in which our shareholders might otherwise receive a premium over the then current market prices for their shares.

Articles and Code
      Our Articles of Incorporation and Code of Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of Goodyear that is not approved by the board of directors. These provisions include:

•	the right of our board of directors to issue authorized and unissued shares of common stock without shareholder approval;

•	the right of our board of directors to issue shares of preferred stock in one or more series and to designate the number of shares of those series and certain terms, rights and preferences of those series, including redemption terms and prices and conversion rights, without shareholder approval;

•	a board of directors divided into three classes such that at each annual meeting of shareholders directors of one class (comprising approximately one-third of the entire board of directors) are elected, on a rotating basis, to serve for three-year terms; and

•	provisions prohibiting the removal of directors except upon the vote of holders of two-thirds of the combined voting power represented by the outstanding shares of common stock.

Ohio Law Provisions
      Under Ohio law, any person who proposes to make a “control share acquisition” must provide written notice thereof to the target corporation and must obtain prior shareholder approval. A “control share acquisition” is the acquisition of shares in an “issuing public corporation” resulting in the person being able to exercise voting power in the election of directors of the issuing public corporation within any of three ranges: (i) one-fifth to one-third, (ii) one-third to one-half, and (iii) more than one-half of that voting power. We are an “issuing public corporation.” Assuming compliance with the notice and information filing requirements prescribed by the statute, the proposed control share acquisition may take place only if the acquisition is approved by a majority of the voting power of the target corporation and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer, directors of the target corporation who are also employees and officers of the target corporation and persons that acquire specified amounts of shares after the public disclosure of the proposed control share acquisition.
      Further, Ohio law prohibits any person who owns 10% or more of an issuing public corporation’s stock from engaging in mergers, consolidations, majority share acquisitions, asset sales, loans and other specified transactions with the corporation for a three-year period after acquiring the 10% ownership, unless approval is first obtained from the corporation’s board of directors. After the three-year waiting period, the 10% shareholder can complete the transaction only if, among other things: (i) approval is received from two-thirds of all voting shares and from a majority of shares not held by the 10% shareholder or certain affiliated persons; or (ii) the transaction meets specified criteria designed to ensure fairness to all remaining shareholders. We are also an issuing public corporation under this statute.
      In addition, other provisions of Ohio law:

•	permit a corporation to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation;

•	impose advance filing and notice requirements for tenders of more than 10% of certain Ohio corporations; and

•	provide that directors of a classified board may be removed only for cause.

Market Price of and Dividends on the Common Stock and
Related Shareholder Matters
Price Range of Our Common Stock
      Our common stock trades on the New York Stock Exchange under the symbol “GT.” The following table sets forth, for the periods indicated, the high and low sale prices for our common stock, as reported by the New York Stock Exchange. On March 20, 2006, the closing price of our common stock was $13.70 per share.

	High	Low

2006:
First Quarter (through March 20, 2006)	$19.31	$12.78
2005:
First Quarter	16.08	13.11
Second Quarter	15.46	11.24
Third Quarter	18.59	15.00
Fourth Quarter	18.18	13.00
2004:
First Quarter	11.97	7.06
Second Quarter	10.45	7.66
Third Quarter	12.00	8.70
Fourth Quarter	15.01	9.15
2003:
First Quarter	7.33	3.35
Second Quarter	7.35	4.55
Third Quarter	8.19	4.49
Fourth Quarter	7.94	5.55
2002:
First Quarter	28.31	21.29
Second Quarter	23.70	18.50
Third Quarter	18.52	8.49
Fourth Quarter	9.36	6.60
      On December 31, 2005, there were approximately 26,225 holders of record of our common stock.
Dividend Policy
      Under the terms of our credit facilities, we are permitted to pay dividends on our common stock of $10 million or less in any fiscal year. This limit increases to $50 million in any fiscal year if Moody’s public sector implied rating and Standard & Poor’s (S&P) corporate credit rating improve to Ba2 or better and BB or better, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Dividends.”

Certain United States Federal Income Tax Consequences
      The following is a summary of certain of the material United States federal income tax consequences of the ownership and disposition of the notes and shares of common stock into which the notes are convertible (the “securities”). Unless otherwise stated, this summary deals only with U.S. holders who hold the notes and any shares of common stock into which the notes are converted as capital assets. This summary assumes that transfers of the notes and payments thereon will be made in accordance with the applicable indenture.
      As used herein, “U.S. holders” are any beneficial owners of the securities, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as a U.S. holder prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the securities, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the securities.
      This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss securities held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) U.S. persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders, partners or beneficiaries of a holder of the securities. Further, it does not include any description of any estate, gift or alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the securities.
      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.
      You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the ownership and disposition of the securities.
Taxation of U.S. Holders

Characterization of the Notes
      As discussed in the offering memorandum related to the notes, our obligation to pay liquidated damages in the form of additional interest on the notes in the event of a default under the registration rights agreement potentially implicate Treasury regulations governing contingent payment debt instruments. The special mandatory accrual and other rules applicable to contingent payment debt instruments do not apply to debt instruments subject to contingencies that are either remote or incidental. At the time the notes were originally issued, we determined that the likelihood of payments of liquidated damages, as described above, was remote. As a result, we determined that the rules applicable to contingent payment debt instruments did not apply to the notes at the time of their original issuance.
      Because liquidated damages began to accrue on December 7, 2004, a determination had to be made whether as of that date the notes had become subject to the rules related to contingent payment debt instruments. We have determined that the contingency related to the possible payment of a premium upon conversion of the notes or the exercise of certain options remains a remote contingency. Moreover, we have determined that the contingency related to the payment of liquidated damages upon a registration default was an incidental contingency because, at the time liquidated damages began to accrue, we believed that, under all reasonably expected market conditions, the potential amount of liquidated damages due prior to our curing of the registration default was insignificant relative to the total expected amount of the remaining payments on the notes. Our determination that the contingency related to the payment of liquidated damages was an incidental contingency did not change during the time liquidated damages accrued.
      Our determination that the contingencies with respect to the notes are either remote or incidental is binding on all holders of notes (but not on the Internal Revenue Service) unless a holder explicitly discloses on a statement attached to the holder’s timely filed federal income tax return for the year that includes its acquisition of a note that its determination is different from ours. Unless specified otherwise, the remainder of this discussion assumes that our determination that the contingencies with respect to the notes are either remote or incidental is correct.

Interest
      Payments of interest on the notes (including liquidated damages resulting from a registration default) generally will be taxable as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).

Notes Purchased with Market Discount
      A holder will be considered to have purchased a note with “market discount” if the holder’s tax basis in the note immediately after purchase is less than the note’s stated redemption price at maturity. A note is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity on the purchase date multiplied by the number of complete years to maturity remaining as of such date.
      If a note is treated as having market discount, any gain recognized upon the sale, redemption or other disposition of the note will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the note that has not been previously included in income. Alternatively, a holder of a note may elect to include market discount in income currently over the life of the note. Such an election applies to all notes with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the note with respect to which it is made and is irrevocable. A holder of a note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such note in an amount not exceeding the accrued market discount on such note until the maturity or disposition of such note.

Notes Purchased at a Premium
      A holder will be considered to have purchased a note at a premium if the holder’s tax basis in the note immediately after the purchase (which does not include any amount paid in respect of accrued interest on the note) is greater than the amount payable at maturity. For this purpose only, a holder’s basis in a note is reduced by an amount equal to the value of the option to convert the note into common stock; the value of this conversion option may be determined under any reasonable method. A holder may elect to treat such premium as “amortizable bond premium,” in which case the amount of interest required to be included in the holder’s income each year with respect to the note will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder’s yield to maturity) to such year with a corresponding decrease in the holder’s tax basis in the note. Any election to amortize bond premium is applicable to all notes (other than a tax-exempt note) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Conversion of Notes
      A U.S. holder will generally not recognize income, gain or loss (except with respect to cash in lieu of a fractional share and shares attributable to accrued but unpaid interest not previously included in the income of the holder) upon the conversion of a note solely into common stock. A U.S. holder’s tax basis in the common stock received (other than common stock attributable to accrued but unpaid interest) will be the same as the U.S. holder’s tax basis in the note at the time of conversion (exclusive of any tax basis allocable to a fractional share). The holding period for any common stock received pursuant to a conversion of a note (including any fractional share treated as received but excluding common stock attributable to accrued but unpaid interest) will include the holding period for the note. If cash is received in lieu of a fractional share, the holder will be treated as having received the fractional share and as having immediately sold it for an amount equal to such cash. Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. holder’s tax basis in the fractional share.
      If a U.S. holder converts a note and we deliver a combination of shares of common stock and cash, the tax treatment to the holder is uncertain. A holder may be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received (other than cash received in lieu of a fractional share or attributable to accrued but unpaid interest). In such case, a holder’s basis in the common stock received in the conversion (including any basis allocable to a fractional share but excluding shares of common stock attributable to accrued but unpaid interest) would be equal to such holder’s tax basis in the note, reduced by any cash received in the conversion (other than cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). Alternatively, the cash payment may be treated as proceeds from a sale of a portion of the note, as described below under “— Sale, Exchange or Redemption of Notes.” In such case, a holder’s tax basis in the note would be allocated pro rata between the common stock received and the portion of the note that is treated as sold for cash (including any fractional share treated as received but excluding any amounts attributable to accrued and unpaid interest). If cash is received in lieu of a fractional share, the holder will be treated as having received the fractional share and as having immediately sold it for an amount equal to such cash. Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. holder’s tax basis in the fractional share. The holding period for any common stock received in a conversion (including any fractional share treated as received but excluding any common stock received that is attributable to accrued but unpaid interest) will include the holding period for the note. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion of the notes.
      If a U.S. holder converts a note and we deliver solely cash in satisfaction of our obligation, such cash payment will generally be treated as received from a sale of the note by the U.S. holder as described below under “— Sale, Exchange or Redemption of Notes.”
      If a U.S. holder converts a note and the conversion agent directs the holder to surrender the note to a financial institution (as described in “Description of the Notes — Exchange in Lieu of Conversion”), any amounts paid by the financial institution will generally be treated as received from a sale of the note by the U.S. holder as described below under “— Sale, Exchange or Redemption of Notes.”
      The amount of cash and the fair market value of any common stock received by the holder that is attributable to accrued but unpaid interest not previously included in the income will be taxable to the holder as ordinary income. A holder’s tax basis in any such shares of common stock will equal such accrued interest and the holding period will begin on the day following the conversion.
      Any amount of market discount accrued on a note that has not been recognized as ordinary income prior to, or as a result of, the conversion of a note will carry over to the common stock received upon conversion. As a result, any gain on the sale or exchange of common stock received upon conversion will be treated as ordinary income, rather than capital gain, to the extent of such carried over accrued market discount.

Adjustment of Conversion Rate
      If at any time we make a distribution of property to shareholders that would be taxable as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to a U.S. holder of the notes to the extent of our current and accumulated earnings and profits. If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to the U.S. holder.

Sale, Exchange or Redemption of Notes
      Except as set forth under “— Conversion of Notes” above, a U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note (except to the extent the amount realized is attributable to accrued unpaid interest not previously included in income, which will be taxable as ordinary interest income) and the holder’s tax basis in such note. A holder’s tax basis in the note generally will be the initial purchase price paid therefore, increased by any market discount previously included in income with respect to the note and reduced by any amortizable bond allocable to periods prior to the sale, exchange, redemption or other disposition.
      In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year. To the extent the amount realized is less than the holder’s tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Alternative Tax Treatment of the Notes
      If our determination that the contingencies with respect to the notes are remote and incidental is not correct, the notes will be subject to the regulations governing contingent payment debt instruments. Under the contingent payment debt instrument regulations, a U.S. holder, regardless of its method of tax accounting, would be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the “comparable yield”). The comparable yield would be based on the yield at which we could have issued on November 7, 2004, a fixed rate, nonconvertible debt instrument with no contingent payments, but with terms otherwise similar to those of the notes. Accordingly, if the contingent payment debt instrument regulations were to apply to the notes, U.S. holders generally would be required to include in income an amount of interest in excess of the stated interest and liquidated damage payments on the notes.
      If the contingent payment debt instrument regulations were applicable to the notes, solely for purposes of determining the amount of interest income that a U.S. holder would be required to accrue we would be required to construct a “projected payment schedule” in respect of the notes representing a series of payments (including issuances of our common stock upon conversion) the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Based on the comparable yield and the issue price of the notes, a U.S. holder of a note (regardless if its tax accounting method) would be required to accrue as interest income the sum of the daily portions of interest on the notes for each day in the taxable year on which the U.S. holder holds the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as set forth below). The issue price of the notes is the first price at which a substantial amount of the notes were originally sold to the public, excluding bond houses, brokers or similar persons acting in the capacity as underwriters, placement agents or wholesalers.
      If the contingent payment debt regulations were applicable to the notes, the daily portions of interest in respect of the notes would be determined by allocating to each day in an accrual period the ratable portion of interest on the notes that accrues in the accrual period. The amount of interest on a note that would accrue in an accrual period would be the product of the comparable yield (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note. The adjusted issue price of a note at the beginning of the first accrual period will be its issue price and at the beginning of any accrual period thereafter would be equal to (x) the sum of the issue price of such note and any interest previously accrued thereon (disregarding any positive or negative adjustments, described below) minus (y) the amount of the non-contingent stated interest paid on the notes and the projected amount of contingent payments previously made on the notes for previous accrual periods.
      In addition to the interest accruals discussed above, if the contingent debt regulations were applicable to the notes, a U.S. holder would be required to recognize interest income equal to the amount of any excess of actual payments over projected payments (a “positive adjustment”) in respect of a note for a taxable year. For this purpose, the payments in a taxable year would include the fair market value of property (including our common stock issued upon conversion) received in that year. If a U.S. holder receives actual payments that are less than the projected payments in a taxable year, the holder would incur a “negative adjustment” equal to the amount of such difference. This negative adjustment would (i) first reduce the amount of interest in respect of the note that a U.S. holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, would give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the holder’s net negative adjustments treated as ordinary losses in prior taxable years. A net negative adjustment is not subject to the two-percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) above would be carried forward to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.
      If the notes were subject to the contingent payment debt instrument regulations, if a U.S. holder’s basis in a note upon its acquisition is different than the note’s adjusted issue price at such time, such holder would be required to reasonably allocate such difference to daily portions of interest or projected payments over the remaining term of the note. If a U.S. holder’s basis is greater than the note’s adjusted issue price at the time of acquisition, the allocable portion of such difference would be treated as a negative adjustment in such period subject to the rules related to negative adjustments described above. If a U.S. holder’s basis is less than the note’s adjusted issue price at the time of acquisition, the allocable portion of such difference would be treated as a positive adjustment in such period subject to the rules related to positive adjustment described above.
      If the notes were subject to the contingent payment debt instrument regulations, the tax consequences of a sale, exchange or retirement of a note (other than a conversion) would be the same as had the contingent payment debt instrument regulations not applied to the notes except that any gain recognized would be treated as ordinary income rather than capital gains, and any loss would be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss (and the balance of any loss would be a capital loss). In addition, if the notes were subject to the contingent payment debt instrument regulations, the conversion of a note would be a taxable event. The amount realized upon conversion would include the fair market value of our common stock received and any gain or loss would be recognized as described above in this paragraph. A U.S. holder’s basis in our common stock received upon conversion would equal the then current fair market value of such stock and the holder’s holding period would commence on the day immediately following the date of conversion.

Distributions on Common Stock
      The amount of any distribution we make in respect of the common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below. In general, a dividend distribution to a corporate holder will qualify for the dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations.

      Dividends received by a non-corporate taxpayer during taxable years before 2009 will be taxed at a maximum rate of 15%, provided the taxpayer held the stock for more than 60 days during a specified period of time and certain other requirements are met. Dividends received by a non-corporate taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates.

Sale or Exchange of Common Stock
      Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the holder’s tax basis in the common stock. However, a U.S. holder will recognize any gain as ordinary income upon the sale or exchange of common stock received upon conversion to the extent of any accrued market discount not previously recognized as ordinary income by such holder with respect to its notes. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder’s holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax
      In general, information reporting requirements will apply to payments of principal and interest on the notes, payments of dividends on the common stock and payments of the proceeds of the sale of the notes or common stock. A backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service. Certain taxpayers, including all corporations, are exempt from the information reporting and backup withholding rules.
Taxation of Non-U.S. Holders
      The rules governing United States federal income taxation of a non-U.S. holder of the securities are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as treaties, with regard to an investment in the securities, including any reporting requirements.

Interest Income
      Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a note by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (i) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of Goodyear stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above.

If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury regulations.
      Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Conversion of Notes
      In general, a non-U.S. holder will not recognize gain upon conversion of a note to the extent such holder receives common stock (except with respect to shares attributable to accrued but unpaid interest not previously included in the income of the holder, which would be subject to the rules described under “— Interest Income” above). To the extent a non-U.S. holder receives cash upon conversion of a note (except with respect to cash attributable to accrued but unpaid interest not previously included in the income of the holder, which would be subject to the rules described under “— Interest Income” above), such cash may give rise to gain that would be subject to the rules described under “— Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock” below. If a non-U.S. holder converts a note and the conversion agent directs the holder to surrender the note to a financial institution (as described in “Description of the Notes — Exchange in Lieu of Conversion”), any amounts paid by the financial institution will generally be treated as received from a sale of the note by the non-U.S. holder as described under “— Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock” below.
      If the notes were subject to the regulations applicable to contingent payment debt instruments, any gain realized upon a sale, exchange, retirement or conversion of a note would be treated as interest income subject to the same rules as described under “— Interest Income” above.

Adjustment of Conversion Rate
      Certain adjustments in the conversion rate of the notes may be treated as a taxable dividend to a non-U.S. holder. See “Taxation of U.S. Holders — Adjustment of Conversion Rate” above and “— Dividends” below.

Dividends
      Distributions we make with respect to the common stock that are treated as dividends paid, as described above under “Taxation of U.S. Holders — Distributions on Common Stock,” to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock
      Except as set forth under “— Conversion of Notes” above, a non-U.S. holder generally will be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a note or the sale or exchange of common stock if (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (iii) in the event that we are or have been characterized as a United States real property holding corporation for U.S. federal income tax purposes. Goodyear believes that it is not and, within the past five years, has not been a “U.S. real property holding corporation” for U.S. federal income tax purposes.
      Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the capital gain derived from a sale, which may be offset by certain United States-related capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of notes or common stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax
      United States backup withholding tax will not apply to payments on the notes or payments of dividends on the common stock to a non-U.S. holder if the requirements described in clause (iv) of “— Interest Income” above are satisfied with respect to the holder unless the payor has actual knowledge or reason to know that the holder is a United States person. Information reporting requirements may apply with respect to interest payments on the notes and dividend payments on the common stock, in which event the amount of interest or dividends paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service.
      Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of notes or common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies the requirements described in clause (iv) of “— Interest Income” above or otherwise establishes an exemption.
      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Benefit Plan Considerations
      If you intend to use the assets of any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); any plan described in Section 4975(e)(1) of the Code; any plan, individual retirement account, or other arrangement that is subject to provisions of any federal, state, local, foreign, or other law, rule, or regulation that is similar to provisions of ERISA and the Code (“Similar Laws”); or any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (each of the foregoing is hereafter referred to as a “Plan”), directly or indirectly to purchase any of the notes offered for sale in connection with this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of ERISA, the prohibited transaction provisions of ERISA and the Code and the provisions of any Similar Laws.
      The following summary relates to Plans that are subject to ERISA and/or the Code (“ERISA Plans”) and is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance might change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted. In addition, benefit plans that are not subject to ERISA or the Code might be subject to comparable requirements under applicable Similar Laws.
Fiduciary Responsibilities
      ERISA imposes requirements on ERISA Plans and fiduciaries of ERISA Plans. Under ERISA, fiduciaries generally include persons who exercise authority or control over ERISA Plan assets, or who render investment advice with respect to an ERISA Plan for compensation. Before investing any ERISA Plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

1. is permitted under the plan document and other instruments governing the ERISA Plan; and

2. is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.
      You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.
      We are not making any representation that the sale of any notes to an ERISA Plan meets the fiduciary requirements for investment by ERISA Plans generally or any particular ERISA Plan or that such an investment is appropriate for ERISA Plans generally or any particular ERISA Plan. We are not providing investment advice to any ERISA Plan, through this prospectus or otherwise, in connection with the sale of the notes.
Foreign Indicia of Ownership
      ERISA also prohibits ERISA Plan fiduciaries from maintaining the indicia of ownership of any ERISA Plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.
Prohibited Transactions
      ERISA and the Code prohibit a wide range of transactions involving ERISA Plans, on the one hand, and persons who have specified relationships to such ERISA Plans, on the other. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes an ERISA Plan to engage in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the

Code. As a result, if you are considering using ERISA Plan assets directly or indirectly to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.
      Prohibited transactions may arise, for example, if the notes are acquired by an ERISA Plan with respect to which we, the initial purchasers and/or any of our or their respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply, depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. These exemptions include:

1. Prohibited transaction class exemption (“PTCE”) 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers, and banks);

2. PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

3. PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

4. PTCE 91-38 (relating to specified transactions by bank collective investment funds);

5. PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

6. PTCE 96-23 (relating to specified transactions directed by in-house asset managers).
      These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.
Treatment of Insurance Company Assets as Plan Assets
      Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), assets in the general account of an insurance company might be deemed to be ERISA Plan assets under certain circumstances. If general account assets are deemed to be ERISA Plan assets, an insurance company’s purchase of the notes with assets of its general account might be subject to ERISA’s fiduciary responsibility provisions or might give rise to prohibited transactions under ERISA and the Code. Insurance companies that intend to use assets of their general accounts to purchase the notes should consider the potential effects of Section 401(c) of ERISA, PTCE 95-60, and Department of Labor Regulations Section 2550.401c-1 on their purchase.
Representations and Warranties
      If you acquire or accept a note (or any interest therein) offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

1. you have not used the assets directly or indirectly of any Plan to acquire such note; or

2. your acquisition and holding of such note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, (B) meets the applicable fiduciary requirements of ERISA, and (C) does not violate any applicable Similar Law.
      Any subsequent purchaser of such note will be required to make the same representations concerning the use of Plan assets to purchase the note.

Legal Matters
      The validity of the notes offered hereby has been passed upon for us by Covington & Burling, New York, New York. C. Thomas Harvie, our general counsel, has passed upon the validity of the shares of common stock issuable upon conversion of the notes. Mr. Harvie is paid a salary and a bonus by us, is a participant in our Performance Recognition Plan and Executive Performance Plan, and owns and has options to purchase shares of our common stock. See “Management — Compensation of Executive Officers.”
Experts
      The financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2005 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Index to Consolidated Financial Statements

Page

Management’s Report on Internal Control over Financial Reporting	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Financial Statements of The Goodyear Tire & Rubber Company:
Consolidated Statements of Operations for each of the three years ended December 31, 2005	F-5
Consolidated Balance Sheets at December 31, 2005 and December 31, 2004	F-6
Consolidated Statements of Shareholders’ Equity (Deficit) for each of the three years ended December 31, 2005	F-7
Consolidated Statements of Cash Flows for each of the three years ended December 31, 2005	F-8
Notes to Consolidated Financial Statements	F-9
Supplementary Data (unaudited)	F-71
Financial Statement Schedules:

The following consolidated financial statement schedules of The Goodyear Tire & Rubber Company are included as part of this prospectus and should be read in conjunction with the Consolidated Financial Statements of The Goodyear Tire & Rubber Company:

Schedule I — Condensed Financial Information of Registrant	FS-2
Schedule II — Valuation and Qualifying Accounts	FS-8
Schedules not listed above have been omitted since they are not applicable or are not required, or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
      Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act, 1934, as amended.
      Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with generally accepted accounting principles.
      Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      Management conducted an assessment of the Company’s internal control over financial reporting as of December 31, 2005 using the framework specified in Internal Control — Integrated Framework, published by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such assessment, management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005.
      Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their accompanying report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To The Board of Directors and Shareholders
of The Goodyear Tire & Rubber Company
      We have completed integrated audits of The Goodyear Tire & Rubber Company’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules
      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of The Goodyear Tire & Rubber Company and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 7 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 46R (revised December 2003), “Consolidation of Variable Interest Entities,” as of January 1, 2004.
      As discussed in Note 19 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” as of December 31, 2005.

Internal control over financial reporting
      Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Cleveland, Ohio
February 17, 2006

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
Consolidated Statements of Operations

	Year Ended December 31,

	2005	2004	2003
(Dollars in millions, except per share amounts)
Net Sales	$19,723	$18,353	$15,102
Cost of Goods Sold	15,772	14,691	12,481
Selling, Administrative and General Expense	2,875	2,833	2,374
Rationalizations (Note 2)	11	56	291
Interest Expense (Note 14)	411	369	296
Other (Income) and Expense (Note 3)	70	23	317
Minority Interest in Net Income of Subsidiaries	95	58	33

Income (Loss) before Income Taxes and Cumulative Effect of Accounting Change	489	323	(690)
United States and Foreign Taxes on Income (Loss) (Note 13)	250	208	117

Income (Loss) before Cumulative Effect of Accounting Change	239	115	(807)
Cumulative Effect of Accounting Change, net of income taxes and minority interest (Note 19)	(11)	—	—

Net Income (Loss)	$228	$115	$(807)

Net Income (Loss) Per Share — Basic
Income (Loss) before cumulative effect of accounting change	$1.36	$0.65	$(4.61)
Cumulative effect of accounting change	(0.06)	—	—

Net Income (Loss) Per Share — Basic	$1.30	$0.65	$(4.61)

Weighted Average Shares Outstanding (Note 11)	176	175	175
Net Income (Loss) Per Share — Diluted
Income (Loss) before cumulative effect of accounting change	$1.21	$0.63	$(4.61)
Cumulative effect of accounting change	(0.05)	—	—

Net Income (Loss) Per Share — Diluted	$1.16	$0.63	$(4.61)

Weighted Average Shares Outstanding (Note 11)	209	192	175
The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,

	2005	2004
(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents (Note 1)	$2,178	$1,968
Restricted cash (Note 1)	231	152
Accounts and notes receivable (Note 4)	3,158	3,398
Inventories (Note 5)	2,862	2,784
Prepaid expenses and other current assets	251	272

Total Current Assets	8,680	8,574
Goodwill (Note 6)	637	717
Intangible Assets (Note 6)	159	169
Deferred Income Tax (Note 13)	102	83
Deferred Pension Costs and Other Assets (Note 7 and 12)	870	1,105
Properties and Plants (Note 8)	5,179	5,453

Total Assets	$15,627	$16,101

Liabilities
Current Liabilities:
Accounts payable-trade	$1,945	$1,970
Compensation and benefits (Note 11 and Note 12)	1,121	1,029
Other current liabilities	671	718
United States and foreign taxes	393	245
Notes payable (Note 10)	233	227
Long term debt and capital leases due within one year (Note 10)	448	1,010

Total Current Liabilities	4,811	5,199
Long Term Debt and Capital Leases (Note 10)	4,742	4,443
Compensation and Benefits (Note 11 and Note 12)	4,480	4,645
Deferred and Other Noncurrent Income Taxes (Note 13)	304	402
Other Long Term Liabilities	426	495
Minority Equity in Subsidiaries	791	843

Total Liabilities	15,554	16,027
Commitments and Contingent Liabilities (Note 17)
Shareholders’ Equity
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—
Common Stock, no par value:
Authorized, 300,000,000 shares
Outstanding shares, 176,509,751 (175,619,639 in 2004)	177	176
Capital Surplus	1,398	1,392
Retained Earnings	1,298	1,070
Accumulated Other Comprehensive Loss (Note 16)	(2,800)	(2,564)

Total Shareholders’ Equity	73	74

Total Liabilities and Shareholders’ Equity	$15,627	$16,101

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity (Deficit)

					Accumulated
	Common Stock				Other	Total
			Capital	Retained	Comprehensive	Shareholders’
	Shares	Amount	Surplus	Earnings	Loss	Equity (Deficit)
(Dollars in millions)
Balance at December 31, 2002
(after deducting 20,371,235 treasury shares)	175,307,433	$175	$1,390	$1,762	$(3,106)	$221
Comprehensive income (loss):
Net loss				(807)
Foreign currency translation (net of tax benefit of $0)					393
Minimum pension liability (net of tax of $2)					128
Unrealized investment gain (net of tax of $0)					4
Reclassification adjustment for amounts recognized in income (net of tax of $9)					9
Deferred derivative gain (net of tax of $0)					46
Reclassification adjustment for amounts recognized in income (net of tax of $2)					(27)
Total comprehensive loss						(254)
Common stock issued from treasury:
Stock compensation plans	18,996	—

Balance at December 31, 2003
(after deducting 20,352,239 treasury shares)	175,326,429	175	1,390	955	(2,553)	(33)
Comprehensive income (loss):
Net income				115
Foreign currency translation (net of tax benefit of $0)					254
Minimum pension liability (net of tax of $34)					(284)
Unrealized investment gain (net of tax of $0)					13
Deferred derivative gain (net of tax of $0)					30
Reclassification adjustment for amounts recognized in income (net of tax of $(4))					(24)
Total comprehensive income						104
Common stock issued from treasury:
Stock compensation plans	293,210	1	2			3

Balance at December 31, 2004
(after deducting 20,059,029 treasury shares)	175,619,639	176	1,392	1,070	(2,564)	74
Comprehensive income (loss):
Net income				228
Foreign currency translation (net of tax benefit of $0)					(201)
Reclassification adjustment for amounts recognized in income (net of tax of $0)					48
Minimum pension liability (net of tax of $23)					(97)
Unrealized investment gain (net of tax of $0)					18
Deferred derivative gain (net of tax of $0)					(21)
Reclassification adjustment for amounts recognized in income (net of tax of $(1))					17
Total comprehensive loss						(8)
Common stock issued from treasury:
Stock compensation plans	890,112	1	6			7

Balance at December 31, 2005
(after deducting 19,168,917 treasury shares)	176,509,751	$177	$1,398	$1,298	$(2,800)	$73

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,

	2005	2004	2003
(In millions)
Cash Flows from Operating Activities:
Net Income (Loss)	$228	$115	$(807)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	630	629	692
Amortization of debt issuance costs	76	74	62
Deferred tax provision (Note 13)	(19)	(4)	(10)
Net rationalization charges (Note 2)	5	48	267
Rationalization payments	(43)	(97)	(93)
Net loss on asset sales (Note 3)	38	8	16
Net insurance settlement gains (Note 3)	(79)	(149)	—
Insurance recoveries	228	175	20
Minority interest and equity earnings	91	59	54
Cumulative effect of accounting change	11	—	—
Proceeds from sales of accounts receivable (Note 4)	2	(118)	(840)
Pension contributions	(526)	(265)	(116)
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	(16)	(277)	(9)
Inventories	(253)	(50)	39
Accounts payable — trade	44	153	(104)
Compensation and benefits	439	474	387
Other current liabilities	(62)	145	70
Other long term liabilities	(34)	(149)	115
Other assets and liabilities	125	14	(12)

Total cash flows from operating activities	885	785	(269)
Cash Flows from Investing Activities:
Capital expenditures	(634)	(529)	(405)
Short term securities redeemed	—	—	27
Asset dispositions	257	19	104
Asset acquisitions	(2)	(62)	(71)
Increase in restricted cash	(79)	(129)	(24)
Other transactions	18	50	79

Total cash flows from investing activities	(440)	(651)	(290)
Cash Flows from Financing Activities:
Short term debt incurred	169	169	323
Short term debt paid	(131)	(191)	(469)
Long term debt incurred	2,289	1,899	2,978
Long term debt paid	(2,390)	(1,549)	(1,612)
Common stock issued (Note 11)	7	2	—
Dividends paid to minority interests in subsidiaries	(52)	(29)	(23)
Debt issuance costs	(67)	(51)	(104)
Other transactions	—	—	28

Total cash flows from financing activities	(175)	250	1,121
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(60)	38	64

Net Change in Cash and Cash Equivalents	210	422	626
Cash and Cash Equivalents at Beginning of the Year	1,968	1,546	920

Cash and Cash equivalents at End of the Year	$2,178	$1,968	$1,546

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Accounting Policies
      A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

Principles of Consolidation
      The consolidated financial statements include the accounts of all majority-owned subsidiaries in which no substantive participating rights are held by minority shareholders. All intercompany transactions have been eliminated. Our investments in companies in which we have the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. Accordingly, our share of the earnings of these companies is included in consolidated Net Income (Loss). Investments in other companies are carried at cost.
      The consolidated financial statements also include the accounts of entities consolidated pursuant to the provisions of Interpretation No. 46 of the Financial Accounting Standards Board, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51,” as amended by FASB Interpretation No. 46 (revised December 2003) (collectively, “FIN 46”). FIN 46 requires companies to consolidate, at fair value, the assets, liabilities and results of operations of variable interest entities (VIEs) in which the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties. In addition, FIN 46 requires consolidation of VIEs in which a company holds a controlling financial interest through means other than the majority ownership of voting equity.
      Effective January 1, 2004, we applied the provisions of FIN 46 to entities that are not special purpose entities (SPEs). This resulted in the consolidation of South Pacific Tyres (SPT), a tire manufacturer, marketer and exporter of tires in Australia and New Zealand, and T&WA, a wheel mounting operation in the United States which sells to original equipment (OE) manufacturers.
      Refer to Note 7 and Note 9.

Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to:

•	allowance for doubtful accounts,

•	recoverability of intangibles and other long-lived assets,

•	deferred tax asset valuation allowances and uncertain income tax positions,

•	workers’ compensation,

•	general and product liabilities and other litigations,

•	environmental liabilities,

•	pension and other postretirement benefits,

•	asset retirement obligations, and

•	various other operating allowances and accruals, based on currently available information.
      Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 1.	Accounting Policies (continued)

Revenue Recognition
      Revenues are recognized when finished products are shipped to unaffiliated customers, both title and the risks and rewards of ownership are transferred or services have been rendered and accepted, and collectibility is reasonably assured. A provision for sales returns and allowances is recorded at the time of sale. Appropriate provision is made for uncollectible accounts based on historical experience and specific circumstances, as appropriate.

Shipping and Handling Fees and Costs
      Expenses for transportation of products to customers are recorded as a component of Cost of goods sold.

Research and Development Costs
      Research and development costs include, among other things, materials, equipment, compensation and contract services. These costs are expensed as incurred and included as a component of Cost of goods sold. Research and development expenditures were $365 million, $364 million and $339 million in 2005, 2004 and 2003, respectively.

Warranty
      We offer warranties on the sale of certain of our products and services and record an accrual for estimated future claims at the time revenue is recognized. Tire replacement under most of the warranties we offer is on a prorated basis. Warranty reserves are based on past claims experience, sales history and other considerations. Refer to Note 17.

Environmental Cleanup Matters
      We expense environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. We determine our liability on a site by site basis and record a liability at the time when it is probable and can be reasonably estimated. Our estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. Our estimated liability is not discounted or reduced for possible recoveries from insurance carriers. Refer to Note 17.

Legal Expenses
      We record a liability for estimated legal and defense costs related to pending general and product liability claims, environmental matters and workers’ compensation claims. Refer to Note 17.

Advertising Costs
      Costs incurred for producing and communicating advertising are generally expensed when incurred. Costs incurred under our cooperative advertising program with dealers and franchisees are generally recorded as reductions of sales as related revenues are recognized. Advertising costs, including costs for our cooperative advertising programs with dealers and franchisees, were $379 million, $383 million and $331 million in 2005, 2004 and 2003, respectively.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 1.	Accounting Policies (continued)

Rationalizations
      We account for rationalizations in accordance with the provisions of Statement of Financial Accounting Standards No. 146 (SFAS 146), “Accounting for Costs Associated with Exit or Disposal Activities,” which requires, among other things, that liabilities for costs associated with exit or disposal activities be recognized when the liabilities are incurred, rather than when an entity commits to an exit plan. Refer to Note 2.

Income Taxes
      Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Valuation allowances are recorded to reduce net deferred tax assets to the amount that is more likely than not to be realized. Refer to Note 13.

Cash and Cash Equivalents/ Consolidated Statements of Cash Flows
      Cash and cash equivalents include cash on hand and in the bank as well as all short term securities held for the primary purpose of general liquidity. Such securities normally mature within three months from the date of acquisition. Cash flows associated with items intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged. Book overdrafts are recorded within Accounts payable-trade and totaled $196 million and $181 million at December 31, 2005 and 2004, respectively. Cash flows associated with book overdrafts are classified as financing activities. During 2005, we revised the classification for certain items, including restricted cash, in our Consolidated Statements of Cash Flows. Restricted cash is now presented as an investing activity. The revised classifications have also been reflected in the comparative prior year amounts for purposes of consistency.

Restricted Cash and Restricted Net Assets
      Restricted cash primarily consists of Goodyear contributions made related to the settlement of the Entran II litigation and proceeds received pursuant to insurance settlements. Refer to Note 17 for further information about Entran II claims. In addition, we will, from time to time, maintain balances on deposit at various financial institutions as collateral for borrowings incurred by various subsidiaries, as well as cash deposited in support of trade agreements and performance bonds. The availability of these balances is restricted to the extent of borrowings.
      In certain countries where we operate, transfers of funds into or out of such countries by way of dividends, loans or advances are generally or periodically subject to various restrictive governmental regulations. In addition, certain of our credit agreements and other debt instruments restrict the ability of foreign subsidiaries to make distributions of cash. At December 31, 2005, approximately $236 million of net assets were subject to such restrictions, compared to approximately $221 million at December 31, 2004.

Inventories
      Inventories are stated at the lower of cost or market. Cost is determined using FIFO or the average cost method. Costs include direct material, direct labor and applicable manufacturing and engineering overhead. We determine a provision for excess and obsolete inventory based on management’s review of inventories on hand compared to estimated future usage and sales. Refer to Note 5.
      We early adopted the provisions of Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS 151) in 2005. The adoption of SFAS 151 did not

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 1.	Accounting Policies (continued)
have a significant impact on our results of operations or financial position. In accordance with SFAS 151, we recognize abnormal manufacturing variances as period costs and allocate fixed manufacturing overheads based on normal production capacity.

Goodwill and Other Intangible Assets
      Goodwill is recorded when the cost of acquired businesses exceeds the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when events or circumstances indicate that impairment may have occurred, as provided in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” We perform the goodwill and intangible assets with indefinite useful lives impairment tests annually as of July 31. The impairment test uses a valuation methodology based upon an EBITDA multiple using comparable companies in the global automotive industry sector. In addition, the carrying amount of goodwill and intangible assets with indefinite useful lives is reviewed whenever events or circumstances indicated that revisions might be warranted. Goodwill and intangible assets with indefinite useful lives would be written down to fair value if considered impaired. Intangible assets with finite useful lives are amortized to their estimated residual values over such finite lives, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Refer to Note 6.

Investments
      Investments in marketable securities are stated at fair value. Fair value is determined using quoted market prices at the end of the reporting period and, when appropriate, exchange rates at that date. Unrealized gains and losses on marketable securities classified as available-for-sale are recorded in Accumulated Other Comprehensive Income (Loss), net of tax. We regularly review our investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the Consolidated Statements of Operations. Refer to Notes 7 and 16.

Properties and Plants
      Properties and plants are stated at cost. Depreciation is computed using the straight-line method. Additions and improvements that substantially extend the useful life of properties and plants, and interest costs incurred during the construction period of major projects, are capitalized. Repair and maintenance costs are charged to income in the period incurred. Properties and plants are depreciated to their estimated residual values over their estimated useful lives, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Refer to Notes 8 and 14.

Foreign Currency Translation
      Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as Accumulated Other Comprehensive Income (Loss). Where the U.S. dollar is the functional currency, adjustments are recorded in income.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 1.	Accounting Policies (continued)

Derivative Financial Instruments and Hedging Activities
      To qualify for hedge accounting, hedging instruments must be designated as hedges and meet defined correlation and effectiveness criteria. These criteria require that the anticipated cash flows and/or financial statement effects of the hedging instrument substantially offset those of the position being hedged.
      Derivative contracts are reported at fair value on the Consolidated Balance Sheets as both current and long term Accounts Receivable or Other Liabilities. Deferred gains and losses on contracts designated as cash flow hedges are recorded in Accumulated Other Comprehensive Income (Loss) (OCI). Ineffectiveness in hedging relationships is recorded as Other (Income) and Expense in the current period.
      Interest Rate Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in OCI. Amounts are transferred from OCI and recognized in income as Interest Expense in the same period that the hedged item is recognized in income. Gains and losses on contracts designated as fair value hedges are recognized in income in the current period as Interest Expense. Gains and losses on contracts with no hedging designation are recorded in income in the current period as Other (Income) and Expense.
      Foreign Currency Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in OCI. Amounts are transferred from OCI and recognized in income in the same period and on the same line that the hedged item is recognized in income. Gains and losses on contracts with no hedging designation are recorded in income currently as Foreign Currency Exchange.
      We do not include premiums paid on forward currency contracts in our assessment of hedge effectiveness. Premiums on contracts designated as hedges are recognized in income as Foreign Currency Exchange over the life of the contract.
      Net Investment Hedging — Nonderivative instruments denominated in foreign currencies are used from time to time to hedge net investments in foreign subsidiaries. Gains and losses on these instruments are deferred and recorded in OCI as Foreign Currency Translation Adjustment. These gains and losses are only recognized in income upon the complete or partial sale of the related investment or the complete liquidation of the investment.
      Termination of Contracts — Gains and losses (including deferred gains and losses in OCI) are recognized in income as Other (Income) and Expense when contracts are terminated concurrently with the termination of the hedged position. To the extent that such position remains outstanding, gains and losses are amortized to Interest Expense or Foreign Currency Exchange over the remaining life of that position. Gains and losses on contracts that we temporarily continue to hold after the early termination of a hedged position, or that otherwise no longer qualify for hedge accounting, are recognized in income as Other (Income) and Expense.
      Refer to Note 10.

Stock-Based Compensation
      We use the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) to measure compensation cost for stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our common stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights and performance units is recorded based on the quoted market price of our common stock at the end of the reporting period. Refer to Note 11.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 1.	Accounting Policies (continued)
      We determined pro forma amounts as if the fair value method required by SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) had been applied to our stock-based compensation. The fair value of stock options was estimated on the date of grant using the Black-Scholes option pricing model.
      The pro forma effect on net income (loss) as if the fair value of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the stock option or purchase right was as follows:

	Year Ended December 31,

	2005	2004	2003
(In millions, except per share)
Net income (loss) as reported	$228	$115	$(807)
Add: Stock-based compensation expense included in net income (loss) (net of tax)	5	6	1
Deduct: Stock-based compensation expense calculated using the fair value method (net of tax)	(21)	(20)	(28)

Net income (loss) as adjusted	$212	$101	$(834)

Net income (loss) per share:
Basic — as reported	$1.30	$0.65	$(4.61)
— as adjusted	1.20	0.58	(4.76)
Diluted — as reported	$1.16	$0.63	$(4.61)
— as adjusted	1.09	0.56	(4.76)

Earnings Per Share of Common Stock
      Basic earnings per share were computed based on the weighted average number of common shares outstanding. Diluted earnings per share primarily reflects the dilutive impact of outstanding stock options and in 2005 and 2004, contingently convertible debt, regardless of whether the provision of the contingent features had been met.
      All earnings per share amounts in these notes to the financial statements are diluted, unless otherwise noted. Refer to Note 11.

Asset Retirement Obligations
      We adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143) on December 31, 2005. FIN 47 requires that the fair value of a liability for an asset retirement obligation (ARO) be recognized in the period in which it is incurred and the settlement date is estimable, and is capitalized as part of the carrying amount of the related tangible long-lived asset. The liability is recorded at fair value and the capitalized cost is depreciated over the remaining useful life of the related asset. Refer to Note 19.

Reclassification
      Certain items previously reported in specific financial statement captions have been reclassified to conform to the 2005 presentation.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 1.	Accounting Policies (continued)

Recently Issued Accounting Pronouncements
      The provisions of SFAS 151 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the International Accounting Standards Board (IASB) related to inventory costs, in particular, the treatment of abnormal idle facility expense, freight, handling costs and spoilage. SFAS 151 requires that these costs be recognized as current period charges regardless of the extent to which they are considered abnormal. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We early adopted SFAS 151 in 2005. The adoption of SFAS 151 did not have a significant impact on our results of operations or financial position.
      The FASB has issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) which replaced SFAS 123 and superseded APB 25. Under the provisions of SFAS 123R, companies are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. On April 14, 2005, the SEC approved a delay to the effective date of SFAS 123R. Under the new SEC rule, SFAS 123R is effective for annual periods that begin after June 15, 2005. SFAS 123R applies to all awards granted, modified, repurchased or cancelled by us after December 31, 2005 and to unvested awards at the date of adoption. We will adopt SFAS 123R in the first quarter of 2006. In 2006, we will recognize approximately $15 million in expense for stock options, which were previously not expensed under APB 25.
      The FASB issued FSP FAS 123R-2, “Practical Accommodation to the Application of Grant Date as Defined in FAS 123R” (FSP 123R-2) in October 2005. FSP 123R-2 provides guidance on the application of grant date as defined in SFAS No. 123R. In accordance with this standard, a grant date of an award exists if a) the award is a unilateral grant and b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. We will adopt this standard when we adopt SFAS 123R, and it will not have a material impact on our consolidated financial position, results of operations or cash flows.
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154). SFAS 154 is a replacement of Accounting Principles Board No. 20, “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. We will adopt this pronouncement beginning in fiscal year 2006.
      In June 2005, the FASB staff issued FASB Staff Position 143-1 “Accounting for Electronic Equipment Waste Obligations” (FSP 143-1) to address the accounting for obligations associated with the Directive 2002/96/ EC on Waste Electrical and Electronic Equipment (the “Directive”) adopted by the European Union (EU). The Directive effectively obligates a commercial user to incur costs associated with the retirement of a specified asset that qualifies as historical waste equipment. The commercial user should apply the provisions of SFAS 143 and FIN 47. FSP 143-1 shall be applied the later of the first reporting period ending after June 8, 2005 or the date of the adoption of the law by the applicable EU-member country. We adopted the FSP at certain of our European operations where applicable legislation was adopted. The impact of the adoption on the consolidated financial statements was not significant.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Costs Associated with Rationalization Programs
      To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess capacity, eliminating redundancies and reducing costs. The net amounts of rationalization charges included in the Consolidated Statements of Operations were as follows:

	2005	2004	2003
(In millions)
New charges	$29	$95	$307
Reversals	(18)	(39)	(16)

	$11	$56	$291

      The following table presents the reconciliation of the liability balance between periods:

		Other Than
	Associate-	Associate-
	related	related
	Costs	Costs	Total
(In millions)
Accrual balance at December 31, 2002	$25	$44	$69
2003 charges	295	12	307
Incurred	(198)	(16)	(214)
Reversed to goodwill	—	(3)	(3)
Reversed to the statement of operations	(12)	(4)	(16)

Accrual balance at December 31, 2003	110	33	143
2004 charges	76	19	95
Incurred	(110)	(23)	(133)
FIN 46 adoption	—	2	2
Reversed to the statement of operations	(35)	(4)	(39)

Accrual balance at December 31, 2004	41	27	68
2005 charges	26	3	29
Incurred	(37)	(8)	(45)
Reversed to the statement of operations	(11)	(7)	(18)

Accrual balance at December 31, 2005	$19	$15	$34

      Rationalization charges in 2005 consisted of manufacturing associate reductions, retail store reductions, IT associate reductions, and a sales function reorganization in European Union Tire; manufacturing and administrative associate reductions in Eastern Europe, Middle East and Africa Tire; sales, marketing, and research and development associate reductions in Engineered Products; and manufacturing and corporate support group associate reductions in North American Tire.
      For 2005, $11 million ($5 million after-tax or $0.02 per share) of net charges were recorded, which included $29 million ($20 million after-tax or $0.09 per share) of new rationalization charges. The charges were partially offset by $18 million ($15 million after-tax or $0.07 per share) of reversals of rationalization charges no longer needed for their originally-intended purposes. The $18 million of reversals consisted of $11 million of associate-related costs for plans initiated in 2004 and 2003, and $7 million primarily for non-cancelable leases that were exited during the first quarter related to plans initiated in 2001 and earlier. The $29 million of charges primarily represented associate-related costs and consist of $26 million for plans initiated in 2005 and $3 million for plans initiated in 2004 and 2003. Approximately 900 associates will be

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Costs Associated with Rationalization Programs (continued)
released under the programs initiated in 2005, of which approximately 425 were released by December 31, 2005.
      In 2005, $35 million was incurred primarily for associate severance payments, $1 million for cash pension settlement benefit costs, $1 million for non-cash pension and postretirement special termination benefit costs, and $8 million was incurred primarily for non-cancelable lease costs.
      The accrual balance of $34 million at December 31, 2005 includes approximately $10 million related to long-term non-cancelable lease costs and approximately $24 million of other costs that are expected to be substantially utilized within the next twelve months.
      Accelerated depreciation charges totaling $5 million were recorded for fixed assets that will be taken out of service in connection with certain rationalization plans initiated in 2005 and 2004 in the Engineered Products and European Union Tire Segments. During 2005, $4 million was recorded as Cost of goods sold and $1 million was recorded as Selling, administrative and general expense.
      The following table summarizes, by segment, the total charges expected to be recorded and the total charges recorded in 2005, related to the new plans initiated in 2005:

		Charges
	Expected Total	Recorded in
	Charge	2005
(In millions)
North American Tire	$3	$3
European Union Tire	9	9
Eastern Europe, Middle East and Africa Tire	14	10
Engineered Products	7	4

	$33	$26

      Additional rationalizations charges of $6 million and $1 million related to rationalization plans announced in 2005 and 2004, respectively, have not yet been recorded and are expected to be incurred and recorded during the next twelve months. There are no remaining restructuring charges related to rationalization plans initiated in 2003.
      2004 rationalizations activities consisted primarily of warehouse, manufacturing and sales and marketing associate reductions in Engineered Products, a farm tire manufacturing consolidation in European Union Tire, administrative associate reductions in North American Tire, European Union Tire and corporate functional groups, and manufacturing, sales and research and development associate reductions in North American Tire.
      In fiscal year 2004, net charges were recorded totaling $56 million ($48 million after-tax or $0.27 per share). The net charges included reversals of $39 million ($32 million after-tax or $0.17 per share) related to reserves from rationalization actions no longer needed for their originally-intended purpose, and new charges of $95 million ($84 million after-tax or $0.44 per share). Included in the $95 million of new charges was $77 million for plans initiated in 2004. Approximately 1,165 associates will be released under programs initiated in 2004, of which approximately 1,085 have been released to date (445 in 2005 and 640 in 2004). The costs of the 2004 actions consisted of $40 million related to future cash outflows, primarily for associate severance costs, including $32 million in non-cash pension curtailments and postretirement benefit costs and $5 million for non-cancelable lease costs and other exit costs. Costs in 2004 also included $16 million related to plans initiated in 2003, consisting of $14 million of non-cancelable lease costs and other exit costs and $2 million of associate severance costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $35 million and lower leasehold and other exit costs of $4 million. Of the $35 million of associate severance cost reversals, $12 million related to previously-approved plans in

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Costs Associated with Rationalization Programs (continued)
Engineered Products that were reorganized into the 2004 warehouse, manufacturing, and sales and marketing associate reductions.
      In 2004, $75 million was incurred primarily for associate severance payments, $35 million for non-cash pension curtailments and postretirement benefit costs, and $23 million was incurred for non-cancelable lease costs and other costs. The accrual balance of $68 million at December 31, 2004 includes approximately $17 million related to long term non-cancelable lease costs and approximately $51 million of associate and other costs.
      Accelerated depreciation charges totaling $10 million were recorded in 2004 for fixed assets that were taken out of service in connection with certain rationalization plans initiated in 2003 and 2004 in European Union Tire, Latin American Tire and Engineered Products. During 2004, $7 million was recorded as CGS and $3 million was recorded as SAG.
      In 2003, net charges were recorded totaling $291 million ($267 million after-tax or $1.52 per share). The net charges included reversals of $16 million ($14 million after-tax or $0.08 per share) related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $307 million ($281 million after-tax or $1.60 per share). The 2003 rationalization actions consisted of manufacturing, research and development, administrative and retail consolidations in North America, Europe and Latin America. Of the $307 million of new charges, $175 million related to future cash outflows, primarily associate severance costs, and $132 million related primarily to non-cash special termination benefits and pension and retiree benefit curtailments. Approximately 4,300 associates have been released under the programs initiated in 2003, of which approximately 100 were exited in 2005, approximately 1,500 were exited during 2004 and approximately 2,700 were exited in 2003. The reversals are primarily the result of lower than initially estimated associate-related payments of approximately $12 million, favorable sublease contract signings in the European Union of approximately $3 million and lower contract termination costs in the United States of approximately $1 million.
      As part of the 2003 rationalization program, we closed our Huntsville, Alabama tire facility in the fourth quarter of 2003. Of the $307 million of new rationalization charges in 2003, approximately $138 million related to the Huntsville closure and were primarily for associate-related costs, including severance, special termination benefits and pension and retiree benefit curtailments. The Huntsville closure also resulted in charges to CGS of approximately $35 million for asset impairments and $85 million for accelerated depreciation and the write-off of spare parts. In addition, 2003 CGS included charges totaling approximately $8 million to write-off construction in progress related to the research and development rationalization plan, and approximately $5 million for accelerated depreciation on equipment taken out of service at European Union Tire’s facility in Wolverhampton, England.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Other (Income) and Expense

	2005	2004	2003
(In millions)
Financing fees and financial instruments	$109	$117	$99
Interest income	(59)	(34)	(28)
Environmental insurance settlement	(29)	(157)	—
Net loss on asset sales	36	4	25
Foreign currency exchange	22	23	41
Insurance fire (recovery)/ loss deductible	(14)	12	—
Equity in (earnings) losses of affiliates	(11)	(8)	15
General and product liability — discontinued products	9	53	138
Miscellaneous	7	13	27

	$70	$23	$317

      Financing fees and financial instruments in 2005 included $47 million of debt issuance costs written-off in connection with our refinancing activities during the second quarter of 2005. This includes approximately $30 million of previously unamortized fees related to replaced facilities and $17 million of costs related to the new facilities. In 2004, $21 million of deferred costs were written-off in connection with our refinancing activities. Refer to Note 10, Financing Arrangements and Derivative Financial Instruments, for further information on the 2005 refinancing activities.
      Interest income consisted primarily of amounts earned on cash deposits. The increase was due primarily to higher levels of cash deposits in the United States. At December 31, 2005, significant concentrations of cash, cash equivalents and restricted cash held by our international subsidiaries included the following amounts:

•	$673 million or 28% in Europe, primarily Western Europe, ($590 million or 28% at December 31, 2004),

•	$213 million or 9% in Asia, primarily Australia, ($140 million or 7% at December 31, 2004), and

•	$203 million or 8% in Latin America, primarily Brazil, ($198 million or 9% at December 31, 2004).
      In 2005, we recorded a gain of $29 million ($29 million after-tax or $0.14 per share) from settlements with certain insurance companies related to environmental coverage. Environmental insurance settlement in 2004 included a benefit of $157 million resulting from a settlement with certain insurance companies in exchange for releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims had been recorded in prior years. See further discussion on insurance settlements discussed in general and product liability — discontinued products below.
      Net loss on asset sales in the 2005 included a loss of $73 million ($73 million after-tax or $0.35 per share) on the sale of the Farm Tire business in North American Tire , a gain of $24 million ($24 million after-tax or $0.12 per share) on the sale of the Wingtack adhesive resins business in North American Tire and net gains of $13 million ($12 million after-tax or $0.06 per share) on the sales of other assets primarily in North American Tire.
      Net losses on asset sales in 2004 were $4 million ($8 million after-tax or $0.04 per share) on the sale of assets in North American Tire, European Union Tire and Engineered Products. The net loss includes $15 million on the write-down of assets of our natural rubber plantation in Indonesia.
      Net losses on asset sales in 2003 included a loss of $18 million ($9 million after-tax or $0.05 per share) on the sale of 20,833,000 shares of common stock of Sumitomo Rubber Industries, Ltd., for which we received

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Other (Income) and Expense (continued)
$83 million. Also in 2003, net losses of $7 million ($7 million after-tax or $0.04 per share) was recorded on the sale of assets in Engineered Products, North American Tire, European Union Tire, Asia Pacific Tire and Latin American Tire.
      Foreign currency exchange loss in 2004 was lower than in 2003, as 2003 reflected the weakening of the Brazilian real versus the U.S. dollar.
      Insurance fire recovery of $14 million ($7 million after-tax or $0.03 per share) in 2005 was related to a 2004 fire at a company facility in Germany. The gain represents insurance recoveries in excess of the net book value of assets destroyed. Goodyear has reached final settlement with its insurance providers.
      Insurance fire loss deductible in 2004 included a charge of $12 million ($12 million after-tax or $0.07 per share) related to fires at our facilities in Germany, France and Thailand. During 2004, approximately $36 million in insurance recoveries were received related to these fire losses. At December 31, 2004 we had recorded an insurance receivable of approximately $16 million to recover additional expenses associated with the fire losses in Germany. We did not record any insurance recoveries in excess of the net book value of the assets destroyed (less the insurance deductible limits) and other costs incurred.
      Equity in (earnings) losses of affiliates in 2004 compared to 2003 increased primarily due to improved results at Rubbernetwork.com and the consolidation of SPT effective January 1, 2004. Our share of losses at SPT was included in 2003.
      General and product liability-discontinued products includes charges for claims against us related to asbestos personal injury claims, and for liabilities related to Entran II claims, net of probable insurance recoveries. During 2005, we recorded gains of $32 million ($32 million after-tax or $0.16 per share) from settlements with certain insurance companies related to asbestos coverage. A portion of the costs incurred by us related to these claims had been recorded in prior years. Refer to Note 17, Commitments and Contingent Liabilities, for further information.
      During 2004, $42 million of net expenses related to Entran II claims ($142 million of expense and $100 million of insurance recoveries) and $11 million of net expenses related to asbestos claims ($13 million of expense and $2 million of probable insurance recoveries). During 2003, $180 million of net expenses related to Entran II claims ($255 million of expense and $75 million of insurance recoveries) was partially offset by $42 million of net income related to asbestos claims ($24 million of expense and $66 million of probable insurance recoveries).
      Miscellaneous items included financial transaction taxes in Latin America of $8 million, $8 million, and $13 million in 2005, 2004 and 2003, respectively. Costs related to the exploration of a possible sale of our Chemical Products business totaling $4 million and $3 million were included in 2004 and 2003, respectively. A $6 million charge for the adoption of FIN 46 for lease-financing SPEs was recorded in 2003.

Note 4.	Accounts and Notes Receivable

	2005	2004
(In millions)
Accounts and notes receivable	$3,288	$3,542
Allowance for doubtful accounts	(130)	(144)

	$3,158	$3,398

      Accounts and Notes Receivable included non-trade receivables totaling $300 million and $426 million at December 31, 2005 and 2004, respectively. These amounts primarily related to value-added taxes, an environmental receivable, derivative financial instruments, and tax receivables.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Accounts and Notes Receivable (continued)
      The allowance for doubtful accounts represents an estimate of the losses expected from our accounts and notes receivable portfolio. The level of the allowance is based on many quantitative and qualitative factors, including historical loss experience by region, portfolio duration, economic conditions and credit risk quality. The adequacy of the allowance is assessed quarterly.
      Various international subsidiaries sold certain of their trade receivables under off-balance sheet programs during 2005 and 2004. The receivable financing programs of these international subsidiaries did not utilize an SPE. At December 31, 2005 and 2004, the value in U.S. dollars available to and utilized by these international subsidiaries was $3 million and $5 million, respectively.
      During 2004, one of our international subsidiaries had established an accounts receivable continuous sales program whereunder this subsidiary may receive proceeds from the sale of certain of its receivables to a SPE affiliates of a certain bank. This subsidiary retained servicing responsibilities. This program was terminated during 2004.
      The following table presents certain cash flows related to this program:

2004
(In millions)
Proceeds from collections reinvested in previous securitizations	$633
Reimbursement for rebates and discounts issued	60
Cash used for termination of program	76
      Prior to April 1, 2003, we maintained a program for the continuous sale of substantially all of our domestic trade accounts receivable to Wingfoot A/ R LLC, a wholly-owned limited liability subsidiary company that was a bankruptcy-remote SPE. A similar program also was maintained for substantially all of the trade accounts receivable of our wholly-owned subsidiary in Canada. The results of operations and financial position of Wingfoot A/ R LLC were not included in our consolidated financial statements as provided by Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This program was terminated on April 1, 2003. Our consolidated debt increased by $578 million at April 1, 2003 in connection with the termination of this program.
      The following table presents certain cash flows related to this program:

2003
(In millions)
Proceeds from collections reinvested in previous securitizations	$1,089
Servicing fees received	1
Reimbursement for rebates and discounts issued	28
Cash used for termination of program	545

Note 5.	Inventories

	2005	2004
(In millions)
Raw materials	$639	$586
Work in process	137	140
Finished products	2,086	2,058

	$2,862	$2,784

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Goodwill and Other Intangible Assets
      The net carrying amount of goodwill allocated by reporting unit, and changes during 2005, follows:

				Translation &
	Balance at	Purchase Price		Other	Balance at
	December 31, 2004	Allocation	Divestitures	Adjustments	December 31, 2005
(In millions)
North American Tire	$102	$—	$(8)	$4	$98
European Union Tire	403	—	—	(60)	343
Eastern Europe, Middle East and Africa Tire	124	—	—	(13)	111
Latin American Tire	1	—	—	(1)	—
Asia Pacific Tire	67	—	—	(3)	64
Engineered Products	20	2	—	(1)	21

	$717	$2	$(8)	$(74)	$637

      The net carrying amount of goodwill allocated by reporting unit, and changes during 2004, follows:

				Translation &
	Balance at	Purchase Price	FIN 46	Other	Balance at
	December 31, 2003	Allocation	Impact	Adjustments	December 31, 2004
(In millions)
North American Tire	$101	$—	$3	$(2)	$102
European Union Tire	355	17	—	31	403
Eastern Europe, Middle East and Africa Tire	110	1	—	13	124
Latin American Tire	1	—	—	—	1
Asia Pacific Tire	63	—	2	2	67
Engineered Products	20	—	—	—	20

	$650	$18	$5	$44	$717

      The following table presents information about other intangible assets:

	2005			2004

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
(In millions)
Intangible assets with indefinite lives	$119	$(9)	$110	$121	$(9)	$112
Trademarks and Patents	48	(20)	28	53	(19)	34
Other intangible assets	28	(7)	21	34	(11)	23

Total Other intangible assets	$195	$(36)	$159	$208	$(39)	$169

      The carrying amount of intangible assets with indefinite lives totaled $110 million and $112 million at December 31, 2005 and 2004, respectively. This amount is primarily comprised of the right to use certain brand names and trademarks on a non-competitive basis related to our global alliance with Sumitomo Rubber Industries, Ltd.
      Amortization expense for intangible assets totaled $4 million, $4 million and $5 million in 2005, 2004 and 2003, respectively. We estimate that annual amortization expense related to intangible assets will range from approximately $3 million to $4 million during each of the next five years and the weighted average remaining amortization period is approximately 20 years.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.	Investments

Consolidation of Variable Interest Entities
      We applied the provisions of FIN 46 for entities that are not SPEs effective January 1, 2004 and consolidated two previously unconsolidated investments, SPT, a tire manufacturer, marketer and exporter of tires in Australia and New Zealand, and T&WA, a wheel mounting operation in the United States which sells to OE manufacturers. This consolidation was treated as a non-cash transaction on the Consolidated Statements of Cash Flows with the exception of approximately $24 million of cash and cash equivalents from SPT and T&WA, which was included in Other assets and liabilities in the Operating activities section of the statement. In connection with the consolidation of SPT and T&WA, we recorded approximately $5 million of goodwill.

Investments and Acquisitions
      We have funded approximately 40% of the obligations under our Supplemental Pension Plan as of December 31, 2005 (approximately 47% at December 31, 2004) using a Trust. The Trust invests in debt and equity securities and funds current benefit payments under the Supplemental Pension Plan. No contributions were made to the Trust in 2005 or 2004. The debt securities have maturities ranging from August 15, 2008 through February 15, 2010. The fair value of the Trust assets was $26 million and $29 million at December 31, 2005 and 2004, respectively, and was included in Other Assets on the Consolidated Balance Sheets. We have classified the Trust assets as available-for-sale, as provided in Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). Accordingly, gains and losses resulting from changes in the fair value of the Trust assets are deferred and reported on the Consolidated Balance Sheets as OCI. At December 31, 2005, OCI included a gross unrealized holding gain on the Trust assets of $4 million ($1 million after-tax).
      We owned 3,421,305 shares of Sumitomo Rubber Industries, Ltd. (“SRI”) at December 31, 2005 and 2004 (the “Sumitomo Investment”). The fair value of the Sumitomo Investment was $49 million and $32 million at December 31, 2005 and 2004, respectively, and was included in Other Assets on the Consolidated Balance Sheets. We have classified the Sumitomo Investment as available-for-sale, as provided in SFAS 115. At December 31, 2005, OCI included gross unrealized holding gains on the Sumitomo Investment of $32 million ($34 million after-tax), compared to $16 million ($17 million after-tax) at December 31, 2004.
      In July 2004, Goodyear Dunlop Tires Europe B.V. (“GDTE”), a 75% owned subsidiary, completed the acquisition of the remaining 50% outstanding ownership interest of Däckia, a major tire retail group in Sweden, for approximately $10 million. We originally acquired a 50% stake in 1995. As a result of this transaction, we now indirectly own 75% of Däckia, with SRI owning the remaining 25%. The acquisition was accounted for using the purchase method of accounting. The asset valuation and the purchase price allocation were completed in 2004. Pursuant to the purchase and resulting consolidation, we recorded an addition to goodwill of $17 million in 2004. We also recorded intangible assets, including customer relationships, trademarks and partner relationships, totaling $8 million.
      During 2003, we transferred our 80% ownership of Sava Tires Joint Venture Holding d.o.o (“Sava Tire”), a tire manufacturing subsidiary in Slovenia, to GDTE, for $282 million. In June 2004, we exercised our call option, purchased the remaining outstanding 20% ownership interest of Sava Tires for approximately $52 million, and sold it to GDTE for approximately $85 million. As a result of these transactions, we now indirectly own 75% of Sava Tire, with GDTE’s joint venture partner, SRI, owning the remaining 25%. The acquisition was accounted for using the purchase method of accounting. Pursuant to this transaction, we recorded an addition to goodwill of $1 million in 2004. The purchase price allocation was completed at December 31, 2004.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.	Investments (continued)
      In 2003, we purchased Arkansas Best Corporation’s remaining 19% ownership interest in Wingfoot Commercial Tire Systems, LLC, a joint venture company formed by Goodyear and Arkansas Best Corporation to sell and service commercial truck tires, provide retread services and conduct related business, for $71 million.
      Dividends received from our consolidated subsidiaries were $290 million, $155 million and $219 million in 2005, 2004 and 2003, respectively. Dividends received from our unconsolidated affiliates accounted for using the equity method were $7 million, $3 million and $3 million in 2005, 2004 and 2003, respectively.

Note 8.	Properties and Plants

	2005			2004

		Capital			Capital
	Owned	Leases	Total	Owned	Leases	Total
(In millions)
Properties and plants, at cost:
Land and improvements	$415	$9	$424	$360	$17	$377
Buildings and improvements	1,856	91	1,947	1,778	94	1,872
Machinery and equipment	9,982	110	10,092	10,479	102	10,581
Construction in progress	445	—	445	449	—	449

	12,698	210	12,908	13,066	213	13,279
Accumulated depreciation	(7,635)	(94)	(7,729)	(7,736)	(90)	(7,826)

	$5,063	$116	$5,179	$5,330	$123	$5,453

      The range of useful lives of property used in arriving at the annual amount of depreciation provided are as follows: buildings and improvements, 8 to 45 years; machinery and equipment, 3 to 30 years.

Note 9.	Leased Assets
      Net rental expense charged to income follows:

	2005	2004	2003
(In millions)
Gross rental expense	$379	$349	$331
Sublease rental income	(76)	(74)	(65)

	$303	$275	$266

      We enter into leases primarily for vehicles, data processing equipment and our wholesale and retail distribution facilities under varying terms and conditions. A portion of our domestic retail distribution network is sublet to independent dealers. Many of the leases require us to pay taxes assessed against leased property and the cost of insurance and maintenance.
      While substantially all subleases and some operating leases are cancelable for periods beyond 2006, management expects that in the normal course of its business nearly all of its independent dealer distribution network will be actively operated. As leases and subleases for existing locations expire, we would normally expect to evaluate such leases and either renew the leases or substitute another more favorable retail location.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.	Leased Assets (continued)
      The following table presents minimum future lease payments:

						2011 and
	2006	2007	2008	2009	2010	Beyond	Total
(In millions)
Capital Leases
Minimum lease payments	$13	$12	$12	$12	$12	$46	$107
Imputed interest							(30)
Executory costs							(1)

Present value							$76

Operating Leases
Minimum lease payments	$315	$254	$193	$145	$109	$455	$1,471
Minimum sublease rentals	(51)	(42)	(33)	(24)	(15)	(20)	(185)

	$264	$212	$160	$121	$94	$435	1,286

Imputed interest							(393)

Present value							$893

      At December 31, 2004, we were a party to lease agreements with an unrelated SPE that was a VIE as defined by FIN 46. The agreements were related to certain North American distribution facilities. At December 31, 2004, the carrying amount of the warehouses that were pledged as collateral under the North American distribution facilities agreements totaled $27 million. These agreements were terminated during 2005.

Note 10.	Financing Arrangements and Derivative Financial Instruments
      At December 31, 2005, we had total credit arrangements totaling $7,527 million, of which $1,677 million were unused.

Notes Payable, Long Term Debt and Capital Leases due Within One Year and Short Term Financing Arrangements
      At December 31, 2005, we had short term committed and uncommitted credit arrangements totaling $415 million, of which $92 million related to consolidated VIEs. Of these amounts, $182 million and $18 million, respectively, were unused. These arrangements are available primarily to certain of our international subsidiaries through various banks at quoted market interest rates. There are no commitment fees associated with these arrangements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)
      The following table presents amounts due within one year at December 31:

	2005	2004
(In millions)
Notes payable:
Amounts related to VIEs	$74	$91
Other international subsidiaries	159	136

	$233	$227

Weighted average interest rate	5.43%	6.72%
Long term debt and capital leases due within one year:
Amounts related to VIEs	$54	$24
6 3/8% Euro Notes due 2005	—	542
5 3/8% Swiss Franc Bond due 2006	120	—
6 5/8% due 2006	216	—
European credit facilities	—	400
Other (including capital leases)	58	44

	$448	$1,010

Weighted average interest rate	6.13%	6.34%
Total obligations due within one year	$681	$1,237

      Amounts related to VIEs in Notes payable represent short term debt of SPT. Amounts related to VIEs in Long term debt and capital leases due within one year represented amounts owed by T&WA and SPT.

Long Term Debt and Capital Leases and Financing Arrangements
      At December 31, 2005, we had long term credit arrangements totaling $7,112 million, of which $1,495 million were unused.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)
      The following table presents long term debt and capital leases, net of unamortized discounts, and interest rates at December 31:

		Interest		Interest
	2005	Rate	2004	Rate
(In millions)
Notes:
6 3/8% Euro Notes due 2005	$—	—	$542	*
5 3/8% Swiss franc bonds due 2006	120	*	139	*
6 5/8% due 2006	216	*	223	*
8 1/2% due 2007	300	*	300	*
6 3/8% due 2008	100	*	100	*
7 6/7% due 2011	650	*	650	*
Floating rate notes due 2011	200	12.31%	200	9.99%
11% due 2011	448	*	448	*
9% due 2015	400	*	—	—
7% due 2028	149	*	149	*
4% Convertible Senior Notes due 2034	350	*	350	*
Bank term loans:
$400 million senior secured term loan European facilities due 2005	—	—	400	6.33%
$800 million senior secured asset-based term loan due 2006	—	—	800	6.14%
$650 million senior secured asset-based term loan due 2006	—	—	650	7.03%
$1.2 billion second lien term loan facility due 2010	1,200	7.06%	—	—
$300 million third lien secured term loan due 2011	300	7.81%	—	—
€155 million senior secured term loan European facility due 2010	183	4.85%	—	—
Pan-European accounts receivable facility due 2009	324	3.91%	225	3.90%
Other domestic and international debt	85	6.20%	123	6.19%
Amounts related to VIEs	89	6.45%	94	6.41%

	5,114		5,393
Capital lease obligations	76		60

	5,190		5,453
Less portion due within one year	(448)		(1,010)

	$4,742		$4,443

*	Represents debt with fixed interest rate.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)
      The following table presents information about long term fixed rate, including capital leases, debt at December 31:

	2005	2004
(In millions)
Carrying amount — liability	$2,847	$3,055
Fair value — liability	3,119	3,388
      The fair value was estimated using quoted market prices or discounted future cash flows. The fair value exceeded the carrying amount at December 31, 2005 and 2004 due primarily to lower market interest rates. The fair value of the 6 5/8% Notes due 2006 was partially hedged by floating rate swap contracts with notional principal amounts totaling $200 million at December 31, 2005 and 2004, respectively. The fair value of our variable rate debt approximated its carrying amount at December 31, 2005 and 2004.

$650 Million Senior Secured Notes
      On March 12, 2004, we completed a private offering of $650 million of senior secured notes, consisting of $450 million of 11% senior secured notes due 2011 and $200 million of floating rate notes due 2011, which accrue interest at LIBOR plus 8%. The proceeds of the notes were used to prepay the remaining outstanding amount under the then-existing U.S. term loan facility, permanently reduce commitments under the then-existing revolving credit facility by $70 million, and for general corporate purposes. The notes are guaranteed by the same subsidiaries that guarantee our $1.5 billion first lien credit facility. The notes are secured by perfected third-priority liens on the same collateral securing those facilities.
      We have the right to redeem the fixed rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 105.5%, 102.75%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. We may also redeem the fixed rate notes prior to March 1, 2008 at a redemption price equal to 100% of the principal amount plus a make-whole premium. We have the right to redeem the floating rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 104.0%, 102.0%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. In addition, prior to March 1, 2007, we have the right to redeem up to 35% of the fixed and floating rate notes with net cash proceeds from one or more public equity offerings. The redemption price would be 111% for the fixed rate notes and 100% plus the then-applicable floating rate for the floating rate notes, plus accrued and unpaid interest to the redemption date.
      The Indenture for the senior secured notes contains restrictions on our operations, including limitations on:

•	incurring additional indebtedness or liens,

•	paying dividends, making distributions and stock repurchases,

•	making investments,

•	selling assets, and

•	merging and consolidating.
      In the event that the senior secured notes have a rating equal to or greater than Baa3 from Moody’s and BBB- from Standard and Poor’s, a number of those restrictions will not apply, for so long as those credit ratings are maintained.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)

$350 Million Convertible Senior Note Offering
      On July 2, 2004, we completed an offering of $350 million aggregate principal amount of 4% Convertible Senior Notes due June 15, 2034. The notes are convertible into share of our common stock initially at a conversion rate of 83.07 shares of common stock per $1,000 principal amounts of notes, which is equal to an initial conversion price of $12.04 per share. The proceeds from the notes were used to repay temporarily a revolving credit facility and for working capital purposes.

$400 Million Senior Notes Offering
      On June 23, 2005, we completed an offering of $400 million aggregate principal amount of 9% Senior Notes due 2015 in a transaction under Rule 144A and Regulation S under the Securities Act of 1933. The senior notes are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our senior secured credit facilities. The guarantees are unsecured. The proceeds were used to repay $200 million in borrowings under our U.S. first lien revolving credit facility, and to replace $190 million of the cash, that we used to pay the $488 million principal amount of our 6 3/8% Euro Notes due 2005 at maturity on June 6, 2005. The remainder of the proceeds was used for general corporate purposes. In conjunction with the debt issuance, we paid fees of approximately $10 million, which are being amortized over the term of the senior notes.
      The Indenture governing the senior notes limits our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if the senior notes are assigned an investment grade rating by Moody’s and S&P and no default has occurred or is continuing, certain covenants will be suspended.

April 8, 2005 Refinancing
      On April 8, 2005 we completed a refinancing in which we replaced approximately $3.28 billion of credit facilities with new facilities aggregating $3.65 billion. The new facilities consist of:

•	a $1.5 billion first lien credit facility due April 30, 2010 (consisting of a $1.0 billion revolving facility and a $500 million deposit-funded facility);

•	a $1.2 billion second lien term loan facility due April 30, 2010;

•	the Euro equivalent of approximately $650 million in credit facilities for Goodyear Dunlop Tires Europe B.V. (“GDTE”) due April 30, 2010 (consisting of approximately $450 million in revolving facilities and approximately $200 million in term loan facilities); and

•	a $300 million third lien term loan facility due March 1, 2011.
      In connection with the refinancing, we paid down and retired the following facilities:

•	our $1.3 billion asset-based credit facility, due March 2006 (the $800 million term loan portion of this facility was fully drawn prior to the refinancing);

•	our $650 million asset-based term loan facility, due March 2006 (this facility was fully drawn prior to the refinancing);

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)

•	our $680 million deposit-funded credit facility due September 2007 (there were $492 million of letters of credit outstanding under this facility prior to the refinancing); and

•	our $650 million senior secured European facilities due April 2005 (the $400 million term loan portion of this facility was fully drawn prior to the refinancing).
      In conjunction with the refinancing, we paid fees of approximately $57 million. In addition, we paid approximately $20 million of termination fees associated with the replaced facilities. We recognized approximately $47 million of expense in the second quarter to write-off fees associated with the refinancing, including approximately $30 million of previously unamortized fees related to the replaced facilities. The remaining fees are being amortized over the term of the new facilities. The new facilities have customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2004.

$1.5 Billion First Lien Credit Facility
      The $1.5 billion first lien credit facility consists of a $1.0 billion revolving facility and a $500 million deposit-funded facility. Our obligations under these facilities are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. Our obligations under this facility and our subsidiaries’ obligations under the related guarantees are secured by collateral that includes, subject to certain exceptions:

•	first-priority security interests in certain U.S. and Canadian accounts receivable and inventory;

•	first-priority security interests in and mortgages on our U.S. corporate headquarters and certain of our U.S. manufacturing facilities;

•	first-priority security interests in the equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our foreign subsidiaries, excluding GDTE and its subsidiaries and certain other subsidiaries; and

•	first-priority security interests in substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.
      The facility, which matures on April 30, 2010, contains certain covenants that, among other things, limit our ability to incur additional unsecured and secured indebtedness (including a limit on accounts receivable transactions), make investments and sell assets beyond specified limits. Under certain circumstances, borrowings under the facility are required to be prepaid with proceeds of asset sales greater than $15 million. The facility limits the amount of dividends we may pay on our common stock in any fiscal year to $10 million. This limit increases to $50 million in any fiscal year if Moody’s public senior implied rating and Standard & Poor’s (S&P) corporate credit rating improve to Ba2 or better and BB or better, respectively. The facility also limits the amount of capital expenditures we may make to $700 million in each year through 2010 (with increases for the proceeds of equity issuances). Any unused capital expenditures for a year may be carried over into succeeding years.
      We are not permitted to allow the ratio of Consolidated EBITDA to Consolidated Interest Expense to fall below a ratio of 2.00 to 1.00 for any period of four consecutive fiscal quarters. In addition, our ratio of Consolidated Secured Indebtedness (net of cash in excess of $400 million) to Consolidated EBITDA is not permitted to be greater than 3.50 to 1.00 at the end of any fiscal quarter.
      Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory, with reserves which are subject to adjustment from time to time by the administrative agent and the majority lenders at their discretion (not to be exercised unreasonably).

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)
Adjustments are based on the results of periodic collateral and borrowing base evaluations and appraisals. If at any time the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess.
      Interest rates on the facility are dependent on the amount of the facility that is available and unused.

•	If the availability under the facility is greater than or equal to $400 million, then drawn amounts (including amounts outstanding under the deposit-funded facility) will bear interest at a rate of 175 basis points over LIBOR, and undrawn amounts under the facilities will be subject to an annual commitment fee of 50 basis points;

•	If the availability under the facility is less than $400 million and greater than or equal to $250 million, then drawn amounts (including amounts outstanding under the deposit-funded facility) will bear interest at a rate of 200 basis points over LIBOR, and undrawn amounts under the facilities will be subject to an annual commitment fee of 40 basis points; and

•	If the availability under the facility is less than $250 million, then drawn amounts (including amounts outstanding under the deposit-funded facility) will bear interest at a rate of 225 basis points over LIBOR, and undrawn amounts under the facilities will be subject to an annual commitment fee of 37.5 basis points.
      With respect to the deposit-funded facility, the lenders deposited the entire $500 million of the facility in an account held by the administrative agent, and those funds are used to support letters of credit or borrowings on a revolving basis, in each case subject to customary conditions. The full amount of the deposit-funded facility is available for the issuance of letters of credit or for revolving loans. As of December 31, 2005, there were $499 million of letters of credit issued under the deposit-funded facility. There were no borrowings under the revolving facility.

$1.2 Billion Second Lien Term Loan Facility
      At closing, we used the entire availability under this facility to pay down and retire our prior credit facilities. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. and are secured by second priority security interests in the same collateral securing the $1.5 billion first lien credit facility. The facility contains covenants similar to those in the $1.5 billion first lien credit facility. However, the facility contains additional flexibility for the incurrence of indebtedness, making of investments and asset dispositions, the payment of dividends and the making of capital expenditures and does not contain the two financial covenants that are in the first lien credit facility. Under certain circumstances, borrowings under the facility are required to be prepaid with proceeds of asset sales greater than $15 million. Loans under this facility bear interest at LIBOR plus 275 basis points. As of December 31, 2005, this facility was fully drawn.

Euro Equivalent of $650 Million (€505 Million) Senior Secured European Credit Facilities
      These facilities consist of (i) a €195 million European revolving credit facility, (ii) an additional €155 million German revolving credit facility, and (iii) €155 million of German term loan facilities. We secure the U.S. facilities described above and provide unsecured guarantees to support these facilities. GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)
GDTE’s obligations under the facilities and the obligations of subsidiary guarantors under the related guarantees are secured by collateral that includes, subject to certain exceptions:

•	first-priority security interests in the capital stock of the principal subsidiaries of GDTE; and

•	first-priority security interests in and mortgages on substantially all the tangible and intangible assets of GDTE and GDTE’s subsidiaries in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable and cash accounts in subsidiaries that are or may become parties to securitization programs.
      The facilities contain covenants similar to those in the $1.5 billion first lien credit facility, with special limits on the ability of GDTE and its subsidiaries to incur additional unsecured and secured indebtedness, make investments and sell assets beyond specified limits. The facilities also limit the amount of capital expenditures that GDTE may make to $200 million in 2005, $250 million in 2006 and $300 million per year thereafter, with the unused amount in any year carried forward to the succeeding years. In addition, under the facilities we are not permitted to allow the ratio of Consolidated Indebtedness (net of cash in excess of $100 million) to Consolidated EBITDA of GDTE to be greater than 2.75 to 1.00 at the end of any fiscal quarter. Under certain circumstances, borrowings under the term facility are required to be prepaid with proceeds of asset sales by GDTE and its subsidiaries greater than $15 million. Loans under the term loan facility bear interest at LIBOR plus 237.5 basis points. With respect to the revolving credit facilities, we pay an annual commitment fee of 75 basis points on the undrawn portion of the commitments and loans bear interest at LIBOR plus 275 basis points. As of December 31, 2005, there were $4 million of letters of credit issued under the European revolving credit facility, $183 million was drawn under the German term loan facilities and there were no borrowings under the German or European revolving credit facilities.

$300 Million Third Lien Secured Term Loan Facility
      At closing, we used the availability under this facility to pay down and retire our prior credit facilities and pay certain fees and expenses. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. and are secured by third priority security interests in the same collateral securing the $1.5 billion first lien credit facility (however, the facility is not secured by any of the manufacturing facilities that secure the first and second lien facilities). The liens are pari-passu with the liens securing our $650 million secured notes due 2011. The facility contains covenants substantially identical to those contained in the $650 million secured notes due 2011, which limit our ability to incur additional indebtedness or liens, pay dividends, make distributions and stock repurchases, make investments and sell assets, among other limitations. Loans under this facility bear interest at LIBOR plus 350 basis points. As of December 31, 2005, this facility was fully drawn.

International Accounts Receivable Securitization Facilities (On-Balance-Sheet)
      On December 10, 2004, GDTE and certain of its subsidiaries entered into a new five-year pan-European accounts receivable securitization facility. The facility provides €275 million of funding and is subject to customary annual renewal of back-up liquidity lines.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)
      The facility involves the twice-monthly sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retained servicing responsibilities. It is an event of default under the facility if:

•	the ratio of our Consolidated EBITDA to our Consolidated Interest Expense falls below 2.00 to 1.00;

•	the ratio of our Consolidated Secured Indebtedness (net of cash in excess of $400 million) to our Consolidated EBITDA is greater than 3.50 to 1.00; or

•	the ratio of GDTE’s third party indebtedness (net of cash held by GDTE and its Consolidated subsidiaries in excess of $100 million) to its Consolidated EBITDA is greater than 2.75 to 1.00.
      The defined terms used in the events of default tests are similar to those in the European Credit Facilities. As of December 31, 2005 and 2004, the amount available and fully utilized under this program totaled $324 million and $225 million, respectively. The program did not qualify for sale accounting pursuant to the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and accordingly, this amount is included in Long term debt and capital leases.
      In addition to the pan-European accounts receivable securitization facility discussed above, SPT and other subsidiaries in Australia have accounts receivable programs totaling $67 million and $63 million at December 31, 2005 and 2004, respectively. These amounts are included in Notes payable.

Debt Maturities
      The annual aggregate maturities of long term debt and capital leases for the five years subsequent to December 31, 2005 are presented below. Maturities of debt credit agreements have been reported on the basis that the commitments to lend under these agreements will be terminated effective at the end of their current terms.

	2006	2007	2008	2009	2010
(In millions)
Domestic	$345	$305	$107	$5	$1,206
International	103	33	4	330	187

	$448	$338	$111	$335	$1,393

Derivative Financial Instruments
      We utilize derivative financial instrument contracts and nonderivative instruments to manage interest rate, foreign exchange and commodity price risks. We have established a control environment that includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. Company policy prohibits holding or issuing derivative financial instruments for trading purposes.

Interest Rate Exchange Contracts
      We manage our fixed and floating rate debt mix, within defined limitations, using refinancings and unleveraged interest rate swaps. We will enter into fixed and floating interest rate swaps to hedge against the effects of adverse changes in interest rates on consolidated results of operations and future cash outflows for interest. Fixed rate swaps are used to reduce our risk of increased interest costs during periods of rising interest rates, and are normally designated as cash flow hedges. Floating rate swaps are used to convert the fixed rates of long term borrowings into short term variable rates, and are normally designated as fair value hedges. We

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)
use interest rate swap contracts to separate interest rate risk management from the debt funding decision. At December 31, 2005, the interest rate on 49% of our debt was fixed by either the nature of the obligation or through the interest rate contracts, compared to 50% at December 31, 2004.
      The following tables present contract information and weighted average interest rates. Current market pricing models were used to estimate the fair values of interest rate exchange contracts.

	December 31, 2004	Settled	December 31, 2005
(Dollars in millions)
Fixed rate contracts:
Notional principal amount	$15	$15	$—
Pay fixed rate	5.94%	5.94%	—
Receive variable Australian Bank Bill Rate	5.43%	5.43%	—
Average years to maturity	0.50	—	—
Fair value: asset (liability)	$—	$—	$—
Carrying amount:
Current liability	—	—	—
Long term liability	—	—	—
Floating rate contracts:
Notional principal amount	$200	$—	$200
Pay variable LIBOR	4.31%	—	6.27%
Receive fixed rate	6.63%	—	6.63%
Average years to maturity	1.92	—	0.92
Fair value: asset (liability)	$6	$—	$—
Carrying amount:
Current asset	4	—	—
Long term asset	2	—	—
      Weighted average interest rate swap contract information follows:

	Twelve Months Ended
	December 31,

	2005	2004	2003
(Dollars in millions)
Fixed rate contracts:
Notional principal amount	$7	$96	$325
Pay fixed rate	5.94%	5.14%	5.00%
Receive variable LIBOR	5.66%	1.86%	1.24%
Floating rate contracts:
Notional principal amount	$200	$200	$207
Pay variable LIBOR	4.92%	3.27%	3.03%
Receive fixed rate	6.63%	6.63%	6.63%

Interest Rate Lock Contracts
      We will use, when appropriate, interest rate lock contracts to hedge the risk-free rate component of anticipated long term debt issuances. These contracts are designated as cash flow hedges of forecasted

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)
transactions. Gains and losses on these contracts are amortized to income over the life of the debt. No contracts were outstanding at December 31, 2005 or 2004.

Foreign Currency Contracts
      We will enter into foreign currency contracts in order to reduce the impact of changes in foreign exchange rates on consolidated results of operations and future foreign currency-denominated cash flows. These contracts reduce exposure to currency movements affecting existing foreign currency-denominated assets, liabilities, firm commitments and forecasted transactions resulting primarily from trade receivables and payables, equipment acquisitions, intercompany loans, royalty agreements and forecasted purchases and sales. In addition, the principal and interest on our Swiss franc bonds due 2006 is hedged by currency swap agreements, as were €100 million of the 6 3/8% Euro Notes until they matured in June 2005.
      Contracts hedging the Swiss franc bonds are designated as cash flow hedges, as were contracts hedging €100 million of the 6 3/8% Euro Notes until they matured in June 2005. Contracts hedging short term trade receivables and payables normally have no hedging designation.
      Amounts are reclassified from OCI into earnings each period to offset the effects of exchange rate movements on the hedged amounts of principal and interest of the Swiss franc bonds and, through June 2005, the Euro Notes. Amounts are also reclassified concurrently with the recognition of intercompany royalty expense and sales of intercompany purchases to third parties.
      The following table presents foreign currency contract information at December 31:

	2005		2004

	Fair	Contract	Fair	Contract
	Value	Amount	Value	Amount
(In millions)
Buy currency:
Euro	$34	$34	$159	$116
Swiss franc	120	82	140	81
Japanese yen	30	31	23	22
U.S. dollar	127	126	144	145
All other	3	2	13	13

	$314	$275	$479	$377

Contract maturity:
Swiss franc swap	3/06		3/06
Euro swap	—		6/05
All other	1/06 — 10/19		1/05 — 10/19

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Financing Arrangements and Derivative Financial Instruments (continued)

	2005		2004

	Fair	Contract	Fair	Contract
	Value	Amount	Value	Amount
(In millions)
Sell currency:
British pound	$41	$41	$217	$219
Swedish krona	13	13	34	34
Canadian dollar	64	65	62	63
Euro	120	120	77	74
All other	11	11	24	24

	$249	$250	$414	$414

Contract maturity	1/06 — 9/06		1/05 — 12/05
      The following table presents foreign currency contract carrying amounts at December 31:

	2005	2004

Carrying amount — asset (liability):
Swiss franc swap — current	$38	$—
Swiss franc swap — long term	—	60
Euro swaps — current	—	46
Other — current asset	3	4
Other — long term asset	2	1
Other — current liability	(1)	(6)
Other — long term liability	(2)	(3)
      We were not a party to any foreign currency option contracts at December 31, 2005 or 2004.
      The counterparties to our interest rate and foreign exchange contracts were substantial and creditworthy multinational commercial banks or other financial institutions that are recognized market makers. Due to the creditworthiness of the counterparties, we consider the risk of counterparty nonperformance associated with these contracts to be remote. However, the inability of a counterparty to fulfill its obligations when due could have a material effect on our consolidated financial position, results of operations or liquidity in the period in which it occurs.

Note 11.	Stock Compensation Plans and Dilutive Securities
      Our 1989 Performance and Equity Incentive Plan, 1997 Performance Incentive Plan, 2002 Performance Plan, and 2005 Performance Plan provide for the granting of stock options and stock appreciation rights (SARs), restricted stock, performance grants and other stock-based awards. For options granted in tandem with SARs, the exercise of a SAR cancels the stock option; conversely, the exercise of the stock option cancels the SAR. The 1989 Plan expired on April 14, 1997, the 1997 Plan expired on December 31, 2001, and the 2002 Plan expired on April 15, 2005, except, in each case, with respect to grants and awards outstanding. The 2005 Plan will expire on April 26, 2008, except with respect to grants and awards then outstanding. A maximum of 12,000,000 shares of our Common Stock are available for issuance pursuant to grants and awards made under the 2005 Plan through April 26, 2008. Stock options and related SARs granted under the above plans generally have a maximum term of ten years and vest pro rata over four years.
      Performance units granted under the 2002 Plan are earned based on Return on Invested Capital and Total Shareholder Return relative to the S&P Auto Parts & Equipment Companies (each weighted at 50%)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Stock Compensation Plans and Dilutive Securities (continued)
over a three year performance period beginning January 1 of the year subsequent to the year of grant. Any additional grants made during the three year period are earned over the remaining portion of the period. To the extent earned, a portion of the performance units will generally be paid 50% in cash and 50% in stock (subject to deferral under certain circumstances). A portion may be automatically deferred in the form of units until the participant is no longer an employee of the Company. Each unit is equivalent to a share of our Common Stock and payable in cash, shares of our Common Stock or a combination thereof at the election of the participant. As of December 31, 2005, all performance units granted under the 2002 Plan are earned and are subject to payment in 2006.
      On December 4, 2000, we adopted The Goodyear Tire & Rubber Company Stock Option Plan for Hourly Bargaining Unit Employees, under which options in respect of up to 3,500,000 shares of our Common Stock may be granted. We also adopted on that date the Hourly and Salaried Employee Stock Option Plan, under which options in respect of up to 600,000 shares of our Common Stock may be granted. Stock options granted under these plans generally have a maximum term of ten years and vest over one to three years. The Hourly Bargaining Unit Plan expired on September 30, 2001, and the Hourly and Salaried Plan expired on December 31, 2002, except, in each case, with respect to options then outstanding.
      Stock-based compensation activity for the years 2005, 2004 and 2003 follows:

	2005		2004		2003

	Shares	SARs	Shares	SARs	Shares	SARs

Outstanding at January 1	29,323,012	5,863,250	26,999,985	4,965,789	24,476,229	4,110,830
Options granted	2,038,050	453,425	4,149,660	1,103,052	3,907,552	1,009,588
Options without SARs exercised	(1,151,743)	—	(293,799)	—	—	—
Options with SARs exercised	(149,010)	(149,010)	(16,300)	(16,300)	—	—
SARs exercised	(17,060)	(17,060)	(360)	(360)	—	—
Options without SARs expired	(951,599)	—	(1,105,094)	—	(1,011,943)	—
Options with SARs expired	(238,326)	(238,326)	(188,931)	(188,931)	(154,629)	(154,629)
Performance units granted	—	—	—	—	8,500	—
Performance unit shares issued	(155,330)	—	—	—	—	—
Performance units cancelled	(29,953)	—	(222,149)	—	(225,724)	—

Outstanding at December 31	28,668,041	5,912,279	29,323,012	5,863,250	26,999,985	4,965,789

Exercisable at December 31	21,333,128	3,985,595	20,362,573	3,517,595	18,697,146	2,899,381

Available for grant at December 31	10,301,344		965,138		4,846,238

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Stock Compensation Plans and Dilutive Securities (continued)
      Significant option groups outstanding at December 31, 2005 and related weighted average price and remaining life information follows:

	Options	Options	Exercisable	Remaining
Grant Date	Outstanding	Exercisable	Price	Life (Years)

12/06/05(1)	1,605,936	—	$17.15	10
12/09/04	3,718,590	867,392	12.54	9
12/03/03	2,906,667	1,249,495	6.81	8
12/03/02	1,972,317	1,428,863	7.94	7
12/03/01	2,724,939	2,724,939	22.05	6
12/04/00	5,205,334	5,205,334	17.68	5
12/06/99	2,923,658	2,923,658	32.00	4
11/30/98	1,916,352	1,916,352	57.25	3
12/02/97	1,687,837	1,687,837	63.50	2
12/03/96	1,404,255	1,404,255	50.00	1
All other	2,229,454	1,925,003	34.07	3

(1)	The number of options granted in 2005 decreased in comparison to 2004 and 2003, as we expect to grant performance units to certain employees in 2006 in lieu of a portion of their 2005 option grant.
      The 2,229,454 options in the “All other” category were outstanding at exercise prices ranging from $5.52 to $74.25, with a weighted average exercise price of $31.21. All options, SARs and performance units were granted at an exercise price equal to the fair market value of our Common Stock at the date of grant.
      Weighted average option exercise price information follows:

	2005	2004	2003

Outstanding at January 1	$24.96	$26.90	$30.28
Granted during the year	17.15	12.54	6.81
Exercised during the year	8.03	7.61	—
Outstanding at December 31	25.11	24.96	26.90
Exercisable at December 31	29.49	31.02	33.80
      Forfeitures and cancellations were insignificant.
      Weighted average fair values at date of grant for grants in 2005, 2004 and 2003 follow:

	2005	2004	2003

Options	$8.61	$6.36	$3.41
Performance units	—	—	6.81
      The above fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

	2005	2004	2003

Expected life (years)	6.25	5.00	5.00
Interest rate	4.35%	3.55%	3.41%
Volatility	44.7	54.7	54.0
Dividend yield	—	—	—

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Stock Compensation Plans and Dilutive Securities (continued)

Earnings Per Share Information
      Basic earnings per share have been computed based on the weighted average number of common shares outstanding.
      There are contingent conversion features included in our $350 million 4% Convertible Senior Notes due 2034 (the “Notes”), issued on July 2, 2004. Accordingly, weighted average shares outstanding — diluted in 2005 and 2004 included approximately 29.1 million and 14.5 million, respectively, contingently issuable shares. Net income per share — diluted in 2005 and 2004 also included an earnings adjustment representing avoided after-tax interest expense of $14 million and $7 million, respectively, resulting from the assumed conversion of the Notes.
      The Notes became convertible on July 18, 2005 and remained convertible through September 30, 2005. The Notes became convertible again on October 18, 2005 and remained convertible through December 31, 2005. No Notes were converted in 2005. If all outstanding Notes are surrendered for conversion, the aggregate number of shares of common stock issued would be approximately 29 million shares. The Notes became convertible on January 17, 2006 and will remain convertible through March 31, 2006. The Notes could be convertible after March 31, 2006 if the sales price condition is met in any future fiscal quarter or if any other conditions to conversion set forth in the indenture governing the Notes is met.
      The following table presents the number of incremental weighted average shares used in computing diluted per share amounts:

	2005	2004	2003

Weighted average shares outstanding — basic	176,107,411	175,377,316	175,314,449
4% Convertible Senior Notes due 2034	29,069,767	14,534,884	—
Stock options	3,553,194	2,346,070	—

Weighted average shares outstanding — diluted	208,730,372	192,258,270	175,314,449

      In 2005, 2004 and 2003, approximately 23.1 million, 23.1 million and 21.4 million, respectively, of equivalent shares related to stock options with exercise prices that were greater than the average market price of our common shares, and performance grants, were excluded from weighted average shares outstanding-diluted, as inclusion would have been anti-dilutive. In addition, in 2003, the earnings per share calculation does not include approximately 1 million equivalent shares of stock options with exercise prices that were less than the average market price of our common shares, and performance grants, in weighted average shares outstanding — diluted as we were in a net loss position and inclusion would also have been anti-dilutive.
      The following table presents the computation of adjusted net income (loss) used in computing net income (loss) per share — diluted.

	2005	2004	2003
(In millions)
Net Income (Loss)	$228	$115	$(807)
After-tax impact of 4% Convertible Senior Notes due 2034	14	7	—

Adjusted Net Income (Loss)	$242	$122	$(807)

Note 12.	Pension, Other Postretirement Benefit and Savings Plans
      We provide substantially all employees with pension benefits. The principal domestic hourly plan provides benefits based on length of service. The principal domestic plans covering salaried employees provide benefits based on final five-year average earnings formulas. Salaried employees making voluntary contribu-

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Pension, Other Postretirement Benefit and Savings Plans (continued)
tions to these plans receive higher benefits. Effective January 1, 2005, the U.S. salaried pension plan was closed to new participants and effective October 1, 2005, our UK pension plans were closed to new participants. Other pension plans provide benefits similar to the principal domestic plans as well as termination indemnity plans at certain non-U.S. subsidiaries.
      We also provide substantially all domestic employees and employees at certain non-U.S. subsidiaries with health care and life insurance benefits upon retirement. Insurance companies provide life insurance and certain health care benefits through premiums based on expected benefits to be paid during the year. Substantial portions of the health care benefits for domestic retirees are not insured and are paid by us. Benefit payments are funded from operations.
      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the “Act”) was signed into law. The Act provides plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor’s postretirement health care plans. On May 19, 2004, the FASB issued Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-2), which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit costs to reflect the effects of the Act in the first interim or annual period beginning after June 15, 2004. On January 21, 2005, final regulations under the Act were issued. Based on the clarifications provided in the final regulations, our total periodic postretirement cost was lowered by $64 million in 2005. This change increased pre-tax income (loss) by $53 million in 2005. The difference between the net periodic postretirement cost and pre-tax income (loss) amounts represents the portion of net periodic postretirement cost that is carried in inventory at December 31, 2005. The accumulated postretirement benefit obligation was reduced by $529 million. This reduction in the obligation is amortized as a reduction of expense over the average remaining service life of active employees.
      We use a December 31 measurement date for the majority of our plans.
      Pension cost follows:

	U.S.			Non-U.S.

	2005	2004	2003	2005	2004	2003
(In millions)
Service cost — benefits earned during the period	$56	$41	$83	$49	$45	$40
Interest cost on projected benefit obligation	294	300	295	128	121	105
Expected return on plan assets	(258)	(234)	(211)	(115)	(116)	(100)
Amortization of unrecognized: — prior service cost	63	71	70	3	4	4
— net (gains) losses	86	79	96	59	39	30
— transition amount	—	—	—	1	1	1

Net periodic pension cost	241	257	333	125	94	80
Curtailments/settlements	13	14	40	2	(7)	5
Special termination benefits	15	4	43	—	—	—

Total pension cost	$269	$275	$416	$127	$87	$85

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Pension, Other Postretirement Benefit and Savings Plans (continued)
      Postretirement benefit cost follows:

	With	Without
	Medicare	Medicare
	Subsidy	Subsidy
	2005	2005	2004	2003
(In millions)
Service cost — benefits earned during the period	$23	$28	$25	$24
Interest cost on accumulated benefit obligation	149	178	188	174
Amortization of unrecognized: — net losses	10	41	35	32
— prior service cost	43	43	45	17

Net periodic postretirement cost	225	290	293	247
Curtailments/settlements	25	24	12	24
Special termination benefits	—	—	—	20

Total postretirement cost	$250	$314	$305	$291

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Pension, Other Postretirement Benefit and Savings Plans (continued)
      The change in benefit obligation and plan assets for 2005 and 2004 and the amounts recognized in our Consolidated Balance Sheets at December 31, 2005 and 2004 are as follows:

	Pension Plans

	U.S.		Non-U.S.		Other Benefits

	2005	2004	2005	2004	2005	2004
(In millions)
Change in benefit obligation:
Beginning balance	$(5,191)	$(4,887)	$(2,529)	$(1,996)	$(3,218)	$(3,079)
Newly adopted plans	—	—	(1)	(87)	—	—
Service cost — benefits earned	(56)	(41)	(49)	(45)	(23)	(25)
Interest cost	(294)	(300)	(128)	(121)	(149)	(188)
Plan amendments	—	1	—	—	—	4
Actuarial (loss) gain	(174)	(301)	(273)	(231)	532	(165)
Employee contributions	(11)	(10)	(8)	(9)	(19)	(9)
Curtailments/settlements	—	(2)	1	—	(7)	—
Special termination benefits	(15)	(4)	—	—	—	—
Divestitures	—	—	9	—	—	—
Foreign currency translation	—	—	203	(172)	(5)	(14)
Benefit payments	334	353	129	132	260	258

Ending balance	$(5,407)	$(5,191)	$(2,646)	$(2,529)	$(2,629)	$(3,218)
Change in plan assets:
Beginning balance	$3,046	$2,886	$1,552	$1,243	$—	$—
Newly adopted plans	—	—	—	84	—	—
Actual return on plan assets	261	330	206	149	—	—
Company contributions to pension funds	407	157	81	67	—	—
Cash funding of direct participant payments	13	16	25	25	—	—
Employee contributions	11	10	8	9	—	—
Foreign currency translation	—	—	(105)	107	—	—
Benefit payments	(334)	(353)	(129)	(132)	—	—

Ending balance	$3,404	$3,046	$1,638	$1,552	$—	$—
Funded status	(2,003)	(2,145)	(1,008)	(977)	(2,629)	(3,218)
Unrecognized prior service cost	325	401	20	17	359	420
Unrecognized net loss	1,646	1,561	1,025	987	355	895
Unrecognized net obligation at transition	—	—	2	3	—	—

Net amount recognized	$(32)	$(183)	$39	$30	$(1,915)	$(1,903)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Pension, Other Postretirement Benefit and Savings Plans (continued)
      Amounts recognized in the Consolidated Balance Sheets consist of:

	Pension Plans

	U.S.		Non-U.S.		Other Benefits

	2005	2004	2005	2004	2005	2004
(In millions)
Prepaid benefit cost — long term	$—	$—	$17	$19	$—	$—
Accrued benefit cost — current	(192)	(58)	(21)	(27)	(254)	(303)
— long term	(1,725)	(2,006)	(848)	(817)	(1,661)	(1,600)
Intangible asset included in other assets	329	405	22	25	—	—
Deferred income taxes	210	210	117	95	—	—
Minority shareholders’ equity	28	25	143	146	—	—
Accumulated other comprehensive income (OCI)	1,318	1,241	609	589	—	—

Net amount recognized	$(32)	$(183)	$39	$30	$(1,915)	$(1,903)

      The increase (decrease) in minimum pension liability adjustment (net of tax) included in OCI follows:

	Pension Plans

	U.S.			Non-U.S.			Other Benefits

	2005	2004	2003	2005	2004	2003	2005	2004	2003
(In millions)
Increase (decrease) in minimum pension liability adjustment included in OCI	$77	$126	$(176)	$20	$158	$48	N/A	N/A	N/A
      The following table presents significant weighted average assumptions used to determine benefit obligations at December 31:

	Pension Plans		Other Benefits

	2005	2004	2005	2004

Discount rate: — U.S.	5.50%	5.75%	5.50%	5.75%
— Non-U.S.	4.96	5.41	6.13	6.91
Rate of compensation increase: — U.S.	4.04	4.04	4.08	4.00
— Non-U.S.	3.64	3.48	4.27	4.67
      The following table presents significant weighted average assumptions used to determine net periodic pension/postretirement cost for the years ended December 31:

	Pension Plans			Other Benefits

	2005	2004	2003	2005	2004	2003

Discount rate: — U.S.	5.75%	6.25%	6.75%	5.75%	6.25%	6.75%
— Non-U.S.	5.41	5.93	6.20	6.91	7.22	7.48
Expected long term return on plan assets: — U.S.	8.50	8.50	8.50	—	—	—
— Non-U.S	. 7.49	8.03	8.03	—	—	—
Rate of compensation increase: — U.S.	4.04	4.00	4.00	4.00	4.00	4.00
— Non-U.S.	3.48	3.43	3.50	4.67	4.47	4.80
      For 2005, an assumed long-term rate of return of 8.5% was used for the U.S. pension plans. In developing this rate, we evaluated the compound annualized returns of our U.S. pension fund over periods of 15 years or more (through December 31, 2004). In addition, we evaluated input from our pension fund consultant on asset class return expectations and long-term inflation. For our non-U.S. locations, a weighted average

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Pension, Other Postretirement Benefit and Savings Plans (continued)
assumed long-term rate of return of 7.49% was used. Input from local pension fund consultants concerning asset class return expectations and long-term inflation form the basis of this assumption.
      The following table presents estimated future benefit payments from the plans as of December 31, 2005. Benefit payments for other postretirement benefits are presented net of retiree contributions:

			Other Benefits
	Pension Plans
			Without Medicare	Medicare Part D
	U.S.	Non-U.S.	Part D Subsidy	Subsidy Receipts
(In millions)
2006	$332	$116	$272	$(18)
2007	342	117	272	(22)
2008	352	120	270	(25)
2009	362	124	264	(28)
2010	383	128	258	(31)
2011-2015	2,072	727	1,181	(189)
      The following table presents selected information on our pension plans:

	U.S.		Non-U.S.

	2005	2004	2005	2004
(In millions)
All plans:
Accumulated benefit obligation	$5,315	$5,104	$2,464	$2,344
Plans not fully-funded:
Projected benefit obligation	$5,407	$5,191	$2,499	$2,368
Accumulated benefit obligation	5,315	5,104	2,332	2,199
Fair value of plan assets	3,404	3,046	1,486	1,385
      Certain non-U.S. subsidiaries maintain unfunded pension plans consistent with local practices and requirements. At December 31, 2005, these plans accounted for $221 million of our accumulated pension benefit obligation, $235 million of our projected pension benefit obligation and $49 million of our minimum pension liability adjustment ($233 million, $247 million and $43 million, respectively, at December 31, 2004).
      Our pension plan weighted average asset allocation at December 31, by asset category, follows:

	U.S.		Non-U.S.

	2005	2004	2005	2004

Equity securities	69%	71%	48%	52%
Debt securities	31	28	50	45
Cash and short term securities	—	1	2	3

Total	100%	100%	100%	100%

      At December 31, 2005 and 2004, we did not directly hold any of our Common Stock.
      Our pension investment policy recognizes the long-term nature of pension liabilities, the benefits of diversification across asset classes and the effects of inflation. The diversified portfolio is designed to maximize returns consistent with levels of liquidity and investment risk that are prudent and reasonable. All assets are managed externally according to guidelines we have established individually with investment managers. The manager guidelines prohibit the use of any type of investment derivative without our prior approval. Portfolio risk is controlled by having managers comply with guidelines, establishing the maximum size of any single holding in their portfolios and by using managers with different investment styles. We periodically undertake

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Pension, Other Postretirement Benefit and Savings Plans (continued)
asset and liability modeling studies to determine the appropriateness of the investments. The portfolio includes holdings of domestic, non-U.S., and private equities, global high quality and high yield fixed income securities, and short-term interest bearing deposits. The target asset allocation of the U.S. pension fund is 70% equities and 30% fixed income.
      We expect to contribute approximately $800 million to $875 million to our funded major U.S. and non-U.S. pension plans in 2006.
      Assumed health care cost trend rates at December 31 follow:

	2005	2004

Health care cost trend rate assumed for the next year	11.5%	12.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0	5.0
Year that the rate reaches the ultimate trend rate	2013	2013
      A 1% change in the assumed health care cost trend would have increased (decreased) the accumulated postretirement benefit obligation at December 31, 2005 and the aggregate service and interest cost for the year then ended as follows:

	1% Increase	1% Decrease
(In millions)
Accumulated postretirement benefit obligation	$39	$(33)
Aggregate service and interest cost	3	(3)

Savings Plans
      Substantially all employees in the U.S. and employees of certain non-U.S. locations are eligible to participate in a savings plan. Effective January 1, 2005, all newly hired salaried employees in the U.S. are eligible for a Company-funded contribution into the Salaried Savings Plan, as they are not eligible to participate in our defined benefit pension plan. The expenses recognized for contributions were $21 million, $18 million and $15 million for 2005, 2004 and 2003, respectively.

Note 13.	Income Taxes
      The components of Income (Loss) before Income Taxes and Cumulative Effect of Accounting Change, adjusted for Minority Interest in Net Income of Subsidiaries, follow:

	2005	2004	2003
(In millions)
U.S.	$(278)	$(329)	$(1,048)
Foreign	767	652	358

	489	323	(690)
Minority Interest in Net Income of Subsidiaries	95	58	33

	$584	$381	$(657)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.	Income Taxes (continued)
      A reconciliation of income taxes at the U.S. statutory rate to income taxes provided before cumulative effect of accounting change follows:

	2005	2004	2003
(In millions)
U.S. Federal income tax at the statutory rate of 35%	$204	$133	$(230)
Adjustment for foreign income taxed at different rates	(16)	(12)	—
U.S. loss with no tax benefit	69	98	359
State income taxes, net of Federal benefit	(3)	(1)	(4)
Foreign operating losses	21	45	47
Release of valuation allowances	(20)	—	(11)
Settlement of prior years’ liabilities	(4)	(46)	(44)
Provision for repatriation of foreign earnings	3	(5)	8
Other	(4)	(4)	(8)

United States and Foreign Taxes on Income (Loss)	$250	$208	$117

      The components of the provision (benefit) for income taxes by taxing jurisdiction before cumulative effect of accounting change follow:

	2005	2004	2003
(In millions)
Current:
Federal	$(26)	$(60)	$(49)
Foreign	297	273	180
State	(2)	(1)	(4)

	269	212	127
Deferred:
Federal	(2)	(1)	(8)
Foreign	(16)	(3)	(2)
State	(1)	—	—

	(19)	(4)	(10)

United States and Foreign Taxes on Income (Loss)	$250	$208	$117

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.	Income Taxes (continued)
      Temporary differences and carryforwards giving rise to deferred tax assets and liabilities at December 31 follow:

	2005	2004
(In millions)
Postretirement benefits and pensions	$1,306	$1,235
Tax credit and operating loss carryforwards	454	457
Capitalized expenditures for tax reporting	232	259
Accrued expenses deductible as paid	270	277
Alternative minimum tax credit carryforwards	63	62
Vacation and sick pay	54	52
Rationalizations and other provisions	7	17
Other	81	101

	2,467	2,460
Valuation allowance	(2,052)	(2,072)

Total deferred tax assets	415	388
Tax on undistributed subsidiary earnings	(18)	(18)
Total deferred tax liabilities:
— property basis differences	(448)	(482)

Total net deferred tax liabilities	$(51)	$(112)

      At December 31, 2005, we had $299 million of tax assets for net operating loss and tax credit carryforwards related to certain international subsidiaries, some of which are subject to expiration beginning in 2006. A valuation allowance totaling $247 million has been recorded against these and other deferred tax assets where recovery of the asset or carryforward is uncertain. In addition, we had $155 million of Federal and state tax assets for net operating loss and tax credit carryforwards, some of which are subject to expiration beginning in 2006. A full valuation allowance has also been recorded against these deferred tax assets as recovery is uncertain.
      No provision for Federal income tax or foreign withholding tax on undistributed earnings of international subsidiaries of $1,839 million is required because the amount has been or will be reinvested in properties and plants and working capital. It is not practicable to calculate the deferred taxes associated with the remittance of these investments.
      On June 30, 2005, the State of Ohio enacted significant changes to its tax system that will be phased in over a five year period including repealing the Corporate Ohio Franchise/ Income Tax, repealing the Tangible Personal Property Tax on business equipment, inventory and fixtures, and enacted a new commercial activity tax based on Ohio gross receipts. The effect of these changes is not expected to have a material impact on our results of operations, financial position or liquidity.
      The American Job Creation Act of 2004 was signed into law in October 2004 and replaces an export incentive with a deduction from domestic manufacturing income. As we are both an exporter and a domestic manufacturer and in a U.S. tax loss position, this change did not have a material impact on our income tax provision for 2005. It also provides for a special one-time tax deduction of 85% of certain foreign earnings that were repatriated no later than 2005. We evaluated the effects of this provision in light of our 2005 U.S. loss position and determined not to repatriate under the provisions of the Act as it would not provide a tax benefit to us.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.	Income Taxes (continued)
      Net cash payments for income taxes were $239 million, $201 million and $73 million in 2005, 2004 and 2003, respectively.

Note 14.	Interest Expense
      Interest expense includes interest and amortization of debt discounts, less amounts capitalized as follows:

	2005	2004	2003
(In millions)
Interest expense before capitalization	$418	$376	$304
Capitalized interest	(7)	(7)	(8)

	$411	$369	$296

      Cash payments for interest were $401 million, $357 million and $283 million in 2005, 2004 and 2003, respectively.

Note 15.	Business Segments
      Segment information reflects our strategic business units (SBUs), which are organized to meet customer requirements and global competition.
      Effective January 1, 2005 our former Chemical Products Segment was integrated into North American Tire. Intercompany sales from Chemical Products to other segments are no longer reflected in our segment sales. In addition, segment operating income from intercompany sales from Chemical Products to other segments is no longer reflected in our total segment operating income.
      The Tire business is comprised of five regional SBUs. Engineered Products is managed on a global basis. Segment information is reported on the basis used for reporting to our Chairman of the Board, Chief Executive Officer and President.
      Each of the five regional tire business segments is involved in the development, manufacture, distribution and sale of tires. Certain of the tire business segments also provide related products and services, which include retreads, automotive repair services and merchandise purchased for resale.
      North American Tire provides OE and replacement tires for autos, motorcycles, trucks, aviation and construction applications in the United States, Canada and export markets. North American Tire also provides related products and services including tread rubber, tubes, retreaded tires, automotive repair services and merchandise purchased for resale. North American Tire information in 2005 and 2004 includes T&WA, which was consolidated effective January 1, 2004 pursuant to FIN 46. Refer to Note 7.
      European Union Tire provides OE and replacement tires for autos, motorcycles, trucks, farm and construction applications in Western Europe and export markets. European Union Tire also provides related products and services including tread rubber, retread truck and aviation tires, automotive repair services and merchandise purchased for resale.
      Eastern Europe, Middle East and Africa Tire provides OE and replacement tires for autos, trucks, farm, bicycle, construction and mining applications in Eastern Europe, the Middle East, Africa and export markets.
      Latin American Tire provides OE and replacement tires for autos, trucks, tractors, aviation and construction applications in Central and South America, Mexico and export markets. Latin American Tire also provides related products and services including tread rubber, retreaded tires, automotive repair services and merchandise purchased for resale.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Business Segments (continued)
      Asia Pacific Tire provides OE and replacement tires for autos, trucks, farm, aviation and construction applications in Asia, the Pacific and export markets. Asia Pacific Tire also provides related products and services including tread rubber, retread aviation tires, automotive repair services and merchandise purchased for resale. Asia Pacific Tire information in 2005 and 2004 includes SPT, which was consolidated effective January 1, 2004 pursuant to FIN 46. Refer to Note 21.
      Engineered Products develops, manufactures and sells belts, hoses, molded products, airsprings, tank tracks and other products for OE and replacement transportation applications and industrial markets worldwide.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Business Segments (continued)
      The following table presents segment sales and operating income, and the reconciliation of segment operating income to Income (Loss) before Income Taxes and Cumulative Effect of Accounting Change:

	2005	2004	2003
(In millions)
Net Sales
North American Tire	$9,091	$8,569	$7,279
European Union Tire	4,676	4,476	3,922
Eastern Europe, Middle East and Africa Tire	1,437	1,279	1,073
Latin American Tire	1,466	1,245	1,041
Asia Pacific Tire	1,423	1,312	582

Total Tires	18,093	16,881	13,897
Engineered Products	1,630	1,472	1,205

Total Segment Sales	$19,723	$18,353	$15,102

Segment Operating Income
North American Tire	$167	$74	$(103)
European Union Tire	317	253	130
Eastern Europe, Middle East and Africa Tire	198	194	147
Latin American Tire	295	251	149
Asia Pacific Tire	84	60	49

Total Tires	1,061	832	372
Engineered Products	103	114	47

Total Segment Operating Income	1,164	946	419
Rationalizations and asset sales	(47)	(60)	(316)
Accelerated depreciation, asset impairment and asset write-offs	(5)	(10)	(133)
Interest expense	(411)	(369)	(296)
Foreign currency exchange	(22)	(23)	(41)
Minority interest in net income of subsidiaries	(95)	(58)	(33)
Financing fees and financial instruments	(109)	(117)	(99)
General and product liability — discontinued products	(9)	(53)	(138)
Recovery (expense) for fire loss deductibles	14	(12)	—
Professional fees associated with the restatement	(4)	(30)	(6)
Professional fees associated with Sarbanes-Oxley	(4)	(18)	—
Expenses for environmental remediation at non-operating sites	(8)	(12)	—
Environmental insurance recoveries	29	157	—
Other	(4)	(18)	(47)

Income (Loss) before Income Taxes and Cumulative Effect of Accounting Change	$489	$323	$(690)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Business Segments (continued)
      The following table presents segment assets at December 31:

	2005	2004
(In millions)
Assets
North American Tire	$5,438	$5,504
European Union Tire	3,690	4,056
Eastern Europe, Middle East and Africa Tire	1,227	1,315
Latin American Tire	900	846
Asia Pacific Tire	1,126	1,154

Total Tires	12,381	12,875
Engineered Products	799	764

Total Segment Assets	13,180	13,639
Corporate	2,447	2,462

	$15,627	$16,101

      Results of operations are measured based on net sales to unaffiliated customers and segment operating income. Segment operating income includes transfers to other SBUs. Segment operating income is computed as follows: Net Sales less CGS (excluding accelerated depreciation charges and asset impairment charges) and SAG (including certain allocated corporate administrative expenses). Segment operating income also includes equity in (earnings) losses of most unconsolidated affiliates. Equity in (earnings) losses of certain unconsolidated affiliates, including SPT (in 2003) and Rubbernetwork.com, are not included in segment operating income. Segment operating income does not include rationalization charges (credits) and certain other items. Segment assets include those assets under the management of the SBU.
      For 2003, results of operations of SPT and T&WA were not reported in segment results, but were reflected in our Consolidated Statements of Operations using the equity method.
      The following table presents segment investments in and advances to affiliates at December 31:

	2005	2004
(In millions)
Investments in and Advances to Affiliates
North American Tire	$16	$14
European Union Tire	3	2
Eastern Europe, Middle East and Africa Tire	3	3
Asia Pacific Tire	13	16

Total Segment Investments in and Advances to Affiliates	35	35
Corporate	—	—

	$35	$35

      The following table presents 100% of the sales and operating income of SPT for 2003:

2003
(In millions)
Net Sales	$640
Operating Income	8

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Business Segments (continued)
      SPT operating income did not include net rationalization charges of approximately $9 million in 2003. SPT debt totaled $255 million at December 31, 2003, of which $72 million was payable to Goodyear. Refer to Note 21.
      The following table presents geographic information. Net sales by country were determined based on the location of the selling subsidiary. Long-lived assets consisted of properties and plants. Management did not consider the net sales or long-lived assets of individual countries outside the United States to be significant to the consolidated financial statements.

	2005	2004	2003
(In millions)
Net Sales
United States	$9,048	$8,459	$7,194
International	10,675	9,894	7,908

	$19,723	$18,353	$15,102

Long-Lived Assets
United States	$2,313	$2,407
International	2,866	3,046

	$5,179	$5,453

      Portions of the items described in Note 2, Costs Associated with Rationalization Programs, and Note 3, Other (Income) and Expense, were not charged (credited) to the SBUs for performance evaluation purposes but were attributable to the SBUs as follows:

	2005	2004	2003
(In millions)
Rationalizations
North American Tire	$(8)	$9	$192
European Union Tire	8	23	54
Eastern Europe, Middle East and Africa Tire	9	4	—
Latin American Tire	—	(2)	10
Asia Pacific Tire	(2)	—	—

Total Tires	7	34	256
Engineered Products	4	23	29

Total Segment Rationalizations	11	57	285
Corporate	—	(1)	6

	$11	$56	$291

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Business Segments (continued)

	2005	2004	2003
(In millions)
Other (Income) and Expense(1)
North American Tire	$43	$13	$4
European Union Tire	(5)	(6)	1
Eastern Europe, Middle East and Africa Tire	1	—	—
Latin American Tire	(1)	—	(2)
Asia Pacific Tire	—	—	(2)

Total Tires	38	7	1
Engineered Products	—	(3)	6

Total Segment Other (Income) and Expense	38	4	7
Corporate	21	4	254

	$59	$8	$261

(1)	Excludes equity in (earnings) losses of affiliates and foreign currency exchange.
      The following table presents segment capital expenditures, depreciation and amortization:

	2005	2004	2003
(In millions)
Capital Expenditures
North American Tire	$237	$176	$153
European Union Tire	126	103	87
Eastern Europe, Middle East and Africa Tire	51	56	41
Latin American Tire	72	65	35
Asia Pacific Tire	70	66	49

Total Tires	556	466	365
Engineered Products	33	30	19

Total Segment Capital Expenditures	589	496	384
Corporate	45	33	21

	$634	$529	$405

Depreciation and Amortization
North American Tire	$296	$303	$314
European Union Tire	121	130	120
Eastern Europe, Middle East and Africa Tire	45	46	44
Latin American Tire	29	24	20
Asia Pacific Tire	55	52	31

Total Tires	546	555	529
Engineered Products	36	33	39

Total Segment Depreciation and Amortization	582	588	568
Corporate	48	41	124

	$630	$629	$692

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Business Segments (continued)
      Out-of-period adjustments totaled $8 million in after-tax income in the fourth quarter of 2005 and primarily related to income taxes. Of this amount, $3 million relates to prior quarters of 2005. For the year ended December 31, 2005 we recorded approximately $3 million in net after-tax expense relating to prior periods.

Note 16.	Accumulated Other Comprehensive Loss
      The components of Accumulated Other Comprehensive Income (Loss) follow:

	2005	2004
(In millions)
Foreign currency translation adjustment	$(910)	$(757)
Minimum pension liability adjustment	(1,927)	(1,830)
Unrealized investment gain	35	17
Deferred derivative gain	2	6

	$(2,800)	$(2,564)

Note 17.	Commitments and Contingent Liabilities
      At December 31, 2005, we had binding commitments for raw materials and investments in land, buildings and equipment of $1,288 million and off-balance-sheet financial guarantees written and other commitments totaling $11 million.

Warranty
      At December 31, 2005 and 2004, we had recorded, in Other current liabilities, $18 million and $18 million, respectively, for potential claims under warranties offered by us. Tire replacement under most of the warranties we offer is on a prorated basis. Warranty reserves are based on past claims experience, sales history and other considerations. The amount of our ultimate liability in respect of these matters may differ from these estimates.
      The following table presents changes in the warranty reserve during 2005 and 2004:

	2005	2004
(In millions)
Balance at January 1	$18	$13
Payments made during the period	(38)	(28)
Expense recorded during the period	39	31
Translation adjustment	(1)	—
FIN 46 impact	—	2

Balance at December 31	$18	$18

Environmental Matters
      We had recorded liabilities totaling $43 million and $40 million at December 31, 2005 and 2004, respectively, for anticipated costs related to various environmental matters, primarily the remediation of

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Commitments and Contingent Liabilities (continued)
numerous waste disposal sites and certain properties sold by us. Of these amounts, $12 million and $9 million were included in Other current liabilities at December 31, 2005 and 2004, respectively. The costs include:

•	legal and consulting fees,

•	site studies,

•	the design and implementation of remediation plans, and

•	post-remediation monitoring and related activities.
      These costs will be paid over several years. The amount of our ultimate liability in respect of these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the extent to which other responsible parties contribute. During 2004, we reached a settlement with certain insurance companies under which we will receive approximately $159 million. We have received $116 million in 2005 with the balance due in 2006. A significant portion of the costs incurred by us related to these claims had been recorded in prior years. See “Asbestos” below for information regarding insurance settlements completed during the second and third quarters of 2005 related to both asbestos and environmental matters.

Workers’ Compensation
      We had recorded liabilities, on a discounted basis, totaling $250 million and $231 million for anticipated costs related to workers’ compensation at December 31, 2005 and December 31, 2004, respectively. Of these amounts, $103 million and $99 million were included in Current Liabilities as part of Compensation and benefits at December 31, 2005 and December 31, 2004, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically update our loss development factors based on actuarial analyses. The increase in the liability from 2004 to 2005 was due primarily to an increase in reserves for existing claims and revised actuarial estimates of our ultimate liability. At December 31, 2005 and 2004, the liability was discounted using the risk-free rate of return.

General and Product Liability and Other Litigation
      We had recorded liabilities totaling $467 million at December 31, 2005 and $549 million at December 31, 2004 for potential product liability and other tort claims, including related legal fees expected to be incurred. Of these amounts, $247 million and $266 million were included in Other current liabilities at December 31, 2005 and 2004, respectively. The amounts recorded were estimated based on an assessment of potential liability using an analysis of available information with respect to pending claims, historical experience and, where available, recent and current trends. We had recorded insurance receivables for potential product liability and other tort claims of $53 million at December 31, 2005 and $117 million at December 31, 2004. Of these amounts, $9 million and $14 million were included in Current Assets as part of Accounts and notes receivable at December 31, 2005 and 2004, respectively.
      Asbestos. We are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or to asbestos in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts. To date, we have disposed of approximately 34,700 claims by defending and obtaining the dismissal thereof or by entering into a settlement. The sum of our accrued asbestos-related liability and gross payments to date, including legal costs, totaled approximately $233 million through December 31, 2005 and $226 million through December 31, 2004.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Commitments and Contingent Liabilities (continued)
      A summary of approximate asbestos claims activity in recent years follows. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate significantly.

	2005	2004	2003
(Dollars in millions)
Pending claims, beginning of year	127,300	118,000	99,700
New claims filed during the year	6,200	12,700	26,700
Claims settled/dismissed during the year	(8,000)	(3,400)	(8,400)

Pending claims, end of year	125,500	127,300	118,000

Payments(1)	$22	$30	$30

(1)	Represents amount spent by us and our insurers on asbestos litigation defense and claim resolution.
      We engaged an independent asbestos valuation firm to review our existing reserves for pending claims, provide a reasonable estimate of the liability associated with unasserted asbestos claims, and determine our receivables from probable insurance recoveries.
      We had recorded gross liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $104 million and $119 million at December 31, 2005 and 2004, respectively. The recorded liability represents our estimated liability over the next four years, which represents the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or a change in circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. The portion of the liability associated with unasserted asbestos claims and related defense costs was $31 million at December 31, 2005 and $38 million at December 31, 2004. At December 31, 2005, our liability with respect to asserted claims and related defense costs was $73 million, compared to $81 million at December 31, 2004.
      We maintain primary insurance coverage under coverage-in-place agreements, and also have excess liability insurance with respect to asbestos liabilities. We have instituted coverage actions against certain of these excess carriers. After consultation with our outside legal counsel and giving consideration to relevant factors including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts, we determine an amount we expect is probable of recovery from such carriers. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery.
      Based upon a model employed by the valuation firm, as of December 31, 2005, (i) we had recorded a receivable related to asbestos claims of $53 million, compared to $108 million at December 31, 2004, and (ii) we expect that approximately 50% of asbestos claim related losses would be recoverable up to our accessible policy limits through the period covered by the estimated liability. Of this amount, $9 million was included in Current Assets as part of Accounts and notes receivable at December 31, 2005 and 2004. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. During the second quarter of 2005, as a result of a court determination, we further refined our method of allocating losses to excess coverage policies, resulting in a reduction in available insurance coverage over the period covered by the estimated liability. The recorded receivable also declined during the second and third quarters due to settlements with certain excess insurance carriers, as discussed below.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Commitments and Contingent Liabilities (continued)
      We believe that, at December 31, 2005, we had approximately $179 million in aggregate limits of excess level policies potentially applicable to indemnity payments for asbestos products claims, in addition to limits of available primary insurance policies. Some of these excess policies provide for payment of defense costs in addition to indemnity limits. A portion of the availability of the excess level policies is included in the $53 million insurance receivable recorded at December 31, 2005. We also had approximately $20 million in aggregate limits for products claims, as well as coverage for premise claims on a per occurrence basis and defense costs, available with our primary insurance carriers through coverage-in-place agreements at December 31, 2005.
      We reached an agreement effective April 13, 2005, to settle our claims for insurance coverage for asbestos and pollution related liabilities with respect to pre-1993 insurance policies issued by certain underwriters at Lloyd’s, London, and reinsured by Equitas. The settlement agreement generally provides for the payment of money to us in exchange for the release by us of past, present and future claims under those policies and the cancellation of those policies; agreement by us to indemnify the underwriters from claims asserted under those policies; and includes provisions addressing the impact on the settlement should federal asbestos reform legislation be enacted on or before January 3, 2007.
      Under the agreement, Equitas paid $22 million to us and placed $39 million into a trust. The trust funds may be used to reimburse us for a portion of costs we incur in the future to resolve certain asbestos claims. Our ability to use any of the trust funds is subject to specified confidential criteria, as well as limits on the amount that may be drawn from the trust in any one month. If federal asbestos reform legislation is enacted into law on or prior to January 3, 2007, then the trust would repay Equitas any amount it is required to pay with respect to our asbestos liabilities as a result of such legislation up to the amount remaining in the trust at that time. If such legislation is not enacted by that date, any funds remaining in the trust will be disbursed to us to enable us to meet future asbestos-related liabilities or for other purposes.
      We also reached an agreement effective July 27, 2005, to settle our claims for insurance coverage for asbestos and pollution related liabilities with respect to insurance policies issued by certain other non-Equitas excess insurance carriers which participated in policies issued in the London Market. The settlement agreement generally provided for the payment of $25 million to us in exchange for the release by us of past, present and future claims under those policies and the cancellation of those policies; and agreement by us to indemnify the underwriters from claims asserted under those policies.
      We believe that our reserve for asbestos claims, and the receivable for recoveries from insurance carriers recorded in respect of these claims, reflect reasonable and probable estimates of these amounts, subject to the exclusion of claims for which it is not feasible to make reasonable estimates. The estimate of the assets and liabilities related to pending and expected future asbestos claims and insurance recoveries is subject to numerous uncertainties, including, but not limited to, changes in:

•	the litigation environment,

•	Federal and state law governing the compensation of asbestos claimants,

•	recoverability of receivables due to potential insolvency of carriers,

•	our approach to defending and resolving claims, and

•	the level of payments made to claimants from other sources, including other defendants.
      As a result, with respect to both asserted and unasserted claims, it is reasonably possible that we may incur a material amount of cost in excess of the current reserve, however, such amount cannot be reasonably

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Commitments and Contingent Liabilities (continued)
estimated. Coverage under insurance policies is subject to varying characteristics of asbestos claims including, but not limited to, the type of claim (premise vs. product exposure), alleged date of first exposure to our products or premises and disease alleged. Depending upon the nature of these characteristics, as well as the resolution of certain legal issues, some portion of the insurance may not be accessible by us.
      Heatway (Entran II). On June 4, 2004, we entered into an amended settlement agreement that was intended to address the claims arising out of a number of Federal, state and Canadian actions filed against us involving a rubber hose product, Entran II. We supplied Entran II from 1989 to 1993 to Chiles Power Supply, Inc. (d/b/a Heatway Systems), a designer and seller of hydronic radiant heating systems in the United States. Heating systems using Entran II are typically attached or embedded in either indoor flooring or outdoor pavement, and use Entran II hose as a conduit to circulate warm fluid as a source of heat. We had recorded liabilities related to Entran II claims totaling $248 million and $307 million at December 31, 2005 and 2004, respectively.
      On October 19, 2004, the amended settlement received court approval. As a result, we have made, or will make annual cash contributions to a settlement fund of $60 million, $40 million, $15 million, $15 million and $20 million in 2004, 2005, 2006, 2007 and 2008, respectively. In addition to these annual payments, we contributed approximately $174 million received from insurance contributions to the settlement fund pursuant to the terms of the settlement agreement. We do not expect to receive any additional insurance reimbursements for Entran II related matters.
      Forty-one sites remain opted-out of the amended settlement. One action involving approximately nine of these sites is currently pending against us, and additional actions may be filed against us in the future. Although any liability resulting from the opt-outs will not be covered by the amended settlement, we will be entitled to assert a proxy claim against the settlement fund for the payment such claimant would have been entitled to under the amended settlement.
      In addition to the sites that have been opted-out of the amended settlement, any liability related to six actions in which we have received adverse judgments also will not be covered by the amended settlement. With respect to three of these matters, however, we will be entitled to assert a proxy claim against the settlement fund for amounts (if any) paid to plaintiffs in these actions.
      The ultimate cost of disposing of Entran II claims is dependent upon a number of factors, including our ability to resolve claims not subject to the amended settlement (including the cases in which we have received adverse judgments), the extent to which the liability, if any, associated with such a claim may be offset by our ability to assert a proxy claim against the settlement fund and whether or not claimants opting-out of the amendment settlement pursue claims against us in the future.
      Other Actions. We are currently a party to various claims and legal proceedings in addition to those noted above. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range, and no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Based on currently available information, management believes that the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from selling one or more products. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations of the period in which the ruling occurs, or future periods.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Commitments and Contingent Liabilities (continued)

Tax Matters
      The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is probable that our positions will be sustained when challenged by the taxing authorities. As of December 31, 2005 we had not recognized tax benefits of approximately $157 million ($118 million net of minority interests) relating to the reorganization of legal entities in 2001, which is now the subject of a tax examination that could be settled in 2006. Pursuant to the reorganization, our tax payments have been reduced by approximately $67 million through December 31, 2005. Should the ultimate outcome be unfavorable, we would be required to make a cash payment, with interest, for all tax benefits claimed as of that date.

Union Matters
      Beginning in 2006 we will be working with the United Steel Workers (“USW”) to extend or renegotiate the master collective bargaining agreement that covers approximately 13,600 employees in the United States and expires in July 2006. The outcome of these collective bargaining negotiations cannot presently be determined. If we are unable to reach an agreement with the USW regarding the terms of a collective bargaining agreement, we may be subject to work interruptions or stoppages that could have a material adverse impact on our consolidated results of operations, financial position and liquidity.

Guarantees
      We are a party to various agreements under which we have undertaken obligations resulting from the issuance of certain guarantees. Guarantees have been issued on behalf of certain of our affiliates and customers. Normally there is no separate premium received by us as consideration for the issuance of guarantees. Our performance under these guarantees would normally be triggered by the occurrence of one or more events as provided in the specific agreements. Collateral and recourse provisions available to us under these agreements were not significant.

Subsidiary Guarantees
      Certain of our subsidiaries guarantee certain debt obligations of SPT and T&WA. Goodyear, Goodyear Australia Limited, a wholly-owned subsidiary of Goodyear, and certain subsidiaries of Goodyear Australia Limited guarantee SPT’s obligations under credit facilities in the amount of $108 million, which expire at various times through 2007. The maximum potential amount of payments totaled $42 million. The guarantees are unsecured. The SPT credit facilities are secured by certain subsidiaries of SPT. As of December 31, 2005, the carrying amount of the secured assets of these certain subsidiaries was $199 million, consisting primarily of accounts receivable, inventory and fixed assets. We guarantee an industrial revenue bond obligation of T&WA in the amount of $5 million. The guarantee is unsecured.

Other Financing
      We will from time to time issue guarantees to financial institutions on behalf of certain of our unconsolidated affiliates or our customers. We generally do not require collateral in connection with the issuance of these guarantees. In the event of non-payment by an affiliate, we are obligated to make payment to

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Commitments and Contingent Liabilities (continued)
the financial institution, and will typically have recourse to the assets of that affiliate or customer. At December 31, 2005, we had affiliate and customer guarantees outstanding under which the maximum potential amount of payments totaled $2 million and $8 million, respectively. The affiliate and customer guarantees expire at various times through 2008 and 2019, respectively. We are unable to estimate the extent to which our affiliates’ or customers’ assets, in the aggregate, would be adequate to recover the maximum amount of potential payments with that affiliate or customer.

Indemnifications
      At December 31, 2005, we were a party to various agreements under which we had assumed obligations to indemnify the counterparties from certain potential claims and losses. These agreements typically involve standard commercial activities undertaken by us in the normal course of business; the sale of assets by us; the formation of joint venture businesses to which we had contributed assets in exchange for ownership interests; and other financial transactions. Indemnifications provided by us pursuant to these agreements relate to various matters including, among other things, environmental, tax and shareholder matters; intellectual property rights; government regulations and employment-related matters; and dealer, supplier and other commercial matters.
      Certain indemnifications expire from time to time, and certain other indemnifications are not subject to an expiration date. In addition, our potential liability under certain indemnifications is subject to maximum caps, while other indemnifications are not subject to caps. Although we have been subject to indemnification claims in the past, we cannot reasonably estimate the number, type and size of indemnification claims that may arise in the future. Due to these and other uncertainties associated with the indemnifications, our maximum exposure to loss under these agreements cannot be estimated.
      We have determined that there are no guarantees other than liabilities for which amounts are already recorded or reserved in our consolidated financial statements under which it is probable that we have incurred a liability.

Note 18.	Consolidating Financial Information
      Certain of our subsidiaries have guaranteed Goodyear’s obligations under the $650 million of Senior Secured Notes issued in March 2004 and the $400 million aggregate principal amount of 9% Senior Notes due 2015 issued on June 23, 2005. The following presents the condensed consolidating financial information separately for:

(i) The Goodyear Tire & Rubber Company (the “Parent Company”), the issuer of the guaranteed obligations;

(ii) Guarantor subsidiaries, on a combined basis, as specified in the Indenture related to Goodyear’s obligations under the $650 million of Senior Secured Notes issued on March 12, 2004 ($450 million of 11% Senior Secured Notes due 2011 and $200 million Senior Secured Floating Rate Notes due 2011) and the Indenture related to Goodyear’s obligation under the $400 million aggregate principal amount of 9% Senior Notes due 2015 issued on June 23, 2005 (the “Notes”);

(iii) Non-guarantor subsidiaries, on a combined basis;

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18.	Consolidating Financial Information (continued)

(iv) Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(v) The Goodyear Tire & Rubber Company and Subsidiaries on a consolidated basis.
      Each guarantor subsidiary is 100% owned by the Parent Company at the date of each balance sheet presented. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for using the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation.
      Certain non-guarantor subsidiaries of the Parent Company are restricted from remitting funds to it by means of dividends, advances or loans, primarily due to restrictions in credit facility agreements entered into by those subsidiaries.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18.	Consolidating Financial Information (continued)

	Consolidating Balance Sheet
	December 31, 2005

			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Assets:
Current Assets:
Cash and cash equivalents	$1,066	$35	$1,077	$—	$2,178
Restricted cash	218	—	13	—	231
Accounts and notes receivable	1,137	238	1,783	—	3,158
Accounts and notes receivable from affiliates	—	667	—	(667)	—
Inventories	1,290	270	1,340	(38)	2,862
Prepaid expenses and other current assets	107	11	125	8	251

Total Current Assets	3,818	1,221	4,338	(697)	8,680
Goodwill	—	32	409	196	637
Intangible Assets	100	35	58	(34)	159
Deferred Income Tax	—	35	67	—	102
Deferred Pension Costs and Other Assets	632	43	195	—	870
Investments in Subsidiaries	4,011	469	3,195	(7,675)	—
Properties and Plants	2,018	296	2,845	20	5,179

Total Assets	$10,579	$2,131	$11,107	$(8,190)	$15,627

Liabilities:
Current Liabilities:
Accounts payable-trade	$595	$73	$1,277	$—	$1,945
Accounts payable to affiliates	595	—	72	(667)	—
Compensation and benefits	785	50	286	—	1,121
Other current liabilities	483	11	177	—	671
United States and foreign taxes	65	31	297	—	393
Notes payable	—	—	233	—	233
Long term debt and capital leases due within one year	338	—	110	—	448

Total Current Liabilities	2,861	165	2,452	(667)	4,811
Long Term Debt and Capital Leases	4,118	1	623	—	4,742
Compensation and Benefits	3,117	200	1,163	—	4,480
Deferred and Other Noncurrent Income Taxes	86	5	206	7	304
Other Long Term Liabilities	324	9	93	—	426
Minority Equity in Subsidiaries	—	—	606	185	791

Total Liabilities	10,506	380	5,143	(475)	15,554
Commitments and Contingent Liabilities
Shareholders’ Equity (Deficit):
Preferred Stock	—	—	—	—	—
Common Stock	177	617	4,285	(4,902)	177
Capital Surplus	1,398	5	869	(874)	1,398
Retained Earnings	1,298	1,483	2,240	(3,723)	1,298
Accumulated Other Comprehensive Income (Loss)	(2,800)	(354)	(1,430)	1,784	(2,800)

Total Shareholders’ Equity (Deficit)	73	1,751	5,964	(7,715)	73

Total Liabilities and Shareholders’ Equity (Deficit)	$10,579	$2,131	$11,107	$(8,190)	$15,627

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18.	Consolidating Financial Information (continued)

	Consolidating Balance Sheet
	December 31, 2004

			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Assets:
Current Assets:
Cash and cash equivalents	$1,004	$50	$914	$—	$1,968
Restricted cash	137	—	15	—	152
Accounts and notes receivable	1,209	203	1,986	—	3,398
Accounts and notes receivable from affiliates	—	612	—	(612)	—
Inventories	1,162	250	1,425	(53)	2,784
Prepaid expenses and other current assets	98	13	151	10	272

Total Current Assets	3,610	1,128	4,491	(655)	8,574
Goodwill	—	35	467	215	717
Intangible Assets	101	41	67	(40)	169
Deferred Income Tax	—	14	69	—	83
Deferred Pension Costs and Other Assets	843	44	218	—	1,105
Investments in Subsidiaries	3,943	465	3,080	(7,488)	—
Properties and Plants	2,088	332	3,009	24	5,453

Total Assets	$10,585	$2,059	$11,401	$(7,944)	$16,101

Liabilities:
Current Liabilities:
Accounts payable-trade	$529	$62	$1,379	$—	$1,970
Accounts payable to affiliates	528	—	84	(612)	—
Compensation and benefits	648	46	335	—	1,029
Other current liabilities	426	9	283	—	718
United States and foreign taxes	63	31	151	—	245
Notes payable	—	—	227	—	227
Long term debt and capital leases due within one year	562	—	448	—	1,010

Total Current Liabilities	2,756	148	2,907	(612)	5,199
Long Term Debt and Capital Leases	4,010	2	431	—	4,443
Compensation and Benefits	3,323	156	1,166	—	4,645
Deferred and Other Noncurrent Income Taxes	31	7	355	9	402
Other Long Term Liabilities	391	18	86	—	495
Minority Equity in Subsidiaries	—	—	629	214	843

Total Liabilities	10,511	331	5,574	(389)	16,027
Commitments and Contingent Liabilities
Shareholders’ Equity (Deficit):
Preferred Stock	—	—	—	—	—
Common Stock	176	669	4,191	(4,860)	176
Capital Surplus	1,392	12	866	(878)	1,392
Retained Earnings	1,070	1,318	2,087	(3,405)	1,070
Accumulated Other Comprehensive Income (Loss)	(2,564)	(271)	(1,317)	1,588	(2,564)

Total Shareholders’ Equity (Deficit)	74	1,728	5,827	(7,555)	74

Total Liabilities and Shareholders’ Equity (Deficit)	$10,585	$2,059	$11,401	$(7,944)	$16,101

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18.	Consolidating Financial Information (continued)

	Consolidating Statements of Operations
	Twelve Months Ended December 31, 2005

			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$9,398	$2,257	$16,035	$(7,967)	$19,723
Cost of Goods Sold	8,377	1,980	13,556	(8,141)	15,772
Selling, Administrative and General Expense	1,134	197	1,553	(9)	2,875
Rationalizations	(1)	2	10	—	11
Interest Expense	365	37	186	(177)	411
Other (Income) and Expense	(77)	(58)	(139)	344	70
Minority Interest in Net Income of Subsidiaries	—	—	95	—	95

Income (Loss) before Income Taxes, Equity in (Earnings) Loss of Subsidiaries and Cumulative Effect of Accounting Change	(400)	99	774	16	489
United States and Foreign Taxes on Income (Loss)	(10)	14	244	2	250
Equity in (Earnings) Loss of Subsidiaries	(623)	(50)	—	673	—

Income (Loss) before Cumulative Effect of Accounting Change	233	135	530	(659)	239
Cumulative Effect of Accounting Change, net of income taxes and minority interest	(5)	—	(6)	—	(11)

Net Income (Loss)	$228	$135	$524	$(659)	$228

	Twelve Months Ended December 31, 2004

			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$8,728	$2,120	$14,902	$(7,397)	$18,353
Cost of Goods Sold	7,740	1,839	12,564	(7,452)	14,691
Selling, Administrative and General Expense	1,165	183	1,507	(22)	2,833
Rationalizations	41	(6)	21	—	56
Interest Expense	326	37	242	(236)	369
Other (Income) and Expense	(200)	2	(76)	297	23
Minority Interest in Net Income of Subsidiaries	—	—	56	2	58

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(344)	65	588	14	323
United States and Foreign Taxes on Income (Loss)	(53)	26	236	(1)	208
Equity in (Earnings) Loss of Subsidiaries	(406)	(30)	—	436	—

Net Income (Loss)	$115	$69	$352	$(421)	$115

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18.	Consolidating Financial Information (continued)

	Consolidating Statements of Operations
	Twelve Months Ended December 31, 2003

			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$7,798	$1,950	$11,599	$(6,245)	$15,102
Cost of Goods Sold	7,207	1,698	9,879	(6,303)	12,481
Selling, Administrative and General Expense	1,071	176	1,140	(13)	2,374
Rationalizations	75	15	201	—	291
Interest Expense	252	36	183	(175)	296
Other (Income) and Expense	6	10	(91)	392	317
Minority Interest in Net Income of Subsidiaries	—	—	33	—	33

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(813)	15	254	(146)	(690)
United States and Foreign Taxes on Income (Loss)	(38)	2	151	2	117
Equity in (Earnings) Loss of Subsidiaries	32	(17)	—	(15)	—

Net Income (Loss)	$(807)	$30	$103	$(133)	$(807)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18.	Consolidating Financial Information (continued)

	Condensed Consolidating Statement of Cash Flows
	Twelve Months Ended December 31, 2005

			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
TOTAL CASH FLOWS FROM OPERATING ACTIVITIES	$190	$46	$1,028	$(379)	$885
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(249)	(16)	(362)	(7)	(634)
Asset dispositions	248	1	14	(6)	257
Asset acquisitions	—	—	(8)	6	(2)
Capital Contributions	(11)	—	(202)	213	—
Capital Redemptions	59	—	93	(152)	—
Increase in restricted cash	(81)	—	2	—	(79)
Other transactions	5	(1)	14	—	18

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	(29)	(16)	(449)	54	(440)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt incurred	9	7	153	—	169
Short-term debt paid	—	—	(131)	—	(131)
Long-term debt incurred	1,921	—	368	—	2,289
Long-term debt paid	(1,969)	(1)	(420)	—	(2,390)
Common stock issued	7	—	—	—	7
Capital Contributions	—	—	207	(207)	—
Capital Redemptions	—	(51)	(97)	148	—
Dividends paid to minority interests in subsidiaries	—	—	(436)	384	(52)
Debt issuance costs	(67)	—	—	—	(67)

TOTAL CASH FLOWS FROM FINANCING ACTIVITIES	(99)	(45)	(356)	325	(175)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(60)	—	(60)

Net Change in Cash and Cash Equivalents	62	(15)	163	—	210
Cash and Cash Equivalents at Beginning of the Year	1,004	50	914	—	1,968

Cash and Cash Equivalents at End of the Year	$1,066	$35	$1,077	$—	$2,178

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18.	Consolidating Financial Information (continued)

	Condensed Consolidating Statement of Cash Flows
	Twelve Months Ended December 31, 2004

			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
TOTAL CASH FLOWS FROM OPERATING ACTIVITIES	$208	$42	$854	$(319)	$785
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(174)	(12)	(343)	—	(529)
Asset dispositions	106	1	14	(102)	19
Asset acquisitions	(51)	—	(113)	102	(62)
Capital Contributions	(9)	(3)	(31)	43	—
Capital Redemptions	6	—	116	(122)	—
Increase in restricted cash	(119)	—	(10)	—	(129)
Other transactions	33	—	14	3	50

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	(208)	(14)	(353)	(76)	(651)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt incurred	44	—	125	—	169
Short-term debt paid	—	(3)	(188)	—	(191)
Long-term debt incurred	1,671	—	228	—	1,899
Long-term debt paid	(1,247)	—	(302)	—	(1,549)
Common stock issued	2	—	—	—	2
Capital Contributions	—	—	35	(35)	—
Capital Redemptions	—	—	(117)	117	—
Dividends paid to minority interests in subsidiaries	—	—	(342)	313	(29)
Debt issuance costs	(51)	—	—	—	(51)

TOTAL CASH FLOWS FROM FINANCING ACTIVITIES	419	(3)	(561)	395	250
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	38	—	38

Net Change in Cash and Cash Equivalents	419	25	(22)	—	422
Cash and Cash Equivalents at Beginning of the Year	585	25	936	—	1,546

Cash and Cash Equivalents at End of the Year	$1,004	$50	$914	$—	$1,968

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18.	Consolidating Financial Information (continued)

	Condensed Consolidating Statement of Cash Flows
	Twelve Months Ended December 31, 2003

			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
TOTAL CASH FLOWS FROM OPERATING ACTIVITIES	$(700)	$(67)	$749	$(251)	$(269)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(179)	(5)	(215)	(6)	(405)
Short-term securities redeemed	—	—	27	—	27
Asset dispositions	368	—	19	(283)	104
Asset acquisitions	(71)	—	(282)	282	(71)
Capital Contributions	(31)	—	—	31	—
Capital Redemptions	44	16	162	(222)	—
Increase in restricted cash	(18)	—	(6)	—	(24)
Other transactions	1	4	142	(68)	79

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	114	15	(153)	(266)	(290)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt incurred	8	—	315	—	323
Short-term debt paid	—	—	(469)	—	(469)
Long-term debt incurred	2,380	—	598	—	2,978
Long-term debt paid	(1,510)	—	(102)	—	(1,612)
Capital Contributions	—	49	31	(80)	—
Capital Redemptions	—	—	(205)	205	—
Dividends paid to minority interests in subsidiaries	—	2	(417)	392	(23)
Debt issuance costs	(104)	—	—	—	(104)
Other transactions	28	—	—	—	28

TOTAL CASH FLOWS FROM FINANCING ACTIVITIES	802	51	(249)	517	1,121
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	2	62	—	64

Net Change in Cash and Cash Equivalents	216	1	409	—	626
Cash and Cash Equivalents at Beginning of the Year	369	24	527	—	920

Cash and Cash Equivalents at End of the Year	$585	$25	$936	$—	$1,546

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19.	Adoption of New Accounting Standard
      We adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143) on December 31, 2005. FIN 47 requires that the fair value of a liability for an asset retirement obligation (ARO) be recognized in the period in which it is incurred and the settlement date is estimable, and is capitalized as part of the carrying amount of the related tangible long-lived asset. Our AROs are primarily associated with the cost of removal and disposal of asbestos.
      Upon adoption of FIN 47, on December 31, 2005, we recorded a liability of approximately $16 million and recognized a non-cash cumulative effect charge of approximately $11 million, net of taxes and minority interest of $3 million.
      We are legally obligated by various country, state, or local regulations to incur costs to retire certain of our assets. A liability is recorded for these obligations in the period in which sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value. We have identified certain other AROs, such as asbestos remediation activities to be performed in the future, for which information regarding the timing and method of potential settlement is not available as of December 31, 2005, and therefore, we are not able to reasonably estimate the fair value of these liabilities at this time.
      The following table sets forth information for the years ended December 31, 2005, 2004, and 2003, adjusted for the recognition of depreciation expense related to the cost of asset retirements and accretion expense had we accounted for AROs in accordance with FIN 47 in those periods:

	2005	2004	2003
(In millions)
Asset retirement obligation — beginning of year	$15	$14	$13
Asset retirement obligation — end of year	16	15	14
Reported net income (loss)	$228	$115	$(807)
Cumulative effect of accounting change, net of taxes and minority interest	11	—	—
Depreciation expense, net of taxes and minority interest	(1)	(1)	(1)
Accretion expense, net of taxes and minority interest	(1)	(1)	(1)

Adjusted income (loss) before cumulative effect of accounting change	$237	$113	$(809)

Income (loss) per share — Basic
As reported	$1.30	$0.65	$(4.61)
Cumulative effect of accounting change, net of taxes and minority interest	0.06	—	—
Depreciation expense, net of taxes and minority interest	—	—	—
Accretion expense, net of taxes and minority interest	—	—	—

Income (loss) before cumulative effect of accounting change — Basic	$1.36	$0.65	$(4.61)

Income (loss) per share — Diluted
As reported	$1.16	$0.63	$(4.61)
Cumulative effect of accounting change, net of taxes and minority interest	0.05	—	—
Depreciation expense, net of taxes and minority interest	—	—	—
Accretion expense, net of taxes and minority interest	—	—	—

Income (loss) before cumulative effect of accounting change — Diluted	$1.21	$0.63	$(4.61)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20.	Asset Dispositions
      On August 9, 2005, we completed the sale of our 95% ownership in Goodyear Sumatra Plantations, our natural rubber plantation in Indonesia, to Bridgestone Corporation at a sales price of approximately $70 million. The net assets of Goodyear Sumatra Plantations were previously reported as assets held for sale as of December 31, 2004. As a result, we recorded an impairment charge of approximately $15 million during the fourth quarter of December 2004.
      On September 1, 2005, we completed the sale of our Wingtack adhesive resins business to Sartomer Company Inc., a unit of the French energy firm Total, S.A. We received approximately $55 million in cash proceeds and retained an additional $10 million of working capital and recorded a gain within Other (Income) and Expense of approximately $24 million on the sale. We may also receive additional consideration over the next three years ($5 million per year, $15 million aggregate) based on future operating performance of the Wingtack business.
      On December 28, 2005, we completed the sale of our North American farm tire assets to Titan Tire Corporation, a subsidiary of Titan International, Inc. The sale included our farm tire manufacturing plant, property and equipment in Freeport, Ill., and inventories. It also included a license agreement with Titan to pay a royalty to manufacture and sell Goodyear branded farm tires in North America. We received $100 million from Titan for these assets and recorded a loss within Other (Income) and Expense in the fourth quarter of approximately $73 million on the sale, primarily related to pension and retiree medical costs.

Note 21.	Subsequent Events
      In January 2006, we acquired Ansell Limited’s interest in our South Pacific Tyres (SPT) joint ventures in both Australia and New Zealand. We now own 100% of both of these operations. In connection with the acquisition we paid Ansell approximately $40 million for its 50% ownership and repaid approximately $50 million of outstanding loans from Ansell to SPT. SPT has approximately 4,000 associates. SPT’s results have been consolidated in our financial statements since January 2004.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
Supplementary Data
(Unaudited)
Quarterly Data and Market Price Information

	Quarter

	First	Second	Third	Fourth	Year
(In millions, except per share amounts)
2005
Net Sales	$4,767	$4,992	$5,030	$4,934	$19,723
Gross Profit	948	1,047	1,022	934	3,951
Income (Loss) before Cumulative Effect of Accounting Change	$68	$69	$142	$(40)	$239
Cumulative Effect of Accounting Change	—	—	—	(11)	(11)

Net Income (Loss)	$68	$69	$142	$(51)	$228

Net Income (Loss) Per Share — Basic
Income (Loss) before Cumulative Effect of Accounting Change	$0.39	$0.39	$0.81	$(0.23)	$1.36
Cumulative Effect of Accounting Change	—	—	—	(0.06)	(0.06)

Net Income (Loss) Per Share — Basic	$0.39	$0.39	$0.81	$(0.29)	$1.30

Net Income (Loss) Per Share — Diluted(a)
Income (Loss) before Cumulative Effect of Accounting Change	$0.35	$0.34	$0.70	$(0.23)	$1.21
Cumulative Effect of Accounting Change	—	—	—	(0.06)	(0.05)

Net Income (Loss) Per Share — Diluted	$0.35	$0.34	$0.70	$(0.29)	$1.16

Weighted Average Shares Outstanding — Basic	176	176	176	176	176
— Diluted	208	208	209	176	209
Price Range of Common Stock: * High	$16.08	$15.46	$18.59	$18.18	$18.59
Low	13.11	11.24	15.00	13.00	11.24
Selected Balance Sheet Items at Quarter-End:
Total Assets	$15,849	$15,573	$15,807	$15,627
Total Debt and Capital Leases	5,664	5,500	5,448	5,423
Shareholders’ Equity	43	44	296	73

(a)	Quarterly earnings per share amounts do not add to the full year amounts due to the averaging of shares.

*	New York Stock Exchange — Composite Transactions
      Net income per share — reflects the dilutive impact of the assumed conversion of our $350 million Convertible Senior Notes into shares of our Common Stock. The Notes were issued on July 2, 2004. Net income per share — diluted in 2005 included a pro forma earnings adjustment representing avoided after-tax interest expense of $4 million in each of the first, second, third quarters and $2 million in the fourth quarter. Weighted average shares outstanding — diluted included 29 million shares in each of the first, second, third and fourth quarters, resulting from the assumed conversion. Refer to Note 11.

      The first quarter of 2005 included net after-tax gains of $11 million on the sale of assets and net after-tax charges of $12 million related to general product liability — discontinued products.
      The second quarter of 2005 included after-tax gains of $19 million related to an environmental insurance settlement. The second quarter also included after-tax charges of $47 million related to the write-off of debt issuance costs.
      The third quarter of 2005 included after-tax gains of $14 million related to the receipt of insurance proceeds and $28 million from asset sales. The third quarter also included an after-tax charge of $10 million related to temporary reductions in production resulting from the impact of hurricanes.
      The fourth quarter of 2005 included after-tax gains of $12 million related to favorable settlements with certain chemical suppliers and $29 million related to favorable tax adjustments. The fourth quarter of 2005 also included a $21 million after-tax charge related to temporary reductions in production resulting from the impact of hurricanes, a $78 million after-tax loss on the sale of assets, and $11 million of expense related to the cumulative effect of adopting FIN 47.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
Supplementary Data
(Unaudited)
Quarterly Data and Market Price Information

	Quarter

	First	Second	Third	Fourth	Year
(In millions, except per share amounts)
2004
Net Sales	$4,302	$4,519	$4,700	$4,832	$18,353
Gross Profit	825	929	950	958	3,662
Net Income (Loss)	$(78)	$30	$38	$125	$115

Net Income (Loss) Per Share — Basic	$(0.45)	$0.17	$0.22	$0.71	$0.65

Net Income (Loss) Per Share — Diluted(a)	$(0.45)	$0.17	$0.20	$0.62	$0.63

Weighted Average Shares Outstanding — Basic	175	175	175	175	175
— Diluted	175	177	207	208	192
Price Range of Common Stock: * High	$11.97	$10.45	$12.00	$15.01	$15.01
Low	7.06	7.66	8.70	9.15	7.06
Selected Balance Sheet Items at Quarter-End:
Total Assets	$14,749	$14,581	$15,358	$16,101
Total Debt and Capital Leases	5,401	5,317	5,661	5,680
Shareholders’ Equity (Deficit)	(145)	(168)	(49)	74

(a)	Quarterly earnings per share amounts do not add to the full year amounts due to the averaging of shares.

*	New York Stock Exchange — Composite Transactions
      Net income per share — diluted as restated in the third and fourth quarters of 2004 reflected the dilutive impact of the assumed conversion of our $350 million Convertible Senior Notes into shares of our Common Stock. The Notes were issued on July 2, 2004. Net income per share — diluted in 2004 included a pro forma earnings adjustment representing avoided after-tax interest expense of $4 million in each of the third and fourth quarters. Weighted average shares outstanding — diluted included 29 million shares in each of the third and fourth quarters, and 14 million shares in the full year, resulting from the assumed conversion. Refer to Note 11.
      The first quarter of 2004 included net after-tax charges of $20 million for rationalizations, $15 million related to external professional fees associated with an accounting investigation, and $12 million for insurance fire loss deductibles.
      The third quarter of 2004 included net favorable tax adjustments of $44 million and net after-tax charges of $32 million for rationalizations.
      The fourth quarter of 2004 included net after-tax gains of $157 million from an environmental insurance settlement, $10 million related to favorable tax adjustments, and $19 million from favorable settlements with certain suppliers. The fourth quarter also included net after-tax charges of $27 million for general and product liability-discontinued products and $12 million for asset sales.

INDEX TO FINANCIAL STATEMENT SCHEDULES
Financial Statement Schedules:

	Schedule No.	Page Number

Condensed Financial Information of Registrant	I	FS-2
Valuation and Qualifying Accounts	II	FS-8
      All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.
      Financial statements relating to 50 percent or less owned companies, the investments in which are accounted for by the equity method, have been omitted as permitted because these companies would not constitute a significant subsidiary.

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY STATEMENTS OF OPERATIONS

	Year Ended December 31,

(In millions, except per share amounts)	2005	2004	2003

Net Sales	$9,398	$8,728	$7,798
Cost of Goods Sold	8,377	7,740	7,207
Selling, Administrative and General Expense	1,134	1,165	1,071
Rationalizations	(1)	41	75
Interest Expense	365	326	252
Other (Income) and Expense	(77)	(200)	6

Loss before Income Taxes, Equity in (Earnings) Losses of Subsidiaries and Cumulative Effect of Accounting Change	(400)	(344)	(813)
United States and Foreign Taxes on Income (Loss)	(10)	(53)	(38)
Equity in (Earnings) Losses of Subsidiaries	(623)	(406)	32

Income (Loss) before Cumulative Effect of Accounting Change	233	115	(807)
Cumulative Effect of Accounting Change, net of income taxes and minority interest	(5)	—	—

Net Income (Loss)	$228	$115	$(807)

Net Income (Loss) Per Share — Basic
Income (Loss) before Cumulative Effect of Accounting Change	$1.33	$0.65	$(4.61)
Cumulative Effect of Accounting Change	(0.03)	—	—

Net Income (Loss)	$1.30	$0.65	$(4.61)

Weighted Average Shares Outstanding	176	175	175
Net (Income) Loss Per Share — Diluted
Income (Loss) before Cumulative Effect of Accounting Change	$1.19	$0.63	$(4.61)
Cumulative Effect of Accounting Change	(0.03)	—	—

Net Income (Loss)	$1.16	$0.63	$(4.61)

Weighted Average Shares Outstanding	209	192	175
The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY BALANCE SHEETS

	December 31,

(In millions)	2005	2004

Assets
Current Assets:
Cash and Cash Equivalents	$1,066	$1,004
Restricted Cash	218	137
Accounts and Notes Receivable, less allowance — $33 ($32 in 2004)	1,137	1,209
Inventories:
Raw Materials	310	221
Work in Process	58	64
Finished Products	922	877

	1,290	1,162
Prepaid Expenses and Other Current Assets	107	98

Total Current Assets	3,818	3,610
Intangible Assets	100	101
Deferred Pension Costs and Other Assets	632	843
Investments in Subsidiaries	4,011	3,943
Properties and Plants, less accumulated depreciation — $4,372 ($4,446 in 2004)	2,018	2,088

Total Assets	$10,579	$10,585

Liabilities
Current Liabilities:
Accounts payable-trade	$595	$529
Accounts payable to affiliates	595	528
Compensation and benefits	785	648
Other current liabilities	483	426
United states and foreign taxes	65	63
Long term debt and capital leases due within one year	338	562

Total Current Liabilities	2,861	2,756
Long Term Debt and Capital Leases	4,118	4,010
Compensation and Benefits	3,117	3,323
Deferred and Other Noncurrent Income Taxes	86	31
Other Long Term Liabilities	324	391

Total Liabilities	10,506	10,511
Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 300 shares; Outstanding shares, 177 (176 in 2004)	177	176
Capital Surplus	1,398	1,392
Retained Earnings	1,298	1,070
Accumulated Other Comprehensive Loss	(2,800)	(2,564)

Total Shareholders’ Equity	73	74

Total Liabilities and Shareholders’ Equity	$10,579	$10,585

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

					Accumulated
					Other
	Common Stock				Comprehensive	Total
			Capital	Retained	Income	Shareholders’
(Dollars in millions)	Shares	Amount	Surplus	Earnings	(Loss)	Equity

Balance at December 31, 2002
(after deducting 20,371,235 treasury shares)	175,307,433	$175	$1,390	$1,762	$(3,106)	$221
Comprehensive income (loss):
Net loss				(807)
Foreign currency translation (net of tax benefit of $0)					393
Minimum pension liability (net of tax of $2)					128
Unrealized investment gain (net of tax of $0)					4
Reclassification adjustment for amounts recognized in income (net of tax of $9)					9
Deferred derivative gain (net of tax of $0)					46
Reclassification adjustment for amounts recognized in income (net of tax of $2)					(27)
Total comprehensive loss						(254)
Common stock issued from treasury:
Stock compensation plans	18,996	—

Balance at December 31, 2003	175,326,429	175	1,390	955	(2,553)	(33)
(after deducting 20,352,239 treasury shares)
Comprehensive income (loss):
Net income				115
Foreign currency translation (net of tax benefit of $0)					254
Minimum pension liability (net of tax of $34)					(284)
Unrealized investment gain (net of tax of $0)					13
Deferred derivative gain (net of tax of $0)					30
Reclassification adjustment for amounts recognized in income (net of tax of $(4))					(24)
Total comprehensive income						104
Common stock issued from treasury:
Stock compensation plans	293,210	1	2			3

Balance at December 31, 2004
(after deducting 20,059,029 treasury shares)	175,619,639	176	1,392	1,070	(2,564)	74
Comprehensive income (loss):
Net income				228
Foreign currency translation (net of tax benefit of $0)					(201)
Reclassification adjustment for amounts recognized in income (net of tax of $0)					48
Minimum pension liability (net of tax of $23)					(97)
Unrealized investment gain (net of tax of $0)					18
Deferred derivative gain (net of tax of $0)					(21)
Reclassification adjustment for amounts recognized in income (net of tax of $(1))					17
Total comprehensive loss						(8)
Common stock issued from treasury:
Stock compensation plans	890,112	1	6			7

Balance at December 31, 2005
(after deducting 19,168,917 treasury shares)	176,509,751	$177	$1,398	$1,298	$(2,800)	$73

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY STATEMENTS OF CASH FLOWS

	Year Ended December 31,

(In millions)	2005	2004	2003

Cash Flows from Operating Activities:
Net Income (Loss)	$228	$115	$(807)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	274	291	372
Amortization of debt issuance costs	76	78	50
Deferred tax provision	—	(8)	(2)
Net rationalization charges	—	35	32
Rationalization payments	(8)	(15)	(38)
(Gain)loss on asset sales	34	(30)	(105)
Net insurance settlement gains	(65)	(161)	—
Insurance recoveries	206	157	20
Minority interest and equity earnings	(1)	—	(3)
Cumulative effect of accounting change	6	—	—
Proceeds from sales of accounts receivable	—	—	(826)
Pension contributions	(393)	(125)	(26)
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	30	(204)	103
Inventories	(188)	14	29
Accounts Payable-trade	51	59	(18)
Compensation and Benefits	248	81	320
Other current liabilities	6	109	74
Other Long Term liabilities	(42)	(109)	112
Other assets and liabilities	(272)	(79)	13

Total cash flows from operating activities	190	208	(700)
Cash Flows from Investing Activities:
Capital expenditures	(249)	(174)	(179)
Asset dispositions	248	106	368
Asset acquisitions	—	(51)	(71)
Capital contributions to subsidiaries	(11)	(9)	(31)
Capital redemptions from subsidiaries	59	6	44
Increase in restricted cash	(81)	(119)	(18)
Other transactions	5	33	1

Total cash flows from investing activities	(29)	(208)	114
Cash Flows from Financing Activities:
Short term debt incurred	9	44	8
Short term debt paid	—	—	—
Long term debt incurred	1,921	1,671	2,380
Long term debt paid	(1,969)	(1,247)	(1,510)
Common stock issued	7	2	—
Debt issuance costs	(67)	(51)	(104)
Other transactions	—	—	28

Total cash flows from financing activities	(99)	419	802

Net Change in Cash and Cash Equivalents	62	419	216
Cash and Cash Equivalents at Beginning of the Year	1,004	585	369

Cash and Cash Equivalents at End of the Year	$1,066	$1,004	$585

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
NOTES TO PARENT COMPANY FINANCIAL STATEMENTS
LONG TERM DEBT AND FINANCING ARRANGEMENTS
      At December 31, 2005, the Parent Company was a party to various long-term financing facilities. Under the terms of these facilities, the Parent Company pledged a significant portion of its assets as collateral. The collateral included first, second, and third priority security interests in current assets, certain property, plan and equipment, capital stock of certain subsidiaries, and other tangible and intangible assets. In addition, the facilities contain certain covenants that, among other things, limit the Parent Company’s ability to secure additional indebtedness, make investments, and sell assets beyond specified limits. The facilities limit the Parent Company’s ability to pay dividends on its common stock and limit the amount of capital expenditures the Parent Company, together with its consolidated subsidiaries, may make. The facilities also contain certain financial covenants including the maintenance of a ratio of Consolidated EBITDA to Consolidated Interest Expense, and a ratio of net Consolidated Senior Secured Indebtedness to Consolidated EBITDA (as such terms are defined in the respective facility agreements). For further information, refer to the Note to the Consolidated Financial Statements No. 10, Financing Arrangements and Derivative Financial Instruments.
      The annual aggregate maturities of long term debt and capital leases for the five years subsequent to December 31, 2005 are presented below. Maturities of debt credit agreements have been reported on the basis that the commitments to lend under these agreements will be terminated effective at the end of their current terms.

	2006	2007	2008	2009	2010
(In millions)
Other	$338	$303	$103	$3	$1,203

COMMITMENTS AND CONTINGENT LIABILITIES
      At December 31, 2005, the Parent Company had off-balance-sheet financial guarantees written and other commitments totaling $2 million.
      At December 31, 2005, the Parent Company had recorded costs related to a wide variety of contingencies. These contingencies included, among other things, environmental matters, workers’ compensation, general and product liability and other matters. For further information, refer to the Note to the Consolidated Financial Statements No. 17, Commitments and Contingent Liabilities.
DIVIDENDS
      The Parent Company used the equity method of accounting for investments in consolidated subsidiaries during 2005, 2004 and 2003.
      The following table presents dividends received during 2005, 2004 and 2003:

	2005	2004	2003
(In millions)
Consolidated subsidiaries	$290	$155	$219
50% or less-owned persons	1	1	3

	$291	$156	$222

      Dividends received from consolidated subsidiaries included stock dividends of $16 million, $15 million and $152 million in 2005, 2004 and 2003, respectively.

THE GOODYEAR TIRE & RUBBER COMPANY
NOTES TO PARENT COMPANY FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CASH FLOW INFORMATION
      The Parent Company made cash payments for interest in 2005, 2004 and 2003 of $349 million, $308 million and $235 million, respectively. The Parent Company had net cash receipts for income taxes in 2005, 2004 and 2003 of $19 million, $10 million and $44 million, respectively.
INTERCOMPANY TRANSACTIONS
      The following amounts included in the Parent Company Statements of Operations have been eliminated in the preparation of the consolidated financial statements:

	2005	2004	2003
(In millions)
Sales	$1,359	$1,280	$1,182
Cost of Goods Sold	1,363	1,275	1,179
Interest Expense	22	15	11
Other (Income) and Expense	(401)	(386)	(441)

Loss Before Income Taxes	$375	$376	$433

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Year Ended December 31,

		Additions
(In millions)	Balance						Translation
	at	Charged	Charged	Acquired	Deductions		adjustment	Balance
	beginning	(credited)	(credited)	by	from		during	at end of
Description	of period	to income	to OCI	purchase	reserves		period	period

2005

Allowance for doubtful accounts	$144	$29	$—	$—	$(35	)(a)	$(8)	$130
Valuation allowance — deferred tax assets	2,072	(12)	39	—	(20)		(27)	2,052

2004

Allowance for doubtful accounts	$129	$50	$—	$—	$(42	)(a)	$7	$144
Valuation allowance — deferred tax assets	2,042	(41)	57	—	—		14	2,072

2003

Allowance for doubtful accounts	$102	$55	$—	$—	$(40	)(a)	$12	$129
Valuation allowance — deferred tax assets	1,811	308	(66)	—	(11)		—	2,042

Note: (a) Accounts and notes receivable charged off.

The Goodyear Tire & Rubber Company
$350,000,000 4.00% CONVERTIBLE SENIOR NOTES DUE 2034

PROSPECTUS

                          , 2006

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of securities being registered:

SEC registration fee	$62,583.44
Printing fees and expenses	$145,000
Legal fees and expenses	$145,000
Accounting fees and expenses	$50,000

Total	$402,583.44

Item 14.	Indemnification of Directors and Officers
      The Goodyear Tire & Rubber Company is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers, against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that an indemnification shall not be made in respect of any claim, issue, or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.
      The Goodyear Tire & Rubber Company has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers against any and all liability and reasonable expense that may be incurred by a director or officer in connection with or resulting from any claim, action, suit or proceeding in which the person may become involved by reason of his or her being or having been a director or officer of the company, or by reason of any past or future action taken or not taken in his or her capacity as such director or officer, provided such person acted in good faith, in what he reasonably believed to be the best interests of the company, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
      The Goodyear Tire & Rubber Company maintains and pays the premiums on contracts insuring the company (with certain exclusions) against any liability to directors and officers they may incur under the above provisions for indemnification and insuring each director and officer of the company and (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the company even if the company does not have the obligation or right to indemnify such director or officer against such liability or expense.

Item 15.	Recent Sales of Unregistered Securities
      Within the past three years, the Company has issued and sold the following unregistered securities:
      On March 12, 2004, the Company issued $450,000,000 11% Senior Secured Notes due 2011 (the “11% Notes”) and $200,000,000 Senior Secured Floating Rate Notes due 2011 (the “Floating Rate Notes” and together with the 11% Notes, the “Secured Notes”). The Secured Notes were sold in an offering conducted by J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Credit Suisse First Boston LLC, as Joint Book-Running Managers and Placement Agents. The 11% Notes were sold at a price equal to 99.413% of the principal amount thereof and the Floating Rate Notes were sold at a price equal to 100% of the principal amount thereof. The offering of the Secured Notes was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), because the Secured Notes were sold to institutional accredited investors within the meaning of Regulation D under the Securities Act.
      On July 2, 2004, the Company issued $350,000,000 4.00% Convertible Senior Notes due 2034 (the “Convertible Notes”). The Convertible Notes were sold in an offering conducted by Goldman, Sachs & Co., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as Joint Book-Running Managers, with the Joint Book-Running Managers receiving a 2.75% discount on the Convertible Notes. The offering of Convertible Notes was exempt from registration under Rule 144A under the Securities Act because the Convertible Notes were sold to qualified institutional buyers within the meaning of Rule 144A under the Securities Act.
      On June 23, 2005, the Company issued $400,000,000 9% Senior Notes due 2015 (the “Senior Notes”). The Senior Notes were sold in an offering conducted by Citigroup Global Markets Inc., BNP Paribus Securities Corp., Credit Suisse First Boston LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as Joint Book-Running Managers, and Calyon Securities (USA) Inc., Deutsche Bank Securities, Inc., Natexis Bleichroeder Inc. and KBC Financial Products USA, Inc., as Co-Managers. The Joint Book-Running Managers and Co-Managers received a 2.25% discount on the Senior Notes. The offering of Senior Notes was exempt from registration under Rule 144A under the Securities Act and Regulation S under the Securities Act because the Senior Notes were sold (i) to qualified institutional buyers within the meaning of Rule 144A under the Securities Act or (ii) overseas pursuant to Regulation S under the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit
Table			Exhibit
Item No.		Description of Exhibit	Number

3		Articles of Incorporation and By-Laws

	(a)**	Certificate of Amended Articles of Incorporation of The Goodyear Tire & Rubber Company, dated December 20, 1954, and Certificate of Amendment to Amended Articles of Incorporation of The Goodyear Tire & Rubber Company, dated April 6, 1993, and Certificate of Amendment to Amended Articles of Incorporation of the Company dated June 4, 1996, three documents comprising the Company’s Articles of Incorporation, as amended.

	(b)**	Code of Regulations of The Goodyear Tire & Rubber Company, adopted November 22, 1955, and amended April 5, 1965, April 7, 1980, April 6, 1981, April 13, 1987, May 7, 2003 and April 26, 2005.

4		Instruments Defining the Rights of Security Holders, Including Indentures

	(a)**	Specimen nondenominational Certificate for shares of the Common Stock, Without Par Value, of the Company; EquiServe Trust Company, transfer agent and registrar.

	(b)	Indenture, dated as of March 15, 1996, between the Company and JPMorgan Chase Bank, as Trustee, as supplemented on December 3, 1996, March 11, 1998, and March 17, 1998 (incorporated by reference, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.		Description of Exhibit	Number

	(c)	Indenture, dated as of March 1, 1999, between the Company and JPMorgan Chase Bank, as Trustee, as supplemented on March 14, 2000 in respect of $300,000,000 principal amount of the Company’s 8.50% Notes due 2007 (incorporated by reference, filed as Exhibit 4.1, to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-1927), and as further supplemented on August 15, 2001, in respect of the Company’s $650,000,000 principal amount of the Company’s 7.857% Notes due 2011 (incorporated by reference, filed as Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2001, File No. 1-1927).

	(d)	First Lien Credit Agreement, dated as of April 8, 2005, among Goodyear, the lenders party thereto, the issuing banks party thereto, Citicorp USA, Inc. as Syndication Agent, Bank of America, N.A., the CIT Group/ Business Credit, Inc., General Electric Capital Corporation, and GMAC Commercial Finance LLC, as Documentation Agents and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (incorporated by reference, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(e)	Second Lien Credit Agreement, dated as of April 8, 2005, among Goodyear, the lenders party thereto, Deutsche Bank Trust Company Americas, as Collateral Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference, filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(f)	Third Lien Credit Agreement, dated as of April 8, 2005, among Goodyear, the subsidiary guarantors listed on the signature pages thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference, filed as Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(g)	Amended and Restated Term Loan and Revolving Credit Agreement, dated as of April 8, 2005, among Goodyear, Goodyear Dunlop Tires Europe B.V., Goodyear Dunlop Tires Germany GmbH, Goodyear GmbH & Co. KG, Dunlop GmbH & Co. KG, Goodyear Luxembourg Tires S.A., the lenders party thereto, J.P. Morgan Europe Limited, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent, including Amendment and Restatement Agreement, dated as of April 8, 2005 (the “European Term Loan and Revolving Credit Agreement”) (incorporated by reference, filed as Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(h)	First Amendment dated as of December 22, 2005 to the European Term Loan and Revolving Credit Agreement (incorporated by reference, filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, File No. 1-1927).

	(i)	First Lien Guarantee and Collateral Agreement, dated as of April 8, 2005, among Goodyear, the Subsidiaries of Goodyear identified therein and JPMorgan Chase Bank, N.A., as collateral agent (incorporated by reference, filed as Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(j)	Second Lien Guarantee and Collateral Agreement, dated as of April 8, 2005, among Goodyear, the Subsidiaries of Goodyear identified therein and Deutsche Bank Trust Company Americas, as collateral agent (incorporated by reference, filed as Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.		Description of Exhibit	Number

	(k)	Master Guarantee and Collateral Agreement dated as of March 31, 2003, as Amended and Restated as of February 20, 2004, and as further Amended and Restated as of April 8, 2005, among Goodyear, Goodyear Dunlop Tires Europe B.V., the other subsidiaries of Goodyear identified therein and JPMorgan Chase Bank, N.A., as Collateral Agent, including Amendment and Restatement Agreement, dated as of April 8, 2005 (incorporated by reference, filed as Exhibit 4.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(l)	Lenders Lien Subordination and Intercreditor Agreement, dated as of April 8, 2005, among JPMorgan Chase Bank, N.A. as collateral agent for the first Lien Secured Parties referred to therein, Deutsche Bank Trust Company Americas, as collateral agent for the Second Lien Secured Parties referred to therein, Goodyear, and the subsidiaries of Goodyear named therein (incorporated by reference, filed as Exhibit 4.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(m)	Purchase Agreement dated June 20, 2005, among Goodyear, certain subsidiaries of Goodyear and Citigroup Global Markets Inc., as representative of the several Purchasers listed therein (incorporated by reference, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 24, 2005, File No. 1-1927).

	(n)	Indenture, dated as of June 23, 2005 among Goodyear, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (incorporated by reference, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed June 24, 2005, File No. 1-1927).

	(o)	Registration Rights Agreement, dated as of June 23, 2005, among Goodyear, Citigroup Global Markets Inc., BNP Paribas Securities Corp., Credit Suisse First Boston LLC, Goldman, Sachs & Co., J. P. Morgan Securities Inc., Calyon Securities (USA) Inc. Deutsche Bank Securities, Inc., Natexis Bleichroeder Inc. and KBC Financial Products USA, Inc. (incorporated by reference, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed June 24, 2005, File No. 1-1927).

	(p)	Amendment No. 2 to the General Master Purchase Agreement dated May 23, 2005 and August 26, 2005 between Ester Finance Titrisation, as Purchaser, Eurofactor, as Agent, Calyon, as Joint Lead Arranger and as Calculation Agent, Natexis Banques Populairies, as Joint Lead Arranger, Goodyear Dunlop Tires Finance Europe B.V. and the Sellers listed therein (including Amended and Restated General Master Purchase Agreement) (incorporated by reference, filed as Exhibit 4.1 to Goodyear’s Registration Statement on Form S-4, File No. 333-128932).

	(q)	Amendment No. 2 to the Master Subordinated Deposit Agreement dated May 23, 2005 and August 26, 2005 between Eurofactor, as Agent, Calyon, as Calculation Agent, Ester Finance Titrisation, as Purchaser, and Goodyear Dunlop Tires Finance Europe B.V. (including Amended and Restated Master Subordinated Deposit Agreement) (incorporated by reference, filed as Exhibit 4.2 to Goodyear’s Registration Statement on Form S-4, File No. 333-128932).

	(r)	Master Complementary Deposit Agreement dated December 10, 2004 between Eurofactor, as Agent, Calyon, as Calculation Agent, Ester Finance Titrisation, as Purchaser, and Goodyear Dunlop Tires Finance Europe B.V. (incorporated by reference, filed as Exhibit 4.3 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(s)	Indenture dated as of March 12, 2004 among Goodyear, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (incorporated by reference, filed as Exhibit 4.11 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(t)	Note Purchase Agreement dated as of March 12, 2004 among Goodyear, certain subsidiaries of Goodyear and the investors listed therein (incorporated by reference, filed as Exhibit 4.12 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.		Description of Exhibit	Number

	(u)	Registration Rights Agreement dated as of March 12, 2004 among Goodyear, certain subsidiaries of Goodyear and the investors listed therein (incorporated by reference, filed as Exhibit 4.12 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(v)	Collateral Agreement dated as of March 12, 2004 among Goodyear, certain subsidiaries of Goodyear and Wilmington Trust Company, as Collateral Agent (incorporated by reference, filed as Exhibit 4.14 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(w)	Lien Subordination and Intercreditor Agreement dated as of March 12, 2004 among Goodyear, certain subsidiaries of Goodyear, JPMorgan Chase Bank and Wilmington Trust Company (incorporated by reference, filed as Exhibit 4.15 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(x)	Note Purchase Agreement, dated June 28, 2004, among Goodyear and the purchasers listed therein (incorporated by reference, filed as Exhibit 4.3 to Goodyear’s Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

	(y)	Indenture, dated as of July 2, 2004, between Goodyear, as Company, and Wells Fargo Bank, N.A., as Trustee (incorporated by reference, filed as Exhibit 4.4 to Goodyear’s Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

	(z)	Registration Rights Agreement, dated as of July 2, 2004, among Goodyear, Goldman, Sachs & Co., Deutsche Bank Securities Inc., and J.P. Morgan Securities Inc. (incorporated by reference, filed as Exhibit 4.5 to Goodyear’s Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

In accordance with Item 601(b)(4)(iii) of Regulation S-K, agreements and instruments defining the rights of holders of long-term debt of the Company pursuant to which the amount of securities authorized thereunder does not exceed 10% of the consolidated assets of the Company and its subsidiaries are not filed herewith. The Company hereby agrees to furnish a copy of any such agreement or instrument to the Securities and Exchange Commission upon request.

5		Legal Opinion
	(a)**	Opinion of Covington & Burling.
	(b)**	Opinion of C. Thomas Harvie.

10		Material Contracts

	(a)*	2005 Performance Plan of the Company (incorporated by reference, filed as Exhibit 10.1 to Goodyear’s Current Report on Form 8-K filed April 27, 2005, File No. 1-1927).

	(b)*	2002 Performance Incentive Plan of the Company (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, File No. 1-1927).

	(c)*	1997 Goodyear Performance Incentive Plan of the Company (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, File No. 1-1927).

	(d)*	1989 Goodyear Performance and Equity Incentive Plan (incorporated by reference, filed as Exhibit A to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1989, File No. 1-1927).

	(e)*	Performance Recognition Plan of the Company adopted effective January 1, 2006 (incorporated by reference, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 7, 2005, File No. 1-1927).

	(f)*	Goodyear Supplementary Pension Plan, as restated and amended December 3, 2001 (incorporated by reference, filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.		Description of Exhibit	Number

	(g)*	Excess Benefit Plan of the Company as amended and restated effective January 1, 2000 (incorporated by reference, filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, File No. 1-1927).

	(h)*	Goodyear Employee Severance Plan, as adopted on February 14, 1989 (incorporated by reference, filed as Exhibit A-II to the Company’s Annual Report on Form 10-K for the year ended December 31, 1988, File No. 1-1927).

	(i)*	The Goodyear Tire & Rubber Company Stock Option Plan for Hourly Bargaining Unit Employees at Designated Locations, as amended December 4, 2001 (incorporated by reference, filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-1927).

	(j)*	The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives, amended and restated as of January 1, 2002 (incorporated by reference, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-1927).

	(k)*	First Amendment to The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives effective as of December 3, 2002 (incorporated by reference, filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-1927).

	(l)*	1994 Restricted Stock Award Plan for Non-Employee Directors of the Company, as adopted effective June 1, 1994 (incorporated by reference, filed as Exhibit B to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, File No. 1-1927).

	(m)*	Outside Directors’ Equity Participation Plan, as adopted February 2, 1996 and amended February 3, 1998 (incorporated by reference, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-1927).

	(n)*	Executive Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.1 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(o)*	Form of Grant Agreement for Executive Performance Plan (incorporated by reference, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 28, 2005, File No. 1-1927).

	(p)	Umbrella Agreement, dated as of June 14, 1999, between the Company and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, File No. 1-1927).

	(q)	Amendment No. 1 to the Umbrella Agreement dated as of January 1, 2003, between the Company and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-1927).

	(r)	Amendment No. 2 to the Umbrella Agreement dated as of April 7, 2003, between the Company and Sumitomo Rubber Industries, Ltd. amending certain provisions of the alliance agreements (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 1-1927).

	(s)	Amendment No. 3 to the Umbrella Agreement dated July 15, 2004, between the Company and Sumitomo Rubber Industries, Ltd. amending certain provisions of the alliance agreements (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.		Description of Exhibit	Number

	(t)	Joint Venture Agreement for Europe, dated as of June 14, 1999 (and amendment No. 1 dated as of September 1, 1999), among the Company, Goodyear S.A., a French corporation, Goodyear S.A., a Luxembourg corporation, Goodyear Canada Inc., Sumitomo Rubber Industries, Ltd., and Sumitomo Rubber Europe B.V. (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-1927).

	(u)	Shareholders Agreement for the Europe JVC, dated as of June 14, 1999, among the Company, Goodyear S.A., a French corporation, Goodyear S.A., a Luxembourg corporation, Goodyear Canada Inc., and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-1927).

	(v)	Amendment No. 1 to the Shareholders Agreement for the Europe JVC dated April 21, 2000, among the Company, Goodyear S.A., a French corporation, Goodyear S.A., a Luxembourg corporation, Goodyear Canada Inc., and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 1-1927).

	(w)	Amendment No. 2 to the Shareholders Agreement for the Europe JVC dated July 15, 2004, among the Company, Goodyear S.A., a French corporation, Goodyear S.A., a Luxembourg corporation, Goodyear Canada Inc., and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

	(x)	Amendment No. 3 to the Shareholders Agreement for the Europe JVC dated August 30, 2005 (incorporated by reference, filed as Exhibit 10.1 to the Goodyear’s Registration Statement on Form S-4, File No. 333-128932).

	(y)	Amendment dated as of March 3, 2003, between the Goodyear and Sumitomo Rubber Industries, Ltd. amending certain provisions of the alliance agreements (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

	(z)*	Letter agreement dated September 11, 2000, between the Company and Robert J. Keegan (incorporated by reference, filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 1-1927).

	(aa)*	Supplement and amendment to letter agreement between the Company and Robert J. Keegan dated February 3, 2004 (incorporated by reference, filed as Exhibit 10.2 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(bb)*	Form of Restricted Stock Purchase Agreement (incorporated by reference, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 1-1927).

	(cc)*	Stock Option Grant Agreement dated October 3, 2000, between the Company and Robert J. Keegan (incorporated by reference, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 1-1927).

	(dd)*	Form of Performance Equity Grant Agreement (incorporated by reference, filed as Exhibit 10.3 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(ee)*	Copy of Hourly and Salaried Employees Stock Option Plan of the Company as amended September 30, 2002 (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.		Description of Exhibit	Number

	(ff)*	Forms of Stock Option Grant Agreements for options and SARs, Part I, Agreement for Non-Qualified Stock Options, and Part II, Agreement for Non-Qualified Stock Options with tandem Stock Appreciation Rights (incorporated by reference, filed as Exhibit 10.4 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(gg)*	Schedule of Outside Directors’ Annual Compensation (incorporated by reference, filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, File No. 1-1927).

	(hh)* **	Schedule of Salary and Bonus for Named Executive Officers.

	(ii)*	Forms of Stock Option Grant Agreements for options and SARs granted under the 2005 Performance Plan, Part I, Agreement for Incentive Stock Options, Part II, Agreement for Non- Qualified Stock Options, and Part III, Agreement for Non-Qualified Stock Options with tandem Stock Appreciation Rights (incorporated herein by reference, filed as Exhibit 10.1 to Goodyear’s Quarterly Report on Form 10-Q filed October 27, 2005, File No. 1-1927).
	(jj)*	Form of Performance Share Unit Grant Agreement for the 2005 Performance Plan (incorporated by reference, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 27, 2006, File No. 1-1927).

12		Statement re Computation of Ratios

	(a)	Statement setting forth the Computation of Ratio of Earnings to Fixed (incorporated by reference, filed as Exhibit 12.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, File No. 1-1927).

21		Subsidiaries

	(a)	List of subsidiaries of the Company at December 31, 2005 (incorporated by reference, filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, File No. 1-1927).

23		Consents of Independent Registered Public Accounting Firm

	(a)	Consent of PricewaterhouseCoopers LLP.	23.1

24		Powers of Attorney

	(a)**	Powers of Attorney of Officers and Directors signing this report.

25		Form T-1 Statement of Eligibility

	(a)**	Statement of Eligibility.

*	Indicates management contract or compensatory plan or arrangement.
**	Previously filed.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; provided further, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 21st day of March 2006.

The Goodyear Tire & Rubber Company

By:	/s/ Darren R. Wells

Name: Darren R. Wells

Title:	Senior Vice President — Business

Development and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Keegan	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

* Richard J. Kramer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas A. Connell Thomas A. Connell	Vice President and Controller (Principal Accounting Officer)	March 21, 2006

* James C. Boland	Director

* John G. Breen	Director

* Gary D. Forsee	Director

* William J. Hudson	Director

* Steven A. Minter	Director

* Denise M. Morrison	Director

* Rodney O’Neal	Director

Signature	Title	Date

* Shirley D. Peterson	Director

* Thomas H. Weidemeyer	Director

*By: /s/ Thomas A. Connell	March 21, 2006

Thomas A. Connell
Attorney-in-fact for each
of the persons indicated